     As filed with the Securities and Exchange Commission on May 28, 2003



                                                    Registration No. 333-104162

                                                     Registration No. 811-04234
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM N-6


      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         [_]

          PRE-EFFECTIVE AMENDMENT NO. 1                               [X]

          POST-EFFECTIVE AMENDMENT NO.                                [_]

                                     and/or

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [_]

          AMENDMENT NO. 2                                             [X]


                               -----------------

                        MONY AMERICA VARIABLE ACCOUNT L
                             (Exact Name of Trust)

                    MONY LIFE INSURANCE COMPANY OF AMERICA
                              (Name of Depositor)

                                 1740 Broadway
                           New York, New York 10019
              (Address of Depositor's Principal Executive Office)

                  Depositor's telephone number: 212-708-2000

                            Haroula K. Ballas, Esq.
                          Senior Counsel, Operations
                          MONY Life Insurance Company
                                 1740 Broadway
                           New York, New York 10019
                    (Name and Address of Agent for Service)

                               -----------------

   Approximate date of proposed public offering: It is proposed that this filing will become effective:
   (check appropriate box)
      [_] immediately upon filing pursuant to paragraph (b) of Rule 485
      [_] on          pursuant to paragraph (b) of Rule 485
      [_] 60 days after filing pursuant to paragraph (a)(l) of Rule 485
      [_] on            pursuant to paragraph (a)(l) of rule 485
      [_] 75 days after filing pursuant to paragraph (a)(2) of Rule 485
      [_] on         pursuant to paragraph (a)(2) of Rule 485

   If appropriate, check the following box:
      [_]this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

   TITLE OF SECURITIES BEING REGISTERED: Flexible Premium Variable Universal Life Insurance Policies

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        MONY AMERICA VARIABLE ACCOUNT L
                                  PROSPECTUS

                          DATED JUNE 2, 2003 FOR THE

                   VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                                   Issued by
                    MONY Life Insurance Company of America
                                 1740 Broadway
                           New York, New York 10019

This prospectus describes an individual flexible premium variable life insurance policy offered by MONY Life Insurance Company of America ("we," "us," "our," or the "Company"). The Policy provides life insurance protection and premium flexibility.

We offer two death benefit options under the Policy. We guarantee that your death benefit will never be less than the amount specified in your Policy adjusted by any requested increases or decreases in your insurance protection, and less any debt you owe us.

Investments (premium payments) may accumulate on a variable basis, fixed basis, or both. If you choose the variable option, we will invest your premium payments in your choice of subaccounts of our variable account. Each subaccount invests in shares of the following portfolios:


AIM Variable Insurance Funds -- Series   Lord Abbett Series Fund -- Class VC
I Shares
 .   AIM V.I. Basic Value Fund            .   Bond-Debenture Portfolio
 .   AIM V.I. Mid Cap Core Equity Fund    .   Growth and Income Portfolio
The Alger American Fund -- Class 0
Shares                                    .   Mid-Cap Value Portfolio
 .   Alger American Balanced Portfolio   MFS(R) Variable Insurance
                                         Trust/SM /-- Initial Class
 .   Alger American MidCap Growth
     Portfolio                            .   MFS(R) Mid Cap Growth Series
Dreyfus Investment
Portfolios -- Service Shares              .   MFS(R) Total Return Series
 .   Small Cap Stock Index Portfolio      .   MFS(R) Utilities Series
Enterprise Accumulation Trust            MONY Series Fund, Inc.
 .   Equity Income Portfolio              .   Government Securities Portfolio
 .   Growth Portfolio                     .   Long Term Bond Portfolio
 .   Growth and Income Portfolio          .   Money Market Portfolio
 .   Managed Portfolio                   Oppenheimer Variable Account Funds --
 .   Multi-Cap Growth Portfolio          Service Class
 .   Short Duration Bond Portfolio        .   Oppenheimer Main Street(R) Fund/VA
 .   Small Company Growth Portfolio       .   Oppenheimer Global Securities
                                              Fund/VA
 .   Small Company Value Portfolio       PBHG Insurance Series Fund
 .   Total Return Portfolio               .   PBHG Mid-Cap Portfolio
Franklin Templeton Variable Insurance     .   PBHG Select Value Portfolio
Products Trust -- Class 2                PIMCO Variable Insurance Trust --
 .   Franklin Income Securities Fund     Administrative Class
 .   Franklin Rising Dividends
     Securities Fund                      .   Global Bond Portfolio
 .   Franklin Zero Coupon Fund 2010       .   Real Return Portfolio
Janus Aspen Series -- Service Shares      .   StocksPLUS Growth and Income
                                              Portfolio
 .   Capital Appreciation Portfolio      The Universal Institutional Funds,
                                         Inc. --
 .   Flexible Income Portfolio           Share Class I
 .   International Growth Portfolio       .   U.S. Real Estate Portfolio




You bear the investment risk if you allocate your premium payments to the variable account.

If you choose the fixed option, we will invest your premium payments in the guaranteed interest account where your payments will grow at the rate of at least 4.0% annually. We take the investment risk of premium payments allocated to the guaranteed interest account.

The amount of life insurance may, and your Policy's value will, depend on the investment experience of the options you choose.

If you already own a life insurance policy, it might not be to your advantage to replace your existing insurance coverage with this Policy or to finance the purchase or maintenance of this Policy through a loan or through withdrawals from another policy.

An investment in this Policy is not a bank deposit. Neither the U.S. government nor any governmental agency insures or guarantees your investment in the Policy.

The Securities and Exchange Commission has not approved or disapproved this Policy or determined that this prospectus is accurate or complete. Anyone who tells you otherwise is committing a federal crime.

                               TABLE OF CONTENTS


            BENEFIT AND RISK SUMMARY............................  1
             POLICY BENEFITS....................................  1
               Life Insurance Protection for Your Beneficiaries.  1
               Cash Benefits....................................  1
               Variety of Investment Options....................  2
               Dollar-Cost Averaging............................  2
               Portfolio Rebalancing............................  2
               Supplemental Insurance Benefits..................  2
             POLICY RISKS.......................................  2
               Possible Adverse Tax Consequences................  2
               Policy Termination...............................  3
               Partial Surrender Limitations....................  3
               Effects of Policy Loans..........................  3
               Policy Only is Suited for Long-Term Investment...  3
             PORTFOLIO RISKS....................................  3
             FEE TABLE..........................................  4
            ILLUSTRATIONS....................................... 14
            MONY LIFE INSURANCE COMPANY OF AMERICA.............. 24
            MONY AMERICA VARIABLE ACCOUNT L..................... 24
               Changes To The Variable Account.................. 24
            THE PORTFOLIOS...................................... 25
               Your Right To Vote Portfolio Shares.............. 28
               Disregard Of Voting Instructions................. 28
            THE GUARANTEED INTEREST ACCOUNT..................... 28
            THE POLICY.......................................... 29
               Applying For A Policy............................ 29
               Temporary Insurance Coverage..................... 29
               Backdating....................................... 30
               Owner............................................ 30
               Canceling The Policy............................. 30
            PREMIUMS............................................ 30
               General.......................................... 30
               Initial Premium.................................. 31
               Tax-Free "Section 1035" Exchanges................ 31
               Scheduled Premiums............................... 31
               Electronic Payments.............................. 32
               Unscheduled Premiums............................. 32
               Repayment Of Outstanding Debt.................... 32
               Allocating Premiums.............................. 32
            HOW YOUR FUND VALUE VARIES.......................... 33
               Fund Value....................................... 33
               Cash Value....................................... 33
               Subaccount Values................................ 33
               Subaccount Unit Value............................ 33
               Guaranteed Interest Account Value................ 34
            TRANSFERS........................................... 34
               Transfers By Third Parties....................... 34
            DEATH BENEFITS...................................... 35
               Amount Of Death Benefit Proceeds Payable......... 35
               Death Benefit Options............................ 35
               Changing Death Benefit Options................... 36

    Changing The Specified Amount......................................... 37
    Increases............................................................. 37
    Decreases............................................................. 38
 OTHER OPTIONAL INSURANCE BENEFITS........................................ 38
    Term Life Term Rider.................................................. 38
    Additional Term Life Insurance Rider.................................. 39
 BENEFITS AT MATURITY..................................................... 40
 SURRENDERS AND PARTIAL SURRENDERS........................................ 40
    Surrenders............................................................ 40
    Partial Surrenders.................................................... 40
    Effect Of Partial Surrenders On Fund Value And Death Benefit Proceeds. 41
 LOANS.................................................................... 41
    Effects Of Policy Loans............................................... 42
 TERMINATION.............................................................. 42
    General............................................................... 42
    Special Rules For First Three Policy Years............................ 42
    Amounts You Must Pay To Keep Your Policy.............................. 43
    Your Policy Will Remain In Effect During The Grace Period............. 43
    Reinstatement......................................................... 43
 PAYMENTS AND TELEPHONE TRANSACTIONS...................................... 44
    Telephone/Facsimile/Web Transactions.................................. 44
 CHARGES AND DEDUCTIONS................................................... 45
    Deductions From Premium Payments...................................... 46
    Deductions From The Variable Account.................................. 46
    Deductions From Fund Value - The Monthly Deduction.................... 46
    Transaction Charges................................................... 48
 TAX CONSIDERATIONS....................................................... 49
    Introduction.......................................................... 49
    Tax Status of the Policy.............................................. 49
    Treatment of Policy Benefits.......................................... 50
    Our Income Taxes...................................................... 52
 OTHER POLICY INFORMATION................................................. 52
    Exchange Privilege.................................................... 52
    Assignment............................................................ 52
    Settlement Options.................................................... 52
    Misstatement of Age or Sex............................................ 52
    Suicide Exclusion..................................................... 52
    Incontestability...................................................... 53
    Other Changes To Your Policy.......................................... 53
 ADDITIONAL INFORMATION................................................... 53
    Sale Of The Policies.................................................. 53
    Other Information..................................................... 54
    Legal Proceedings..................................................... 54
 POLICY ILLUSTRATIONS..................................................... 54
 PERFORMANCE INFORMATION.................................................. 54
 FINANCIAL STATEMENTS..................................................... 55
 GLOSSARY................................................................. 55
 STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS.................... 57

                           BENEFIT AND RISK SUMMARY

This summary provides with a brief overview of the benefits and risks associated with the Policy. You should read the entire prospectus before purchasing the Policy. Important details regarding the Policy are contained in other sections of this Prospectus. Please consult your agent and refer to your Policy for details. If you are already entitled to favorable tax treatment, you should satisfy yourself that this Policy meets your other financial goals before you buy it. For your convenience, we have defined certain terms we use in the Glossary at the end of the Prospectus.

POLICY BENEFITS

LIFE INSURANCE PROTECTION FOR YOUR BENEFICIARIES

.. The Policy provides a means for you to accumulate life insurance that can pass free of federal and state income taxes to your Beneficiaries.

.. We will pay your Beneficiary a Death Benefit after the death of the Insured while this Policy is in effect. There are three decisions you must make about the death benefit. First, when you apply for your Policy, you must decide how much life insurance coverage (the Specified Amount) you need on the Insured's life. Second, you must choose a Death Benefit option. Finally, you must decide which death benefit compliance test you would like - the Cash Value Accumulation Test (this test generally will not limit the amount you pay into the Policy), or the Guideline Premium/Cash Value Corridor Test.

.. We offer two Death Benefit options. Under Option 1, the Death Benefit equals the greater of: (a) the Specified Amount in force on the date of the Insured's death; or (b) the Fund Value on the date of death multiplied by a death benefit percentage. Under Option 2, the Death Benefit equals the greater of: (a) the Specified Amount in force on the date of the Insured's death plus the Fund Value on the date of the Insured's death; or (b) the Fund Value on the date of death multiplied by a death benefit percentage.

.. You may change the Specified Amount and the Death Benefit Option that you selected.

.. During the grace period, your Policy (including the Death Benefit) will remain in effect subject to certain conditions. See "Termination."

CASH BENEFITS

..  You may borrow against your Policy for up to 90% of your Policy's Cash
   Value, less any accrued loan interest due on the next Policy anniversary. If you do, we will transfer an amount equal to the loan from the Subaccounts and the Guaranteed Interest Account to the Loan Account as collateral for the loan. We charge interest on the loan, and we credit interest on amounts in the Loan Account. We deduct Outstanding Debt (i.e., the amount of your loan plus interest due) from Death Benefit proceeds and from the amount you receive at surrender. A loan may have tax consequences.

..  You may request a partial surrender at any time before the maturity date.
   Partial surrenders must be for at least $500. A partial surrender may decrease the Specified Amount and may decrease your Death Benefit. Also, a partial surrender may have tax consequences.

.. While the Insured is alive, you can surrender your Policy at any time for its Cash Value. A surrender charge may apply. A surrender may have tax consequences.

.. If the Insured is alive on the maturity date, we will pay the Cash Value to the Owner unless you elected to defer the maturity date under the Policy provisions or the provisions of the Enhanced Maturity Extension Rider.

.. You decide how we pay proceeds under the Policy. We may pay the Cash Value and the Death Benefit proceeds as a lump sum or under one of our settlement options.

Variety of Investment Options

.. You may allocate your net premiums (your premium payment less the deductions we take) among the Subaccounts and the Guaranteed Interest Account.

.. The Subaccounts invest in a wide variety of Funds that cover a broad spectrum of investment objectives and risk tolerances. Amounts invested in the Subaccounts will go up and down in value depending on the investment experience of the Fund portfolio in which the Subaccount invested.

.. The Guaranteed Interest Account is part of our General Account. We will credit interest of at least 4.0% annually on amounts invested in the Guaranteed Interest Account.

..  As your needs or financial goals change, you can change your investment mix.
   You may transfer Fund Value among any of the Subaccounts or between the Subaccounts and the Guaranteed Interest Account while continuing to defer current income taxes.

Dollar-Cost Averaging

.. Under our dollar-cost averaging program, you may transfer Policy Values on a monthly or quarterly basis from any Investment Option to any other
   Investment Option through written request or other method acceptable to us. By investing on the same amount on a regular basis, you do not have to worry about timing the market. This strategy, however, does not guarantee that any Fund will gain in value, and does not protect against a decline in value if market prices fall.

Portfolio Rebalancing

.. Our portfolio rebalancing program can help prevent a well-conceived investment strategy from becoming diluted over time. Investment performance will likely cause the allocation percentages you originally selected to shift. With this program, you may instruct us to periodically reallocate values in your Policy. The program does not guarantee an investment gain or protect against an investment loss.

Supplemental Insurance Benefits

..  You may add additional insurance and other benefits to your Policy by rider.
   Please see "Other Benefits" for a description of the other optional benefits that we offer.

Policy Risks

Possible Adverse Tax Consequences

.. We expect that the Policy will generally be deemed a life insurance contract under federal tax law, and that the death benefit paid to the beneficiary will generally not be subject to federal income tax. However, due to lack of guidance, there is less certainty in this regard with respect to Policies issued on a substandard basis.

.. Depending on the total amount of premiums you pay, the Policy may be treated as a modified endowment contract (MEC) under federal tax laws. If this occurs, partial or full surrenders, pledges, as well as Policy loans, will be taxed as ordinary income to the extent there are earnings in the Policy. In addition, a 10% penalty tax may be imposed on the taxable portion of certain partial or full surrenders, pledges, and loans. If the Policy is not treated as a MEC, full and partial surrenders will not be subject to tax to the extent of your investment in the Policy. Amounts in excess of your investment in the Policy, while subject to tax as ordinary income, will not be subject to a 10% penalty tax, and pledges and loans should not be taxable. You should consult a qualified tax advisor for assistance in all tax matters involving your Policy.

Policy Termination

.. If the value of your Policy can no longer cover the Policy's monthly charges and any loan interest due, your Policy will be in default and a grace period will begin. There is a risk that if partial surrenders, loans, and charges reduce your Cash Value to too low an amount and/or if the investment experience of your selected Subaccounts is unfavorable, then your Policy could terminate. In that case, you will have a 61-day grace period to make a sufficient payment. If you do not make a sufficient payment before the grace period ends, you Policy will terminate without value; all rights and benefits under your Policy, including your insurance coverage, will end. After termination, you may reinstate your Policy within five years subject to certain conditions.

Partial Surrender Limitations

.. The minimum partial surrender amount is $500 (plus the applicable partial surrender fee). There must be at least $500 remaining in Cash Value after a partial surrender. Partial surrenders may reduce the Death Benefit and the Specified Amount in your Policy, and will reduce the Fund Value of your Policy. Federal income taxes and a penalty tax may apply to partial surrenders.

Effects of Policy Loans

.. A Policy loan, whether or not repaid, will affect your Policy's Fund Value over time because we transfer the amount of the loan from the Subaccounts and/or the Guaranteed Interest Account to the Loan Account and hold it as collateral. We then credit a fixed interest rate to the loan collateral. As a result, the loan collateral does not participate in the investment results of the Subaccounts and does not participate in the interest credited to the Guaranteed Interest Account. The longer the loan is outstanding, the greater the effect is likely to be. Depending on the performance of the Subaccounts and the extent, if any, of the difference in the interest rates credited to the Guaranteed Interest Account and the Loan Account, the effect could be favorable or unfavorable.

  A Policy loan also reduces Death Benefit proceeds. A loan could make it more likely that a Policy would terminate. There is a risk if the loan reduces your Cash Value to too low an amount and investment experience is unfavorable, that the Policy will lapse, resulting in adverse tax consequences. You must submit a sufficient payment during the grace period to avoid the Policy's termination without value and the end of insurance coverage.

Policy is Suited Only for Long-Term Protection

.. We designed the Policy to meet long-term financial goals. You should not purchase this Policy if you intend to surrender all or part of your Fund Value in the near future. Please note, if you surrender your Policy in the early Policy Years, the surrender charge may be significant.

Portfolio Risks

The value of your Policy is tied to the investment performance of the Fund portfolios and allocation percentages you choose. If those portfolios perform poorly, the value of your Policy will decrease. Values allocated to the portfolios are not guaranteed. Because we continue to deduct charges from Fund Value, if investment results are too low, the Cash Value of your Policy may fall to zero. In that case, the Policy will terminate without value and insurance coverage will no longer be in effect, unless you make an additional payment sufficient to prevent a termination during the 61-day grace period. On the other hand, if investment experience is sufficiently favorable and you have kept the Policy in force for a substantial time, you may be able to draw upon Fund Value through partial surrenders and Policy loans. Poor investment performance may also lower the amount of the death benefit payable under the Policy. The Funds provide a comprehensive description of the risks of each portfolio in their prospectuses.

Fee Table

The following tables describe the fees and expenses an Owner may pay when buying, owning, and surrendering the Policy. If the amount of the charge depends on the personal characteristics of the Insured, then the fee table lists the minimum and maximum charges we assess under the Policy, and the fees and charges of an Insured with the characteristics set forth below. These charges may not be typical of the charges you will pay.


The first table describes the fees and expenses that you may pay when buying the Policy, paying premiums, surrendering or taking a partial surrender from the Policy, transferring Fund Value between the Subaccounts and the Guaranteed Interest Account, or taking a loan.



                                                 Transaction Fees
------------------------------------------------------------------------------------------------------------------
                                                                                     Amount Deducted
                                                      When Charge is    ------------------------------------------
                     Charge                              Deducted         Guaranteed Charge      Current Charge
------------------------------------------------------------------------------------------------------------------

Sales Charge Imposed on Premiums/1/                Upon receipt of each Up to 4% of            Up to 4% of
                                                   premium payment      premiums paid          premiums paid
------------------------------------------------------------------------------------------------------------------

Premium Tax Charge/2/                              Upon receipt of each 2.25% of premiums      2.25% of premiums
                                                   premium payment      paid                   paid
------------------------------------------------------------------------------------------------------------------

DAC Tax Charge/2/                                  Upon receipt of each 1.25% of premiums      1.25% of premium
                                                   premium payment      paid                   paid/3/
------------------------------------------------------------------------------------------------------------------

Surrender Charge/4/                                Upon surrender of
                                                   the Policy

 .  Minimum and Maximum Charge/5/                                       $2.30 to $38.08 per    $2.30 to $38.08 per
                                                                        $1,000 Specified       $1,000 Specified
                                                                        Amount of Fund         Amount of Fund
                                                                        Value surrendered      Value surrendered

 .  Charge for a 35 year old male, standard,                            $5.12 per $1,000       $5.12 per $1,000
    non-tobacco, Specified Amount of                                    Specified Amount of    Specified Amount of
    $250,000, 0 years after Policy issue,                               Fund Value             Fund Value
    non-individual qualified plan                                       surrendered            surrendered
------------------------------------------------------------------------------------------------------------------

Partial Surrender Fee                              Upon a partial       $10                    $10
                                                   surrender of the
                                                   Policy
------------------------------------------------------------------------------------------------------------------

Transfer Fee                                       Upon transfer of     $25 for each transfer  We currently do not
                                                   Fund Value           of Fund Value after    assess this charge.
                                                                        the 12th transfer in a
                                                                        Policy Year
------------------------------------------------------------------------------------------------------------------

The next two tables describe the fees and expenses that you will pay periodically during the time that you own the Policy, not including portfolio fees and expenses.


                Periodic Charges Other Than Portfolio Operating Expenses
-----------------------------------------------------------------------------------------
                                                              Amount Deducted
                               When Charge is     ---------------------------------------
          Charge                  Deducted         Guaranteed Charge    Current Charge
-----------------------------------------------------------------------------------------

Cost of Insurance Charge/6/ On Policy Date and
                            each Monthly
                            Anniversary Day

..  Minimum and                                    $0.06 to $83.33 per $0.01 to $15.46 per
    Maximum Charge/7/                             $1,000 of amount at $1,000 of amount at
                                                  risk                risk

..  Charge for a 35 year                           $0.14 per $1,000 of $0.11 per $1,000 of
    old male, standard,                           amount at risk      amount at risk
    non-tobacco,
    Specified Amount of
    $250,000, 0 years
    after Policy issue,
    non-individual
    qualified plan
-----------------------------------------------------------------------------------------

Administrative Charge       On Policy Date and    $25.00 for First    $25.00 for First
                            each Monthly          Policy Year and     Policy Year and
                            Anniversary Day       $7.50 in Policy     $7.50 in Policy
                                                  Years 2+            Years 2+
-----------------------------------------------------------------------------------------

Monthly Expense Charge/8/   On Policy Date and
                            each Monthly
                            Anniversary Day
                            during first 4 Policy
                            Years and for 4 years
                            following an increase
                            in Specified Amount

..  Minimum and                                    $0.07 to $0.30 per  $0.07 to $0.30 per
    Maximum Charge/9/                             $1,000 Specified    $1,000 Specified
                                                  Amount              Amount

..  Charge for a 35 year                           $0.08 per $1,000    $0.08 per $1,000
    old male, standard                            Specified Amount    Specified Amount
    non-tobacco,
    Specified Amount of
    $250,000, 0 years
-----------------------------------------------------------------------------------------

                 Periodic Charges Other Than Portfolio Operating Expenses
-------------------------------------------------------------------------------------------

     Charge after
   Policy issue, and                                          Amount Deducted
    non-individual           When Charge is     -------------------------------------------
    qualified plan              Deducted          Guaranteed Charge      Current Charge
-------------------------------------------------------------------------------------------

Mortality and Expense    Daily                  0.35% annually of     0.35% annually of
Risk Charge/10/                                 Fund Value in each    Fund Value in each
                                                Subaccount            Subaccount
-------------------------------------------------------------------------------------------

Loan Interest Spread/11/ On each policy         1.00% of Fund Value   1.00% of Fund Value
                         anniversary after a    in the Loan Account   in the Loan Account
                         loan is taken, or upon for Policy years 1-20 for Policy years 1-20
                         death, surrender, or   (0.25% in Policy      (0.25% in Policy
                         lapse, if earlier      years 21+)            years 21+)
-------------------------------------------------------------------------------------------





                                                 Optional Rider Charges
-------------------------------------------------------------------------------------------------------------------------
                                                                                             Amount Deducted
                                                               When Charge is    ----------------------------------------
                           Rider                                  Deducted        Guaranteed Charge     Current Charge
-------------------------------------------------------------------------------------------------------------------------

Cost of Insurance Charge for Term Life Term Rider/6/         On date of issuance
                                                             of rider and each
                                                             Monthly Anniversary
                                                             Day thereafter

 .  Minimum Charges                                                              $0.08 per $1,000 of  $0.03 to per $1,000
                                                                                 term insurance       of term insurance

 .  Maximum Charges/12/                                                          $10.45 per $1,000 of $5.49 per $1,000 of
                                                                                 term insurance       term insurance

 .  Charge for a 35 year old male, standard, non- tobacco,                       $0.14 per $1,000 of  $0.11 per $1,000 of
    Specified Amount of $250,000, 0 years since Policy                           term insurance       term insurance
    issue, non-individual qualified plan
-------------------------------------------------------------------------------------------------------------------------

                                                   Optional Rider Charges
----------------------------------------------------------------------------------------------------------------------------
                                                                                                Amount Deducted
                                                                When Charge is     -----------------------------------------
                           Rider                                   Deducted         Guaranteed Charge      Current Charge
-                                                            -                     -----------------------------------------

Cost of Insurance Charge for Additional Term Life Insurance  On issuance of rider
Rider/6/                                                     and each Monthly
                                                             Anniversary Day
                                                             thereafter

 .  Minimum Charges                                                                $0.08 per $1,000 of  $0.02 per $1,000 of
                                                                                   term insurance       term insurance

 .  Maximum Charges/13/                                                            $83.33 per $1,000 of $14.99 per $1,000 of
                                                                                   term insurance       term insurance

 .  Charge for a 35 year old male, non- tobacco, standard                          $0.14 per $1,000 of  $0.10 per $1,000 of
    with a Specified Amount in force of $250,000, 0 years                          term insurance       term insurance
    from the issue date of the rider
----------------------------------------------------------------------------------------------------------------------------

Enhanced Maturity Extension Rider                            On issuance of rider, $0.01 per $1,000     $0.01 per $1,000
                                                             and each Monthly      Specified Amount     Specified Amount
                                                             Anniversary Day       plus term insurance  plus term insurance
                                                                                   (same for all        (same for all
                                                                                   insureds)            insureds)
----------------------------------------------------------------------------------------------------------------------------

Spouse's Yearly Renewable Term Rider/14/                     On issuance of rider
                                                             and each Monthly
                                                             Anniversary Day

 .  Minimum Charges                                                                $0.07 per $1,000 of  $0.07 per $1,000 of
                                                                                   term insurance       term insurance

 .  Maximum Charges/15/                                                            $6.60 per $1,000 of  $6.60 per $1,000 of
                                                                                   term insurance       term insurance

 .  Charge for a 35 year old female, non-tobacco, Standard,                        $0.12 per $1,000 of  $0.12 per $1,000 of
    Specified Amount in force of $250,000, 0 years from the                        term insurance       term insurance
    issue date of the rider
----------------------------------------------------------------------------------------------------------------------------

                                Optional Rider Charges
-----------------------------------------------------------------------------------------
                                                            Amount Deducted
                           When Charge is     -------------------------------------------
       Rider                  Deducted          Guaranteed Charge      Current Charge
-----------------------------------------------------------------------------------------

Accidental Death and   On issuance of rider
Dismemberment          and on each Monthly
Rider/16/              Anniversary Day until
                       the policy anniversary
                       following the 70th
                       birthday. For issue
                       ages under 5, charges
                       commence with the
                       policy anniversary
                       following the 5th
                       birthday.

..  Minimum                                    $0 per $1,000 of      $0 per $1,000 of
    Charges                                   accidental death and  accidental death and
                                              dismemberment         dismemberment
                                              insurance (assuming   insurance (assuming
                                              insured with attained insured with attained
                                              ages 0-4)             ages 0-4)

..  Maximum                                    $0.17 per $1,000 of   $0.17 per $1,000 of
    Charges/17/                               Accidental death and  accidental death and
                                              dismemberment         dismemberment
                                              insurance (assuming   insurance (assuming
                                              insured with attained insured with attained
                                              age 69)               age 69)

..  Charge for a 35                            $0.09 per $1,000 of   $0.09 per $1,000 of
    year old                                  accidental death and  accidental death and
                                              dismemberment         dismemberment
                                              insurance             insurance
-----------------------------------------------------------------------------------------

Purchase Option        On issuance of rider
Rider/16/              and on each Monthly
                       Anniversary Day until
                       the policy anniversary
                       following the 49th
                       birthday

..  Minimum                                    $0.05 per $1,000 of   $0.05 per $1,000 of
    Charges                                   purchase option       purchase option
                                              insurance (assuming   insurance (assuming
                                              Issue Age 0)          Issue Age 0)

..  Maximum                                    $0.36 per $1,000 of   $0.36 per $1,000 of
    Charges/18/                               purchase option       purchase option
                                              insurance (assuming   insurance (assuming
                                              Issue Age 46)         Issue Age 46)

..  Charge for a 35                            $0.25 per $100 of     $0.25 per $100 of
    year old                                  purchase option       purchase option
                                              insurance             insurance
-----------------------------------------------------------------------------------------

                               Optional Rider Charges
---------------------------------------------------------------------------------------
                                                            Amount Deducted
                             When Charge is     ---------------------------------------
        Rider                   Deducted         Guaranteed Charge    Current Charge
---------------------------------------------------------------------------------------

Waiver of Monthly        On issuance of rider
Deduction Rider/19/      and on each Monthly
                         Anniversary Day
                         until the policy
                         anniversary following
                         the 65th anniversary
                         birthday of the
                         Insured. For issue
                         ages under 5, charges
                         commence with the
                         policy anniversary
                         following the
                         Insured's 5th birthday

..  Minimum                                      $0 per $1,000 of    $0 per $1,000 of
    Charges                                     Specified Amount    Specified Amount
                                                plus Term Insurance plus Term Insurance
                                                (Attained Ages 0-4) (Attained Ages 0-4)

..  Maximum                                      $0.15 per $1,000 of $0.15 per $1,000 of
    Charges/20/                                 Specified Amount    Specified Amount
                                                plus Term Insurance plus Term Insurance
                                                (Attained Age 64)   (Attained Age 64)

..  Charge for a 35                              $0.01 per $1,000 of $0.01 per $1,000 of
    year old male,                              Specified Amount    Specified Amount
    non-tobacco,                                plus Term Insurance plus Term Insurance
    standard,
    Specified Amount
    of $250,000, and
    0 years from
    the issue date
    of the rider
---------------------------------------------------------------------------------------

                                Optional Rider Charges
-----------------------------------------------------------------------------------------
                                                             Amount Deducted
                             When Charge is     -----------------------------------------
        Rider                   Deducted         Guaranteed Charge      Current Charge
-----------------------------------------------------------------------------------------

Waiver of Specified      On issuance of rider
Premiums Rider/21/       and on each Monthly
                         Anniversary Day
                         until the policy
                         anniversary following
                         the 65th anniversary
                         birthday of the
                         Insured. For issue
                         ages under 5, charges
                         commence with the
                         policy anniversary
                         following the
                         Insured's 5th birthday

..  Minimum                                      $0 per $10 of        $0 per $10 of
    Charges                                     Specified Premium to Specified Premium to
                                                be waived (Attained  be waived (Attained
                                                Age 0)               Age 0)

..  Maximum                                      $0.77 per $10 of     $0.77 per $10 of
    Charges/21/                                 Specified Premium to Specified Premium to
                                                be waived (Attained  be waived (Attained
                                                Age 59)              Age 59)

..  Charge for a 35                              $0.06 per $10 of     $0.06 per $10 of
    year old male,                              Specified Premium to Specified Premium to
    non-tobacco,                                be waived            be waived
    standard,
    Specified Amount
    of $250,000, 0
    years from the
    issue date of
    the rider
-----------------------------------------------------------------------------------------

Accelerated Death        No charge              0                    0
Benefit Rider
-----------------------------------------------------------------------------------------

                                 Optional Rider Charges
-------------------------------------------------------------------------------------------
                                                               Amount Deducted
                               When Charge is     -----------------------------------------
         Rider                    Deducted         Guaranteed Charge      Current Charge
-------------------------------------------------------------------------------------------

Children's Term             On issuance of the
Life Insurance              rider and on each
Rider/22/                   Monthly Anniversary
                            Day until the policy
                            anniversary following
                            the Insured's 65th
                            birthday

..  Minimum                                        $0.48 per $1,000 of  $0.48 per $1,000 of
    Charges                                       children's term life children's term life
                                                  insurance coverage   insurance coverage

..  Maximum                                        $0.49 per $1,000 of  $0.49 per $1,000 of
    Charges/23/                                   children's term life children's term life
                                                  insurance coverage   insurance coverage

..  Charge for a 35                                $0.48 per $1,000 of  $0.48 per $1,000 of
    year old male,                                children's term life children's term life
    non-tobacco,                                  insurance coverage   insurance coverage
    standard,
    Specified Amount
    of $250,000, no
    Waiver of Specified
    Premiums Rider
    attached to the
    Policy, and 0 years
    since the issue
    date of the rider
-------------------------------------------------------------------------------------------



1 The maximum guaranteed and current sales charge assumes that 10 or less years have passed since the Policy was issued. Your Policy will contain more specific information.


2 We reserve the right to increase or decrease the current or maximum charge for taxes resulting from a change in tax law or from any change in the relevant tax cost to us.


3 We do not assess this charge if you purchased the Policy in connection with an individual qualified plan or in other situations where the premiums received are not subject to this tax.


4 The surrender charge varies based on the Insured's issue age, gender, smoking status, risk class, and number of years since Policy issue or any increases in Specified Amount. The surrender charge grades to zero over 15 years for Insured's with an issue age of less than 70 and under (and over 11 years for Insured's with an issue age over 70). The surrender charge shown may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the surrender charge that applies to your Policy. You may obtain more information about your surrender charge from your agent or by contacting us at the address noted on the cover page of this prospectus.


5 The minimum guaranteed and current surrender charge is based on an Insured with the following characteristics: female, issue age 0, surrendering in Policy year 1; the maximum guaranteed and current surrender charge is based on an Insured with the following characteristics: male, standard, tobacco, age 85, surrendering in Policy year 1.


6 The cost of insurance charge, the cost of insurance charge for the Term Life Term Rider, and the cost of insurance charge for the Additional Term Life Insurance Rider vary based on the Insured's issue age (or age on date of increase), gender, and risk class and the duration of the Policy. The cost of insurance charge shown the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the guaranteed cost of insurance charge that applies to your Policy. You may obtain more information about your cost of insurance charge from your agent or by contacting us at the address noted on the cover page of this prospectus.


7 The minimum guaranteed cost of insurance charge assumes an Insured with the following characteristics: female, tobacco, standard, issue age 4, and 0 years since Policy issue; the minimum current cost of insurance charge assumes an Insured with the following characteristics: female, non-tobacco, ultimate select, Specified Amount $500,000 or greater, issue age 4, and 0 years since Policy issue;

   the maximum guaranteed cost of insurance charge is based on all Insureds attained age 99; the maximum current cost of insurance charge assumes an Insured with the following characteristics: male, tobacco, standard, Specified Amount less than $500,000, issue age 85, and 14 years since Policy issue.


8 The Monthly Expense charge varies based on the Insured's issue age (or age on date of increase) gender, risk class, and Specified Amount. The Monthly Expense charge shown in the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the Monthly Expense charge that applies to your Policy. You may obtain more information about your Monthly Expense charge from your agent or by contacting us at the address noted on the cover page of this prospectus.


9 The minimum guaranteed and current Monthly Expense charge per $1,000 Specified Amount assumes an Insured at age 0 at the time of Policy issue; the maximum guaranteed and current Monthly Expense charge per $1,000 Specified Amount assumes an Insured at age 85 at the time of Policy issue with a Specified Amount of less than $500,000.


10 For Policy years 21 and later, we currently plan to reduce the mortality and expense risk charge to 0.10% annually.


11 The loan interest spread is the difference between the amount of interest we charge you on loans and the amount of interest we credit to amounts held in the Loan Account to secure your loans. We guarantee that the maximum interest we charge on loans will not exceed an effective annual rate of 5.0% for Policy years 1-20 and an effective annual rate of 4.25% for Policy years 21 and later. We guarantee that the minimum interest rate we credit to the Loan Account to secure your loans will be at least equal to an effective annual rate of 4.0%. We currently anticipate that the interest we charge on loans will be an effective annual rate of 4.0% for Policy Years 21 and later resulting in an anticipated loan interest spread of 0% in Policy Years 21+.


12 The minimum guaranteed charge for this rider assumes an Insured with the following characteristics: female, non-tobacco, ultimate select, issue age 18, 0 years since issue of rider, and minimum Specified Amount of $100,000; the minimum current charge for this rider assumes an Insured with the following characteristics: female, non-tobacco, ultimate select, issue age 18, 0 years since issue of rider, and minimum Specified Amount of $100,000; the maximum guaranteed charge for this rider assumes an Insured with the following characteristics: male, tobacco, standard, issue age 79, and minimum Specified Amount of $100,000; the maximum current charge for this rider assumes an Insured with the following characteristics: male, tobacco, standard, issue age 66, 13 years since issue of rider, and minimum Specified Amount of $100,000.


13 The minimum guaranteed charge for this rider assumes an Insured with the following characteristics: female, non-tobacco, ultimate select, issue age 18, 0 years since issue of the rider, and minimum Specified Amount of $100,000; the minimum current charge for this rider assumes an Insured with the following characteristics: female, non-tobacco, ultimate select, issue age 18, minimum Specified Amount of $100,000, and 0 years since issue of the rider; the maximum guaranteed charge for this rider is based on all Insureds at age 99; the maximum current charge for this rider assumes an Insured with the following characteristics: male, tobacco, standard, issue age 85, minimum Specified Amount of $100,000, and 14 years since issue of the rider.





14 The Spouse's Yearly Renewable Term Rider charge varies based on the spouse's gender, age, smoking status, and duration of the Policy. The Spouse's Yearly Renewable Term Rider charge shown in the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the Spouse's Yearly Renewable Term Rider charge that applies to your Policy. You may obtain more information about your Spouse's Yearly Renewable Term Rider charge from your agent or by contacting us at the address noted on the cover page of the prospectus.
15 The minimum guaranteed and current charge for this rider assumes an Insured with the following characteristics: female, issue age 18, non-tobacco, and 0 years since the issue of the rider; the maximum guaranteed and current charge for this rider assumes an Insured with the following characteristics: male, tobacco, attained age 79.
16 The Accidental Death and Dismemberment Rider and Purchase Option Rider charges vary based on the age of the Insured. The Rider charges shown in the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the Rider charges that apply to your Policy. You may obtain more information about your Rider charges from your agent or by contacting us at the address noted on the cover page of the prospectus.

17 The minimum guaranteed and current charge for this rider assumes an Insured attained ages 0-4; the maximum guaranteed and current charge for this rider assumes an Insured attained age 69.
18 The minimum guaranteed and current charge for this rider assumes an Insured issue age 0; the maximum guaranteed and current charge for this rider assumes an Insured issue age 46.
19 The Waiver of Monthly Deduction Rider and Waiver of Specified Premiums Rider vary based on the Insured's age, gender, and risk class. The Rider charge shown in the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the Rider charge that applies to your Policy. You may obtain more information about your Rider charges from your agent or by contacting us at the address noted on the cover page of the prospectus.
20 The minimum guaranteed and current charge for the Waiver of Monthly
   Deduction Rider assumes Insured attained ages 0-4; the maximum guaranteed and current charge for the Waiver of Monthly Deduction Rider assumes an Insured with the following characteristics: attained age 64, male, tobacco.
21 The minimum guaranteed and current charge for the Waiver of Specified
   Premiums Rider assumes an Insured attained age 0; the maximum guaranteed and current charge for the Waiver of Specified Premiums Rider assumes an Insured attained age 59.
22 The Children's Term Life Insurance Rider varies based on the Insured's risk class and whether a Waiver of Specified Premiums Rider is attached to the base Policy. The Rider charge shown in the table may not be representative of the charge that a particular Owner will pay. Please see your Policy for more information about the Rider charge that applies to your Policy. You may obtain more information about your Rider charges from your agent or by contacting us at the address noted on the cover page of the prospectus.
23 The minimum guaranteed and current charge for the Children's Term Life
   Insurance Rider assumes an Insured in the standard risk class and that a Waiver of Specified Premiums Rider is not attached to the base Policy; the maximum guaranteed and current charge for the Children's Term Life Insurance Rider assumes an Insured in the standard risk class and that a Waiver of Specified Premiums Rider is attached to the base Policy.

                                  *    *    *

The following table shows the range of the total fees and expenses charged by the portfolios in which the Subaccounts invest. The purpose of the table is to assist you in understanding the various costs and expenses that you will bear indirectly by investing in the Subaccounts. The table reflects total operating expenses for the portfolios for the fiscal year ended December 31, 2002. Expenses of the portfolios may be higher or lower in future years than the figures stated below. For more information on the fees and expenses described in this table, see the prospectuses for the portfolios which accompany this Prospectus.



--------------------------------------------------------------------------------------
                      Total Annual Portfolio Operating Expenses
                 (expenses that are deducted from portfolio assets):
--------------------------------------------------------------------------------------
                                                                       Minimum Maximum
--------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses                               0.54%   1.47%
(including management fees, distribution and/or service or 12b-1 fees, and other expenses)
--------------------------------------------------------------------------------------




We may offer other variable life insurance policies which also may invest in the same (or many of the same) Fund portfolios offered under the Policy. These policies may have different charges that could affect their subaccounts' performance, and they may offer different benefits.

                                 ILLUSTRATIONS


The following tables illustrate how the key financial elements of the Policy work, specifically, how the Death Proceeds, Fund Values and Cash Values could vary over an extended period of time. In addition, each table compares these values with premiums paid accumulated with interest.


The Policies illustrated include the following:

        Sex    Age      Risk Class      Benefit Option Specified Amount
        ---    ---      ----------      -------------- ----------------
        Male   35  Standard Non-Tobacco       1            $250,000
        Male   35  Standard Non-Tobacco       2            $250,000
        Female 35  Standard Non-Tobacco       1            $250,000
        Female 35  Standard Non-Tobacco       2            $250,000


The tables show how Death Proceeds, Fund Values and Cash Values of a hypothetical Policy could vary over an extended period of time if the Subaccounts of the Variable Account had constant hypothetical gross annual investment returns of 0%, 6% or 10% over the periods indicated in each table. If the annual investment returns are not constant the Death Proceeds, Fund Values and Cash Values will be different if the returns averaged 0%, 6% or 10% over a period of years but went above or below those figures in individual Policy years. Depending on the timing and degree of fluctuation, the actual values could be substantially less than these shown, and may, under certain circumstances, result in the lapse of the Policy unless the Owner pays more than the stated premium. These illustrations assume that no Policy loan has been taken. The amounts shown would differ if unisex rates were used.


The amounts shown for Death Proceeds, Fund Values and Cash Values reflect the fact the net investment return on the Policy is lower than the gross investment return on the Subaccounts of the Variable Account. This results from the charges levied against the Subaccounts of the Variable Account (i.e., the mortality and expense risk charge) as well as the premium loads, administrative charges and Surrender Charges.


These charges include the charge against the Subaccounts for mortality and expense risks and the effect on each Subaccount's investment experience of the charge to Portfolio assets for investment management and direct expenses. The mortality and expense risk fee is .35% annually on a guaranteed basis. We currently plan to reduce the mortality and expense risk charge after the 20th Policy year to 0.10% annually. This reduction is reflected in the "current charges" table below. The tables also reflect a deduction for a daily investment advisory fee and for other expenses of the Portfolio at a rate equivalent to an annual rate of 0.90% of the arithmetic average daily net assets of the Portfolio. This hypothetical rate is representative of the average maximum investment advisory fee and other expenses of the Portfolios applicable to the Subaccounts of the Variable Account. Actual fees and other expenses vary by Portfolio.



The effect of these investment management, direct expenses and mortality and expense risk charges on a 0% gross rate of return would result in a net rate of return of -0.90%, on 6% it would be 5.10%, and on 10% it would be 9.10%.



The tables assume the deduction of charges including administrative and sales charges. For each age, there are tables for death benefit Option 1 and 2 and each option is illustrated using current and guaranteed policy cost factors. The tables reflect the fact that the Company does not currently make any charge against the Variable Account for state or federal taxes. If such a charge is made in the future, it will take a higher rate of return to produce after-tax returns of 0%, 6% or 10%.



The difference between the Fund Value and the Cash Value in the first 14 years is the Surrender Charge.


The Company will furnish, upon request, a comparable illustration based on the age, gender and risk classification of the proposed Insured, and the initial Specified Amount and Scheduled Premium Payments of their choice.

                                  [LOGO] MONY

                    MALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,813.00
                      INITIAL SPECIFIED AMOUNT:  $250,000
                           DEATH BENEFIT OPTION:  1

                          ASSUMING GUARANTEED CHARGES

                    Death Proceeds               Fund Value                  Cash Value
               -------------------------   --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End Of
Policy Premium  Gross     Gross   Gross    Gross    Gross    Gross     Gross    Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*    6.0%*    10.0%*    0.0%*    6.0%*    10.0%*
   1    1,813  250,000   250,000   250,000    853      928        977       0        0          0
   2    1,813  250,000   250,000   250,000  1,729    1,933      2,075     569      773        915
   3    1,813  250,000   250,000   250,000  2,566    2,958      3,240   1,406    1,798      2,080
   4    1,813  250,000   250,000   250,000  3,365    4,004      4,478   2,205    2,844      3,318
   5    1,813  250,000   250,000   250,000  4,365    5,317      6,047   3,205    4,157      4,887
   6    1,813  250,000   250,000   250,000  5,296    6,636      7,696   4,136    5,476      6,536
   7    1,813  250,000   250,000   250,000  6,189    7,991      9,463   5,029    6,831      8,303
   8    1,813  250,000   250,000   250,000  7,016    9,354     11,330   6,001    8,339     10,315
   9    1,813  250,000   250,000   250,000  7,777   10,728     13,305   6,907    9,858     12,435
  10    1,813  250,000   250,000   250,000  8,473   12,112     15,400   7,748   11,387     14,675
  15    1,813  250,000   250,000   250,000 11,258   19,547     28,488  11,258   19,547     28,488
  20    1,813  250,000   250,000   250,000 11,393   26,343     45,931  11,393   26,343     45,931
  25    1,813  250,000   250,000   250,000  6,975   30,367     68,655   6,975   30,367     68,655
  30    1,813   LAPSED   250,000   250,000 LAPSED   27,541     98,183  LAPSED   27,541     98,183
  35    1,813   LAPSED   250,000   250,000 LAPSED    8,778    137,455  LAPSED    8,778    137,455
  40    1,813   LAPSED    LAPSED   250,000 LAPSED   LAPSED    195,548  LAPSED   LAPSED    195,548
  45    1,813   LAPSED    LAPSED   311,846 LAPSED   LAPSED    296,996  LAPSED   LAPSED    296,996
  50    1,813   LAPSED    LAPSED   470,871 LAPSED   LAPSED    448,449  LAPSED   LAPSED    448,449
  55    1,813   LAPSED    LAPSED   692,838 LAPSED   LAPSED    659,845  LAPSED   LAPSED    659,845
  60    1,813   LAPSED    LAPSED   984,449 LAPSED   LAPSED    974,702  LAPSED   LAPSED    974,702
  65    1,813   LAPSED    LAPSED 1,468,262 LAPSED   LAPSED  1,453,725  LAPSED   LAPSED  1,453,725

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                                  [LOGO] MONY

                    MALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,813.00
                      INITIAL SPECIFIED AMOUNT:  $250,000
                           DEATH BENEFIT OPTION:  1

                           ASSUMING CURRENT CHARGES

                    Death Proceeds                Fund Value                  Cash Value
               -------------------------   --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End Of
Policy Premium  Gross     Gross   Gross    Gross    Gross    Gross     Gross    Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*    6.0%*    10.0%*    0.0%*    6.0%*    10.0%*
   1    1,813  250,000   250,000   250,000    853      928        977       0        0          0
   2    1,813  250,000   250,000   250,000  1,876    2,085      2,230     716      925      1,070
   3    1,813  250,000   250,000   250,000  2,858    3,269      3,563   1,698    2,109      2,403
   4    1,813  250,000   250,000   250,000  3,800    4,480      4,983   2,640    3,320      3,823
   5    1,813  250,000   250,000   250,000  4,970    5,997      6,781   3,810    4,837      5,621
   6    1,813  250,000   250,000   250,000  6,127    7,588      8,738   4,967    6,428      7,578
   7    1,813  250,000   250,000   250,000  7,272    9,256     10,869   6,112    8,096      9,709
   8    1,813  250,000   250,000   250,000  8,403   11,006     13,189   7,388    9,991     12,174
   9    1,813  250,000   250,000   250,000  9,494   12,812     15,685   8,624   11,942     14,815
  10    1,813  250,000   250,000   250,000 10,544   14,678     18,374   9,819   13,953     17,649
  15    1,813  250,000   250,000   250,000 15,537   25,429     35,865  15,537   25,429     35,865
  20    1,813  250,000   250,000   250,000 19,141   37,875     61,430  19,141   37,875     61,430
  25    1,813  250,000   250,000   250,000 21,638   53,218    100,975  21,638   53,218    100,975
  30    1,813  250,000   250,000   250,000 21,488   70,794    161,399  21,488   70,794    161,399
  35    1,813  250,000   250,000   296,304 16,215   89,556    255,434  16,215   89,556    255,434
  40    1,813  250,000   250,000   428,403  4,658  110,376    400,377   4,658  110,376    400,377
  45    1,813   LAPSED   250,000   653,986 LAPSED  131,742    622,843  LAPSED  131,742    622,843
  50    1,813   LAPSED   250,000 1,008,413 LAPSED  155,809    960,393  LAPSED  155,809    960,393
  55    1,813   LAPSED   250,000 1,537,747 LAPSED  177,089  1,464,521  LAPSED  177,089  1,464,521
  60    1,813   LAPSED   250,000 2,258,830 LAPSED  204,566  2,236,465  LAPSED  204,566  2,236,465
  65    1,813   LAPSED   257,096 3,469,791 LAPSED  254,550  3,435,437  LAPSED  254,550  3,435,437

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                                  [LOGO] MONY

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                    MALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,813.00
                      INITIAL SPECIFIED AMOUNT:  $250,000
                           DEATH BENEFIT OPTION:  2

                          ASSUMING GUARANTEED CHARGES

                   Death Proceeds               Fund Value                  Cash Value
               --------------------------- --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End Of
Policy Premium  Gross     Gross   Gross    Gross     Gross    Gross    Gross     Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*     6.0%*    10.0%*   0.0%*     6.0%*    10.0%*
   1    1,813  250,852   250,926  250,976     852       926      976        0         0        0
   2    1,813  251,724   251,928  252,069   1,724     1,928    2,069      564       768      909
   3    1,813  252,555   252,946  253,226   2,555     2,946    3,226    1,395     1,786    2,066
   4    1,813  253,346   253,981  254,453   3,346     3,981    4,453    2,186     2,821    3,293
   5    1,813  254,336   255,282  256,006   4,336     5,282    6,006    3,176     4,122    4,846
   6    1,813  255,255   256,582  257,632   5,255     6,582    7,632    4,095     5,422    6,472
   7    1,813  256,132   257,913  259,369   6,132     7,913    9,369    4,972     6,753    8,209
   8    1,813  256,939   259,246  261,195   6,939     9,246   11,195    5,924     8,231   10,180
   9    1,813  257,676   260,581  263,117   7,676    10,581   13,117    6,806     9,711   12,247
  10    1,813  258,345   261,918  265,145   8,345    11,918   15,145    7,620    11,193   14,420
  15    1,813  260,921   268,922  277,543  10,921    18,922   27,543   10,921    18,922   27,543
  20    1,813  260,697   274,719  293,059  10,697    24,719   43,059   10,697    24,719   43,059
  25    1,813  255,811   276,649  310,733   5,811    26,649   60,733    5,811    26,649   60,733
  30    1,813   LAPSED   270,014  327,654  LAPSED    20,014   77,654   LAPSED    20,014   77,654
  35    1,813   LAPSED    LAPSED  336,286  LAPSED    LAPSED   86,286   LAPSED    LAPSED   86,286
  40    1,813   LAPSED    LAPSED  320,711  LAPSED    LAPSED   70,711   LAPSED    LAPSED   70,711
  45    1,813   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  50    1,813   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  55    1,813   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  60    1,813   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  65    1,813   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                                  [LOGO] MONY

                    MALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,813.00
                      INITIAL SPECIFIED AMOUNT:  $250,000
                           DEATH BENEFIT OPTION:  2

                           ASSUMING CURRENT CHARGES

                    Death Proceeds               Fund Value                  Cash Value
               -------------------------   --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End of
Policy Premium  Gross     Gross   Gross    Gross    Gross    Gross     Gross    Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*    6.0%*    10.0%*    0.0%*    6.0%*    10.0%*
   1    1,813  250,852   250,926   250,976    852      926        976       0        0          0
   2    1,813  251,872   252,081   252,225  1,872    2,081      2,225     712      921      1,065
   3    1,813  252,850   253,260   253,553  2,850    3,260      3,553   1,690    2,100      2,393
   4    1,813  253,786   254,463   254,964  3,786    4,463      4,964   2,626    3,303      3,804
   5    1,813  254,949   255,970   256,750  4,949    5,970      6,750   3,789    4,810      5,590
   6    1,813  256,097   257,549   258,691  6,097    7,549      8,691   4,937    6,389      7,531
   7    1,813  257,231   259,202   260,802  7,231    9,202     10,802   6,071    8,042      9,642
   8    1,813  258,351   260,933   263,097  8,351   10,933     13,097   7,336    9,918     12,082
   9    1,813  259,427   262,715   265,561  9,427   12,715     15,561   8,557   11,845     14,691
  10    1,813  260,460   264,552   268,208 10,460   14,552     18,208   9,735   13,827     17,483
  15    1,813  265,315   275,028   285,265 15,315   25,028     35,265  15,315   25,028     35,265
  20    1,813  268,658   286,813   309,608 18,658   36,813     59,608  18,658   36,813     59,608
  25    1,813  270,744   300,783   346,117 20,744   50,783     96,117  20,744   50,783     96,117
  30    1,813  269,920   315,408   398,779 19,920   65,408    148,779  19,920   65,408    148,779
  35    1,813  263,656   327,699   472,750 13,656   77,699    222,750  13,656   77,699    222,750
  40    1,813  251,296   336,061   578,543  1,296   86,061    328,543   1,296   86,061    328,543
  45    1,813   LAPSED   332,853   726,057 LAPSED   82,853    476,057  LAPSED   82,853    476,057
  50    1,813   LAPSED   313,014   935,954 LAPSED   63,014    685,954  LAPSED   63,014    685,954
  55    1,813   LAPSED    LAPSED 1,211,932 LAPSED   LAPSED    961,932  LAPSED   LAPSED    961,932
  60    1,813   LAPSED    LAPSED 1,596,625 LAPSED   LAPSED  1,346,625  LAPSED   LAPSED  1,346,625
  65    1,813   LAPSED    LAPSED 2,134,911 LAPSED   LAPSED  1,884,911  LAPSED   LAPSED  1,884,911

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                                  [LOGO] MONY

                   FEMALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,050.00
                      INITIAL SPECIFIED AMOUNT:  $200,000
                           DEATH BENEFIT OPTION:  1

                          ASSUMING GUARANTEED CHARGES

                   Death Proceeds               Fund Value                  Cash Value
               --------------------------- --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End Of
Policy Premium  Gross     Gross   Gross    Gross     Gross    Gross    Gross     Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*     6.0%*    10.0%*   0.0%*     6.0%*    10.0%*
   1    1,050  200,000   200,000  200,000     328       366      391        0         0        0
   2    1,050  200,000   200,000  200,000     696       794      863       24       122      191
   3    1,050  200,000   200,000  200,000   1,036     1,219    1,351      364       547      679
   4    1,050  200,000   200,000  200,000   1,325     1,616    1,833      653       944    1,161
   5    1,050  200,000   200,000  200,000   1,779     2,206    2,535    1,107     1,534    1,863
   6    1,050  200,000   200,000  200,000   2,204     2,800    3,275    1,532     2,128    2,603
   7    1,050  200,000   200,000  200,000   2,578     3,376    4,031    1,906     2,704    3,359
   8    1,050  200,000   200,000  200,000   2,925     3,956    4,832    2,337     3,368    4,244
   9    1,050  200,000   200,000  200,000   3,222     4,517    5,656    2,718     4,013    5,152
  10    1,050  200,000   200,000  200,000   3,492     5,083    6,529    3,072     4,663    6,109
  15    1,050  200,000   200,000  200,000   4,367     7,904   11,757    4,367     7,904   11,757
  20    1,050  200,000   200,000  200,000   3,740     9,882   18,097    3,740     9,882   18,097
  25    1,050  200,000   200,000  200,000     984    10,043   25,491      984    10,043   25,491
  30    1,050   LAPSED   200,000  200,000  LAPSED     6,590   33,581   LAPSED     6,590   33,581
  35    1,050   LAPSED    LAPSED  200,000  LAPSED    LAPSED   39,729   LAPSED    LAPSED   39,729
  40    1,050   LAPSED    LAPSED  200,000  LAPSED    LAPSED   38,663   LAPSED    LAPSED   38,663
  45    1,050   LAPSED    LAPSED  200,000  LAPSED    LAPSED   10,886   LAPSED    LAPSED   10,886
  50    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  55    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  60    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  65    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                                  [LOGO] MONY

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                   FEMALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,050.00
                      INITIAL SPECIFIED AMOUNT:  $200,000
                           DEATH BENEFIT OPTION:  1

                           ASSUMING CURRENT CHARGES

                    Death Proceeds               Fund Value                  Cash Value
               -------------------------   --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End Of
Policy Premium  Gross     Gross   Gross    Gross    Gross    Gross     Gross    Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*    6.0%*    10.0%*    0.0%*    6.0%*    10.0%*
   1    1,050  200,000   200,000   200,000    328      366        391       0        0          0
   2    1,050  200,000   200,000   200,000    838      941      1,012     166      269        340
   3    1,050  200,000   200,000   200,000  1,318    1,519      1,663     646      847        991
   4    1,050  200,000   200,000   200,000  1,769    2,100      2,346   1,097    1,428      1,674
   5    1,050  200,000   200,000   200,000  2,382    2,883      3,266   1,710    2,211      2,594
   6    1,050  200,000   200,000   200,000  2,965    3,680      4,243   2,293    3,008      3,571
   7    1,050  200,000   200,000   200,000  3,541    4,515      5,306   2,869    3,843      4,634
   8    1,050  200,000   200,000   200,000  4,111    5,391      6,464   3,523    4,803      5,876
   9    1,050  200,000   200,000   200,000  4,652    6,286      7,700   4,148    5,782      7,196
  10    1,050  200,000   200,000   200,000  5,163    7,202      9,022   4,743    6,782      8,602
  15    1,050  200,000   200,000   200,000  7,682   12,565     17,710   7,682   12,565     17,710
  20    1,050  200,000   200,000   200,000  9,668   18,940     30,557   9,668   18,940     30,557
  25    1,050  200,000   200,000   200,000 10,891   26,538     50,062  10,891   26,538     50,062
  30    1,050  200,000   200,000   200,000 10,941   35,217     79,489  10,941   35,217     79,489
  35    1,050  200,000   200,000   200,000  8,847   44,411    124,228   8,847   44,411    124,228
  40    1,050  200,000   200,000   208,217  4,016   54,087    194,595   4,016   54,087    194,595
  45    1,050   LAPSED   200,000   319,405 LAPSED   61,687    304,195  LAPSED   61,687    304,195
  50    1,050   LAPSED   200,000   494,287 LAPSED   62,218    470,749  LAPSED   62,218    470,749
  55    1,050   LAPSED   200,000   756,821 LAPSED   39,754    720,782  LAPSED   39,754    720,782
  60    1,050   LAPSED    LAPSED 1,114,572 LAPSED   LAPSED  1,103,536  LAPSED   LAPSED  1,103,536
  65    1,050   LAPSED    LAPSED 1,713,618 LAPSED   LAPSED  1,696,651  LAPSED   LAPSED  1,696,651

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                                  [LOGO] MONY

                   FEMALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,050.00
                      INITIAL SPECIFIED AMOUNT:  $200,000
                           DEATH BENEFIT OPTION:  2

                          ASSUMING GUARANTEED CHARGES

                   Death Proceeds               Fund Value                  Cash Value
               --------------------------- --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
               --------------------------- --------------------------- ---------------------------
End Of
Policy Premium  Gross     Gross   Gross    Gross     Gross    Gross    Gross     Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*     6.0%*    10.0%*   0.0%*     6.0%*    10.0%*
   1    1,050  200,328   200,366  200,391     328       366      391        0         0        0
   2    1,050  200,694   200,792  200,860     694       792      860       22       120      188
   3    1,050  201,032   201,214  201,345   1,032     1,214    1,345      360       542      673
   4    1,050  201,318   201,607  201,823   1,318     1,607    1,823      646       935    1,151
   5    1,050  201,767   202,191  202,518   1,767     2,191    2,518    1,095     1,519    1,846
   6    1,050  202,187   202,778  203,249   2,187     2,778    3,249    1,515     2,106    2,577
   7    1,050  202,555   203,344  203,993   2,555     3,344    3,993    1,883     2,672    3,321
   8    1,050  202,894   203,912  204,777   2,894     3,912    4,777    2,306     3,324    4,189
   9    1,050  203,181   204,458  205,579   3,181     4,458    5,579    2,677     3,954    5,075
  10    1,050  203,441   205,005  206,427   3,441     5,005    6,427    3,021     4,585    6,007
  15    1,050  204,240   207,666  211,394   4,240     7,666   11,394    4,240     7,666   11,394
  20    1,050  203,504   209,311  217,067   3,504     9,311   17,067    3,504     9,311   17,067
  25    1,050  200,656   208,885  222,932     656     8,885   22,932      656     8,885   22,932
  30    1,050   LAPSED   204,575  227,721  LAPSED     4,575   27,721   LAPSED     4,575   27,721
  35    1,050   LAPSED    LAPSED  226,849  LAPSED    LAPSED   26,849   LAPSED    LAPSED   26,849
  40    1,050   LAPSED    LAPSED  211,979  LAPSED    LAPSED   11,979   LAPSED    LAPSED   11,979
  45    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  50    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  55    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  60    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED
  65    1,050   LAPSED    LAPSED   LAPSED  LAPSED    LAPSED   LAPSED   LAPSED    LAPSED   LAPSED

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                                  [LOGO] MONY

                         MONY Variable Universal Life

               FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY POLICY

                   FEMALE ISSUE AGE:  35, SELECT NON-TOBACCO
                      PLANNED ANNUAL PREMIUM:  $1,050.00
                      INITIAL SPECIFIED AMOUNT:  $200,000
                           DEATH BENEFIT OPTION:  2

                           ASSUMING CURRENT CHARGES

                    Death Proceeds              Fund Value                  Cash Value
               -------------------------   --------------------------- ---------------------------
               Annual Investment Return of Annual Investment Return of Annual Investment Return of
End of
Policy Premium  Gross     Gross   Gross    Gross    Gross    Gross     Gross    Gross    Gross
 Year  Outlay   0.0%*     6.0%*   10.0%*   0.0%*    6.0%*    10.0%*    0.0%*    6.0%*    10.0%*
   1    1,050  200,328   200,366   200,391    328      366       391        0        0         0
   2    1,050  200,837   200,939   201,010    837      939     1,010      165      267       338
   3    1,050  201,315   201,515   201,659  1,315    1,515     1,659      643      843       987
   4    1,050  201,764   202,094   202,339  1,764    2,094     2,339    1,092    1,422     1,667
   5    1,050  202,374   202,873   203,254  2,374    2,873     3,254    1,702    2,201     2,582
   6    1,050  202,953   203,664   204,224  2,953    3,664     4,224    2,281    2,992     3,552
   7    1,050  203,525   204,493   205,279  3,525    4,493     5,279    2,853    3,821     4,607
   8    1,050  204,089   205,361   206,426  4,089    5,361     6,426    3,501    4,773     5,838
   9    1,050  204,623   206,245   207,647  4,623    6,245     7,647    4,119    5,741     7,143
  10    1,050  205,126   207,146   208,950  5,126    7,146     8,950    4,706    6,726     8,530
  15    1,050  207,589   212,396   217,458  7,589   12,396    17,458    7,589   12,396    17,458
  20    1,050  209,483   218,532   229,855  9,483   18,532    29,855    9,483   18,532    29,855
  25    1,050  210,554   225,623   248,237 10,554   25,623    48,237   10,554   25,623    48,237
  30    1,050  210,380   233,300   275,005 10,380   33,300    75,005   10,380   33,300    75,005
  35    1,050  207,978   240,483   313,284  7,978   40,483   113,284    7,978   40,483   113,284
  40    1,050  202,861   246,430   368,660  2,861   46,430   168,660    2,861   46,430   168,660
  45    1,050   LAPSED   246,620   445,757 LAPSED   46,620   245,757   LAPSED   46,620   245,757
  50    1,050   LAPSED   232,812   549,058 LAPSED   32,812   349,058   LAPSED   32,812   349,058
  55    1,050   LAPSED    LAPSED   675,681 LAPSED   LAPSED   475,681   LAPSED   LAPSED   475,681
  60    1,050   LAPSED    LAPSED   840,296 LAPSED   LAPSED   640,296   LAPSED   LAPSED   640,296
  65    1,050   LAPSED    LAPSED 1,049,411 LAPSED   LAPSED   849,411   LAPSED   LAPSED   849,411

Premiums are assumed to be paid at the beginning of the year. All other values are at the end of the year.

* Gross annual investment returns do not reflect deductions of the average investment advisory fees of the Portfolio Companies. Values reflect net investment returns of -0.90%, 5.10%, and 9.10%, which correspond to gross investment returns of 0.0%, 6.0% and 10.0%, respectively.

The hypothetical investment results are illustrative only, and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown, and will depend on a number of factors, including the investment allocations by policyowners, and the different investment rates of return earned by the investment portfolios underlying the subaccounts. The Cash Value, Fund Value and Death Proceeds for a policy would be different from those shown if the actual rates of investment return applicable to the policy averaged 0.0%, 6.0%, or 10.0% over a period of years, but also fluctuated above or below those averages for individual policy years. No representations can be made that these hypothetical rates of return can be achieved for any one year, or sustained over any period of time.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

We are a stock life insurance company organized in the State of Arizona. Our principal offices are located at 1740 Broadway, New York, New York 10019. We are obligated to pay all benefits under the Policy.

                        MONY AMERICA VARIABLE ACCOUNT L

We established MONY America Variable Account L as a separate account under Arizona law on February 15, 1985. We divided the Variable Account into subdivisions called Subaccounts. Each Subaccount invests exclusively in shares of a designated portfolio of the Funds.

The assets in the Variable Account belong to us. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business that we conduct. Income, gains and losses, realized or unrealized, from assets allocated to the Variable Account and of each Subaccount are credited to or charged against the Variable Account and that Subaccount without regard to other income, gains or losses of the Company. We reserve the right to credit or charge a Subaccount in a different manner if required, or appropriate, by reason of a change in law. We may from time to time transfer to our General Account, assets which exceed the reserves and other liabilities of the Variable Account.

Changes To The Variable Account

We may add new Subaccounts that are not available under the Policy. We may substitute a portfolio for another portfolio of that Fund or of another Fund, if in our judgment, the portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions.

The new portfolio may have higher fees and charges than the one it replaced, and not all portfolios may be available to all classes of Policies. No substitution may take place without prior notice to you and prior approval of the SEC and insurance regulatory authorities, to the extent required by the Investment Company Act of 1940 (the "1940 Act") and applicable law.

We may also, where permitted by law:

 .  create new separate accounts;
 .  combine separate accounts, including the Variable Account;
 .  transfer assets of the Variable Account to another separate account;
 . add new Subaccounts to, or remove existing Subaccounts from, the Variable Account, or combine Subaccounts;
 . make Subaccounts (including new Subaccounts) available to such classes of Polices as we may determine;
 .  add new Funds or remove existing Funds;
 . substitute new Funds for any existing Funds whose shares are no longer available for investment;
 . substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Variable Account;
 . deregister the Variable Account under the 1940 Act; and . operate the Variable Account under the direction of a committee or in any other form permitted by law.

We will notify you of any changes we make.

                                THE PORTFOLIOS

You decide the Subaccounts to which you direct premiums or transfer Fund Value. There is a separate Subaccount which corresponds to each portfolio of a Fund offered in the Policy.

Each Fund is registered with the SEC as an open-end management investment company under the 1940 Act. The assets of each portfolio are separate from other portfolios of a Fund and each portfolio has separate investment objectives and policies. As a result, the investment performance of one portfolio has no effect on the investment performance of any other portfolio.

Before you choose a Subaccount to allocate your premiums and transfer Fund Value, carefully read the prospectus for each Fund, along with this prospectus. Please call your agent or our Operations Center to obtain each Fund prospectus. We summarize the investment objectives of each portfolio below. There is no assurance that any of the portfolios will meet these objectives. You should know that during extended periods of low interest rates, the yields of the MONY Money Market Subaccount may become extremely low and possibly negative.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager. The investment results of the portfolios, however, may be higher or lower than the results of such portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager.

The following table lists the Subaccounts of the Variable Account that are available under the Policy.


                                                          Adviser
        Subaccount          Type of Portfolio (and Sub-Adviser, as applicable)
 -----------------------------------------------------------------------------
                         AIM VARIABLE INSURANCE FUNDS
 -----------------------------------------------------------------------------
 AIM V.I. Basic Value        Large Value       A I M Advisors, Inc.
 Subaccount
 -----------------------------------------------------------------------------
 AIM V.I. Mid Cap Core       Mid-Cap Growth    A I M Advisors, Inc.
 Equity Subaccount
 -----------------------------------------------------------------------------
                           THE ALGER AMERICAN FUND
 -----------------------------------------------------------------------------
 Alger American              Domestic Hybrid   Fred Alger Management, Inc.
 Balanced Subaccount
 -----------------------------------------------------------------------------
 Alger American              Mid-Cap Growth    Fred Alger Management, Inc.
 MidCap Growth
 Subaccount
 -----------------------------------------------------------------------------
                        DREYFUS INVESTMENT PORTFOLIOS
 -----------------------------------------------------------------------------
 Dreyfus IP Small Cap Stock  Small Growth      The Dreyfus Corporation
 Index Subaccount
 -----------------------------------------------------------------------------
                        ENTERPRISE ACCUMULATION TRUST
 -----------------------------------------------------------------------------
 Enterprise Equity           Large Value       Enterprise Capital Management,
 Income Subaccount                             Inc. (subadvised by Boston
                                               Advisors, Inc.)
 -----------------------------------------------------------------------------
 Enterprise Growth           Large Growth      Enterprise Capital Management,
 Subaccount                                    Inc. (subadvised by Montag &
                                               Caldwell, Inc.)
 -----------------------------------------------------------------------------
 Enterprise Growth and       Large Value       Enterprise Capital Management,
 Income Subaccount                             Inc. (subadvised by UBS Global
                                               Asset Management (Americas),
                                               Inc.)
 -----------------------------------------------------------------------------

                                                               Adviser
       Subaccount             Type of Portfolio    (and Sub-Adviser, as applicable)
------------------------------------------------------------------------------------
Enterprise Managed         Large Value             Enterprise Capital Management,
Subaccount                                         Inc. (subadvised by Wellington
                                                   Management Company, LLP)
------------------------------------------------------------------------------------
Enterprise Multi-Cap       Mid-Cap Growth          Enterprise Capital Management,
Growth Subaccount                                  Inc. (subadvised by Fred Alger
                                                   Management Inc.)
------------------------------------------------------------------------------------
Enterprise Short Duration  Short-Term Bond         Enterprise Capital Management,
Bond Subaccount                                    Inc. (subadvised by MONY
                                                   Capital Management, Inc.)
------------------------------------------------------------------------------------
Enterprise Small           Small Growth            Enterprise Capital Management,
Company Growth                                     Inc. (subadvised by William D.
Subaccount                                         Witter, Inc.)
------------------------------------------------------------------------------------
Enterprise Small           Small Value             Enterprise Capital Management,
Company Value                                      Inc. (subadvised by Gabelli Asset
Subaccount                                         Management Company)
------------------------------------------------------------------------------------
Enterprise Total           Intermediate-Term Bond  Enterprise Capital Management,
Return Subaccount                                  Inc. (subadvised by Pacific
                                                   Investment Management
                                                   Company, LLP)
------------------------------------------------------------------------------------
               FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
------------------------------------------------------------------------------------
Franklin Income            Domestic Hybrid         Franklin Advisers, Inc.
Securities Subaccount
------------------------------------------------------------------------------------
Franklin Rising Dividends  Mid-Cap Value           Franklin Advisory Services, LLC
Securities Subaccount
------------------------------------------------------------------------------------
Franklin Zero Coupon 2010  Intermediate Government Franklin Advisers, Inc.
Subaccount
------------------------------------------------------------------------------------
                                JANUS ASPEN SERIES
------------------------------------------------------------------------------------
Janus Aspen Series         Large Growth            Janus Capital
Capital Appreciation
Subaccount
------------------------------------------------------------------------------------
Janus Aspen Series         Multisector Bond        Janus Capital
Flexible Income
Subaccount
------------------------------------------------------------------------------------
Janus Aspen Series         Foreign Stock           Janus Capital
International Growth
Subaccount
------------------------------------------------------------------------------------
                              LORD ABBETT SERIES FUND
------------------------------------------------------------------------------------
Lord Abbett Bond-          High Yield Bond         Lord, Abbett & Co. LLC
Debenture Subaccount
------------------------------------------------------------------------------------
Lord Abbett Growth         Large Value             Lord, Abbett & Co. LLC
And Income Subaccount
------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value  Mid-Cap Value           Lord, Abbett & Co. LLC
Subaccount
------------------------------------------------------------------------------------

                                                                  Adviser
       Subaccount              Type of Portfolio      (and Sub-Adviser, as applicable)
---------------------------------------------------------------------------------------
                         MFS(R) VARIABLE INSURANCE TRUST/sm/
---------------------------------------------------------------------------------------
MFS(R) Mid Cap Growth      Mid-Cap Growth             MFS(R) Investment Management
Subaccount
---------------------------------------------------------------------------------------
MFS(R) Total Return        Domestic Hybrid            MFS(R) Investment Management
Subaccount
---------------------------------------------------------------------------------------
MFS(R) Utilities           Specialty-Utilities        MFS(R) Investment Management
Subaccount
---------------------------------------------------------------------------------------
                                MONY SERIES FUND, INC.
---------------------------------------------------------------------------------------
MONY Government            Short Government           MONY Life Insurance Company
Securities Subaccount                                 of America
---------------------------------------------------------------------------------------
MONY Long Term             Long-Term Bond             MONY Life Insurance Company
Bond Subaccount                                       of America
---------------------------------------------------------------------------------------
MONY Money Market          Money Market               MONY Life Insurance Company
Subaccount                                            of America
---------------------------------------------------------------------------------------
                          OPPENHEIMER VARIABLE ACCOUNT FUNDS
---------------------------------------------------------------------------------------
Oppenheimer Global         World Stock                Oppenheimer Funds, Inc.
Securities Subaccount
---------------------------------------------------------------------------------------
Oppenheimer Main           Large Blend                Oppenheimer Funds, Inc.
Street(R) Subaccount
---------------------------------------------------------------------------------------
                              PBHG INSURANCE SERIES FUND
---------------------------------------------------------------------------------------
PBHG Mid-Cap Subaccount    Mid-Cap Value              Pilgrim Baxter & Associates, Ltd.
---------------------------------------------------------------------------------------
PBHG Select Value          Large Value                Pilgrim Baxter & Associates, Ltd.
Subaccount
---------------------------------------------------------------------------------------
                            PIMCO VARIABLE INSURANCE TRUST
---------------------------------------------------------------------------------------
PIMCO Global Bond          Intermediate-Term Bond     Pacific Investment Company
Subaccount                                            LLC
---------------------------------------------------------------------------------------
PIMCO Real Return          Intermediate U.S. Treasury Pacific Investment Company
Subaccount                                            LLC
---------------------------------------------------------------------------------------
PIMCO StocksPLUS           Large Blend                Pacific Investment Company
Growth and Income                                     LLC
Subaccount
---------------------------------------------------------------------------------------
                       THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
---------------------------------------------------------------------------------------
Van Kampen UIF U.S. Real   Specialty-Real Estate      Morgan Stanley Investment
Estate Subaccount                                     Management Inc., which does
                                                      business in certain instances
                                                      using the name "Van Kampen," is
                                                      the investment adviser to the
                                                      Universal Institutional Funds,
                                                      Inc.
---------------------------------------------------------------------------------------

We have entered into agreements with either the investment adviser or distributor of each of the Funds under which the adviser or distributor pays us a fee ordinarily based upon an annual average percentage of the average aggregate net amount we have invested on behalf of the Variable Account and other separate accounts. These percentages differ, and some investment advisers or distributors pay us more than others. These agreements reflect administrative services we provide. The amounts we receive under these agreements may be significant. In addition, our affiliate, MONY Securities Corporation, the principal underwriter for the Policies, will receive 12b-1 fees deducted from portfolio assets of certain Funds for providing distribution and shareholder support services to the portfolios.

Your Right To Vote Portfolio Shares

As required by law, we will vote portfolio shares held in the Variable Account at any regular and special meetings of the shareholders of the Funds. We will exercise these voting rights based on the instructions received from Owners having the voting interest in corresponding Subaccounts of the Variable Account. We may elect to vote the shares of the Funds in our own right if the 1940 Act or any regulations thereunder is amended, and as a result, we determine that it is permitted to vote the shares of the Funds in our right.

We will determine the number of votes which you have the right to cast by dividing your Fund Value in a Subaccount that corresponds to the portfolio by $100. Fractional votes will be counted. The number of Owner votes will be determined as of the date we set. However, such date will not be more than 90 days before the date established by the corresponding Fund for determining shareholders eligible to vote at that Fund's meeting. If required by the SEC, we reserve the right to determine the voting rights in a different fashion. You may cast your voting instructions in person or by proxy.

We will vote portfolio shares for which we received no timely instructions in proportion to the voting instructions which are received for all Policies participating in that Subaccount. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the number of votes eligible to be cast.

Disregard Of Voting Instructions

We may disregard voting instructions when required by state insurance regulatory authorities, if, (1) the instructions require that voting rights be exercised so as to cause a change in the subclassification or investment objective of a portfolio, or (2) to approve or disapprove an investment advisory contract. In addition, we may disregard voting instructions of changes initiated by Owners or the investment adviser (or portfolio manager) of a portfolio. Our disapproval of such change must be reasonable and must be based on a good faith determination that the change would be contrary to state law or otherwise inappropriate, considering the portfolio's objectives and purpose, and considering the effect the change would have on us. If we do disregard voting instructions, a summary of that action and the reasons for such action will be included in the next report to Owners.

                        THE GUARANTEED INTEREST ACCOUNT

Due to certain exemptive and exclusionary provisions of the federal securities laws, we have not registered interests in the Guaranteed Interest Account or our General Account under the Securities Act of 1933 or under the 1940 Act. Accordingly, neither the Guaranteed Interest Account nor any interest therein is generally subject to the provisions of these Acts and, as a result, the staff of the SEC has not reviewed the disclosure in this prospectus relating to the Guaranteed Interest Account. Disclosures regarding the Guaranteed Interest Account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus. For more details regarding the Guaranteed Interest Account, please see your Policy.

You may allocate all or a portion of your net premiums and transfer Fund Value to our Guaranteed Interest Account. Amounts allocated to the Guaranteed Interest Account become part of the General Account, which supports insurance and annuity obligations. The amounts allocated to the General Account are subject to the liabilities arising from the businesses we conduct. Subject to applicable law, we have sole discretion over the investment of the assets of its General Account.

We guarantee that we will credit the Fund Value in the Guaranteed Interest Account with a minimum interest rate of 0.0107% compounded daily, for a minimum effective annual rate of 4.0%. We may, in our sole discretion, declare current interest in excess of the 4.0% annual rate. We may declare excess interest based on such factors including, but not limited to, regulatory and tax requirements, sales commissions, and administrative expenses borne by us, general economic trends, and competitive factors. We cannot predict or guarantee future excess interest rates.

Before the beginning of each calendar month, we will declare an interest rate. The declared rate will apply to premium payments and transfers into the Guaranteed Interest Account made during the calendar month. To obtain the rate, please contact your agent. The calendar year and month the payment or transfer is made determines the "generation" of such monies. The current interest may be credited from the date of the payment or transfer for a period of 12 months beginning the first day of the monthly generation to which the payment or transfer is assigned. After the first 12 months, a renewal interest rate may be declared for a new 12-month period. At the end of the renewal period, all monies will earn an interest rate which is declared monthly and applies for a one-month period. Any rate we declare in excess of the minimum interest rate may be changed or discontinued by us at anytime after it is declared, but such change or discontinuance will only affect the crediting of interest that accrues after the change or discontinuance.

We bear the full investment risk for Fund Value allocated to the Guaranteed Interest Account.

                                  THE POLICY

We designed the Policy to meet the needs of individuals as well as for corporations who provide coverage and benefits for key employees.

Applying For A Policy


To purchase a Policy, you must complete an application and then have your agent submit it to us at our Operations Center. After you have done this, it can sometimes take several weeks for us to gather and evaluate the information we need to decide whether to issue a Policy to you and if so, what the Insured's risk class should be. After we approve an application for a Policy and assign the appropriate risk class, we will prepare the Policy for delivery.


You must pay an initial premium of a sufficient amount before or at the time we deliver your Policy. (If you submit your initial premium with your application, we will place your premium in our General Account where it will earn interest at an effective annual rate of at least 4.0%). See "Premiums". Coverage generally becomes effective on the Policy Date. We will not pay a Death Benefit before the Policy Date unless temporary insurance coverage, as discussed below, was in effect.

We will issue a Policy covering an Insured who is up to and including age 85, providing we receive evidence of insurability that satisfies us. If a qualified plan will own the Policy, the Insured cannot be less than 18 years old or more than 70 years old. Required evidence of insurability may include, among other things, a medical examination of the Insured. We may reject an application for any lawful reason.

Temporary Insurance Coverage

You may apply for temporary insurance coverage. To be eligible for such coverage, the Insured must be between the ages of 15 days and 71 years old and must be able to satisfactorily answer several health questions. Your initial premium must be in the amount of at least the Minimum Monthly Premium (see below) for the Policy for which you applied. This coverage will take effect on the date you sign the application and pay the premium. Temporary insurance coverage will end on the earliest of:

.. the policy release date (i.e., the date we authorize the Policy to be delivered to you), if the Policy is issued as applied for;

.. the 15th day after the policy release date or the date the Policy takes effect, if the policy is issued other than as applied for; no later than 90 days from the date the temporary insurance agreement is signed; the 45th day after the form is signed if you have not finished the last required medical exam; 5 days after we send notice to you that we declined to issue any Policy; and

..  the date you tell us that the Policy will be refused.

We will pay a Death Benefit if the Insured dies during the period of temporary coverage. This Death Benefit will be:

  1.the insurance coverage applied for (including any optional riders) up to $500,000, less

  2.the deductions from premium and the monthly deduction due prior to the date of death.

We hold the premiums paid for temporary insurance coverage in our General Account until the policy release date. If we issue the Policy, we will apply these amounts to your Policy. Please contact your agent and see the Statement of Additional Information for more information about temporary insurance coverage.

Backdating

We may sometimes backdate a Policy, if you request, by assigning a Policy Date earlier than the record date so that you can obtain lower insurance rates, based on a younger insurance age. We will not backdate a Policy for more than six months (a shorter period is required in certain states) before the date of your application. For a backdated Policy, Monthly Deductions will begin on the backdated Policy Date. You therefore will incur charges before you otherwise would have if you had not backdated your Policy, and your initial premium payment must be in an amount sufficient to cover the extra Monthly Deduction charges for the backdating period.

Owner

You have all of the rights and benefits under the Policy while the Insured is living. These rights include the right to change the Beneficiary, to assign the Policy, to transfer Fund Value, or make full or partial surrenders.

Canceling The Policy


You may cancel a Policy during the "Right to Return Policy" period by returning it to us at our Operations Center, and receive a refund of the full amount of the premium paid. The Right to Return Policy period runs for 10 days (or longer in certain states) after you receive the Policy.


                                   PREMIUMS

General


We will usually credit your initial premium payment to the Policy on the later of the date we approve your Policy or the date we receive your payment. We will credit any subsequent premium to the Policy on the Business Day we receive it at our Operations Center.


If you have selected the Guideline Premium/Cash Value Corridor Test, the total premiums you pay may not exceed guideline premium limitations for the insurance set forth in the Internal Revenue Code of 1986, as amended (the "Code"). We may reject any premium, or any portion of a premium, that would result in the Policy being disqualified as life insurance under the Code. We will refund any rejected premium. We will tell you before we process a transaction, whether once we process the transaction, your Policy is in jeopardy of becoming a modified endowment contract under the Code.

Initial Premium

You must pay an amount equal to at least the Minimum Monthly Premium to put the Policy in effect. However, if you want to pay premiums less often than monthly, the premium required to put the Policy in effect is equal to the Minimum Monthly Premium multiplied by 12 divided by the frequency of the scheduled premium payments.

We base your Minimum Monthly Premium on a number of factors. These factors include:

  1.your Specified Amount;

  2.any riders you added to the Policy; and

  3.the Insured's age, smoking status, gender (unless unisex rates apply), and risk class.

We show the Minimum Monthly Premium in your Policy. After you pay this initial premium, subject to the limitations described below, you may choose the amount and frequency of premium payments to reflect your varying financial conditions.

Tax-Free "Section 1035" Exchanges


You can generally exchange one life insurance policy for another on the life of the same insured in a "tax-free exchange" under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both policies carefully. Remember that if you exchange another policy for the one described in this prospectus, you might have to pay a surrender charge on your old policy. The charges for this Policy and other charges may be higher (or lower) and the benefits may be different. If the exchange does not qualify for Section 1035 treatment, you may have to pay federal income and penalty taxes on the exchange. You should not exchange another policy for this one unless you determine, after knowing all the facts, that the exchange is in your best interest and not just better for the person trying to sell you this Policy (that person will generally earn a commission if you buy this Policy through an exchange or otherwise).


Scheduled Premiums

Your initial Minimum Monthly Premium is the only premium you must pay under the Policy. However, you greatly increase your risk of Policy termination if you do not regularly pay premiums at least as large as the Minimum Monthly Premium. Paying your Minimum Monthly Premiums will not necessarily keep your Policy in force. Additional premiums may be necessary to keep the Policy in force.

You may pay your premiums according to the schedule you established when you applied for the Policy. This scheduled premium payment provides for the payment of level premiums at fixed intervals over a specified period of time, and equals, at least, the Minimum Monthly Premium multiplied by 12 divided by the scheduled premium payment frequency. We will send you a premium reminder notice for the scheduled premium payment amount on an annual, semiannual or quarterly basis, at your option.

You should change the amount of your scheduled premium payments if:

..  you increase your Specified Amount;
..  you change your Death Benefit option;

..  you change or add a rider;
..  you take a partial surrender when you have elected Death Benefit Option 1
   (see "Death Benefit"); or you select Subaccounts that experience adverse investment performance.


You can change the amount and interval of payment of scheduled premiums at any time by writing us at our Operations Center. However, the new payment interval must satisfy our rules in use at the time of the change.


We will issue an endorsement to your Policy after you increase the Specified Amount that will provide you with the increased Minimum Monthly Premium amount.

Electronic Payments

You may have your bank automatically pay your premiums to us. If you authorize us, we will withdraw premiums from your bank account each month by electronic funds transfer. Based on your Policy Date, we may require that up to two Minimum Monthly Premiums be paid in cash before premiums may be paid by electronic funds transfer to the Company.

Unscheduled Premiums

In general, you may make premium payments at any time and in any amount. However, we may reject or limit any unscheduled premium payment that would result in an immediate increase in the Death Benefit payable, unless you provide us with satisfactory evidence of insurability at the time of payment. If satisfactory evidence of insurability is not received, we may return the payment in whole or in part. In addition, we will reject all or a part of a premium payment and return it to you if the premium would exceed the maximum premium limitations prescribed by the federal income tax law definition of life insurance.

Repayment Of Outstanding Debt

We will treat payments you send to us as premium payments, and not as repayment of Outstanding Debt, unless you request otherwise. If you request that the payment be treated as a repayment of Outstanding Debt, any part of a payment that exceeds the amount of Outstanding Debt will be applied to your Fund Value as a premium payment. Applicable taxes and sales charges are only deducted from any payment that constitutes a premium payment.

Allocating Premiums


When you apply for a Policy, you specify the percentage of your net premium payments we are to allocate to the Subaccounts and to the Guaranteed Interest Account. Allocations must be in whole percentages, no allocation may be for less than 5% of a net premium, and allocation percentages must total 100%. You may change your allocations at any time by writing or calling our Operations Center. The change will apply to the net premium payments you make upon receipt of your instructions.


We will allocate your initial premium payment to our General Account until the end of the "Right to Return Policy" period. At the end of that period, we will transfer your net premium to the Subaccounts and/or Guaranteed Interest Account you designated. After the "Right to Return Policy" period, we will allocate your net premiums to the Subaccounts and/or Guaranteed Account on the Business Day that we receive the premium payment.

If you make an unscheduled premium payment, you may specify an allocation choice that differs from your allocation choice for your scheduled premium payments. This choice will not change your allocation choice for future scheduled premium payments. Your allocation must be whole numbers only, each allocation must be for at least 5% of the unscheduled net premium, and the total must be 100% of the unscheduled net premium.

                          HOW YOUR FUND VALUE VARIES

Fund Value

Fund Value is the entire amount we hold under your Policy for you. Fund Value serves as the starting point for calculating certain values under a Policy. It is the sum of the total amount under the Policy in each Subaccount, the amount held in the Guaranteed Interest Account, and the amount held in the Loan Account. We determine Fund Value first on your Policy Date, and after that, on each Business Day. Your Fund Value will vary to reflect the performance of the Subaccounts to which you have allocated amounts and interest we credit on amounts in the Guaranteed Interest Account, and will also vary to reflect Outstanding Debt, charges for the Monthly Deduction, mortality and expense risk charges, partial surrenders, and loan repayments. Your Fund Value may be more or less than the premiums you paid.

Cash Value

Cash Value on any Business Day is Fund Value reduced by any surrender charge and any Outstanding Debt.

Subaccount Values

On any Business Day, the value of a Subaccount equals the number of Units we credit to the Policy multiplied by the Unit value for that Day. We make the calculation before the purchase or redemption of Units on that Day.

Every time you allocate or transfer money to or from a Subaccount, we convert that dollar amount into Units. When you make allocations to a Subaccount, either by premium allocation, transfer of Fund Value, transfer of loan interest from the General Account, or repayment of a loan, we credit your Policy with Units in a Subaccount. When we assess the Monthly Deduction, and when you take a loan, a partial surrender, or transfer from a Subaccount, we decrease the number of Units you hold in a Subaccount.

Subaccount Unit Value

The unit value of each subaccount on its first Business Day was set at $10.00. To determine the unit value of a subaccount on any later Business Day, the Company takes the prior Business Day's Unit Value and multiplies it by the Net Investment Factor for the current Business Day. The New Investment Factor is used to measure the investment performance of a subaccount from one Business Day to the next. The Net Investment factor for each subaccount equals:

  1) the net asset value per share of each Fund held in the subaccount at the end of the current Business Day, plus the share amount of any dividend or capital gains distributed by the Underlying Fund held in the subaccount on the current Business Day, divided by

  2) the net asset value per share of each Fund held in the subaccount at the end of the prior Business Day, minus

  3) the daily mortality and expense risk charge and any other applicable charges adjusted for the number of days in the period.

The unit value of these subaccounts may increase, decrease or remain the same from Business Day to Business Day. The unit value depends on the investment performance of the portfolio of the Fund in which the subaccount invests and any expenses and charges deducted from MONY America Variable Account L. The Owner bears the entire investment risk. Owners should periodically review their allocations of payments and values in light of market conditions and overall financial planning requirements.

Guaranteed Interest Account Value

On any Business Day, Fund Value in the Guaranteed Interest Account is:

 . the accumulated value with interest on the net premiums allocated and amounts transferred to, the Guaranteed Interest Account before that Day; minus
 . withdrawals from the Guaranteed Interest Account before that Day for any partial surrender and its fee, any amounts transferred from the Guaranteed Interest Account and the transfer charge, if any, and any Monthly Deductions.

                                   TRANSFERS


After the Right to Return Policy period has ended, you may transfer all or a portion of your Fund Value between and among the Subaccounts of the Variable Account and the Guaranteed Interest Account subject to certain conditions. Transfers from a Subaccount will take effect at the end of the Business Day we receive your request at our Operations Center. Transfers from the Guaranteed Interest Account will take effect on the policy anniversary, or if later, at the end of the Business Day we receive your request at our Operations Center. We may postpone transfers to, from, or among the Subaccounts under certain circumstances. See "Payments and Telephone/Facsimile/Web Transactions."


We restrict transfers from the Guaranteed Interest Account. You may only transfer Fund Value from the Guaranteed Interest Account once each Policy Year. We must receive your request to transfer Fund Value from the Guaranteed Interest Account within 10 days before or 30 days after a policy anniversary.

When thinking about a transfer of Fund Value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time. We consider a request for a transfer to be one transaction. We may charge for transfers. See "Charges and Deductions."

Transfers By Third Parties

As a general rule and as a convenience to you, we allow you to give a third party the right to effect transfers on your behalf. However, when the same third party makes transfers for many Owners, the result can be simultaneous transfers involving large amounts of Fund Value. Such transfers can disrupt the orderly management of the portfolios underlying the Policy, can result in higher costs to Owners, and are generally not compatible with the long-range goals of Owners. We believe that such simultaneous transfers effected by such third parties are not in the best interests of all shareholders of the Funds, and the managements of the Funds share this position.


Therefore, to the extent necessary to reduce the adverse effects of simultaneous transfers made by third parties who make transfers on behalf of multiple Owners, we may not honor such transfers. We will notify you in writing if we do not process a transfer request. Also, we will institute procedures to assure that the transfer requests that we receive have, in fact, been made by the Owners in whose names they have been submitted. These procedures will not, however, prevent Owners from making their own transfer requests.

                                DEATH BENEFITS


As long as your Policy is in effect and before the maturity date, we will pay the Death Benefit proceeds upon receipt at our Operations Center of satisfactory proof of the Insured's death. We may postpone payment of the death benefit under certain conditions. See "Payments and Telephone/Facsimile/Web Transactions." We will pay the proceeds to the Beneficiary.


Amount Of Death Benefit Proceeds Payable

The amount of Death Benefit proceeds payable equals:

  1.the Policy's Death Benefit; plus

  2.any insurance proceeds provided by rider; less

  3.any Outstanding Debt, and if the death of the Insured occurs during any period for which a Monthly Deduction has not been made, any Monthly Deduction that may apply to that period, including the deduction for the month of death.

Under certain circumstances, we may further adjust the amount of the Death Benefit proceeds payable. See "Incontestability," and "Misstatement of Age or Sex," and "Suicide Exclusion."

Death Benefit Options


When you apply for a Policy, you have to make three choices about your Death Benefit. First, you must select the death benefit compliance test; second, you must tell us how much life insurance you want on the Insured; and finally, you must select a Death Benefit option.



The Policy must satisfy alternative death benefit compliance tests to qualify as life insurance under section 7702 of the Code: the Cash Value Accumulation Test or the Guideline Premium/Cash Value Corridor Test. Each test effectively requires that the Policy's Death Benefit, plus any outstanding loans and accrued interest thereon, and any unpaid Monthly Deductions, always be equal to or greater than the Fund Value multiplied by a certain death benefit percentage. Under the Cash Value Accumulation test, the death benefit percentages vary by Insured's attained age, gender and smoking status and in general, will not limit the amount you can pay into the Policy; under the Guideline Premium/Cash Value Corridor Test, the death benefit percentages vary by the Insured's attained age, and will limit the amount you pay into the Policy. Your minimum Death Benefit will generally be larger should you select the Cash Value Accumulation Test, while your Fund Value will generally be greater in the long term under the Guideline Premium/Cash Value Corridor Test because your amount at risk will be lower which may result in lower cost of insurance charges in later Policy Years. In most situations, the Death Benefit that results from the Cash Value Accumulation Test will be more than the Death Benefit that results from the Guideline Premium/Cash Value Corridor Test. However, under the Guideline Premium/Cash Value Corridor Test, the premiums you pay into the Policy will be limited. Under the Cash Value Accumulation Test, there is no limit to the amount that may be paid in premiums as long as there is enough Death Benefit in relation to Fund Value at all times. Once you choose the test, you cannot change it.


You also must tell us how much life insurance coverage you want on the life of the Insured. We call this the Specified Amount. The minimum Specified Amount is $50,000.


Finally, you tell us whether you want Death Benefit Option 1 or Death Benefit Option 2. If you prefer to have premium payments and any favorable investment performance reflected partly in the form of an increasing Death Benefit, you should consider choosing Death Benefit Option 2. If you are satisfied with the amount of the Insured's existing insurance coverage and prefer to have premium payments and any favorable investment performance reflected to the maximum extent in Fund Value (thus reducing cost of insurance charges) you should consider choosing Death Benefit Option 1. If you do not select a Death Benefit Option, we will assume you selected Death Benefit Option 2. Subject to certain restrictions, you may change your Death Benefit Option (see below).


Under Death Benefit Option 1, your Death Benefit will be the greater of:

  a.the Specified Amount in effect on the date of the Insured's death plus any additional term life insurance you may have selected, or

  b.Fund Value on the date of the Insured's death multiplied by a death benefit percentage.

Your death benefit percentage will vary by the definition of life insurance you selected. A table showing the death benefit percentages is in your Policy. If you want to have favorable investment performance reflected in increasing Fund Value, and not in increasing insurance coverage, you should choose Option 1.

Under Death Benefit Option 2, your Death Benefit will be the greater of:

  a.the Specified Amount in effect on the date of the Insured's death plus any additional term life insurance you may have selected, plus Fund Value on the date of the Insured's Death, or

  b.Fund Value on the date of the Insured's death multiplied by a death benefit percentage.

The death benefit percentage is the same as that used for Option 1. The Death Benefit in Option 2 will always vary as Fund Value varies. If you want to have favorable investment performance reflected in increased insurance coverage, you should choose Option 2.

Examples of Options 1 and 2

The following examples demonstrate how we calculate the Death Benefit under Options 1 and 2. The examples show two Policies with the same Specified Amount, but Fund Values vary as shown. We assume that the Insured is age 65 at the time of death and that there is no Outstanding Debt.

We also assume that you selected the Guideline Premium Test. Policy 1 shows what your Death Benefit would be for a Policy with low Fund Value. Policy 2 shows what your Death Benefit would be for a Policy with a higher Fund Value.

                                              Policy 1 Policy 2
                                              -------- --------
                 Specified Amount............ $100,000 $100,000
                 Fund Value on Date of Death. $ 35,000 $ 85,000
                 Death Benefit Percentage....     120%     120%
                 Death Benefit under Option 1 $100,000 $102,000
                 Death Benefit under Option 2 $135,000 $185,000

Changing Death Benefit Options


You may change the Death Benefit option under your Policy by writing us at our Operations Center. If you change from Death Benefit Option 1 to Death Benefit Option 2, you must provide us with satisfactory evidence of insurability. We do not require evidence of insurability if you change from Death Benefit Option 2 to Death Benefit Option 1. The effective date of a change requested between monthly anniversaries will be the next Monthly Anniversary Day after we accept the change.


If you change from Death Benefit Option 1 to Death Benefit Option 2, we will reduce your Policy's Specified Amount by the amount of the Policy's Fund Value at the date of the change. We will not permit you to change from Death Benefit Option 1 to Death Benefit Option 2 if the change would result in a new Specified Amount of less than $50,000.

If you change from Death Benefit Option 2 to Death Benefit Option 1, we will increase the Specified Amount of your Policy by the amount of the Policy's Fund Value at the date of the change. The change to Death Benefit Option 1 will generally reduce the Death Benefit payable in the future.

We will automatically change your Death Benefit option to Death Benefit Option 2 if the Insured becomes disabled and the Waiver of Specified Premium rider or a Waiver of Monthly Deduction Benefit rider is in effect. Additional information about the riders available under the Policy is available from your agent and in the Statement of Additional Information.

A change in the Death Benefit option may affect the monthly cost of insurance charge since this charge varies with the amount at risk. Generally, the amount at risk is the amount by which the Death Benefit exceeds Fund Value. See "Deductions from Fund Value--The Monthly Deduction." If the Policy's Death Benefit is not based on the death benefit percentage under Death Benefit Option 1 or Death Benefit Option 2, changing from Option 2 to Option 1 will generally decrease the amount at risk. Therefore, this change may decrease the cost of insurance charges. Changing from Death Benefit Option 1 to Death Benefit Option 2 will generally result in an amount at risk that remains level. However, such a change will result in an increase in the cost of insurance charges over time because the cost of insurance rates increase with the Insured's age.

Changing The Specified Amount

You may change the Specified Amount under your Policy subject to the conditions described below.

Increasing the Specified Amount will generally increase your Policy's Death Benefit. Decreasing the Specified Amount will generally decrease your Policy's Death Benefit. The amount of change in the Death Benefit depends on (1) the Death Benefit option chosen, and (2) whether the Death Benefit under the Policy is being computed using the death benefit percentage at the time of the change. Changing the Specified Amount could affect the subsequent level of Policy values. For example, an increase in Specified Amount may increase the amount at risk, which will increase your cost of insurance charges over time. Conversely, a decrease in Specified Amount may decrease the amount at risk, which may decrease your cost of insurance over time. We offer term life insurance riders. Depending on your circumstances, it may be more cost effective for you to purchase one of these riders rather than increasing your Specified Amount.

We will not permit any change that would result in your Policy being disqualified as a life insurance contract under Section 7702 of the Code. However, changing the Specified Amount may have other tax consequences. You should consult a tax adviser before changing the Specified Amount.

Increases


 . You may increase the Specified Amount by submitting a written application and evidence of insurability to us at our Operations Center. The increase will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it.

 . You can only increase the Specified Amount until the Insured's age 85 (Insured's age 70 for individual qualified plans).
 . You may not increase your Specified Amount if Monthly Deductions are being waived under the Waiver of Monthly Deduction rider, or premiums are being waived under the Waiver of Specified Premiums rider.
 .  Your cost of insurance charges will increase.
 . The increase will create a new "coverage segment." There will be a surrender charge associated with this coverage segment. We will allocate Fund Value after the increase first to the original coverage segment, and then to each coverage segment in order of the increases.

 . Your Minimum Monthly Premium will increase, and we will make this adjustment prospectively to reflect the increase.
 . If the Specified Amount is increased when a premium payment is received, we will process the increase before we process the premium payment.

Decreases


 . You may decrease the Specified Amount (or the amount of term insurance added by rider) by submitting a written application to us at our Operations Center. The decrease will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it.

 .  You may not decrease the Specified Amount below $50,000.
 .  We will apply decreases in your Specified Amount in the following order:

     1. against the most recent increase, regardless if it is Specified Amount increase or additional term life insurance rider amount increase;

     2. against the next most recent increases successively, regardless if it is Specified Amount increase or additional term life insurance rider amount increase;

     3. against additional term life insurance rider amount provided under the original application; and

     4. against insurance provided by the Specified Amount under the original application.

 . Your Minimum Monthly Premium will not be adjusted for the decrease in the Specified Amount.
 . If the Specified Amount is decreased when a premium payment is received, we will process the decrease before we process the premium payment.
 .  Rider coverages may be affected by a decrease in Specified Amount.
 . We will reject a decrease in Specified Amount, if, to effect the decrease, payments to you would have to be made from Fund Value for compliance with the guideline premium limitations, and the amount of the payments would exceed the Cash Value of your Policy.

If a requested change is not approved, we will send you a written notice of our decision.

Changes in the additional term life insurance amount will be subject to the same rules discussed above for Specified Amount changes.

                       OTHER OPTIONAL INSURANCE BENEFITS

Subject to certain requirements, you may elect to add one or more optional insurance benefits when you apply for your Policy. These other optional benefits are added to your Policy by an addendum called a rider. As applicable, a charge is deducted monthly from the Fund Value for each optional benefit added to your policy. You can cancel these benefits at any time. Certain restrictions may apply, and are described in the applicable rider. In addition, adding or canceling these benefits may have an effect on your Policy's status as a modified endowment contract.

The following riders are available under the Policy. Not all riders are available in all states.





Term Life Term Rider

This rider provides additional death benefits on the life of the Insured until the Insured reaches age 80. You may convert the rider coverage without evidence of insurability to any level premium, level face amount permanent policy of insurance offered by the Company. The conversion must occur before the Insured's age 65 or 5 years from the issue of the rider, whichever is later.

Additional Term Life Insurance Rider

This rider provides you with a level death benefit to age 100. The Additional Term Life Insurance Rider, unlike the Term Life Term Rider, is combined with the Specified Amount of the policy for purposes of determining if the minimum "corridor" is required to maintain the definition of life insurance under the Internal Revenue Code section 7702. See "Tax Considerations."


Enhanced Maturity Extension Rider



This rider provides the option to extend coverage beyond the original maturity date of the Policy until the date death proceeds become payable such that the death benefit at maturity is determined in the same manner as it was prior to the original maturity date. Death proceeds payable upon the Insured's death on and after the original maturity date will equal the Death Benefit as determined under the Policy using 101% as the applicable percentage of Fund Value. There is a monthly cost for this rider which is deducted monthly from the Fund Value.



If you elect this rider, the Policy provisions relating to maturity extension will not be effective. If you elect to end this rider, we will automatically provide coverage under the Policy provisions relating to maturity extension.





Spouse's Yearly Renewable Term Rider



This rider provides for term insurance benefits on the life of the Insured's spouse, to the spouse's age 80.



Accidental Death and Dismemberment Rider



This rider pays a benefit amount if the Insured dies or suffers a specified dismemberment as a result of an accident. The accident must occur after the Insured's age 5 and before the Insured's age 70.



Purchase Option Rider



This rider provides the option to purchase additional coverage as specified in the rider at specific ages or events without providing additional evidence that the Insured remains insurable.



Waiver of Monthly Deduction Rider



This rider provides for the waiver of certain charges while the Insured has a covered disability and the policy is in effect. While the Insured is disabled, no deductions are made for (1) monthly administrative charges, (2) Per $1,000 Specified Amount charges, (3) cost of insurance charges, and (4) rider charges.



Waiver of Specified Premiums Rider



This rider provides for the waiver of the monthly specified premiums (shown on the rider) while the Insured has a covered disability and the policy is in effect. The specified premiums will be added to the Fund Value on each monthly anniversary net charges. We will allocate net premiums among the Subaccounts and the Guaranteed Interest Account according to your most recent instructions. This rider does not waive the Monthly Deductions due under your Policy.



Accelerated Death Benefit Rider



This rider provides you with the ability to accelerate a portion of the Policy's base Death Benefit if the Insured is diagnosed with a terminal illness that reduces the Insured's life expectancy to 12 months or less and you provide satisfactory proof of the terminal illness. The accelerated benefit amount will be the lesser of 50% of the Policy's base Death Benefit or $250,000, and we will pay the accelerated Death Benefit in one lump sum to the Owner.

Children's Term Life Insurance Rider



This rider provides term insurance coverage on the lives of the children of the Insured under age 18. The coverage continues to the policy anniversary after the child's 22nd birthday.



Contact our Operations Center or your agent for additional information about these additional insurance benefits.


                             BENEFITS AT MATURITY

The maturity date for this Policy unless you elect to extend it under the Policy provisions or by electing the Enhanced Maturity Extension Rider is the policy anniversary following the Insured's 100th birthday. If the Insured is living on the maturity date, we will pay to you, as an endowment benefit, the Fund Value of the Policy. We will not accept premiums, nor will we take Monthly Deductions, after the maturity date. Payment of the benefit may be deferred until the date of the Insured's death under the Policy provisions or the Enhanced Maturity Extension Rider. Under the Policy provisions, the death proceeds payable upon the surviving Insured's death equal the Cash Value of the Policy at the original maturity date multiplied by a death benefit percentage of 101%. Under the Enhanced Maturity Extension Rider, the death benefit payable upon the Insured's death on and after the original maturity date will equal the Death Benefit as determined under the Policy using 101% as the applicable percentage of Fund Value.

If you elect the Enhanced Maturity Extension Rider, Policy provisions relating to maturity extension will not be effective. If you elect to end the rider, we will automatically provide coverage under the Policy provisions relating to maturity extension. Please see the Enhanced Maturity Extension Rider for more information.

                       SURRENDERS AND PARTIAL SURRENDERS

Surrenders


You may cancel and surrender your Policy at any time before the Insured dies by sending a written request together with the Policy to our Operations Center. Your Policy will terminate at end of the Business Day we receive your request.


The amount you will receive will be your Policy's Fund Value less (1) any surrender charge, and (2) any Outstanding Debt. Unless you select an optional payment plan, we will pay any proceeds in a lump sum.

A surrender, including a "partial surrender" (see below), may have adverse tax consequences. See "Tax Considerations."

Partial Surrenders


Until the maturity date, you may make a partial surrender request at any time from your Policy by writing us at our Operations Center. We will process your partial surrender request at the end of the Business Day we receive your request.


Your partial surrender must be for at least $500 (plus its fee). We will not allow a partial surrender if your Fund Value after the partial surrender (including the partial surrender fee) would be less than $500 or would result in a Specified Amount in force of less than $50,000. If you have taken a loan on your Policy, we limit the amount of your partial surrender so that the loan amount, after the partial surrender, is not greater than 90% of Cash Value, less any accrued loan interest due on the next Policy anniversary.

You must allocate an amount or percentage of your Fund Value in the Subaccounts and the Guaranteed Interest Account from which we are to take your partial surrender. Allocations by percentages must be in whole percentages and the minimum percentage is 10% against any Subaccount or the Guaranteed Interest Account. Percentages must total 100%. We will reject an allocation which does not comply with the rules or if there is not enough Fund Value in a Subaccount or the Guaranteed Interest Account to provide its share of the allocation. If the Insured dies after the request for a partial surrender is sent to us and before it is effected, the amount of the partial surrender will be deducted from the Death Benefit proceeds. We will determine the Death Benefit proceeds taking into account the amount surrendered.

Effect Of Partial Surrenders On Fund Value And Death Benefit Proceeds

If you make a partial surrender and you selected Death Benefit Option 1, we will decrease the Specified Amount of your Policy by the amount of the partial surrender (excluding its fee). If you selected Death Benefit Option 2, a partial surrender will not change the Specified Amount of your Policy. However, if the Death Benefit is not equal to the Fund Value times a death benefit percentage, we will reduce the Death Benefit by the amount of the partial surrender. Under either Death Benefit Option, if the Death Benefit is based on the Fund Value times the applicable death benefit percentage, the Death Benefit may decrease by an amount greater than the partial surrender.

There is a fee of $10 for each partial surrender. Partial surrenders may have adverse tax consequences. See "Tax Considerations."

                                     LOANS


You may borrow up to 90% of your Cash Value, less any accrued loan interest due on the next Policy anniversary, at any time by writing us at our Operations Center. (If you request a loan on a Monthly Anniversary Day, the maximum loan is reduced by the Monthly Deduction due on that day.) Your Policy is the only security for the loan. A loan may have tax consequences. You should consult your tax adviser before borrowing from your Policy.


To secure a loan, we transfer an amount equal to the loan proceeds from Fund Value in the Variable Account and the Guaranteed Interest Account to our Loan Account. You tell us from where we are to transfer this Fund Value. You can specify loan allocations by amount or percentages. Allocations by percentage must be in whole percentages and the minimum percentage is 5% against any Subaccount or the Guaranteed Interest Account. If you do not specify an allocation, or if we cannot process your loan allocations because they do not comply with our rules or there is not enough Fund Value in a Subaccount and/or the Guaranteed Interest Account to comply with your request, we will reject your request for a loan. We pay interest monthly on amounts allocated to our Loan Account at an annual rate not less than 4.0%. We may pay excess interest in our sole discretion. We will allocate amounts in the Loan Account that exceed your Outstanding Debt to the Variable Account and/or Guaranteed Interest Account as we determine.


We normally pay the amount of the loan within seven calendar days after we receive a proper request for a loan at our Operations Center. We may postpone payment of loan under certain conditions. See "Payments and Telephone Transactions."


We charge interest on a loan. Loan interest is payable in arrears on each policy anniversary, and varies by the number of years since we issued your Policy. The interest you must pay on the loan is as follows:

                 Policy Year  Interest Due (at an annual rate)
                 -----------  --------------------------------
                 1 through 20              5.00%
                 21 and after              4.25%

If you do not pay the interest when due, it will become part of the loan and accrue interest accordingly. To secure this "new" loan, we will deduct amounts from the Fund Value of each Subaccount and/or the Guaranteed Interest Account in the same proportion that each bears to total Fund Value on the policy anniversary.

You may repay all or part of the Outstanding Debt (i.e., your loan amount plus interest on the loan) at any time by sending the repayment to our Operations Center. We will credit repayments on the Business Day that we receive them. You must clearly mark a repayment as a loan repayment or it will be credited as a premium. If a loan repayment is made which exceeds the Outstanding Debt, we will consider the excess to be part of a scheduled premium payment, and the payment will be subject to the rules on acceptance of premium payments.


Upon each loan repayment, we will transfer an amount equal to the loan repayment from the Loan Account to the Variable Account and/or Guaranteed Interest Account according to your current premium allocation instructions.

We deduct any Outstanding Debt from your Cash Value and the Death Benefit proceeds payable on the Insured's death.

Effects Of Policy Loans

A loan affects the Policy because we reduce Death Benefit proceeds and Cash Value under the Policy by the amount of Outstanding Debt. Repaying the loan causes the Death Benefit proceeds and Fund Value to increase by the amount of the repayment. As long as there is Outstanding Debt, we will hold an amount in the Loan Account equal to the loan amount as collateral. This amount is not affected by the Variable Account's investment performance or interest we credit on amounts allocated to the Guaranteed Interest Account. Amounts transferred from the Variable Account as collateral will affect the Fund Value of your Policy because we credit such amounts with an interest rate we declare rather than a rate of return reflecting the investment performance of the Variable Account.

There are risks involved in taking a loan, a few of which include the potential for your Policy to terminate if, after your third policy anniversary (or, in some instances, the third anniversary following an increase in Specified Amount), projected earnings taking into account Outstanding Debt are not achieved. A loan may have adverse tax consequences. See "Tax Considerations."

We will notify you if your Policy is in risk of termination and has entered a 61-day grace period. See "Termination."

                                  TERMINATION

General

Your Policy will remain in effect as long as it has a Cash Value greater than zero and you make any required additional premium payments during the 61-day grace period.

If your Policy does not meet the conditions specified above, it will be in default. In that case, we will mail you a notice of insufficient premium that will inform you the premium you must pay to keep your Policy in effect. You must pay this premium amount within the 61-day grace period from the date we send notice to you. If you do not pay the required premium, your Policy will end.

As discussed below, we have special rules relating to termination during the first three Policy Years and for three Policy Years following an increase in Specified Amount if that increase became effective during the first three Policy Years.

Special Rules For First Three Policy Years

During the first three Policy Years (or the first three Policy Years following an increase in Specified Amount during that period), we guarantee that your Policy will not lapse if, on each Monthly Anniversary Day, either:

 .  Your Policy's Cash Value is greater than zero; or

 . The sum of the premiums paid minus all partial surrenders (excluding related fees), minus any Outstanding Debt, is greater than or equal to the Minimum Monthly Premium times the number of months your Policy has been in effect (or number of months from the most recent increase in Specified Amount). We refer to this as the minimum monthly premium test.

Your Policy may be at risk of termination if:

 . The insufficiency occurs after the first three Policy Years; or . The minimum monthly premium test has not been met during the first three
    Policy Years (as described above).

Amounts You Must Pay To Keep Your Policy

If you receive a notice of insufficient premium, you must pay the amount stated in the notice to keep your Policy in effect. In general, the amount you must pay will vary based on the Policy Year of your Policy.

During the first three Policy Years (or within three years of an increase in Specified Amount during that period), you must pay:

  1.any unpaid Minimum Monthly Premium; plus

  2.one succeeding Minimum Monthly Premium.

After the third policy anniversary (or after three years from the most recent increase in Specified Amount during that period), you must pay:

  1.any unpaid Monthly Deduction; plus

  2.an amount equal to two succeeding Monthly Deductions plus the amount of the deductions from premiums for various taxes and the sales charge.

Your Policy Will Remain In Effect During The Grace Period

Your Policy will remain in effect through the grace period. This means that if the Insured should die during the grace period, a Death Benefit would still be payable, although we generally would reduce the Death Benefit proceeds by the unpaid Monthly Deduction as well as the Monthly Deduction for the month of death and by the amount of any Outstanding Debt.

Reinstatement

If you have not surrendered your Policy and it is before the maturity date, you may reinstate your Policy within five years after the Monthly Anniversary Day that falls at the beginning of the grace period. To reinstate your Policy, you must provide us the following four items:


  1.a written application received at our Operations Center within five years of the end of the grace period;


  2.satisfactory evidence to us of the insurability of the Insured;

  3.payment of a premium large enough to cover:

    a.the balance we told you in the notice of insufficient premium that was necessary to keep your Policy in effect; and

    b.an amount sufficient to keep your Policy in force for at least one month from the reinstatement date; and

  4.payment or reinstatement of any Outstanding Debt you owe us on the Policy, plus payment of interest on any reinstated Debt from the beginning of the grace period to the end of the grace period at the rate which applies to policy loans on the date of reinstatement. This is an annual rate of 5.0% for Policy Years 1-10 and 4.25% for Policy Years 11 and after.

We will reinstate any surrender charge that would have been outstanding on the date of reinstatement had the Policy remained in force.

Your Fund Value on the date of reinstatement will be based on the reinstated charge, the net premium paid, the reinstated Outstanding Debt, and any Monthly Deduction due on the reinstatement date. Should we reinstate your Policy, your Policy will be reinstated on the Monthly Anniversary Day that falls on, or immediately precedes, the date we approved your application for reinstatement. At that time, we will allocate Fund Value minus Outstanding Debt (if applicable) among the Subaccounts and the Guaranteed Interest Account according to your most recent scheduled premium payment allocation instructions.


               PAYMENTS AND TELEPHONE/FACSIMILE/WEB TRANSACTIONS



You may send your written request for payment or transfer request to our Operations Center or give it to one of our authorized agents. We will ordinarily pay any Death Benefit proceeds, loan proceeds or surrender or partial surrender proceeds in a lump sum within seven days after receipt at our Operations Center of all the documents required for such a payment.



Other than the Death Benefit proceeds, which we determine as of the date the Insured's death, the amount we pay or transfer, as appropriate, is as of the end of the Business Day during which our Operations Center receives all required documents. We may pay your surrender proceeds or Death Benefit proceeds as a lump sum or under one of the settlement options available under the Policy. Contact our your agent or Operations Center for more information regarding the settlement options.


Any Death Benefit proceeds that we pay in one lump sum will include interest from the date of death to the date of payment. The interest we pay will be at a rate determined by the state where we delivered your Policy. We may delay making a payment or processing a transfer request if:

 . the New York Stock Exchange is closed on other than customary weekend and holiday closing or trading on the New York Stock Exchange is restricted as determined by the SEC;
 . an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Account's net assets; or
 .  for such other periods as the SEC by order may permit.

We may also defer making payments attributable to a check that has not cleared the bank on which it is drawn. We reserve the right to defer payments from the Guaranteed Interest Account for up to six months.

If mandated under applicable law, we may be required to reject a premium payment. We may also be required to provide additional information about your account to government regulators. In addition, we may be required to block an Owner's account and thereby refuse to pay any request for transfers, withdrawals, surrenders, loans or death benefits, until instructions are received from the appropriate regulator.

Telephone/Facsimile/Web Transactions


You may request a transfer of Fund Value or change allocation instructions for future premiums by telephone, facsimile or via the Web if you have completed and signed a telephone/facsimile/Web transfer authorization form, and we have received that form at our Operations Center. You may elect these privileges when you apply for the Policy. These privileges are subject to our rules and conditions, and we have reserved the right to modify or terminate these privileges. We may record all or part of any telephone conversation with respect to transfer and allocation instructions. We will process your telephone, facsimile or Web instructions as of the end of the Business Day that we receive them, subject to the limitations stated in this section and the Transfer section of the prospectus. We will only accept telephone, facsimile or Web transfer and allocation instructions if they are complete and correct.


We have adopted guidelines (which we believe to be reasonable) relating to telephone/facsimile/Web transfers and allocation instructions. These guidelines, among other things, outline procedures to be followed which are designed to prevent unauthorized instructions. If these procedures are followed, the we will not be liable for, and you will therefore bear the entire risk of, any loss as a result of our following telephone/facsimile/Web instructions if such instructions prove to be fraudulent. A copy of the guidelines and our form for electing telephone/facsimile/Web transfer privileges is available from your agent or by calling us at 1-800-487-6669.


Please note that our telephone or internet system may not always be available. Any telephone or internet system, whether it is yours, your service provider's, or your registered representative's, can experience unscheduled outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our system handle heavy use, we cannot promise complete reliability under all circumstances. If your are experiencing problems, you may make your transaction request by writing our Operations Center.


                            CHARGES AND DEDUCTIONS

We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the Policies. We incur certain costs and expenses for the distribution and administration of the Policies and for providing the benefits payable thereunder.

Services and benefits we provide:

 . the Death Benefit, surrender benefit and loan benefit under the Policy; . investment options, including premium allocations;
 . administration of elective benefits; and . the distribution of reports to Owners.

Costs and expenses we incur:

 .  processing applications for and issuing the Policies;
 .  maintaining records;
 .  administering settlement options;
 . furnishing accounting and valuation services (including the calculation and monitoring of daily Subaccount values);
 .  reconciling and depositing cash receipts;
 . those associated with underwriting applications and increases in Specified Amount;
 . sales and marketing expense, including compensation paid in connection with the sales of the Policies;
 .  providing toll-free inquiry services;
 . other costs of doing business, such as federal, state and local premium taxes and other taxes and fees.

The risks we assume include:

 . that the Insured may live for a shorter period of time than estimated, resulting in the payment of greater Death Benefits than expected; and
 . that the costs of providing the services and benefits under the Policies will exceed the charges deducted.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, surrender charges we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

Deductions From Premium Payments

We deduct a sales charge and a tax charge from each premium payment before we apply that payment to your Fund Value. The sales charge is a percentage of each premium paid. The amount of the sales charge may be up to 4% in Policy Years 1-10 and will be 0% in Policy Years 11 and later. Your Policy will contain more specific information.


We also deduct a tax charge for state and local premium taxes and for federal tax on deferred acquisition costs. The amount we charge to cover state and local premium tax charges is currently 2.25% of your premium payment (this is an approximate average of the actual premium tax imposed by a jurisdiction; jurisdictions impose charges that range from 0% to 4% of a premium payment). The federal tax charge for deferred acquisition costs of the Company is currently 1.25% of your premium payment and is used to cover our estimated cost for federal income tax treatment of deferred acquisition costs. We do not assess this charge if you purchased the Policy under an individual qualified plan. We also will not deduct the federal tax deferred acquisition cost charge in other situations where the premiums received from you are not subject to this tax. We reserve the right to increase or decrease the charge for taxes due to any change in tax law or due to any change in the cost to us.


Deductions From The Variable Account


We deduct a daily maximum mortality and expense risk charge of 0.001% from each Subaccount. This corresponds to a maximum effective annual rate of .35% of net assets for the first 20 Policy years. For Policy years 21 and later, we currently plan to reduce this mortality and expense risk charge to 0.10% annually. We do not assess this charge against assets in the Guaranteed Interest Account or in the Loan Account. The mortality and expense risk charge is part of the net investment factor calculation we make. See "How Your Fund Value Varies."


The mortality and expense risk charge compensates us for assuming mortality and expense risks under the Policies. The mortality risk we assume is that Insureds, as a group, may live for a shorter period of time than estimated. Therefore, the cost of insurance charges specified in the Policy will not be enough to meet our actual claims. The expense risk we assume is that other expenses incurred in issuing and administering the Policies and operating the Variable Account will be greater than the amount estimated when setting the charges for these expenses.

Deductions From Fund Value--The Monthly Deduction

We take a Monthly Deduction from the Fund Value on the Policy Date and on each Monthly Anniversary Day. We will make the deduction by canceling Units in each Subaccount and withdrawing amounts from the Subaccount. We will take the Monthly Deduction on a pro-rata basis from the Subaccounts and the Guaranteed Interest Account (i.e., in the same proportion that the value in each Subaccount and the Guaranteed Interest Account bears to the sum of all Subaccounts and the Guaranteed Interest Account on the Monthly Anniversary
Day). Because portions of the Monthly Deduction can vary from month-to-month, the Monthly Deduction will also vary.

The Monthly Deduction equals:

 .  The cost of insurance charge for the Policy; plus
 .  The administrative charge; plus
 .  The Monthly Expense charge; plus


 .  The charges for any optional insurance benefits.

Cost of Insurance. We assess a monthly cost of insurance charge to compensate us for insuring the Death Benefit (i.e., the anticipated cost of paying a death benefit that exceeds your Fund Value). Depending on a number of factors (such as gender, age, risk class, and policy duration), the cost of insurance charge may vary from Policy to Policy and from Monthly Anniversary Day to Monthly Anniversary Day. To determine your cost of insurance charge on a Monthly Anniversary Day, we multiply the cost of insurance rate at the Insured's attained age by the amount at risk and divide that amount by 1,000.

The amount at risk depends in part on the Death Benefit Option that you selected and your Policy's Fund Value on the Monthly Anniversary Day. Other factors that affect the amount at risk include investment performance, payment of premiums, and charges to the Policy. If you elected Death Benefit Option 1, your amount at risk on a Monthly Anniversary Day is the difference between 1 and 2 where:

  1.is the Death Benefit that would have been payable in the event of the death of the Insured on that Monthly Anniversary Day divided by 1.003274; and

  2.is the Fund Value on that Monthly Anniversary Day before we assess the Monthly Deduction.

If you elected Death Benefit Option 2, your amount at risk on a Monthly Anniversary Day is equal to the sum of 1 and 2 where:

  1.your Specified Amount in force; and

  2.the excess between the Death Benefit payable on that Monthly Anniversary
    Day, less Fund Value on that Day, less the Specified Amount in force.

The cost of insurance rate for the Insured is based on age, gender, and risk class. We currently place Insureds into the following risk classes when we issue the Policy: Ultimate Select, Select Non-Tobacco, Select Tobacco, Standard Non-Tobacco, Standard Tobacco, or Special Class. The original risk class applies to the initial Specified Amount. The cost of insurance rate generally increases with the age of the Insured.

We calculate the insurance rate separately for the initial Specified Amount and for any increase in Specified Amount. A different risk class may apply to any increase, based on the Insured's circumstances at the time of the increase in Specified Amount.

We may change the insurance rates from time to time at our sole discretion, but we guarantee that the insurance rates we charge will never exceed the maximum rates shown in your Policy. These rates are based on the 1980 Commissioners' Standard Ordinary Mortality Tables. The maximum insurance rates are based on the Insured's age last birthday at the start of the Policy Year. The rates we currently charge are, at most ages, lower than the maximum permitted under the Policies, and depend on our expectation of future experience with respect to investment earnings, mortality, expenses, persistency, and taxes. A change in rates will apply to all persons of the same age, gender (where applicable), and risk class and whose Policies have been in effect for the same length of time.

Our insurance rates distinguish between women and men. We offer Policies based on unisex mortality tables if required by state law.

Administrative Charge. We deduct a $25.00 charge each month to compensate us for administrative expenses during the first Policy Year. In Policy Years 2 and later, we deduct a $7.50 charge each month to compensate us for administrative expenses.

Monthly Expense Charge. We deduct this charge during the first 4 Policy Years and for 4 Policy Years following an increase in Specified Amount. This charge is made per $1,000 of Specified Amount based on the Insured's issue age on the Policy Date (or date of the increase) and Specified Amount. We show the maximum amount of these charges in the "Fee Table" section of this Prospectus.

Optional Insurance Benefits Charge. We charge you each month for the optional insurance benefits you added to your Policy by rider. We state these charges in the Fee Table and your Rider. We describe the charges for the Additional Term Life Insurance Rider, Term Life Term Rider, Enhanced Maturity Extension Rider and the Purchase Option Rider below.



Charges for the Additional Term Life Insurance Rider, and the Term Life Term Rider are deducted when we issue the Rider and each Monthly Anniversary Day. They are based on the cost of insurance charges, the Specified Amount of the riders, the Insured's issue age (or age on date of increase), gender, risk class and the duration of the Policy. The charge for the Additional Term Life Insurance Rider has a guaranteed range of $0.08 to $83.33 per $1,000 of term insurance purchased. The charge for the Term Life Term Rider has a guaranteed range of $0.08 to $10.45 of term insurance purchased. Charges for the Enhanced Maturity Extension Rider and the Purchase Option Rider are also deducted when we issue the Rider and on each Monthly Anniversary Day. The guaranteed maximum charge for the Enhanced Maturity Extension Rider is $0.01 per $1,000 of Specified Amount plus term insurance. The charge for the Purchase Option Rider has a guaranteed range of $0.05 to $0.36 per $1,000 of purchase option insurance.


Transaction Charges

Surrender Charge. We assess a surrender charge against Fund Value upon a full surrender of the Policy to reimburse us for the costs of selling the Policies. We base the surrender charge on a factor per $1,000 of initial Specified Amount (or upon an increase in Specified Amount); this factor grades from 80% to zero over 15 years for Insured's age 70 or younger (over 11 years for Insured issue ages 71-85) based on a schedule. The factors per $1,000 vary by issue age, gender, and risk class. The grading percentages (as shown below) vary based on issue age and number of full years since we issued the Policy (or since we increased the Specified Amount).

                                Applicable       Applicable
                              Percentage for   Percentage for
                 Policy Years Issue Ages 0-70 Issue Ages 71-85
                 ------------ --------------- ----------------
                      1-3           80%              80%
                       4            80               70
                       5            80               60
                       6            80               50
                       7            80               40
                       8            70               30
                       9            60               20
                      10            50               10
                      11            40                0
                      12            30                0
                      13            20                0
                      14            10                0
                      15+            0                0

  Example: If a male Insured age 35 purchases a Policy with a Specified Amount of $100,000, the per $1,000 of initial Specified Amount surrender charge factor would be $6.40 (Standard Non-Tobacco). The maximum surrender charge during the first seven Policy Years would be 80% of (100 X 6.40) or $512.00.

  The maximum surrender charge per $1,000 of initial Specified Amount factor would be $47.60 based upon the assumptions described above and if the Policy were purchased by a male insured age 78 through 85, standard tobacco, or age 81 through 85 select tobacco.

We do not assess a surrender charge for partial surrenders. We do assess a partial surrender fee.

Partial Surrender Fee. We deduct a partial surrender fee of $10 on each partial surrender you make. We allocate the fee between your remaining Fund Value in the Subaccounts and in the Guaranteed Interest Account on a pro-rata basis, based on the allocation percentages you specified for the partial surrender.

Transfer Charge. We reserve the right to assess a $25 transfer charge for each transfer you make among the Subaccounts and between the Subaccounts and the Guaranteed Interest Account after the 12th transfer in any Policy Year. We currently do not assess this charge.

Other Charges. We may charge the Subaccounts for federal income taxes that we incur and are attributable to the Variable Account. No such charge is currently assessed.

                              TAX CONSIDERATIONS

Introduction

The following provides a general description of the federal income tax considerations associated with the policy and doses not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other competent tax advisors should be consulted for more complete information. This discussion is based upon our understanding of the present federal income tax laws. No representation is made as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the Internal Revenue Service.

Tax Status of the Policy

In order to qualify as a life insurance contract for federal income tax purposes and to receive the tax treatment normally accorded life insurance contracts under federal tax law, a policy must satisfy certain requirements which are set forth in the Internal Revenue Code. Guidance as to how these requirements are to be applied is limited. Nevertheless, we believe that the policy should satisfy the applicable requirements. There is insufficient guidance with respect to policies issued on a rated basis and policies with term riders added and it is not clear whether such policies will in all cases satisfy the applicable requirements. If it is subsequently determined that a policy does not satisfy the applicable requirements, we may take appropriate steps to bring the policy into compliance with such requirements and we reserve the right to restrict policy transactions in order to do so.

In certain circumstances, owners of variable life insurance contracts could be considered for federal income tax purposes to be the owners of the assets of the variable account supporting their contracts due to their ability to exercise investment control over those assets. Where this is the case, the contract owners can be currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of the policies, such as the flexibility of a policy owner to allocate premiums and cash values, have not been sufficiently addressed in published rulings. While we believe that the policies do not give policy owners investment control over MONY America Variable Account L assets, we reserve the right to modify the policies as necessary to help prevent a policy owner from being treated as the owner of the Variable Account assets supporting the policy.

In addition, the Code requires that the investments of MONY America Variable Account L be "adequately diversified" in order for the policies to be treated as life insurance contracts for federal income tax purposes. It is intended that the Variable Account, through the Funds, will satisfy these diversification requirements.

The following discussion assumes that the policy will qualify as a life insurance contract for federal income tax purposes.

Treatment of Policy Benefits

General. We believe that the death benefit under a policy should be excludible from the gross income of the beneficiary. Federal, state and local transfer, and other tax consequences of ownership or receipt of policy proceeds depend on the circumstances of each policy owner or beneficiary. A tax advisor should be consulted on these consequences.

Generally, the policy owner will not be deemed to be in actual constructive receipt of the policy cash value until there is a distribution. When distributions from a policy occur, or when loans are taken out from or secured by a policy, the tax consequences depend on whether the policy is classified as a "Modified Endowment Contract."

Modified Endowment Contracts. Under the Internal Revenue Code, certain life insurance contracts are classified as "Modified Endowment Contracts," with less favorable tax treatment than other life insurance contracts. Due to the flexibility of the policies as to premiums and benefits, the individual circumstances of each policy will determine whether it is classified as a Modified Endowment Contract. The rules are too complex to be summarized here, but "Modified Endowment Contract" status generally depends on the amount of premiums paid during the first seven policy years. Certain changes in a current or prospective policy owner should consult with a competent advisor to determine whether a policy transaction will cause the policy to be classified as a Modified Endowment Contract.

Distributions Other Than Death Benefits from Modified Endowment
Contracts. Policies classified as Modified Endowment Contracts are subject to the following tax rules:

  1) All distributions other than death benefits, including distributions upon surrender and withdrawals, from a Modified Endowment Contract will be treated first as distributions of gain taxable as ordinary income and then as tax-free recovery of the policy owner's investment in the policy only after all gain in the Policy has been distributed.

  2) Loans taken from or secured by a policy classified as a Modified Endowment Contract are treated as distributions and taxed accordingly.

  3) A 10 percent additional penalty tax is imposed on the amount subject to tax except where the distribution or loan is made when the policy owner has attained age 59 1/2 or is disabled, or where the distribution is part of a series of substantially equal periodic payments for the life (or life expectancy) of the policy owner or the joint lives (or joint life expectancies) of the policy owner and the policy owner's beneficiary or designated beneficiary. A corporate or other non-natural person owner will not meet any of these exceptions.

If a policy becomes a modified endowment contract, distributions that occur during the contract year will be taxed as distributions from a modified endowment contract. In addition, distributions from a policy within two years before it becomes a modified endowment contract may be taxed in this manner. This means that a distribution made from a policy that is not a modified endowment contract could later become taxable as a distribution from a modified endowment contract.

Distributions Other Than Death Benefits from Policies that are not Modified Endowment Contracts.
Distributions other than death benefits from a policy that is not classified as a Modified Endowment Contract are generally treated first as a recovery of the policy owner's investment in the policy and only after the recovery of all investment in the policy as taxable income. However, certain distributions which must be made in order to enable the policy to continue to qualify as a life insurance contract for federal income tax purposes if policy benefits are reduced during the first 15 Policy years may be treated in whole or in part as ordinary income subject to tax.

Loans from or secured by a policy that is not a Modified Endowment Contract are generally not treated as distributions. However, the tax consequences associated with loans after the tenth policy year are less clear and a tax adviser should be consulted about such loans.

Finally, neither distributions from nor loans from or secured by a policy that is not a Modified Endowment Contract are subject to the 10 percent additional penalty tax.

Investment in the Policy. Your investment in the policy is generally your aggregate premiums. When a distribution is taken from the policy, your investment in the policy is reduced by the amount of the distribution that is tax-free.

Policy Loans. In general, interest on a policy loan will not be deductible. If a policy loan is outstanding when a policy is canceled or lapses, the amount of the outstanding in Outstanding Debt will be added to the amount distributed and will be taxed accordingly. Before taking out a policy loan, you should consult a tax adviser as to the tax consequences.

Multiple Policies. All Modified Endowment Contracts that are issued by us (or our affiliates) to the same policy owner during any calendar year can be treated as one Modified Endowment Contract for purposes of determining the amount includible in the policy owner's income when a taxable distribution occurs.

Withholding. To the extent that policy distributions are taxable, they are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

Continuation of Policy Beyond Age 100. The tax consequences of continuing the policy beyond the insured's 100th year are unclear. You should consult a tax adviser if you intend to keep the policy in force beyond the insured's 100th year.

Business Uses of Policy. Businesses can use the policies in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, tax exempt and nonexempt welfare benefit plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances. If you are purchasing the policy for any arrangement the value of which depends in part on its tax consequences, you should consult a qualified tax adviser. In recent years, moreover, Congress has adopted new rules relating to life insurance owned by businesses. Any business contemplating the purchase of a new policy or a change in an existing policy should consult a tax adviser.

Split Dollar Arrangements. The IRS and the Treasury Department have recently issued guidance that substantially affects split-dollar arrangements. Consult a qualified tax adviser before entering into or paying additional premiums with respect to such arrangements.

Alternative Minimum Tax. There may also be an indirect tax upon the income in the Policy or the proceeds of a Policy under the federal corporate alternative minimum tax, if the Owner is subject to that tax.

Other Tax Considerations. The transfer of the policy or designation of a beneficiary may have federal, state, and/or local transfer and inheritance tax consequences, including the imposition of gift, estate, and generation-skipping transfer taxes. For example, the transfer of the policy to, or the designation as a beneficiary or, or the payment of proceeds to, a person who is assigned to a generation which is two or more generations below the generation assignment of the owner may have generation-skipping transfer tax consequences under federal tax law. The individual situation of each owner or beneficiary will determine the extent, if any, to which federal, state, and local transfer and inheritance taxes may be imposed and how ownership or receipt of policy proceeds will be treated for purposes of federal, state and local estate, inheritance, generation-skipping and other taxes.

Possible Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the policy could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the policy.

Our Income Taxes

Currently we do not deduct a charge from the Variable Account for federal income taxes. We reserve the right to charge MONY America Variable Account L for any future federal income taxes we may incur.

Under current laws, we may incur state and local taxes (in addition to premium taxes). These taxes are not now significant and we are not currently charging for them. If they increase, we may deduct charges for such taxes.

                           OTHER POLICY INFORMATION

Exchange Privilege

During the first 24 months following the Policy Date, you may exchange your Policy for a policy where the investment experience is guaranteed. To accomplish this, the entire amount in the Subaccounts of the Variable Account is transferred to the Guaranteed Interest Account. All future premiums are allocated to the Guaranteed Interest Account. This serves as an exchange of your Policy for the equivalent of a flexible premium universal life policy. No charge is imposed on the transfer when you exercise the exchange privilege.

Assignment


You may assign any interest in your Policy to another person. You must send written notice of the assignment to us at our Operations Center. The assignment will take effect once we have recorded the assignment. We may rely solely on the statement of the assignee as to the amount of his or her interest. All assignments will be subject to Outstanding Debt. Please see your Policy for more information.


Settlement Options

We offer several settlement options as alternatives to the payment of Death Benefit proceeds or Cash Value in a lump sum.

In selecting a settlement option: (1) the proceeds applied must be at least $1,000; and (2) the payee cannot be a corporation, association, or fiduciary. We will make payments under a settlement option monthly unless you or the payee request that we make the payments quarterly, semiannually or annually. If payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.


You, while the Insured is living, or your payee (not more than one month after the proceeds become payable) may select a settlement option by writing us at our Operations Center. Please review your Policy for more information about the settlement options.


Misstatement of Age or Sex

If you misstated the Insured's age or sex in your application, we will adjust the Death Benefit proceeds. The amount of any Death Benefit proceeds will be the sum of (a) and (b) where: (a) is the Fund Value on the date of death of the Insured; and (b) is the amount at risk on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or gender to the insurance rate that would have applied on that Monthly Anniversary Day based on the correct age or gender. A misstatement of age or gender does not affect Fund Value.

Suicide Exclusion

If the Insured dies by suicide, while sane or insane, within two years from the Policy Date or reinstatement date, we will limit the Death Benefit proceeds to the premium payments less any partial surrender amounts (and their fees) and any Outstanding Debt. If an Insured dies by suicide, while sane or insane, within two years of the effective date of any increase in the Specified Amount, the amount payable with respect to that increase will be limited to the cost of insurance charges you paid with respect to such increase. Certain states may require suicide exclusion provisions that differ from those stated here.

Incontestability

The Policy limits our right to contest the Policy as issued or as increased, except for material misstatements contained in the application or a supplemental application, after it has been in force during the Insured's lifetime for a minimum period, generally for two years from the Policy Date, or effective date of the increase in Specified Amount.

Other Changes To Your Policy

At any time, we may make such changes in the Policy as are necessary:

 . to assure compliance at all times with the definition of life insurance prescribed by the Internal Revenue Code;
 . to make the Policy, our operations, or the operation of the Variable Account conform with any law or regulation issued by any government agency to which they are subject; or
 . to reflect a change in the operation of the Variable Account, if allowed by the Policy.

Only one of our executive officers has the right to change the Policy. No agent has the authority to change the Policy or waive any of its terms. An executive officer of the Company must sign all endorsements, amendments, or riders to be valid.

                            ADDITIONAL INFORMATION

Sale Of The Policies

We have entered into a distribution agreement with MONY Securities Corporation ("MSC"), a wholly owned subsidiary of MONY Life Insurance Company, to act as principal underwriter and for the distribution and sale of the Policies. MSC is registered as a broker dealer under the Securities Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MSC offers the Policies through its registered representatives who are registered with the NASD and with the states in which they do business and are also licensed as life insurance agents of the Company. More information about MSC and its registered persons is available at http://www.nasdr.com or by calling 1-800-289-9999. You also can obtain an investor brochure from NASD Regulation describing its Public Disclosure Program.




Compensation payable to MSC's sales representatives for the sale of the Policies will be based upon the following schedule. After issue of the Policy, commissions will equal at most 50% of premiums paid up to a maximum amount. Thereafter, commissions will equal at most 3.8% of any additional premiums plus, beginning in the second Policy Year on each succeeding quarterly anniversary for so long as the policy shall remain in effect, an annualized rate of 0.25% of the Fund Value of the Policy. Upon any subsequent increase in Specified Amount, commissions will equal at most 50% of premiums paid on or after the increase up to a maximum amount. Thereafter, commissions will return to no more than the 3.8% level. Further, registered representatives may be eligible to receive certain bonuses and other benefits based on the amount of earned commissions.


In addition, registered representatives who meet specified production levels may qualify, under sales incentive programs adopted by the Company, to receive non-cash compensation such as expense-paid trips, expense-paid educational seminars and merchandise. The Company makes no separate deductions, other than previously described, from premiums to pay sales commissions or sales expenses.

MSC will receive 12b-1 fees from certain of the Funds as compensation for providing certain distribution and shareholder support services.

MSC may enter into selling agreements with other broker dealers that are members of the NASD and whose representatives are authorized by applicable law to sell variable life insurance policies. Commissions paid to these broker dealers for their representatives will not exceed the commissions described above. The selling agreement does not restrict these broker dealers from retaining a portion of commissions.

We intend to recapture commissions and other sales expenses through fees and charges imposed under the Policy. Commissions paid on the Policy, including other incentives or payments, are not charged directly to the Policy owners or the Variable Account.

Other Information

We filed a registration statement with the SEC under the Securities Act of 1933, as amended, for the Policies being offered here. This prospectus does not include all of the information set forth in the registration statement (including the Statement of Additional Information), its amendments, and exhibits. Statements in this prospectus about the content of the Policies and other legal instruments are summaries. For the complete text of those Policies and instruments, please refer to those documents as filed with the SEC. You may obtain these documents from the SEC's principal office in Washington, D.C., upon payment of the SEC's prescribed fees, or by assessing the SEC's website at http//www.sec.gov.

Legal Proceedings

The Company, like all other companies, is involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, we believe that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on us or the Variable Account.

                             POLICY ILLUSTRATIONS

Upon request, the Company will send you an illustration of future benefits under the Policy based on both guaranteed and current cost assumptions. You should obtain a personalized illustration before purchasing a Policy.

                            PERFORMANCE INFORMATION


We may advertise the performance of the MONY America Variable Account L Subaccounts. We will also report performance to Owners and may make performance information available to prospective purchasers. In addition, we may advertise the performance of the underlying portfolios of the corresponding MONY America Variable Account L Subaccounts.


Performance information may show the change in an Owner's Fund Value in one or more Subaccounts, or as a change in an Owner's death benefit. Performance information may be expressed as a change in an Owner's Fund Value over time or in terms of the average annual compounded rate of return on the Owner's Fund Value. Such performance is based upon a hypothetical policy in which premiums have been allocated to a particular Subaccount over certain periods of time that will include one, five and ten years, or from the commencement of operation of the Subaccount if less than one, five, or ten years. Any such quotation may reflect the deduction of all applicable charges to the Policy including premium load, the cost of insurance, the administrative charge, and the mortality and expense risk charge. The quotation may also reflect the deduction of the surrender charge, if applicable, by assuming surrender at the end of the particular period. However, other quotations may simultaneously be given that do not assume surrender and do not take into account any deduction of charges imposed by the Policy.

Performance information for the Variable Account may be compared in advertisements, sales literature, and reports to Owners to:

  1.Other variable life separate accounts or investment products tracked by research firms, ratings services, companies, publications, or persons who rank separate accounts or investment products on overall performance or other criteria, and

  2.The Consumer Price Index (measure for inflation) to assess the real rate of return from the purchase of a policy.

Reports and promotional literature may also contain the Company's rating or a rating of the Company's claim paying ability as determined by firms that analyze and rate insurance companies and by nationally recognized statistical rating organizations.

Performance information for any Subaccount reflects only the performance of a hypothetical Policy whose Cash Value is allocated to the Variable Account during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objectives and policies, characteristics and quality of the portfolios of the Funds in which MONY America Variable Account L invests. The market conditions during the given period of time should not be considered as a representation of what may be achieved in the future.

We may also use performance in cases where we add new Subaccounts which purchase shares of underlying Funds in existence prior to the formation of such Subaccounts. In such cases we will use the historical performance of the Fund with the current expenses of the applicable Subaccount under the Policy.

                             FINANCIAL STATEMENTS




The audited financial statements of MONY America Variable Account L and the Company are set forth herein.



These financial statements have been audited by PricewaterhouseCoopers LLP. The financial statements of the Company should be considered only as bearing upon the ability of the Company to meet its obligations under the Policies.


                                   GLOSSARY

For your convenience, we are providing a glossary of the special terms we use in this prospectus.




Attained Age - Age at issue plus the number of Policy years since Policy was issued.


Beneficiary - the person or entity you designate to receive the death benefit payable at the death of the Insured.

Business Day - is any day the New York Stock Exchange is open for regular trading or on any other day there is enough trading to change the Unit value of the Subaccount. Our Business Day ends at 4:00 pm Eastern time.

Cash Value - the Fund Value of the Policy less any surrender charge and any Outstanding Debt.

Fund - any open-end management investment company in which the Variable Account invests.

Fund Value - the total amount under the Policy in each Subaccount, the Guaranteed Interest Account, and the Loan Account.

General Account - assets of the Company other than those allocated to the Variable Account or any of our other separate accounts.

Guaranteed Interest Account - is a fixed account that is part of our General Account.

Insured - the person on whose life we base this Policy.

Loan Account - an account to which we transfer amounts from the Subaccounts of the Variable Account and the Guaranteed Interest Account to use as collateral for any Policy loan that you request. We will credit interest to the Loan Account at a rate not less than 4.0%. The Loan Account is part of the Company's General Account.

Maturity Age - the policy anniversary following the Insured's 100th birthday. The maturity date is the date the Policy reaches the Maturity Age.

Minimum Monthly Premium - the premium you must pay to put this Policy into effect, and is the basis of the minimum monthly premium test.

Monthly Anniversary Day - the first Business Day of each policy month.

Monthly Deduction - a deduction we take on each Monthly Anniversary Day that consists of the cost of insurance charge, any additional benefit charges, an administrative charge, and Monthly Expense Charge.


Operations Center - the Company's service center at One MONY Plaza, P.O. Box 4720, Syracuse, New York 13221. The telephone number for the Operations Center is 1-800-487-6669.


Outstanding Debt - the unpaid balance of any loan which you request on the Policy. The unpaid balance includes accrued loan interest which is due and has not been paid by you.

Owner - the owner of the Policy. "You" or "your" refers to the Owner.

Policy - the Policy with any attached application(s), any riders, and any endorsements.

Policy Date - the date we authorize the Policy to be delivered to you (we call this the "policy release date") or, if later, the date as you requested your Policy to become effective. We measure Policy Years and anniversaries from the Policy Date. The Policy Date is shown in your Policy. If the Policy Date is the 29th, 30th, or 31st of a month, there will be some calendar months when there is no such date. For those months, the policy month will start on the last day of the calendar month.

Specified Amount - the minimum death benefit for as long as the Policy remains in effect.

Subaccount - a subdivision of the Variable Account that invests exclusively in shares of a Fund.

Unit - the measure of value in a Subaccount.

Variable Account - MONY America Variable Account L, a segregated asset account of the Company into which you allocate premiums and transfer Fund Value.

             STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS


       ADDITIONAL INFORMATION ABOUT THE COMPANY......................   1
          MONY LIFE INSURANCE COMPANY OF AMERICA.....................   1
          MONY AMERICA VARIABLE ACCOUNT L............................   1
       ADDITIONAL POLICY INFORMATION.................................   1
          THE POLICY.................................................   1
          STATE VARIATIONS...........................................   1
          TEMPORARY INSURANCE COVERAGE...............................   2
          DEATH BENEFIT PAYABLE DURING GRACE PERIOD..................   2
          SALES CHARGE...............................................   2
          OUR RIGHT TO CONTEST THE POLICY............................   2
          OWNERSHIP RIGHTS...........................................   2
          SELECTING AND CHANGING THE BENEFICIARY.....................   2
          ASSIGNING THE POLICY.......................................   3
          DIVIDENDS..................................................   3
          SETTLEMENT OPTIONS.........................................   3
       SALE OF THE POLICIES..........................................   4
       ADDITIONAL INFORMATION........................................   5
          POLICIES ISSUED IN CONJUNCTION WITH EMPLOYEE BENEFIT PLANS.   5
          LEGAL DEVELOPMENTS REGARDING UNISEX ACTUARIAL TABLES.......   5
          PURCHASE AND REDEMPTION OF PORTFOLIO SHARES................   6
          POTENTIAL CONFLICTS OF INTEREST............................   6
          REPORTS TO OWNERS..........................................   6
          RECORDS....................................................   7
          LEGAL MATTERS..............................................   7
          EXPERTS....................................................   7
          FINANCIAL STATEMENTS.......................................   9
          INDEX TO FINANCIAL STATEMENTS.............................. F-1

To learn more about us, the Policy (including more information concerning compensation paid for the sale of the Policy) and the Variable Account, you should read the Statement of Additional Information ("SAI") dated the same date as this prospectus. The Table of Contents for the SAI is on the last page of this Prospectus. For a free copy of the SAI, please contact your agent, call us toll-free at 1-800-487-6669, or write us at our Operations Center.



You may also contact your agent, call us toll-free, or write us at our Operations Center if you wish to receive personalized illustrations of your Policy's Death Benefits, Cash Values and Fund Values, and to request other information about your Policy.


The SAI has been filed with the SEC and is incorporated by reference into this Prospectus and is legally a part of this Prospectus. You may review and copy information about us and the Policy (including the SAI) at the SEC's Public Reference Room in Washington, DC, or you may obtain information upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549-0102 or by accessing the SEC's website at http://www.sec.gov. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090.


Investment Company Act of 1940 Registration File No. 811-04234

                         MONY Variable Universal Life

                        MONY AMERICA VARIABLE ACCOUNT L

                      STATEMENT OF ADDITIONAL INFORMATION
                                    for the
          Individual Flexible Premium Variable Life Insurance Policy

                                   Issued by
                    MONY LIFE INSURANCE COMPANY OF AMERICA

                                 1740 Broadway
                              New York, NY 10019

                            Administrative Office:
                                 1740 Broadway
                              New York, NY 10019
                                (800) 947-3593

This Statement of Additional Information ("SAI") contains additional information regarding the individual flexible premium variable life insurance policy (the "Policy") offered by MONY Life Insurance Company of America ("we," "us," "our," or the "Company"). This SAI is not a prospectus, and should be read together with the prospectus for the Policy dated May 1, 2003 and the prospectuses for AIM Variable Insurance Funds, The Alger American Fund, Dreyfus Investment Portfolios, Enterprise Accumulation Trust, Franklin Templeton Variable Insurance Products Trust, Janus Aspen Series, Lord Abbett Series Fund, MFS Variable Insurance Trust, MONY Series Fund, Inc., Oppenheimer Variable Account Funds, PIMCO Variable Insurance Trust and The Universal Institutional Funds, Inc. You may obtain a copy of these prospectuses by writing or calling us at our address or phone number shown above. Capitalized terms in this SAI have the same meanings as in the prospectus for the Policy.


The date of this Statement of Additional Information is June 2, 2003.



333-104162                                                         14651 SL 6/03

                      STATEMENT OF ADDITIONAL INFORMATION

                               TABLE OF CONTENTS


        ADDITIONAL INFORMATION ABOUT THE COMPANY...................   1
         MONY Life Insurance Company of America....................   1
         MONY America Variable Account L...........................   1
        ADDITIONAL POLICY INFORMATION..............................   1
         The Policy................................................   1
         State Variations..........................................   1
         Temporary Insurance Coverage..............................   2
         Death Benefit Payable During Grace Period.................   2
         Our Right to Contest the Policy...........................   2
         Ownership Rights..........................................   2
         Selecting and Changing the Beneficiary....................   2
         Assigning the Policy......................................   3
         Dividends.................................................   3
         Settlement Options........................................   3
        SALE OF THE POLICIES.......................................   4
        ADDITIONAL INFORMATION.....................................   5
         Policies Issued in Conjunction with Employee Benefit Plans   5
         Legal Developments Regarding Unisex Actuarial Tables......   5
         Purchase and Redemption of Portfolio Shares...............   6
         Potential Conflicts of Interest...........................   6
         Reports to Owners.........................................   6
         Records...................................................   7
         Legal Matters.............................................   7
         Experts...................................................   7
        PERFORMANCE DATA...........................................   7
         Financial Statements......................................   9
         Index to Financial Statements............................. F-1

                   ADDITIONAL INFORMATION ABOUT THE COMPANY



MONY LIFE INSURANCE COMPANY OF AMERICA


We are a stock life insurance company organized in the State of Arizona. We are the corporate successor of VICO Credit Life Insurance Company incorporated in Arizona on March 6, 1969, and are currently licensed to sell life insurance and annuities in 49 states (not including New York), the District of Columbia, Puerto Rico, and the Virgin Islands.

We are a wholly owned subsidiary of MONY Life Insurance Company ("MONY"). MONY was organized as a mutual life insurance company under the laws of the State of New York in 1842 under the name The Mutual Life Insurance Company of New York. In 1998, The Mutual Life Insurance Company of New York converted to a stock company through demutualization and was renamed MONY Life Insurance Company. The demutualization did not have any material effect on the obligations of the Company under the policy or on MONY America Variable Account L. The principal offices of both MONY and the Company are located at 1740 Broadway, New York, New York 10019.

MONY Securities Corporation, a wholly owned subsidiary of the Company, is the principal underwriter for the Policies.

We are subject to regulation by the state of Arizona and regulation by the Commissioner of Insurance in Arizona. We file an annual statement with the state of Arizona, and periodically, the Commissioner of Insurance for the State of Arizona assesses our liabilities and reserves and those of the Variable Account and assesses their adequacy. We are also subject to the insurance laws and regulation of other states in which we are licensed to operate.



MONY AMERICA VARIABLE ACCOUNT L

The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), and meets the definition of a separate account under the federal securities laws. Registration with the SEC does not involve supervision of the management of investment practices or policies by the SEC.

                         ADDITIONAL POLICY INFORMATION

THE POLICY

The Policy, any attached riders and/or endorsements, the application and any supplemental applications make up the entire contract. Only statements made in the applications can be used to void the Policy or to deny a claim. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who made them, and, in the absence of fraud, those statements are considered representations and not warranties. We rely on those statements when we issue or change a Policy. As a result of differences in applicable state laws, certain provisions of the Policy may vary from state to state.

STATE VARIATIONS


Any state variations in the Policy are covered in a special policy form for use in that state. The prospectus and SAI provide a general description of the Policy. Your Policy and any endorsements or riders are the controlling documents. If you would like to review a copy of your Policy and its endorsements and riders, if any, contact our Operations Center.


                                      (1)

TEMPORARY INSURANCE COVERAGE

If you applied for temporary insurance coverage and we issued your Policy in Kansas, your temporary insurance coverage will end:

 .  the policy release date, if the Policy is issued as applied for;

 . the 15th day after the policy release date or the date the Policy takes effect, if the policy is issued other than as applied for;

 .  the date you tell us that the Policy will be refused; and

 . the day we provide written notice to you that we will not issue the Policy and we refund your premium.

DEATH BENEFIT PAYABLE DURING GRACE PERIOD

For Policies issued in the State of New Jersey, we will calculate the death benefit payable during the grace period as follows: If the Insured dies during the grace period, the death benefit proceeds will equal the amount of the death benefit immediately before the start of the grace period, reduced by:

  1.the lesser of any balance needed for the Minimum Monthly Premium for the following month or any balance needed for the Monthly Deduction; and

  2.any Outstanding Debt.

OUR RIGHT TO CONTEST THE POLICY

In issuing the Policy, we rely on all statements made by or for you and/or the Insured in the application or in a supplemental application. Therefore, we may contest the validity of the Policy based on material misstatements made in the application (or any supplemental application).

However, we will not contest the Policy as issued or as increased, except for material misstatements contained in the application or a supplemental application, after it has been in force during the Insured's lifetime for a minimum period, generally for two years from the Policy Date, or effective date of the increase in Specified Amount.

OWNERSHIP RIGHTS

You, as the Owner, may exercise certain rights under the Policy. Besides the rights described in the prospectus, you have the following rights:

SELECTING AND CHANGING THE BENEFICIARY

You name the Beneficiary when you apply for the Policy. You may designate if the Beneficiary has to be living or surviving at the Insured's death. If you so designate, then, unless otherwise provided, that Beneficiary must be living on the 14th day after the Insured's death or, if earlier, the date we receive due proof of the Insured's death. The share of the Death Benefit proceeds of any Beneficiary who is not living on the earlier day will be payable to remaining Beneficiaries.

Unless provided in the Beneficiary designation, if there is no Beneficiary named or living on the date of the Insured's death, we will pay the Death Benefit proceeds to the Insured's executors or administrators.

You may change the Beneficiary, unless you have given up this right, as long as the Insured is living by writing us at our Operations Center. The change will take effect when we record it retroactively as of the date the request was signed. The change will be subject to any payment we made before we received notice of the change of Beneficiary at our Operations Center.

                                      (2)

ASSIGNING THE POLICY

You may assign any interest in your Policy to another person. You must send written notice of the assignment to us at our Administrative Office. The assignment will take effect once we have recorded the assignment. We may rely solely on the statement of the assignee as to the amount of his or her interest. All assignments will be subject to Outstanding Debt.

DIVIDENDS

This Policy is non-participating. We do not pay dividends on the Policy.

SETTLEMENT OPTIONS

You may receive your proceeds in a lump sum or under the following settlement options:

Option 1. Interest Income - Under this option, we hold the proceeds and credit the interest earned on those proceeds to the payee. We set the rate of interest for each year, but that rate will never be less than 23/4% a year. This Option will continue until the earlier of the date the payee dies or the date you elect another settlement option.

Option 2. Income for Specified Period - Under this option, the payee receives an income for the number of years chosen. We then calculate an income that will be based on the Minimum Monthly Income Table 2 for that period. Note that the longer the period selected (i.e., number of years) the lower the dollar amount per $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

Option 3. Single Life Income - Under this option, a number of years called the period certain is chosen. We will then pay income to a single payee for as long as that payee lives or for the number of years chosen (the period certain), whichever is longer. If the payee dies after the end of the period certain, the income payments will stop. The period certain elected may be: (a) 0, 10, or 20 years; or (b) until the total income payments equal the proceeds applied (this is called a refund period certain).

We will calculate the amount of the income payments on the date the proceeds become payable. This amount will be at least as much as the applicable amount show in the Minimum Monthly Income Table 3 shown in your Policy. The income amounts are based on the 1983 Table a (discrete functions, without projections for future mortality) with 31/2% interest.

If the income payments for the period certain elected are the same as income payments based on another available longer period certain, we will deem an election to have been made for the longer period certain.

Option 3A. Joint Life Income - We pay income during the joint lifetime of two people (the payee and another person). That means if one person dies, we will continue to pay the same income (or a lesser income) to the survivor for as long as the survivor lives.

The survivor may receive the same dollar amount that we were paying before the first payee died or two-thirds of that amount depending on the election made at the time of settlement. Note that if the lesser (two-thirds) amount paid to the survivor is elected, the dollar amount payable while both persons are living will be larger than it would have been if the same amount paid to the survivor had been elected.

We will calculate the amount of income payable while both persons are living (the joint lifetime) on the date the proceeds become payable. This amount will be at least as much as the applicable amount shown in the Minimum Monthly Income Table 3A shown in your Policy. The minimum income amounts are based on the 1983 Table "a" (discrete functions, without projections for future mortality) with 31/2% interest.

                                      (3)

If a person for whom Option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

Option 4. Income of Specified Amount - Under this option, the dollar amount of the income payments is chosen. We will pay that amount for as long as the proceeds and interest last, but the dollar amount chosen must add up to a yearly amount of at least 10% of the proceeds applied. Interest will be credited annually on the balance of the proceeds. We set the rate of interest for each year, but that rate will never be less than 2 3/4% a year.

We also may pay proceeds under any other option to which we and the payee may agree.



                             SALE OF THE POLICIES




MSC is the principal underwriter for the Policies. MSC may enter into selling agreements with other broker dealers that are members of the NASD and whose representatives are authorized by law to sell variable life insurance policies. Commissions paid to these broker dealers for their representatives will not exceed the commissions described in the Prospectus. MSC may pay additional compensation from its own resources to broker dealers based on the level of Policy sales or premium payments.



MSC also acts as principal underwriter for other variable products and distributes non-proprietary variable products and mutual funds.



We offer the Policies on a continuous basis. We anticipate continuing to offer the Policies, but reserve the right to discontinue the offering.



MSC receives fees for the sale of the Policies. MSC Received compensation with respect to the policies offered through the Variable account in the following amounts during the periods indicated:



                                    Aggregate Amount of Commissions Retained
    Fiscal   Aggregate Amount of    by MSC After Payments to its Registered
     Year  Commissions Paid to MSC*     Persons and Other Broker-Dealers
     ----  ------------------------ ----------------------------------------
     2000.       $17,611,642                          N/A
     2001.       $16,870,424                          N/A
     2002.       $14,206,789                          N/A



*  Includes sales compensation paid to registered persons of MSC.



MSC passes through commissions it receives and does not retain any override as distributor for the Policies. However, under the distribution agreement with MSC, we pay the following sales expenses: sales representative training allowances; deferred compensation and insurance benefits of registered persons; advertising expenses; and all other expenses of distributing the Policies. We also pay for MSC's operating and other expenses as it relates to the Policies.



Because sales representatives of MSC are also insurance agents of the Company, they are eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that the Company offers. These programs include conferences, seminars, meals, sporting events, theater performances, payment for travel, lodging and entertainment, prizes, and awards, subject to applicable regulatory requirements. Sales of the Policies may help sales representatives qualify for such benefits. Sales representatives may receive other payments from the Company for services that do not directly involve the sale of the Policies, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services. In addition, MSC sales representatives who meet certain Company productivity, persistency and length of service standards may be eligible for additional compensation.



We may pay certain broker-dealers an additional bonus after the first Policy year for sales by their sales representatives, which may be up to the amount of the basic commission for the particular Policy year. These


                                      (4)
broker-dealers may share the bonus or other additional compensation with their sales representatives. In addition, we may reimburse these broker-dealers for portions of their Policy sales expenses.



Certain Funds have adopted a distribution plan in connection with its 12b-1 shares and pay MSC for its costs in distributing these shares, all or some of which may be passed on to a selling broker-dealer that has entered into a selling agreement with MSC. Each distribution plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, which allows funds to pay fees to those who sell and distribute fund shares out of fund assets. The 12b-1 fees are in consideration of distribution services and expenses incurred in the performance of MSC's obligations under an agreement with that Fund. Under the distribution plans up to 0.25% is paid to MSC for its distribution-related services and expenses under this agreement. The advisers for certain Funds may, from time to time use their management fee revenue, as well as their past profits or their other resources as may be permitted by regulatory rules, to make payments for distribution services to MSC, which may in turn pay part or all of such compensation to a broker-dealer of record with whom it has entered into a selling agreement.



Sales charges deducted from premium payments, as well as Proceeds from the contingent deferred sales charge on the Policies are retained by us and used to defray the expenses we incur in paying for distribution-related services under the distribution agreement, such as the payment of commissions. Commissions paid on the Policy, including other incentives or payments, are not charged directly to the Policy Owners or the Variable Account.



From time to time the Company, in conjunction with MSC, may conduct special sales programs.


                            ADDITIONAL INFORMATION

POLICIES ISSUED IN CONJUNCTION WITH EMPLOYEE BENEFIT PLANS

Policies may be acquired in conjunction with employee benefit plans ("EBS Policies"), including the funding of qualified pension plans meeting the requirements of Section 401 of the Code. For EBS Policies, the maximum mortality rates used to determine the monthly cost of insurance charge are based on the Commissioners' 1980 Standard Ordinary Mortality Tables NB and SB. Under these tables, mortality rates are the same for male and female insureds of a particular attained age and premium class. Illustrations reflecting the premiums and charges for EBS Policies will be provided upon request to purchasers of these Policies. There is no provision for misstatement of sex in the EBS Policies. Also, the rates used to determine the amount payable under a particular settlement option will be the same for male and female insureds.

LEGAL DEVELOPMENTS REGARDING UNISEX ACTUARIAL TABLES

In 1983, the United States Supreme Court held in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of sex. In that case, the Supreme Court applied its decision only to benefits derived from contributions made on or after August 1, 1983. Subsequent decisions of lower federal courts indicate that, in other factual circumstances, the Title VII prohibition of sex-distinct benefits may apply at an earlier date. In addition, legislative, regulatory, or decisional authority of some states may prohibit the use of sex-distinct mortality tables under certain circumstances. The Policies, other than Policies issued in states which require "unisex" policies (currently Montana) and EBS Policies, are based upon actuarial tables which distinguish between men and women and, thus, the Policy provides different benefits to men and women of the same age. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of these authorities on any employment-related insurance or benefits program before purchasing the Policy and in determining whether an EBS Policy is appropriate.

                                      (5)

PURCHASE AND REDEMPTION OF PORTFOLIO SHARES

We will purchase shares of the portfolios at net asset value and direct them to the corresponding Subaccount. We will redeem sufficient shares of the appropriate portfolios at net asset value to pay surrender/partial surrender proceeds or other purposes described in your Policy. In general, we will automatically reinvest all dividends and capital gains distributions received from a portfolio in shares of the distributing portfolio at net asset value on the date of distribution. In other words, we do not pay portfolio dividends or portfolio distributions out to Owners as additional units, but instead reflect them in Unit values. We may elect not to reinvest dividends and capital gains distributions.

POTENTIAL CONFLICTS OF INTEREST

Shares of Fund portfolios are not sold directly to the general public. They are offered to insurance company separate accounts to support variable annuity and variable life insurance contracts and to qualified plans. When shares are sold to both variable life and variable annuity separate accounts, this is called "mixed funding." When shares are sold to insurance companies that are not affiliated with each other, this is called "shared funding." Currently, we do not foresee any disadvantages to Owners due to mixed or shared funding. However, differences in tax treatment or other considerations may at some time create conflict of interests between owners of various contracts. The Company and the Boards of Directors of the Funds, and any other insurance companies that participate in the Funds are required to monitor events to identify material conflicts. If there is a conflict because of mixed or shared funding, a company might be required to withdraw the investment of one or more of its separate accounts from the Funds. This might force the Funds to sell securities at disadvantageous prices. See the prospectuses for the Funds.

REPORTS TO OWNERS

We will send you a report at least annually showing the then current status of your Policy. It will set forth:

since the last report date:

 .  premiums received;

 .  expense charges (including transfer charges, if any);

 .  cost of insurance and any riders;

 . interest earned on Fund Value in the Loan Account and in the Guaranteed Interest Account; and

 .  any partial surrenders (and their fees).

as of the current report date:

 .  Death Benefit;

 .  Specified Amount; and

 .  Outstanding Debt.

as of the current and prior report dates:

 .  Fund Value;

 .  Subaccount Unit values;

 .  Fund Value in the Guaranteed Interest Account; and

 .  any other information required by law.

We also will send you an annual and a semi-annual report for each Fund in which you are investing, as required by the 1940 Act.

                                      (6)

RECORDS

We will maintain all records relating to the Variable Account and the Guaranteed Interest Account at our Administrative Office.

LEGAL MATTERS

Legal matters in connection with the Policy have been passed on by Arthur D. Woods, Vice President--Variable Products and Broker-Dealer Operations Counsel of the MONY Life Insurance Company of America. Robert Levy, Vice President--Chief Tax and Benefits Counsel of MONY Life Insurance Company of America has passed upon legal matters relating to the federal income tax laws.

EXPERTS

The Financial Statements have been included in this SAI, which is a part of the registration statement, in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


Actuarial matters included in the prospectus and/or SAI have been examined by Pamela Duffy, Vice President of MONY Life Insurance Company, as stated in her opinion filed as an exhibit to the Registration Statement.



                               PERFORMANCE DATA



The returns for the portfolios in which the Subaccounts invest for the periods indicated are shown in the tables below.



The returns reflect the actual investment performance of the underlying portfolios after reinvestment of dividends and capital gains, and deductions of investment management fees and other portfolio operating expenses. Returns do not include deductions at the Variable Account and Policy level for state premium tax, federal deferred acquisition cost tax, sales charge, cost of insurance charges and cost of any riders, administrative charge, mortality and expense risk charges, Per $1,000 of Specified Amount Charge, surrender or other charges that may be incurred under a Policy. If these charges were reflected, the returns would be significantly lower. The performance given represents past performance and should not be considered indicative of future results.



Money Market Portfolio. The performance data for this Portfolio will reflect the "yield" and "effective yield". The "yield" of the Portfolio refers to the income generated by an investment in the Portfolio over the seven day period stated in the advertisement. This income is "annualized", that is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly, but, when annualized, the income earned by an investment in the Portfolio is assumed to be reinvested. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment.



The yield is calculated by dividing the sum of the dividends declared during the seven-day period on one share purchased at the beginning of the seven-day period by the value on the first day (the resulting quotient being the "Base Period Return") and multiplying the Base Period Return by 365 divided by seven to obtain the annualized yield.



The effective yield is calculated by compounding the Base Period Return calculated above, adding 1 to the Base Period Return, and raising that sum to a power equal to 365 divided by 7, and subtracting 1 from the result.


                                      (7)

MONY Money Market Portfolio



For the seven-day period ended December 31, 2002, the yield was 1.17% and the effective yield was 1.18%. Investments made to the MONY Money Market Portfolio are not issued or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. There is no guarantee that the net asset value of $1.00 per share can be maintained by the Portfolio.



All Other Portfolios. A Portfolio's yield is computed by dividing the net investment income per share earned during the specific one-month or 30-day period by the offering price per share on the last day of the period.



Yield For 30-Day Period





                                                        Yield for 30 Days Ended
                                                           December 31, 2002
                                                        -----------------------
 Enterprise Total Return...............................          2.71%
 Janus Flexible Income.................................          4.38%
 Lord Abbett Bond-Debenture............................          6.17%
 MONY Government Securities............................          2.11%
 MONY Long Term Bond...................................          4.70%
 PIMCO Global Bond.....................................          1.96%
 PIMCO Real Return.....................................          4.42%
 PIMCO StockPLUS Growth and Income.....................          2.41%



Total Return Calculations



Average Annual Total Return. A Portfolio's average annual total return quotation is computed in accordance with a method prescribed by SEC rules. The average annual total return for a Portfolio for a specified period is determined by assuming a hypothetical $1,000 investment in the Portfolio's shares on the first day of the period at the then effective net asset value per share ("initial investment"), and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment, and this quotient is taken to the nth root (n representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. The calculation assumes that all income and capital gain dividends by the Portfolio have been reinvested at net asset value on the reinvestment dates during the period.




                                      (8)

              Average Annual Total Return as of December 31, 2002





                                                   Portfolio                             Since
                                                   Inception                           Portfolio
                 Portfolio Name                      Date     1 Year  5 Years 10 Years Inception
                 --------------                    ---------- ------- ------- -------- ---------
AIM V.I. Basic Value.............................. 09/10/2001 -22.15%    N/A      N/A   -15.78%
AIM V.I. Mid Cap Core Equity...................... 09/10/2001 -11.10%    N/A      N/A    -3.50%
Alger American Balanced........................... 09/05/1989 -12.29%  7.28%    9.55%     8.92%
Alger American MidCap Growth...................... 05/03/1993 -29.54%  4.32%      N/A    12.55%
Dreyfus Small Cap Stock Index..................... 05/01/2002     N/A    N/A      N/A   -23.25%
Enterprise Equity Income.......................... 12/01/1998 -14.76%    N/A      N/A    -3.31%
Enterprise Growth................................. 12/01/1998 -23.26%    N/A      N/A    -4.98%
Enterprise Growth & Income........................ 12/01/1998 -25.95%    N/A      N/A    -4.99%
Enterprise Managed................................ 08/01/1988 -21.20% -3.48%    7.91%    11.73%
Enterprise Multi-Cap Growth....................... 07/15/1999 -34.64%    N/A      N/A     2.86%
Enterprise Short Duration Bond.................... 05/01/2003     N/A    N/A      N/A       N/A
Enterprise Small Company Growth................... 12/01/1998 -24.02%    N/A      N/A     5.95%
Enterprise Small Company Value.................... 08/01/1988  -9.25%  5.89%   11.11%    12.72%
Enterprise Total Return........................... 01/24/2002     N/A    N/A      N/A     7.09%
Franklin Income Securities........................ 01/24/1989  -0.61%  3.55%    7.75%     9.12%
Franklin Rising Dividends Securities.............. 01/27/1992  -1.58%  5.36%    9.93%     9.98%
Franklin Zero Coupon 2010......................... 05/01/2003     N/A    N/A      N/A       N/A
Janus Aspen Series Capital Appreciation........... 05/01/1997 -15.85%  7.55%      N/A    11.10%
Janus Aspen Series Flexible Income................ 09/13/1993   9.70%  6.45%      N/A     7.79%
Janus Aspen Series International Growth........... 05/02/1994 -25.62%  1.14%      N/A     7.98%
Lord Abbett Bond-Debenture........................ 12/03/2001   7.92%    N/A      N/A     7.64%
Lord Abbett Growth and Income..................... 12/11/1989 -18.03%  3.13%   10.28%    11.24%
Lord Abbett Mid-Cap Value......................... 09/15/1999  -9.78%    N/A      N/A    12.32%
MFS(R) Mid Cap Growth............................. 05/01/2000 -43.20%    N/A      N/A   -25.42%
MFS(R) Total Return............................... 01/03/1995  -5.17%  5.01%      N/A    10.72%
MFS(R) Utilities.................................. 01/03/1995 -22.76% -0.65%      N/A     9.22%
MONY Government Securities........................ 05/01/1991   6.57%  6.03%    5.79%     6.40%
MONY Long Term Bond............................... 03/20/1985  14.06%  7.35%    8.44%    10.04%
MONY Money Market................................. 07/29/1985   1.50%  4.31%    4.42%     5.18%
Oppenheimer Global Securities..................... 11/19/1990 -22.13%  5.41%   11.91%     9.39%
Oppenheimer Main Street(R)........................ 07/05/1995 -18.80% -3.24%      N/A     8.68%
PBHG Mid-Cap...................................... 11/30/1998 -18.66%    N/A      N/A    11.74%
PBHG Select Value................................. 10/28/1997 -25.07%  6.18%      N/A     6.83%
PIMCO Global Bond................................. 01/11/2002     N/A    N/A      N/A    20.35%
PIMCO Real Return................................. 09/30/1999  17.77%    N/A      N/A    12.63%
PIMCO StocksPLUS Growth and Income................ 12/31/1997 -20.22% -0.06%      N/A    -0.06%
Van Kampen UIF US Real Estate..................... 03/03/1997  -0.79%  4.35%      N/A     6.70%


FINANCIAL STATEMENTS




This SAI contains the audited financial statements of MONY America Variable Account L and the Company. The financial statements have been audited by PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York New, York 10036, independent accountants for the Variable Account and the Company.



The financial statements of the Company should be considered only as bearing upon the ability of the Company to meet its obligations under the Policies. They should not be considered as bearing on the investment performance of the assets held in the Variable Account.


                                      (9)

            FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                          Page
                                                                                                                          -----
With respect to MONY America Variable Account L (MONY Variable Universal Life)
  No financial statements for MONY America Variable Account L are included because although the MONY America Variable
  Account L commenced operations in 1985, the subaccounts available to policyholders had not commenced operations as of
  December 31, 2002.
With respect to MONY America Variable Account L (MONY Variable Universal Life--May 1, 2003)
  Report of Independent Accountants......................................................................................   F-3
  Statement of assets and liabilities as of December 31, 2002............................................................   F-4
  Statement of operations for the periods ended December 31, 2002........................................................  F-10
  Statement of changes in net assets for the periods ended December 31, 2002.............................................  F-16
  Notes to financial Statements..........................................................................................  F-22
With respect to MONY America Variable Account L (MONY Survivorship Variable Universal Life)
  Report of Independent Accountants......................................................................................  F-28
  Statement of assets and liabilities as of December 31, 2002............................................................  F-29
  Statement of operations for the periods ended December 31, 2002........................................................  F-36
  Statement of changes in net assets for the periods ended December 31, 2002.............................................  F-42
  Notes to financial Statements..........................................................................................  F-48
With respect to MONY America Variable Account L (Corporate Sponsored Variable Universal Life)
  Report of Independent Accountants......................................................................................  F-54
  Statement of assets and liabilities as of December 31, 2002............................................................  F-56
  Statement of operations for the periods ended December 31, 2002........................................................  F-64
  Statement of changes in net assets for the periods ended December 31, 2002 and December 31, 2001.......................  F-72
  Notes to financial Statements..........................................................................................  F-85
With respect to MONY America Variable Account L (MONY Custom Equity Master)
  Report of Independent Accountants......................................................................................  F-92
  Statement of assets and liabilities as of December 31, 2002............................................................  F-94
  Statement of operations for the periods ended December 31, 2002........................................................ F-100
  Statement of changes in net assets for the periods ended December 31, 2002 and December 31, 2001....................... F-106
  Notes to financial Statements.......................................................................................... F-116
With respect to MONY America Variable Account L (MONY Custom Estate Master)
  Report of Independent Accountants...................................................................................... F-124
  Statement of assets and liabilities as of December 31, 2002............................................................ F-126
  Statement of operations for the year ended December 31, 2002........................................................... F-132
  Statement of changes in net assets for the years ended December 31, 2002 and December 31, 2001......................... F-138
  Notes to financial Statements.......................................................................................... F-148
With respect to MONY America Variable Account L (Strategist and MONYEquity Master)
  Report of Independent Accountants...................................................................................... F-156
  Statement of assets and liabilities as of December 31, 2002............................................................ F-158
  Statement of operations for the year ended December 31, 2002........................................................... F-164
  Statement of changes in net assets for the years ended December 31, 2002 and December 31, 2001......................... F-170
  Notes to financial Statements.......................................................................................... F-180
With respect to MONY America Variable Account L (Combined)
  Report of Independent Accountants...................................................................................... F-189
  Combined statement of assets and liabilities as of December 31, 2002................................................... F-190
  Combined statement of operations for the periods ended December 31, 2002............................................... F-191
  Combined statement of changes in net assets for the years ended December 31, 2002 and December 31, 2001................ F-192
  Notes to Combined Financial Statements................................................................................. F-193
With respect to MONY Life Insurance Company of America
  Report of Independent Accountants...................................................................................... F-198
  Balance sheets as of December 31, 2002 and 2001........................................................................ F-199
  Statements of income and comprehensive income for the years ended December 31, 2002, 2001 and 2000..................... F-200
  Statements of changes in shareholder's equity for the years ended December 31, 2002, 2001 and 2000..................... F-201
  Statements of cash flows for the years ended December 31, 2002, 2001 and 2000.......................................... F-202
  Notes to financial statements.......................................................................................... F-203

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- MONY Variable Universal
  Life

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the MONY Variable Universal Life's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002



                                                      MONY Variable Universal Life
                               --------------------------------------------------------------------------
                                Alger American Fund              Enterprise Accumulation Trust
                               --------------------  ----------------------------------------------------
                                                       Equity   Growth and                   Global
                                Balanced   Mid Cap     Income     Income     Growth    Socially Responsive
                               Subaccount Subaccount Subaccount Subaccount Subaccount      Subaccount
                               ---------- ---------- ---------- ---------- ----------  -------------------
           ASSETS
Shares held in respective
  Funds.......................    25,961     16,011     41,109    142,421     291,772          5,774
                                ========   ========   ========   ========  ==========        =======
Investments at cost...........  $312,674   $225,787   $192,717   $646,109  $1,307,971        $50,754
                                ========   ========   ========   ========  ==========        =======
Investments in respective
  Funds, at net asset value...  $293,098   $199,337   $173,479   $562,562  $1,161,252        $49,481
Amount due from MONY America..       237      1,180        178      2,821       5,691              4
Amount due from respective
  Funds.......................        48         33          7         60         267              8
                                --------   --------   --------   --------  ----------        -------
       Total assets...........   293,383    200,550    173,664    565,443   1,167,210         49,493
                                --------   --------   --------   --------  ----------        -------
         LIABILITIES
Amount due to MONY America....       135         93         58        230         611             22
Amount due to respective Funds       237      1,180        178      2,821       5,691              4
                                --------   --------   --------   --------  ----------        -------
       Total liabilities......       372      1,273        236      3,051       6,302             26
                                --------   --------   --------   --------  ----------        -------
Net assets....................  $293,011   $199,277   $173,428   $562,392  $1,160,908        $49,467
                                ========   ========   ========   ========  ==========        =======
Net assets consist of:
  Contractholders' net
   payments...................  $310,992   $228,628   $192,093   $648,144  $1,313,028        $51,395
  Undistributed net
   investment income (loss)...     2,080       (331)     1,379      4,949       1,759            123
  Accumulated net realized
   gain (loss) on investments.      (485)    (2,570)      (806)    (7,154)     (7,160)          (778)
  Net unrealized appreciation
   (depreciation) of
   investments................   (19,576)   (26,450)   (19,238)   (83,547)   (146,719)        (1,273)
                                --------   --------   --------   --------  ----------        -------
Net assets....................  $293,011   $199,277   $173,428   $562,392  $1,160,908        $49,467
                                ========   ========   ========   ========  ==========        =======
Number of units outstanding*..    32,154     25,451     19,719     70,132     144,475          5,635
                                --------   --------   --------   --------  ----------        -------
Net asset value per unit
  outstanding*................  $   9.11   $   7.83   $   8.80   $   8.02  $     8.04        $  8.78
                                ========   ========   ========   ========  ==========        =======

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                    MONY Variable Universal Life
----------------------------------------------------------------------------------------------------
               Enterprise Accumulation Trust                    INVESCO Variable Investment Funds
------------------------------------------------------------ ---------------------------------------
           Multi-Cap  Small Company Small Company   Total    Financial    Health
 Managed     Growth      Growth         Value       Return    Services   Sciences  Telecommunications
Subaccount Subaccount  Subaccount    Subaccount   Subaccount Subaccount Subaccount     Subaccount
---------- ---------- ------------- ------------- ---------- ---------- ---------- ------------------

   28,643     22,060      99,964         76,293      48,485     6,005       8,513         9,363
 ========   ========    ========     ==========    ========   =======    ========       =======
 $477,184   $142,146    $618,790     $1,435,365    $488,808   $67,684    $127,717       $28,288
 ========   ========    ========     ==========    ========   =======    ========       =======

 $437,662   $121,550    $597,784     $1,309,194    $494,067   $63,057    $117,048       $25,654
    3,354        331       2,422          5,168       2,433       984          32             1
       46         14          68            190          46         9           1             2
 --------   --------    --------     ----------    --------   -------    --------       -------
  441,062    121,895     600,274      1,314,552     496,546    64,050     117,081        25,657
 --------   --------    --------     ----------    --------   -------    --------       -------

      177         50         245            577         180        27          36            10
    3,354        331       2,422          5,168       2,433       984          32             1
 --------   --------    --------     ----------    --------   -------    --------       -------
    3,531        381       2,667          5,745       2,613     1,011          68            11
 --------   --------    --------     ----------    --------   -------    --------       -------
 $437,531   $121,514    $597,607     $1,308,807    $493,933   $63,039    $117,013       $25,646
 ========   ========    ========     ==========    ========   =======    ========       =======

 $477,400   $145,131    $626,878     $1,408,024    $475,406   $68,304    $130,784       $30,306

    2,837       (208)       (843)        29,244      12,831       312        (187)          (45)

   (3,184)    (2,813)     (7,422)        (2,290)        437      (950)     (2,915)       (1,981)

  (39,522)   (20,596)    (21,006)      (126,171)      5,259    (4,627)    (10,669)       (2,634)
 --------   --------    --------     ----------    --------   -------    --------       -------
 $437,531   $121,514    $597,607     $1,308,807    $493,933   $63,039    $117,013       $25,646
 ========   ========    ========     ==========    ========   =======    ========       =======
   51,947     17,257      74,685        138,327      46,324     7,222      14,402         4,150
 --------   --------    --------     ----------    --------   -------    --------       -------
 $   8.42   $   7.04    $   8.00     $     9.46    $  10.66   $  8.73    $   8.13       $  6.18
 ========   ========    ========     ==========    ========   =======    ========       =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002



                                                    MONY Variable Universal Life
                               ---------------------------------------------------------------------
                                        Janus Aspen Series               Lord Abbett Series Fund
                               ------------------------------------  -------------------------------
                                 Capital     Flexible  International    Bond    Growth and  Mid-Cap
                               Appreciation   Income      Growth     Debenture    Income     Value
                                Subaccount  Subaccount  Subaccount   Subaccount Subaccount Subaccount
                               ------------ ---------- ------------- ---------- ---------- ----------
           ASSETS
Shares held in respective
  Funds.......................     20,695      14,622      16,605       17,831     20,921     29,844
                                 ========    ========    ========     ========   ========   ========
Investments at cost...........   $368,016    $182,382    $317,694     $186,624   $420,780   $428,776
                                 ========    ========    ========     ========   ========   ========
Investments in respective
  Funds, at net asset value...   $356,774    $187,455    $285,271     $188,647   $393,951   $413,637
Amount due from MONY America..        208       2,520         746           67         62      2,753
Amount due from respective
  Funds.......................         36           9          36            6         35        107
                                 --------    --------    --------     --------   --------   --------
       Total assets...........    357,018     189,984     286,053      188,720    394,048    416,497
                                 --------    --------    --------     --------   --------   --------
         LIABILITIES
Amount due to MONY America....        143          63         121           61        153        227
Amount due to respective Funds        208       2,520         746           67         62      2,753
                                 --------    --------    --------     --------   --------   --------
       Total liabilities......        351       2,583         867          128        215      2,980
                                 --------    --------    --------     --------   --------   --------
Net assets....................   $356,667    $187,401    $285,186     $188,592   $393,833   $413,517
                                 ========    ========    ========     ========   ========   ========
Net assets consist of:
  Contractholders' net
   payments...................   $369,208    $178,659    $320,628     $182,580   $422,498   $429,398
  Undistributed net
   investment income (loss)...         66       3,444         866        3,841      1,769      1,691
  Accumulated net realized
   gain (loss) on investments.     (1,365)        225      (3,885)         148     (3,605)    (2,433)
  Net unrealized appreciation
   (depreciation) of
   investments................    (11,242)      5,073     (32,423)       2,023    (26,829)   (15,139)
                                 --------    --------    --------     --------   --------   --------
Net assets....................   $356,667    $187,401    $285,186     $188,592   $393,833   $413,517
                                 ========    ========    ========     ========   ========   ========
Number of units outstanding*..     40,324      17,236      35,612       17,564     46,301     44,015
                                 --------    --------    --------     --------   --------   --------
Net asset value per unit
  outstanding*................   $   8.84    $  10.87    $   8.01     $  10.74   $   8.51   $   9.39
                                 ========    ========    ========     ========   ========   ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                          MONY Variable Universal Life
  ----------------------------------------------------------------------------
         MFS Variable Insurance Trust               MONY Series Fund, Inc.
  ------------------------------------------   --------------------------------
   Mid Cap       New       Total               Government    Long      Money
    Growth    Discovery    Return   Utilities  Securities Term Bond    Market
  Subaccount  Subaccount Subaccount Subaccount Subaccount Subaccount Subaccount
  ----------  ---------- ---------- ---------- ---------- ---------- ----------
     46,673      14,618     34,308     3,162      73,112     30,490   1,388,475
   ========    ========   ========   =======    ========   ========  ==========
   $228,751    $174,309   $592,362   $37,768    $837,445   $411,582  $1,388,475
   ========    ========   ========   =======    ========   ========  ==========

   $210,496    $152,614   $588,036   $38,041    $864,189   $443,019  $1,388,475
        159          30        930        44       5,041      5,114      14,611
         18          15         19         0         210         50         712
   --------    --------   --------   -------    --------   --------  ----------
    210,673     152,659    588,985    38,085     869,440    448,183   1,403,798
   --------    --------   --------   -------    --------   --------  ----------
         79          61        191        11         460        178       1,097
        159          30        930        44       5,041      5,114      14,611
   --------    --------   --------   -------    --------   --------  ----------
        238          91      1,121        55       5,501      5,292      15,708
   --------    --------   --------   -------    --------   --------  ----------
   $210,435    $152,568   $587,864   $38,030    $863,939   $442,891  $1,388,090
   ========    ========   ========   =======    ========   ========  ==========
   $239,800    $176,814   $595,782   $38,617    $837,523   $409,391  $1,382,563
       (314)       (256)     1,132       143         (88)      (271)      5,527
    (10,796)     (2,295)    (4,724)   (1,003)       (240)     2,334           0
    (18,255)    (21,695)    (4,326)      273      26,744     31,437           0
   --------    --------   --------   -------    --------   --------  ----------
   $210,435    $152,568   $587,864   $38,030    $863,939   $442,891  $1,388,090
   ========    ========   ========   =======    ========   ========  ==========
     32,344      20,466     61,114     4,366      81,889     39,385     137,399
   --------    --------   --------   -------    --------   --------  ----------
   $   6.51    $   7.46   $   9.62   $  8.71    $  10.55   $  11.24  $    10.10
   ========    ========   ========   =======    ========   ========  ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                             MONY Variable Universal Life
                               ------------------------------------------------------------
                                                                       PBHG Insurance Series
                               The Universal Institutional Funds, Inc.         Funds
                               --------------------------------------  --------------------
                                Emerging
                                Markets        Global      U.S. Real    Mid-Cap     Select
                                 Equity     Value Equity     Estate      Value      Value
                               Subaccount    Subaccount    Subaccount  Subaccount Subaccount
           ASSETS
Shares held in respective
  Funds.......................    17,316        7,965         21,639      51,552     19,709
                                ========      =======       ========    ========   ========
Investments at cost...........  $112,989      $87,187       $262,265    $584,233   $273,539
                                ========      =======       ========    ========   ========
Investments in respective
  Funds, at net asset value...  $104,591      $78,371       $245,165    $561,912   $236,512
Amount due from MONY America..        11           20          6,842       3,786         42
Amount due from respective
  Funds.......................        18            3            134          95         10
                                --------      -------       --------    --------   --------
       Total assets...........   104,620       78,394        252,141     565,793    236,564
                                --------      -------       --------    --------   --------
         LIABILITIES
Amount due to MONY America....        48           23            203         264         80
Amount due to respective Funds        11           20          6,842       3,786         42
                                --------      -------       --------    --------   --------
       Total liabilities......        59           43          7,045       4,050        122
                                --------      -------       --------    --------   --------
Net assets....................  $104,561      $78,351       $245,096    $561,743   $236,442
                                ========      =======       ========    ========   ========
Net assets consist of:
  Contractholders' net
   payments...................  $113,679      $86,232       $251,465    $587,112   $273,502
  Undistributed net
   investment income (loss)...      (146)       1,572         11,619        (812)     1,806
  Accumulated net realized
   gain (loss) on investments.      (574)        (637)          (888)     (2,236)    (1,839)
  Net unrealized appreciation
   (depreciation) of
   investments................    (8,398)      (8,816)       (17,100)    (22,321)   (37,027)
                                --------      -------       --------    --------   --------
Net assets....................  $104,561      $78,351       $245,096    $561,743   $236,442
                                ========      =======       ========    ========   ========
Number of units outstanding*..    11,791        9,235         24,599      63,899     29,564
                                --------      -------       --------    --------   --------
Net asset value per unit
  outstanding*................  $   8.87      $  8.48       $   9.96    $   8.79   $   8.00
                                ========      =======       ========    ========   ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                          MONY Variable Universal Life
                 ----------------------------------------------
                         PIMCO Variable Insurance Trust
                 ---------------------------------------------
                                        StocksPlus
                   Global                 Growth
                    Bond    Real Return and Income
                 Subaccount Subaccount  Subaccount    Total
                 ---------- ----------- ---------- -----------
                    24,171      68,819    101,634
                  ========   =========   ========
                  $264,481   $ 787,382   $781,306  $14,850,340
                  ========   =========   ========  ===========
                  $282,559   $ 818,949   $736,847  $14,180,736
                     2,900       8,045      2,875       81,642
                        14          63        118        2,507
                  --------   ---------   --------  -----------
                   285,473     827,057    739,840   14,264,885
                  --------   ---------   --------  -----------
                        95         292        341        6,642
                     2,900       8,045      2,875       81,642
                  --------   ---------   --------  -----------
                     2,995       8,337      3,216       88,284
                  --------   ---------   --------  -----------
                  $282,478   $ 818,720   $736,624  $14,176,601
                  ========   =========   ========  ===========
                  $259,064   $ 766,702   $781,829  $14,809,559
                     3,466      13,907     10,913      113,775
                     1,870       6,544    (11,659)     (77,129)
                    18,078      31,567    (44,459)    (669,604)
                  --------   ---------   --------  -----------
                  $282,478   $ 818,720   $736,624  $14,176,601
                  ========   =========   ========  ===========
                    23,589      70,548     87,575
                  --------   ---------   --------
                  $  11.97   $   11.60   $   8.41
                  ========   =========   ========

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS


                                                                MONY Variable Universal Life
                               ---------------------------------------------------------------------------------------------
                                    Alger American Fund                       Enterprise Accumulation Trust
                               ----------------------------  ---------------------------------------------------------------
                                                                 Equity       Growth and                        Global
                                  Balanced       Mid Cap         Income         Income         Growth     Socially Responsive
                                 Subaccount     Subaccount     Subaccount     Subaccount     Subaccount       Subaccount
                               -------------- -------------- -------------- -------------- -------------- -------------------
                               For the period For the period For the period For the period For the period   For the period
                                February 7,    February 7,    February 7,    February 6,    February 6,      February 21,
                                   2002**         2002**         2002**         2002**         2002**           2002**
                                  through        through        through        through        through           through
                                December 31,   December 31,   December 31,   December 31,   December 31,     December 31,
                                    2002           2002           2002           2002           2002             2002
                               -------------- -------------- -------------- -------------- -------------- -------------------
Dividend income...............    $  2,620       $      0       $  1,674       $  5,987      $   3,660          $   180
Distribution from net
  realized gains..............           0              0              0              0              0                0
Mortality and expense risk
  charges.....................        (540)          (331)          (295)        (1,038)        (1,901)             (57)
                                  --------       --------       --------       --------      ---------          -------
Net investment income (loss)..       2,080           (331)         1,379          4,949          1,759              123
                                  --------       --------       --------       --------      ---------          -------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................        (485)        (2,570)          (806)        (7,154)        (7,160)            (778)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................     (19,576)       (26,450)       (19,238)       (83,547)      (146,719)          (1,273)
                                  --------       --------       --------       --------      ---------          -------
Net realized and unrealized
  gain (loss) on investments..     (20,061)       (29,020)       (20,044)       (90,701)      (153,879)          (2,051)
                                  --------       --------       --------       --------      ---------          -------
Net increase (decrease) in
  net assets resulting from
  operations..................    $(17,981)      $(29,351)      $(18,665)      $(85,752)     $(152,120)         $(1,928)
                                  ========       ========       ========       ========      =========          =======

----------
** Commencement of operations

                      See notes to financial statements.


                                               MONY Variable Universal Life
---------------------------------------------------------------------------------------------------------------------------
               Enterprise Accumulation Trust                               INVESCO Variable Investment Funds
----------------------------------------------------------  --------------------------------------------------------------
   Managed       Multi-Cap    Small Company  Small Company      Total        Financial        Health     Telecommunications
  Subaccount       Growth         Growth         Value          Return        Services       Sciences        Subaccount
For the period For the period For the period For the period For the period For the period For the period   For the period
 February 6,    February 8,    February 6,    February 6,    February 7,    February 8,    February 8,      February 7,
    2002**         2002**         2002**         2002**         2002**         2002**         2002**           2002**
   through        through        through        through        through        through        through          through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,   December 31,     December 31,
     2002           2002           2002           2002           2002           2002           2002             2002
-------------- -------------- -------------- -------------- -------------- -------------- -------------- ------------------
   $  3,592       $      0       $      0      $   3,665       $ 5,988        $   408        $      0         $     0

          0              0              0         27,689         7,444              0               0               0
       (755)          (208)          (843)        (2,110)         (601)           (96)           (187)            (45)
   --------       --------       --------      ---------       -------        -------        --------         -------
      2,837           (208)          (843)        29,244        12,831            312            (187)            (45)
   --------       --------       --------      ---------       -------        -------        --------         -------


     (3,184)        (2,813)        (7,422)        (2,290)          437           (950)         (2,915)         (1,981)

    (39,522)       (20,596)       (21,006)      (126,171)        5,259         (4,627)        (10,669)         (2,634)
   --------       --------       --------      ---------       -------        -------        --------         -------

    (42,706)       (23,409)       (28,428)      (128,461)        5,696         (5,577)        (13,584)         (4,615)
   --------       --------       --------      ---------       -------        -------        --------         -------

   $(39,869)      $(23,617)      $(29,271)     $ (99,217)      $18,527        $(5,265)       $(13,771)        $(4,660)
   ========       ========       ========      =========       =======        =======        ========         =======

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                                             MONY Variable Universal Life
                               ----------------------------------------------------------------------------------------
                                            Janus Aspen Series                        Lord Abbett Series Fund
                               -------------------------------------------  -------------------------------------------
                                  Capital        Flexible    International       Bond        Growth and      Mid-Cap
                                Appreciation      Income         Growth       Debenture        Income         Value
                                 Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
                               -------------- -------------- -------------- -------------- -------------- --------------
                               For the period For the period For the period For the period For the period For the period
                                February 6,    February 8,    February 7,    February 7,    February 7,    February 8,
                                   2002**         2002**         2002**         2002**         2002**         2002**
                                  through        through        through        through        through        through
                                December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                    2002           2002           2002           2002           2002           2002
                               -------------- -------------- -------------- -------------- -------------- --------------
Dividend income...............    $    516        $3,700        $  1,297        $3,704        $  2,290       $  2,240
Distribution from net
  realized gains..............           0             0               0           442              51              0
Mortality and expense risk
  charges ....................        (450)         (256)           (431)         (305)           (572)          (549)
                                  --------        ------        --------        ------        --------       --------
Net investment income (loss)..          66         3,444             866         3,841           1,769          1,691
                                  --------        ------        --------        ------        --------       --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................      (1,365)          225          (3,885)          148          (3,605)        (2,433)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................     (11,242)        5,073         (32,423)        2,023         (26,829)       (15,139)
                                  --------        ------        --------        ------        --------       --------
Net realized and unrealized
  gain (loss) on investments..     (12,607)        5,298         (36,308)        2,171         (30,434)       (17,572)
                                  --------        ------        --------        ------        --------       --------
Net increase (decrease) in
  net assets resulting from
  operations..................    $(12,541)       $8,742        $(35,442)       $6,012        $(28,665)      $(15,881)
                                  ========        ======        ========        ======        ========       ========

----------
** Commencement of operations

                      See notes to financial statements.

                                      MONY Variable Universal Life
--------------------------------------------------------------------------------------------------------
               MFS Variable Insurance Trust                            MONY Series Fund, Inc.
----------------------------------------------------------  -------------------------------------------
   Mid Cap          New                                       Government        Long          Money
    Growth       Discovery     Total Return    Utilities      Securities     Term Bond        Market
  Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
-------------- -------------- -------------- -------------- -------------- -------------- --------------
For the period For the period For the period For the period For the period For the period For the period
 February 8,    February 7,    February 8,    February 7,    February 7,    February 7,    February 7,
    2002**         2002**         2002**         2002**         2002**         2002**         2002**
   through        through        through        through        through        through        through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
     2002           2002           2002           2002           2002           2002           2002
-------------- -------------- -------------- -------------- -------------- -------------- --------------
   $      0       $      0       $ 1,054        $   192        $ 1,230        $   374        $ 7,295
          0              0           835              0              0              0              0
       (314)          (256)         (757)           (49)        (1,318)          (645)        (1,768)
   --------       --------       -------        -------        -------        -------        -------
     (314)..          (256)        1,132            143            (88)          (271)         5,527
   --------       --------       -------        -------        -------        -------        -------


    (10,796)        (2,295)       (4,724)        (1,003)          (240)         2,334              0

    (18,255)       (21,695)       (4,326)           273         26,744         31,437              0
   --------       --------       -------        -------        -------        -------        -------
    (29,051)       (23,990)       (9,050)          (730)        26,504         33,771              0
   --------       --------       -------        -------        -------        -------        -------
   $(29,365)      $(24,246)      $(7,918)       $  (587)       $26,416        $33,500        $ 5,527
   ========       ========       =======        =======        =======        =======        =======

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)


                                             MONY Variable Universal Life
                               --------------------------------------------------------
                                        The Universal Institutional Funds, Inc.
                               --------------------------------------------------------
                                    Emerging            Global            U.S. Real
                                 Markets Equity      Value Equity           Estate
                                   Subaccount         Subaccount          Subaccount
                               ------------------ ------------------- ------------------
                                 For the period     For the period      For the period
                               February 7, 2002** February 20, 2002** February 7, 2002**
                                    through             through            through
                               December 31, 2002   December 31, 2002  December 31, 2002
-                              ------------------ ------------------- ------------------
Dividend income...............      $     0             $   804            $  7,436
Distribution from net
  realized gains..............            0                 861               4,499
Mortality and expense risk
  charges ....................         (146)                (93)               (316)
                                    -------             -------            --------
Net investment income (loss)..         (146)              1,572              11,619
                                    -------             -------            --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................         (574)               (637)               (888)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................       (8,398)             (8,816)            (17,100)
                                    -------             -------            --------
Net realized and unrealized
  gain (loss) on investments..       (8,972)             (9,453)            (17,988)
                                    -------             -------            --------
Net increase (decrease) in
  net assets resulting from
  operations..................      $(9,118)            $(7,881)           $ (6,369)
                                    =======             =======            ========

----------
** Commencement of operations

                      See notes to financial statements.

                                      MONY Variable Universal Life
--------------------------------------------------------------------------------------------------------
           PBHG Insurance
            Series Funds                           PIMCO Variable Insurance Trust
------------------------------------  -------------------------------------------------------
     Mid-Cap             Select             Global          Real Return         StocksPlus
      Value              Value               Bond               Bond        Growth and Income
    Subaccount         Subaccount         Subaccount         Subaccount         Subaccount
------------------ ------------------ ------------------     ----------     ------------------
  For the period     For the period     For the period     For the period     For the period
February 7, 2002** February 8, 2002** February 8, 2002** February 8, 2002** February 8, 2002**
     through            through            through            through            through
December 31, 2002  December 31, 2002  December 31, 2002  December 31, 2002  December 31, 2002    Total
-----------------  -----------------  -----------------  -----------------  -----------------  ---------
     $      0           $  2,240           $ 2,697            $13,565            $ 11,968      $  90,376
            0                  0             1,124              1,438                   0         44,383
         (812)              (434)             (355)            (1,096)             (1,055)       (20,984)
     --------           --------           -------            -------            --------      ---------
         (812)             1,806             3,466             13,907              10,913        113,775
     --------           --------           -------            -------            --------      ---------
       (2,236)            (1,839)            1,870              6,544             (11,659)       (77,129)

      (22,321)           (37,027)           18,078             31,567             (44,459)      (669,604)
     --------           --------           -------            -------            --------      ---------
      (24,557)           (38,866)           19,948             38,111             (56,118)      (746,733)
     --------           --------           -------            -------            --------      ---------
     $(25,369)          $(37,060)          $23,414            $52,018            $(45,205)     $(632,958)
     ========           ========           =======            =======            ========      =========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS

                                                             MONY Variable Universal Life
                               ----------------------------------------------------------------------------------------
                                    Alger American Fund                     Enterprise AccumulationTrust
                               ----------------------------  ----------------------------------------------------------
                                                                                                              Global
                                                                 Equity       Growth and                     Socially
                                  Balanced       Mid Cap         Income         Income         Growth       Responsive
                                 Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
                               -------------- -------------- -------------- -------------- -------------- --------------
                               For the period For the period For the period For the period For the period For the period
                                February 7,    February 7,    February 7,    February 6,    February 6,    February 21,
                                   2002**         2002**         2002**         2002**         2002**         2002**
                                  through        through        through        through        through        through
                                December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                    2002           2002           2002           2002           2002           2002
                               -------------- -------------- -------------- -------------- -------------- --------------
From operations:
 Net investment income (loss).    $  2,080       $   (331)      $  1,379      $   4,949      $    1,759      $    123
 Net realized gain (loss) on
   investments................        (485)        (2,570)          (806)        (7,154)         (7,160)         (778)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................     (19,576)       (26,450)       (19,238)       (83,547)       (146,719)       (1,273)
                                  --------       --------       --------      ---------      ----------      --------
Net increase (decrease) in
 net assets resulting from
 operations...................     (17,981)       (29,351)       (18,665)       (85,752)       (152,120)       (1,928)
                                  --------       --------       --------      ---------      ----------      --------
From unit transactions:
 Net proceeds from the
   issuance of units..........     356,680        267,960        223,672        748,711       1,521,666        63,934
 Net asset value of units
   redeemed or used to meet
   contract obligations.......     (45,688)       (39,332)       (31,579)      (100,567)       (208,638)      (12,539)
                                  --------       --------       --------      ---------      ----------      --------
Net increase from unit
 transactions.................     310,992        228,628        192,093        648,144       1,313,028        51,395
                                  --------       --------       --------      ---------      ----------      --------
Net increase in net assets....     293,011        199,277        173,428        562,392       1,160,908        49,467
Net assets beginning of period           0              0              0              0               0             0
                                  --------       --------       --------      ---------      ----------      --------
Net assets end of period*.....    $293,011       $199,277       $173,428      $ 562,392      $1,160,908      $ 49,467
                                  ========       ========       ========      =========      ==========      ========
Unit transactions:
Units outstanding beginning
 of period....................           0              0              0              0               0             0
Units issued during the period      37,234         31,073         23,222         82,984         169,217         7,010
Units redeemed during the
 period.......................      (5,080)        (5,622)        (3,503)       (12,852)        (24,742)       (1,375)
                                  --------       --------       --------      ---------      ----------      --------
Units outstanding end of
 period.......................      32,154         25,451         19,719         70,132         144,475         5,635
                                  ========       ========       ========      =========      ==========      ========
----------
*  Includes undistributed net
   investment income (loss)
   of:                            $  2,080       $   (331)      $  1,379      $   4,949      $    1,759      $    123
                                  ========       ========       ========      =========      ==========      ========

** Commencement of operations

                      See notes to financial statements.

                                               MONY Variable Universal Life
--------------------------------------------------------------------------------------------------------------------------
                       Enterprise AccumulationTrust                               INVESCO Variable Investment Funds
-------------------------------------------------------------------------  -----------------------------------------------
                                  Small          Small
                 Multi-Cap       Company        Company         Total        Financial        Health
   Managed         Growth         Growth         Value          Return        Services       Sciences    Telecommunications
  Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount       Subaccount
  ----------   -------------- -------------- -------------- -------------- -------------- -------------- ------------------
For the period For the period For the period For the period For the period For the period For the period   For the period
 February 6,    February 8,    February 6,    February 6,    February 7,    February 8,    February 8,      February 7,
    2002**         2002**         2002**         2002**         2002**         2002**         2002**           2002**
   through        through        through        through        through        through        through          through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,   December 31,     December 31,
     2002           2002           2002           2002           2002           2002           2002             2002
-------------- -------------- -------------- -------------- -------------- -------------- -------------- ------------------
   $  2,837       $   (208)      $   (843)     $   29,244      $ 12,831       $    312       $   (187)        $    (45)
     (3,184)        (2,813)        (7,422)         (2,290)          437           (950)        (2,915)          (1,981)
    (39,522)       (20,596)       (21,006)       (126,171)        5,259         (4,627)       (10,669)          (2,634)
   --------       --------       --------      ----------      --------       --------       --------         --------
    (39,869)       (23,617)       (29,271)        (99,217)       18,527         (5,265)       (13,771)          (4,660)
   --------       --------       --------      ----------      --------       --------       --------         --------
    551,926        189,359        720,962       1,614,616       547,451         84,418        168,174           42,764
    (74,526)       (44,228)       (94,084)       (206,592)      (72,045)       (16,114)       (37,390)         (12,458)
   --------       --------       --------      ----------      --------       --------       --------         --------
    477,400        145,131        626,878       1,408,024       475,406         68,304        130,784           30,306
   --------       --------       --------      ----------      --------       --------       --------         --------
    437,531        121,514        597,607       1,308,807       493,933         63,039        117,013           25,646
          0              0              0               0             0              0              0                0
   --------       --------       --------      ----------      --------       --------       --------         --------
   $437,531       $121,514       $597,607      $1,308,807      $493,933       $ 63,039       $117,013         $ 25,646
   ========       ========       ========      ==========      ========       ========       ========         ========
          0              0              0               0             0              0              0                0
     61,295         22,516         86,877         159,984        53,344          9,283         19,037            5,856
     (9,348)        (5,259)       (12,192)        (21,657)       (7,020)        (2,061)        (4,635)          (1,706)
   --------       --------       --------      ----------      --------       --------       --------         --------
     51,947         17,257         74,685         138,327        46,324          7,222         14,402            4,150
   ========       ========       ========      ==========      ========       ========       ========         ========

   $  2,837       $   (208)      $   (843)     $   29,244      $ 12,831       $    312       $   (187)        $    (45)
   ========       ========       ========      ==========      ========       ========       ========         ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                             MONY Variable Universal Life
                               ----------------------------------------------------------------------------------------
                                            Janus Aspen Series                        Lord Abbett Series Fund
                               -------------------------------------------  -------------------------------------------
                                  Capital        Flexible    International       Bond        Growth and      Mid-Cap
                                Appreciation      Income         Growth       Debenture        Income         Value
                                 Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
                               -------------- -------------- -------------- -------------- -------------- --------------
                               For the period For the period For the period For the period For the period For the period
                                February 6,    February 8,    February 7,    February 7,    February 7,    February 8,
                                   2002**         2002**         2002**         2002**         2002**         2002**
                                  through        through        through        through        through        through
                                December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                    2002           2002           2002           2002           2002           2002
                               -------------- -------------- -------------- -------------- -------------- --------------
From operations:
 Net investment income (loss).    $     66       $  3,444       $    866       $  3,841       $  1,769       $  1,691
 Net realized gain (loss) on
   investments................      (1,365)           225         (3,885)           148         (3,605)        (2,433)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................     (11,242)         5,073        (32,423)         2,023        (26,829)       (15,139)
                                  --------       --------       --------       --------       --------       --------
Net increase (decrease) in
 net assets resulting from
 operations...................     (12,541)         8,742        (35,442)         6,012        (28,665)       (15,881)
                                  --------       --------       --------       --------       --------       --------
From unit transactions:
 Net proceeds from the
   issuance of units..........     417,558        203,723        373,577        206,362        495,818        489,468
 Net asset value of units
   redeemed or used to meet
   contract obligations.......     (48,350)       (25,064)       (52,949)       (23,782)       (73,320)       (60,070)
                                  --------       --------       --------       --------       --------       --------
Net increase from unit
 transactions.................     369,208        178,659        320,628        182,580        422,498        429,398
                                  --------       --------       --------       --------       --------       --------
Net increase in net assets....     356,667        187,401        285,186        188,592        393,833        413,517
Net assets beginning of period           0              0              0              0              0              0
                                  --------       --------       --------       --------       --------       --------
Net assets end of period*.....    $356,667       $187,401       $285,186       $188,592       $393,833       $413,517
                                  ========       ========       ========       ========       ========       ========
Unit transactions:
Units outstanding beginning
 of period....................           0              0              0              0              0              0
Units issued during the period      46,296         19,781         42,099         20,113         54,336         51,007
Units redeemed during the
 period.......................      (5,972)        (2,545)        (6,487)        (2,549)        (8,035)        (6,992)
                                  --------       --------       --------       --------       --------       --------
Units outstanding end of
 period.......................      40,324         17,236         35,612         17,564         46,301         44,015
                                  ========       ========       ========       ========       ========       ========
----------
*  Includes undistributed net
   investment income (loss)
   of:                            $     66       $  3,444       $    866       $  3,841       $  1,769       $  1,691
                                  ========       ========       ========       ========       ========       ========

** Commencement of operations

                      See notes to financial statements.

                                      MONY Variable Universal Life
-------------------------------------------------------------------------------------------------------
               MFS Variable Insurance Trust                            MONY Series Fund, Inc.
----------------------------------------------------------  -------------------------------------------
   Mid Cap          New           Total                       Government        Long          Money
    Growth       Discovery        Return       Utilities      Securities     Term Bond        Market
  Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
  ----------   -------------- -------------- -------------- -------------- -------------- --------------
For the period For the period For the period For the period For the period For the period For the period
 February 8,    February 7,    February 8,    February 7,    February 7,    February 7,    February 7,
    2002**         2002**         2002**         2002**         2002**         2002**         2002**
   through        through        through        through        through        through        through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
     2002           2002           2002           2002           2002           2002           2002
-------------- -------------- -------------- -------------- -------------- -------------- --------------
   $   (314)      $   (256)     $   1,132       $    143      $     (88)      $   (271)     $    5,527
    (10,796)        (2,295)        (4,724)        (1,003)          (240)         2,334               0

    (18,255)       (21,695)        (4,326)           273         26,744         31,437               0
   --------       --------      ---------       --------      ---------       --------      ----------

    (29,365)       (24,246)        (7,918)          (587)        26,416         33,500           5,527
   --------       --------      ---------       --------      ---------       --------      ----------
    282,633        204,974        699,596         48,895        948,723        476,989       2,363,027

    (42,833)       (28,160)      (103,814)       (10,278)      (111,200)       (67,598)       (980,464)
   --------       --------      ---------       --------      ---------       --------      ----------
    239,800        176,814        595,782         38,617        837,523        409,391       1,382,563
   --------       --------      ---------       --------      ---------       --------      ----------
    210,435        152,568        587,864         38,030        863,939        442,891       1,388,090
          0              0              0              0              0              0               0
   --------       --------      ---------       --------      ---------       --------      ----------
   $210,435       $152,568      $ 587,864       $ 38,030      $ 863,939       $442,891      $1,388,090
   ========       ========      =========       ========      =========       ========      ==========
          0              0              0              0              0              0               0
     39,381         24,427         72,456          5,528         92,981         46,806         239,791
     (7,037)        (3,961)       (11,342)        (1,162)       (11,092)        (7,421)       (102,392)
   --------       --------      ---------       --------      ---------       --------      ----------
     32,344         20,466         61,114          4,366         81,889         39,385         137,399
   ========       ========      =========       ========      =========       ========      ==========

   $   (314)      $   (256)     $   1,132       $    143      $     (88)      $   (271)     $    5,527
   ========       ========      =========       ========      =========       ========      ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                             MONY Variable Universal Life
                               --------------------------------------------------------
                                        The Universal Institutional Funds, Inc.
                               --------------------------------------------------------
                                 Emerging Markets
                                     Equity       Global Value Equity  U.S. Real Estate
                                   Subaccount         Subaccount          Subaccount
                               ------------------ ------------------- ------------------
                                 For the period     For the period      For the period
                               February 7, 2002** February 20, 2002** February 7, 2002**
                                    through             through            through
                               December 31, 2002   December 31, 2002  December 31, 2002
                               ------------------ ------------------- ------------------
From operations:
 Net investment income (loss).      $   (146)          $  1,572            $ 11,619
 Net realized gain (loss) on
   investments................          (574)              (637)               (888)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................        (8,398)            (8,816)            (17,100)
                                    --------           --------            --------
Net increase (decrease) in
 net assets resulting from
 operations...................        (9,118)            (7,881)             (6,369)
                                    --------           --------            --------
From unit transactions:
 Net proceeds from the
   issuance of units..........       133,151             96,233             292,916
 Net asset value of units
   redeemed or used to meet
   contract obligations.......       (19,472)           (10,001)            (41,451)
                                    --------           --------            --------
Net increase from unit
 transactions.................       113,679             86,232             251,465
                                    --------           --------            --------
Net increase in net assets....       104,561             78,351             245,096
Net assets beginning of period             0                  0                   0
                                    --------           --------            --------
Net assets end of period*.....      $104,561           $ 78,351            $245,096
                                    ========           ========            ========
Unit transactions:
Units outstanding beginning
 of period....................             0                  0                   0
Units issued during the period        14,041             10,548              29,074
Units redeemed during the
 period.......................        (2,250)            (1,313)             (4,475)
                                    --------           --------            --------
Units outstanding end of
 period.......................        11,791              9,235              24,599
                                    ========           ========            ========
----------
*  Includes undistributed net
   investment income (loss)
   of:                              $   (146)          $  1,572            $ 11,619
                                    ========           ========            ========

** Commencement of operations

                      See notes to financial statements.

                                       MONY Variable Universal Life
----------------------------------------------------------------------------------------------------------
     PBHG Insurance Series Fund                    PIMCO Variable Insurance Trust
------------------------------------  -------------------------------------------------------
                                                                                StocksPlus
  Mid-Cap Value       Select Value       Global Bond      Real Return Bond  Growth and Income
    Subaccount         Subaccount         Subaccount         Subaccount         Subaccount
------------------ ------------------ ------------------ ------------------ ------------------
  For the period     For the period     For the period     For the period     For the period
February 7, 2002** February 8, 2002** February 8, 2002** February 8, 2002** February 8, 2002**
     through            through            through            through            through
December 31, 2002  December 31, 2002  December 31, 2002  December 31, 2002  December 31, 2002     Total
-----------------  ------------------ ------------------ ------------------ ------------------ -----------
     $   (812)          $  1,806           $  3,466          $  13,907          $  10,913      $   113,775
       (2,236)            (1,839)             1,870              6,544            (11,659)         (77,129)
      (22,321)           (37,027)            18,078             31,567            (44,459)        (669,604)
     --------           --------           --------          ---------          ---------      -----------
      (25,369)           (37,060)            23,414             52,018            (45,205)        (632,958)
     --------           --------           --------          ---------          ---------      -----------
      676,336            299,416            289,080            905,860            924,003       17,930,631
      (89,224)           (25,914)           (30,016)          (139,158)          (142,174)      (3,121,072)
     --------           --------           --------          ---------          ---------      -----------
      587,112            273,502            259,064            766,702            781,829       14,809,559
     --------           --------           --------          ---------          ---------      -----------
      561,743            236,442            282,478            818,720            736,624       14,176,601
            0                  0                  0                  0                  0                0
     --------           --------           --------          ---------          ---------      -----------
     $561,743           $236,442           $282,478          $ 818,720          $ 736,624      $14,176,601
     ========           ========           ========          =========          =========      ===========
            0                  0                  0                  0                  0
       74,527             32,920             27,257             86,191            104,797
      (10,628)            (3,356)            (3,668)           (15,643)           (17,222)
     --------           --------           --------          ---------          ---------
       63,899             29,564             23,589             70,548             87,575
     ========           ========           ========          =========          =========

     $   (812)          $  1,806           $  3,466          $  13,907          $  10,913      $   113,775
     ========           ========           ========          =========          =========      ===========

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies, which include Variable Life (Strategist), Variable Universal Life (MONY Equity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal
Life), Corporate Sponsored Variable Universal Life, and Survivorship Variable Universal Life Insurance policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY").

For presentation purposes, the information related only to the Variable Universal Life Insurance policies (MONY Variable Universal Life) is presented here.

There are thirty-five MONY Variable Universal Life subaccounts within the Variable Account, each of which invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Alger American Fund, Invesco Variable Investment Funds, Lord Abbett Series Fund, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, PBHG Insurance Series Funds, The Universal Institutional Funds, Inc. or Janus Aspen Series (collectively, the "Funds"). The Funds are registered under the 1940 Act as open-end diversified management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2. Significant Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment in shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio, as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on the amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions from net realized gains are recorded on ex-dividend date. Investment income includes dividends from net investment income and distribution of net realized gains received from the respective portfolios of the Funds. Dividends and distributions are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized capital gains attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for federal income tax purposes.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



3. Related Party Transactions

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America . A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amount deducted for the MONY Variable Universal Life Subaccounts for the period ended December 31, 2002 aggregated $1,621,016.

MONY receives from the Variable Account the amounts deducted for mortality and expense risks at an annual rate of 0.35% of average daily net assets of each of the MONY Variable Universal Life subaccounts. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY and MONY America receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the period ended December 31, 2002, MONY received $1,973 in aggregate from certain Funds in connection with MONY Variable Universal Life subaccounts.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


4. Investment Transactions

Cost of shares acquired and the proceeds from redemption of shares by each subaccount during the period ended December 31, 2002 were as follows:

                                              Cost of
                                          Shares Acquired       Proceeds from
 MONY Variable Universal Life         (excludes reinvestments) Shares Redeemed
 ----------------------------         ------------------------ ---------------
 The Alger American Fund

 Balanced Portfolio..................        $  318,939           $  8,400
 Mid Cap Growth Portfolio............           239,944             11,587

 Enterprise Accumulation Trust

 Equity Income Portfolio.............           198,320              6,471
 Growth and Income Portfolio.........           680,590             33,314
 Growth Portfolio....................         1,344,626             33,155
 Global Socially Responsive Portfolio            58,412              7,060
 Managed Portfolio...................           496,192             19,416
 Multi-Cap Growth Portfolio..........           162,710             17,751
 Small Company Growth Portfolio......           647,658             21,446
 Small Company Value Portfolio.......         1,423,705             17,404
 Total Return Portfolio..............           512,856             37,917

 INVESCO Variable Insurance Funds

 Financial Services Portfolio........            74,420              6,194
 Health Sciences Portfolio...........           149,508             18,876
 Telecommunications Portfolio........            35,546              5,277

 Janus Aspen Series

 Capital Appreciation Portfolio......           382,157             13,292
 Flexible Income Portfolio...........           185,443              6,986
 International Growth Portfolio......           332,138             11,856

 Lord Abbott Series Funds

 Bond Debenture Portfolio............           190,624              8,294
 Growth and Income Portfolio.........           440,094             18,050
 Mid-Cap Value Portfolio.............           449,368             20,399

 MFS Variable Insurance Trust

 Mid Cap Growth Portfolio............           257,529             17,982
 New Discovery Portfolio.............           183,078              6,474
 Total Return Portfolio..............           627,822             32,625
 Utilities Portfolio.................            42,684              4,105

 MONY Series Funds Inc.

 Government Securities Portfolio.....           860,484             24,029
 Long Term Bond Portfolio............           436,740             27,866
 Money Market Portfolio..............         2,086,841            705,661

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                   Cost of      Proceeds from
MONY Variable Universal Life                   Shares Acquired Shares Redeemed
----------------------------                   --------------- ---------------

The Universal Institutional Funds, Inc.

Emerging Markets Equity Portfolio.............    $116,914         $ 3,351
Global Value Equity Portfolio.................      89,306           3,147
U.S. Real Estate Portfolio....................     261,389          10,171

PBHG Insurance Series Funds

Mid Cap Value Portfolio.......................     602,424          15,955
Select Value Portfolio........................     282,077           8,939

PIMCO Variable Insurance Trust

Global Bond Portfolio.........................     276,452          17,662
Real Return Portfolio.........................     857,583          91,748
StocksPlus Growth and Income Portfolio........     829,319          48,322

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



5. Financial Highlights

For a unit outstanding throughout the period ended December 31, 2002:

                                                        At December 31, 2002      For the period ended December 31, 2002
                                                   ------------------------------ ------------------------------------
                                                                                  Investment
                                                                       Net Assets   Income                       Total
MONY Variable Universal Life                        Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
----------------------------                       ------- ----------- ---------- ----------   --------------- ---------

Alger American Fund

Balanced Subaccount (1)...........................  32,154   $ 9.11      $  293      1.70%(/\)      0.35%(/\)    (8.90)%
Mid Cap Subaccount (1)............................  25,451     7.83         199      0.00(/\)       0.35%(/\)   (21.70)

Enterprise Accumulation Trust

Equity Income Subaccount (1)......................  19,719     8.80         173      1.99(/\)       0.35%(/\)   (12.00)
Growth and Income Subaccount (2)..................  70,132     8.02         562      2.02(/\)       0.35%(/\)   (19.80)
Growth Subaccount (2)............................. 144,475     8.04       1,161      0.67(/\)       0.35%(/\)   (19.60)
Global Socially Responsive Subaccount (3).........   5,635     8.78          49      1.11(/\)       0.35%(/\)   (12.20)
Managed Subaccount (2)............................  51,947     8.42         438      1.67(/\)       0.35%(/\)   (15.80)
Multi-Cap Growth Subaccount (4)...................  17,257     7.04         122      0.00(/\)       0.35%(/\)   (29.60)
Small Company Growth Subaccount (2)...............  74,685     8.00         598      0.00(/\)       0.35%(/\)   (20.00)
Small Company Value Subaccount (2)................ 138,327     9.46       1,309      0.61(/\)       0.35%(/\)    (5.40)
Total Return Subaccount (1).......................  46,324    10.66         494      3.49(/\)       0.35%(/\)     6.60

INVESCO Variable Investment Funds

Financial Services Subaccount (4).................   7,222     8.73          63      1.49(/\)       0.35%(/\)   (12.70)
Health Sciences Subaccount (4)....................  14,402     8.13         117      0.00(/\)       0.35%(/\)   (18.70)
Telecommunications Subaccount (1).................   4,150     6.18          26      0.00(/\)       0.35%(/\)   (38.20)

Janus Aspen Series

Capital Appreciation Subaccount (2)...............  40,324     8.84         357      0.40(/\)       0.35%(/\)   (11.60)
Flexible Income Subaccount (4)....................  17,236    10.87         187      5.06(/\)       0.35%(/\)     8.70
International Growth Subaccount (1)...............  35,612     8.01         285      1.05(/\)       0.35%(/\)   (19.90)

Lord Abbet Series Funds

Bond Debenture Subaccount (1).....................  17,564    10.74         189      4.25(/\)       0.35%(/\)     7.40
Growth and Income Subaccount (1)..................  46,301     8.51         394      1.40(/\)       0.35%(/\)   (14.90)
Mid-Cap Value Subaccount (4)......................  44,015     9.39         414      1.43(/\)       0.35%(/\)    (6.10)

MFS Variable Insurance Trust

Mid Cap Growth Subaccount (4).....................  32,344     6.51         210      0.00(/\)       0.35%(/\)   (34.90)
New Discovery Subaccount (1)......................  20,466     7.46         153      0.00(/\)       0.35%(/\)   (25.40)
Total Return Subaccount (4).......................  61,114     9.62         588      0.49(/\)       0.35%(/\)    (3.80)
Utilities Subaccount (1)..........................   4,366     8.71          38      1.37(/\)       0.35%(/\)   (12.90)

MONY Series Fund, Inc.

Government Securities Subaccount (1)..............  81,889    10.55         864      0.33(/\)       0.35%(/\)     5.50
Long Term Bond Subaccount (1).....................  39,385    11.24         443      0.20(/\)       0.35%(/\)    12.40
Money Market Subaccount (1)....................... 137,399    10.10       1,388      1.44(/\)       0.35%(/\)     1.00

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                       At December 31, 2002       For the year ended December 31, 2002
                                                   ----------------------------- ------------------------------------
                                                                                 Investment
                                                                      Net Assets   Income                       Total
MONY Variable Universal Life                       Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
----------------------------                       ------ ----------- ---------- ----------   --------------- ---------

The Universal Institutional Funds, Inc.

Emerging Markets Equity Subaccount (1)............ 11,791   $ 8.87       $105       0.00%(/\)      0.35%(/\)   (11.30)%
Global Value Equity Subaccount (5)................  9,235     8.48         78       3.03%(/\)      0.35%(/\)   (15.20)%
U.S. Real Estate Subaccount (1)................... 24,599     9.96        245       8.24%(/\)      0.35%(/\)    (0.40)%

PBHG Insurance

Mid Cap Value Subaccount (1)...................... 63,899     8.79        562       0.00%(/\)      0.35%(/\)   (12.10)%
Select Value Subaccount (4)....................... 29,564     8.00        236       1.81%(/\)      0.35%(/\)   (20.00)%

PIMCO Variable Insurance Trust

Global Bond Subaccount (4)........................ 23,589    11.97        283       2.66%(/\)      0.35%(/\)    19.70%
Real Return Subaccount (4)........................ 70,548    11.60        819       4.33%(/\)      0.35%(/\)    16.00%
StocksPlus Growth and Income Subaccount (4)....... 87,575     8.41        737       3.97%(/\)      0.35%(/\)   (15.90)%

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
*** Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(/\)Annualized
(1) For the period February 7, 2002 (commencement of operations) through December 31, 2002.
(2) For the period February 6, 2002 (commencement of operations) through December 31, 2002.
(3) For the period February 21, 2002 (commencement of operations) through December 31, 2002.
(4) For the period February 8, 2002 (commencement of operations) through December 31, 2002.
(5) For the period February 20, 2002 (commencement of operations) through December 31, 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- MONY Survivorship
  Variable Universal Life

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the MONY Survivorship Variable Universal Life's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002

                                           MONY Survivorship Variable Universal Life
                               ----------------------------------------------------------------
                                Alger American Fund         Enterprise Accumulation Trust
                               --------------------  ------------------------------------------
                                           Mid Cap     Equity   Growth and
                                Balanced    Growth     Income     Income     Growth    Managed
                               Subaccount Subaccount Subaccount Subaccount Subaccount Subaccount
                               ---------- ---------- ---------- ---------- ---------- ----------
           ASSETS
Shares held in respective
  Funds.......................    1,021        412      1,563     10,333     20,423      3,306
                                =======    =======     ======    =======    =======    =======
Investments at cost...........  $11,794    $ 6,233     $7,311    $44,413    $83,846    $59,182
                                =======    =======     ======    =======    =======    =======
Investments in respective
  Funds, at net asset value...  $11,524    $ 5,135     $6,595    $40,816    $81,284    $50,509
Amount due from respective
  Funds.......................        0          0         10          0         10          0
                                -------    -------     ------    -------    -------    -------
       Total assets...........   11,524      5,135      6,605     40,816     81,294     50,509
                                -------    -------     ------    -------    -------    -------
         LIABILITIES
Amount due to MONY America....        3          1         12         12         35         16
                                -------    -------     ------    -------    -------    -------
       Total liabilities......        3          1         12         12         35         16
                                -------    -------     ------    -------    -------    -------
Net assets....................  $11,521    $ 5,134     $6,593    $40,804    $81,259    $50,493
                                =======    =======     ======    =======    =======    =======
Net assets consist of:
  Contractholders' net
   payments...................  $11,789    $ 6,516     $7,350    $44,590    $86,818    $59,193
  Undistributed net
   investment income (loss)...       25        (12)        62        259         44        407
  Accumulated net realized
   gain (loss) on investments.      (23)      (272)      (103)      (448)    (3,041)      (434)
  Net unrealized depreciation
   of investments.............     (270)    (1,098)      (716)    (3,597)    (2,562)    (8,673)
                                -------    -------     ------    -------    -------    -------
Net assets....................  $11,521    $ 5,134     $6,593    $40,804    $81,259    $50,493
                                =======    =======     ======    =======    =======    =======
Number of units outstanding*..    1,271        697        787      5,383     10,335      6,231
                                -------    -------     ------    -------    -------    -------
Net asset value per unit
  outstanding*................  $  9.06    $  7.37     $ 8.38    $  7.58    $  7.86    $  8.10
                                =======    =======     ======    =======    =======    =======

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                                        MONY Survivorship Variable Universal Life
                                                    -------------------------------------------------
                                                              Enterprise Accumulation Trust
                                                    -------------------------------------------------
                                                    Multi-Cap  Small Company Small Company   Total
                                                      Growth      Growth         Value       Return
                                                    Subaccount  Subaccount    Subaccount   Subaccount
                                                    ---------- ------------- ------------- ----------
                      ASSETS
Shares held in respective Funds....................      --         2,541         5,172       1,757
                                                      =====       =======       =======     =======
Investments at cost................................   $  --       $17,922       $86,431     $17,603
                                                      =====       =======       =======     =======
Investments in respective Funds, at net asset value   $  --       $15,197       $88,750     $17,903
Amount due from respective Funds...................       0            10            10           0
                                                      -----       -------       -------     -------
       Total assets................................       0        15,207        88,760      17,903
                                                      -----       -------       -------     -------
                    LIABILITIES
Amount due to MONY America.........................       0            14            37           5
                                                      -----       -------       -------     -------
       Total liabilities...........................       0            14            37           5
                                                      -----       -------       -------     -------
Net assets.........................................   $   0       $15,193       $88,723     $17,898
                                                      =====       =======       =======     =======
Net assets consist of:
 Contractholders' net payments.....................   $ 228       $18,125       $88,830     $16,957
 Undistributed net investment income (loss)........      (2)          (31)          921         620
 Accumulated net realized gain (loss)
   on investments                                      (226)         (176)       (3,347)         21
 Net unrealized appreciation (depreciation)
   of investments..................................       0        (2,725)        2,319         300
                                                      -----       -------       -------     -------
Net assets.........................................   $   0       $15,193       $88,723     $17,898
                                                      =====       =======       =======     =======
Number of units outstanding*.......................       0         1,909         9,750       1,688
                                                      -----       -------       -------     -------
Net asset value per unit outstanding*..............   $7.02**     $  7.96       $  9.10     $ 10.60
                                                      =====       =======       =======     =======

----------
*  Units outstanding have been rounded for presentation purposes.
** Net asset value immediately prior to redemption.


                      See notes to financial statements.

                         MONY Survivorship Variable Universal Life
-------------------------------------------------------------------------------------------
  INVESCO Variable
  Investment Funds             Janus Aspen Series               Lord Abbett Series Fund
--------------------  ------------------------------------  -------------------------------
Financial    Health     Capital     Flexible  International    Bond    Growth and  Mid-Cap
 Services   Sciences  Appreciation   Income      Growth     Debenture    Income     Value
Subaccount Subaccount  Subaccount  Subaccount  Subaccount   Subaccount Subaccount Subaccount
---------- ---------- ------------ ---------- ------------- ---------- ---------- ----------
     737         5        2,197       1,113        2,761         609      2,525        492
 =======     =====      =======     =======      =======      ======    =======     ======
 $ 8,321     $  75      $39,126     $14,146      $53,736      $6,372    $48,530     $6,659
 =======     =====      =======     =======      =======      ======    =======     ======
 $ 7,735     $  69      $37,876     $14,269      $47,427      $6,438    $47,545     $6,815
       0         0            0           0            9           0          0          0
 -------     -----      -------     -------      -------      ------    -------     ------
   7,735        69       37,876      14,269       47,436       6,438     47,545      6,815
 -------     -----      -------     -------      -------      ------    -------     ------
       3         0           12           4           24           2         15          2
 -------     -----      -------     -------      -------      ------    -------     ------
       3         0           12           4           24           2         15          2
 -------     -----      -------     -------      -------      ------    -------     ------
 $ 7,732     $  69      $37,864     $14,265      $47,412      $6,436    $47,530     $6,813
 =======     =====      =======     =======      =======      ======    =======     ======
 $ 8,311     $ 202      $39,162     $13,894      $53,700      $6,238    $48,467     $6,835
      39        (2)           4         233          164         133        222         29

     (32)     (125)         (52)         15         (143)         (1)      (174)      (207)
    (586)       (6)      (1,250)        123       (6,309)         66       (985)       156
 -------     -----      -------     -------      -------      ------    -------     ------
 $ 7,732     $  69      $37,864     $14,265      $47,412      $6,436    $47,530     $6,813
 =======     =====      =======     =======      =======      ======    =======     ======
     859         8        4,248       1,313        5,936         625      5,939        810
 -------     -----      -------     -------      -------      ------    -------     ------
 $  9.01     $8.23      $  8.91     $ 10.86      $  7.99      $10.30    $  8.00     $ 8.42
 =======     =====      =======     =======      =======      ======    =======     ======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002

                                   MONY Survivorship Variable Universal Life
                                  ------------------------------------------

                                         MFS Variable Insurance Trust
                                  ------------------------------------------

                                   Mid Cap      New       Total
                                    Growth   Discovery    Return   Utilities
                                  Subaccount Subaccount Subaccount Subaccount
                                  ---------- ---------- ---------- ----------
              ASSETS
   Shares held in respective
     Funds.......................    2,229        391        719        479
                                   =======     ======    =======     ======
   Investments at cost...........  $10,855     $4,616    $12,527     $5,856
                                   =======     ======    =======     ======
   Investments in respective
     Funds, at net asset value...  $10,051     $4,078    $12,325     $5,759
   Amount due from respective
     Funds.......................        0          0          0          0
                                   -------     ------    -------     ------
          Total assets...........   10,051      4,078     12,325      5,759
                                   -------     ------    -------     ------
            LIABILITIES
   Amount due to MONY America....        3          1          4          2
                                   -------     ------    -------     ------
          Total liabilities......        3          1          4          2
                                   -------     ------    -------     ------
   Net assets....................  $10,048     $4,077    $12,321     $5,757
                                   =======     ======    =======     ======
   Net assets consist of:
     Contractholders' net
      payments...................  $11,308     $4,644    $12,574     $6,076
     Undistributed net
      investment income (loss)...      (18)        (7)        73         10
     Accumulated net realized
      gain (loss) on investments.     (438)       (22)      (124)      (232)
     Net unrealized appreciation
      (depreciation) of
      investments................     (804)      (538)      (202)       (97)
                                   -------     ------    -------     ------
   Net assets....................  $10,048     $4,077    $12,321     $5,757
                                   =======     ======    =======     ======
   Number of units outstanding*..    1,556        549      1,311        690
                                   -------     ------    -------     ------
   Net asset value per unit
     outstanding*................  $  6.46     $ 7.44    $  9.40     $ 8.35
                                   =======     ======    =======     ======

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                         MONY Survivorship Variable Universal Life
-------------------------------------------------------------------------------------------------------------------
                                                                                                    PIMCO Variable
     MONY Series Fund, Inc.      The Universal Institutional Funds, Inc. PBHG Insurance Series Fund Insurance Trust
-------------------------------- --------------------------------------- -------------------------  ---------------
                                  Emerging
Government Long Term    Money     Markets            U.S. Real            Mid-Cap        Select
Securities    Bond      Market     Equity              Estate              Value         Value        Global Bond
Subaccount Subaccount Subaccount Subaccount          Subaccount          Subaccount    Subaccount     Subaccount
---------- ---------- ---------- ----------          ----------          ----------    ----------   ---------------
   4,452      2,568     49,773        545                 924               2,698           465           1,823
 =======    =======    =======     ======             =======             =======        ======         =======
 $51,493    $33,872    $49,773     $3,888             $11,025             $32,670        $6,251         $19,070
 =======    =======    =======     ======             =======             =======        ======         =======
 $52,621    $37,307    $49,773     $3,294             $10,470             $29,408        $5,585         $21,315
       0          0        614          0                   0                   0             0               0
 -------    -------    -------     ------             -------             -------        ------         -------
  52,621     37,307     50,387      3,294              10,470              29,408         5,585          21,315
 -------    -------    -------     ------             -------             -------        ------         -------
      16         11        630          1                   3                   9             2               6
 -------    -------    -------     ------             -------             -------        ------         -------
      16         11        630          1                   3                   9             2               6
 -------    -------    -------     ------             -------             -------        ------         -------
 $52,605    $37,296    $49,757     $3,293             $10,467             $29,399        $5,583         $21,309
 =======    =======    =======     ======             =======             =======        ======         =======
 $51,466    $33,741    $49,364     $3,898             $10,536             $33,086        $6,457         $18,501
     (42)       (68)       393         (6)                521                 (59)           48             383
      53        188          0         (5)                (35)               (366)         (256)            180
   1,128      3,435          0       (594)               (555)             (3,262)         (666)          2,245
 -------    -------    -------     ------             -------             -------        ------         -------
 $52,605    $37,296    $49,757     $3,293             $10,467             $29,399        $5,583         $21,309
 =======    =======    =======     ======             =======             =======        ======         =======
   4,985      3,276      4,930        395               1,128               3,496           718           1,773
 -------    -------    -------     ------             -------             -------        ------         -------
 $ 10.55    $ 11.38    $ 10.09     $ 8.35             $  9.28             $  8.41        $ 7.77         $ 12.02
 =======    =======    =======     ======             =======             =======        ======         =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002

                                          MONY Survivorship Variable
                                                Universal Life
                                    --------------------------------------
                                    PIMCO Variable Insurance Trust
                                    ----------------------------
                                                    StocksPlus
                                    Real Return  Growth and Income
                                    Subaccount      Subaccount       Total
                                    -----------  ----------------- --------
                ASSETS
     Shares held in respective
       Funds.......................     5,385           3,340
                                      =======         =======
     Investments at cost...........   $62,864         $27,178      $843,638
                                      =======         =======      ========
     Investments in respective
       Funds, at net asset value...   $64,081         $24,218      $816,172
     Amount due from respective
       Funds.......................         0               0           663
                                      -------         -------      --------
            Total assets...........    64,081          24,218       816,835
                                      -------         -------      --------
              LIABILITIES
     Amount due to MONY America....        19               8           912
                                      -------         -------      --------
            Total liabilities......        19               8           912
                                      -------         -------      --------
     Net assets....................   $64,062         $24,210      $815,923
                                      =======         =======      ========
     Net assets consist of:
       Contractholders' net
        payments...................   $61,861         $26,844      $847,561
       Undistributed net
        investment income..........       906             466         5,715
       Accumulated net realized
        gain (loss) on investments.        78            (140)       (9,887)
       Net unrealized appreciation
        (depreciation) of
        investments................     1,217          (2,960)      (27,466)
                                      -------         -------      --------
     Net assets....................   $64,062         $24,210      $815,923
                                      =======         =======      ========
     Number of units outstanding*..     5,550           2,831
                                      -------         -------
     Net asset value per unit
       outstanding*................   $ 11.54         $  8.55
                                      =======         =======

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS

                                                       MONY Survivorship Variable Universal Life
                               ----------------------------------------------------------------------------------------

                                    Alger American Fund                     Enterprise Accumulation Trust
                               ----------------------------  ----------------------------------------------------------
                                                 Mid Cap         Equity       Growth and
                                  Balanced        Growth         Income         Income         Growth        Managed
                                 Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
                               -------------- -------------- -------------- -------------- -------------- --------------
                               For the period For the period For the period For the period For the period For the period
                                February 26,    April 12,     February 25,     March 1,     February 25,     April 3,
                                   2002**         2002**         2002**         2002**         2002**         2002**
                                  through        through        through        through        through        through
                                December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                    2002           2002           2002           2002           2002           2002
                               -------------- -------------- -------------- -------------- -------------- --------------
Dividend income...............     $  39         $     0         $  75         $   330        $   177        $   527
Distribution from net
  realized gains..............         0               0             0               0              0              0
Mortality and expense risk
  charges.....................       (14)            (12)          (13)            (71)          (133)          (120)
                                   -----         -------         -----         -------        -------        -------
Net investment income (loss)..        25             (12)           62             259             44            407
                                   -----         -------         -----         -------        -------        -------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................       (23)           (272)         (103)           (448)        (3,041)          (434)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................      (270)         (1,098)         (716)         (3,597)        (2,562)        (8,673)
                                   -----         -------         -----         -------        -------        -------
Net realized and unrealized
  gain (loss) on investments..      (293)         (1,370)         (819)         (4,045)        (5,603)        (9,107)
                                   -----         -------         -----         -------        -------        -------
Net increase (decrease) in
  net assets resulting from
  operations..................     $(268)        $(1,382)        $(757)        $(3,786)       $(5,559)       $(8,700)
                                   =====         =======         =====         =======        =======        =======

----------
** Commencement of operations

                      See notes to financial statements.

                                              MONY Survivorship Variable Universal Life
-----------------------------------------------------------------------------------------
                                                                  INVESCO Variable
               Enterprise Accumulation Trust                      Investment Funds
----------------------------------------------------------  ----------------------------
  Multi-Cap    Small Company  Small Company                   Financial        Health
    Growth         Growth         Value       Total Return     Services       Sciences
  Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
-------------- -------------- -------------- -------------- -------------- --------------
For the period For the period For the period For the period For the period For the period
  April 12,     February 25,   February 25,    April 12,       June 25,      April 12,
    2002**         2002**         2002**         2002**         2002**         2002**
   through        through        through        through        through        through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
     2002           2002           2002           2002           2002           2002
-------------- -------------- -------------- -------------- -------------- --------------
    $   0         $     0        $   121          $382          $  51          $   0
        0               0            911           276              0              0
       (2)            (31)          (111)          (38)           (12)            (2)
    -----         -------        -------          ----          -----          -----
       (2)            (31)           921           620             39             (2)
    -----         -------        -------          ----          -----          -----


     (226)           (176)        (3,347)           21            (32)          (125)

        0          (2,725)         2,319           300           (586)            (6)
    -----         -------        -------          ----          -----          -----

     (226)         (2,901)        (1,028)          321           (618)          (131)
    -----         -------        -------          ----          -----          -----

    $(228)        $(2,932)       $  (107)         $941          $(579)         $(133)
    =====         =======        =======          ====          =====          =====



             Janus Aspen Series
-------------------------------------------
   Capital        Flexible    International
 Appreciation      Income         Growth
  Subaccount     Subaccount     Subaccount
-------------- -------------- --------------
For the period For the period For the period
   May 10,        May 16,      February 25,
    2002**         2002**         2002**
   through        through        through
 December 31,   December 31,   December 31,
     2002           2002           2002
-------------- -------------- --------------
   $    56          $249         $   244
         0             0               0
       (52)          (16)            (80)
   -------          ----         -------
         4           233             164
   -------          ----         -------


       (52)           15            (143)

    (1,250)          123          (6,309)
   -------          ----         -------

    (1,302)          138          (6,452)
   -------          ----         -------

   $(1,298)         $371         $(6,288)
   =======          ====         =======

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                  MONY Survivorship Variable Universal Life
                                 -------------------------------------------

                                           Lord Abbett Series Fund
                                 -------------------------------------------
                                      Bond        Growth and      Mid-Cap
                                   Debenture        Income         Value
                                   Subaccount     Subaccount     Subaccount
                                 -------------- -------------- --------------
                                 For the period For the period For the period
                                    May 16,        March 1       April 12,
                                     2002**         2002**         2002**
                                    through        through        through
                                  December 31,   December 31,   December 31,
                                      2002           2002           2002
                                 -------------- -------------- --------------
  Dividend income...............      $129         $   274         $  38
  Distribution from net
    realized gains..............        15               6             0
  Mortality and expense risk
    charges.....................       (11)            (58)           (9)
                                      ----         -------         -----
  Net investment income (loss)..       133             222            29
                                      ----         -------         -----
  Realized and unrealized gain
    (loss) on investments:
    Net realized gain (loss) on
     investments................        (1)           (174)         (207)
    Net change in unrealized
     appreciation
     (depreciation) of
     investments................        66            (985)          156
                                      ----         -------         -----
  Net realized and unrealized
    gain (loss) on investments..        65          (1,159)          (51)
                                      ----         -------         -----
  Net increase (decrease) in
    net assets resulting
    from operations.............      $198         $  (937)        $ (22)
                                      ====         =======         =====

----------
** Commencement of operations

                      See notes to financial statements.

                                              MONY Survivorship Variable Universal Life
--------------------------------------------------------------------------------------------------------

               MFS Variable Insurance Trust                            MONY Series Fund, Inc.
----------------------------------------------------------  -------------------------------------------
   Mid Cap          New                                       Government     Long Term        Money
    Growth       Discovery     Total Return    Utilities      Securities        Bond          Market
  Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount     Subaccount
-------------- -------------- -------------- -------------- -------------- -------------- --------------
For the period For the period For the period For the period For the period For the period For the period
 February 26,   February 26,   February 26,    April 12,       March 1,       April 4,       March 7,
    2002**         2002**         2002**         2002**         2002**         2002**         2002**
   through        through        through        through        through        through        through
 December 31,   December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
     2002           2002           2002           2002           2002           2002           2002
-------------- -------------- -------------- -------------- -------------- -------------- --------------
   $     0         $   0          $  53          $  22          $   32         $    0         $ 515
         0             0             42              0               0              0             0
       (18)           (7)           (22)           (12)            (74)           (68)         (122)
   -------         -----          -----          -----          ------         ------         -----
       (18)           (7)            73             10             (42)           (68)          393
   -------         -----          -----          -----          ------         ------         -----
      (438)          (22)          (124)          (232)             53            188             0

      (804)         (538)          (202)           (97)          1,128          3,435             0
   -------         -----          -----          -----          ------         ------         -----

    (1,242)         (560)          (326)          (329)          1,181          3,623             0
   -------         -----          -----          -----          ------         ------         -----

   $(1,260)        $(567)         $(253)         $(319)         $1,139         $3,555         $ 393
   =======         =====          =====          =====          ======         ======         =====


 The Universal Institutional
         Funds, Inc.
----------------------------
   Emerging      U.S. Real
Markets Equity     Estate
  Subaccount     Subaccount
-------------- --------------
For the period For the period
   June 7,        May 16,
    2002**          2002
   through        through
 December 31,   December 31,
     2002           2002
-------------- --------------
    $  --          $ 331
        0            202
       (6)           (12)
    -----          -----
       (6)           521
    -----          -----
       (5)           (35)

     (594)          (555)
    -----          -----

     (599)          (590)
    -----          -----

    $(605)         $ (69)
    =====          =====

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)



                                                               MONY Survivorship Variable Universal Life
                               -----------------------------------------------------------------------------------------------
                                          PBHG Insurance
                                           Series Funds                           PIMCO Variable Insurance Trust
                               ------------------------------------  --------------------------------------------------------
                                                                                                                StocksPlus
                                 Mid-Cap Value      Select Value         Global Bond         Real Return     Growth and Income
                                  Subaccount         Subaccount          Subaccount          Subaccount         Subaccount
                               ----------------- ------------------- ------------------- ------------------- -----------------
                                For the period     For the period      For the period      For the period     For the period
                                 May 6, 2002**   February 26, 2002** February 26, 2002** February 26, 2002**  May 10, 2002**
                                    through            through             through             through            through
                               December 31, 2002  December 31, 2002   December 31, 2002   December 31, 2002  December 31, 2002
                               ----------------- ------------------- ------------------- ------------------- -----------------
Dividend income...............      $     0             $  60              $  338              $  855             $   514
Distribution from net
  realized gains..............            0                 0                  89                 124                   0
Mortality and expense risk
  charges ....................          (59)              (12)                (44)                (73)                (48)
                                    -------             -----              ------              ------             -------
Net investment income (loss)..          (59)               48                 383                 906                 466
                                    -------             -----              ------              ------             -------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................         (366)             (256)                180                  78                (140)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................       (3,262)             (666)              2,245               1,217              (2,960)
                                    -------             -----              ------              ------             -------
Net realized and unrealized
  gain (loss) on investments..       (3,628)             (922)              2,425               1,295              (3,100)
                                    -------             -----              ------              ------             -------
Net increase (decrease) in
  net assets resulting from
  operations..................      $(3,687)            $(874)             $2,808              $2,201             $(2,634)
                                    =======             =====              ======              ======             =======












                                 Total
                               --------
Dividend income............... $  5,412
Distribution from net
  realized gains..............    1,665
Mortality and expense risk
  charges ....................   (1,362)
                               --------
Net investment income (loss)..    5,715
                               --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................   (9,887)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................  (27,466)
                               --------
Net realized and unrealized
  gain (loss) on investments..  (37,353)
                               --------
Net increase (decrease) in
  net assets resulting from
  operations.................. $(31,638)
                               ========

----------
** Commencement of operations

                      See notes to financial statements.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS

                                                             MONY Survivorship Variable Universal Life
                                              -----------------------------------------------------------------------

                                                      Alger American Fund             Enterprise Accumulation Trust
                                              -----------------------------------  ----------------------------------
                                                                      Mid Cap            Equity          Growth and
                                                   Balanced            Growth            Income            Income
                                                  Subaccount         Subaccount        Subaccount        Subaccount
                                              ------------------- ---------------- ------------------- ---------------
                                                For the period     For the period    For the period    For the period
                                              February 26, 2002** April 12, 2002** February 25, 2002** March 1, 2002**
                                                    through           through            through           through
                                                 December 31,       December 31,      December 31,      December 31,
                                                     2002               2002              2002              2002
                                              ------------------- ---------------- ------------------- ---------------
From operations:
 Net investment income (loss)................       $    25           $   (12)           $   62            $   259
 Net realized gain (loss) on investments.....           (23)             (272)             (103)              (448)
 Net change in unrealized appreciation
   (depreciation) of investments.............          (270)           (1,098)             (716)            (3,597)
                                                    -------           -------            ------            -------
Net increase (decrease) in net assets
 resulting from operations...................          (268)           (1,382)             (757)            (3,786)
                                                    -------           -------            ------            -------
From unit transactions:
 Net proceeds from the issuance of units.....        12,565             8,143             8,023             46,984
 Net asset value of units redeemed or used
   to meet contract obligations..............          (776)           (1,627)             (673)            (2,394)
                                                    -------           -------            ------            -------
Net increase from unit transactions..........        11,789             6,516             7,350             44,590
                                                    -------           -------            ------            -------
Net increase in net assets...................        11,521             5,134             6,593             40,804
Net assets beginning of period...............             0                 0                 0                  0
                                                    -------           -------            ------            -------
Net assets end of period*....................       $11,521           $ 5,134            $6,593            $40,804
                                                    =======           =======            ======            =======
Unit transactions:
Units outstanding beginning of period........             0                 0                 0                  0
Units issued during the period...............         1,353               871               864              5,672
Units redeemed during the period.............           (82)             (174)              (77)              (289)
                                                    -------           -------            ------            -------
Units outstanding end of period..............         1,271               697               787              5,383
                                                    =======           =======            ======            =======
----------
*  Includes undistributed net investment
   income (loss) of:                                $    25           $   (12)           $   62            $   259
                                                    =======           =======            ======            =======

** Commencement of operations

                      See notes to financial statements.

                                          MONY Survivorship Variable Universal Life
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  INVESCO
                                                                                                                 Variable
                                                                                                                Investment
                                        Enterprise Accumulation Trust                                              Funds
------------------------------------------------------------------------------------------------------------  ---------------
                                       Multi-Cap        Small Company       Small Company         Total          Financial
      Growth            Managed          Growth            Growth               Value             Return         Services
    Subaccount        Subaccount       Subaccount        Subaccount          Subaccount         Subaccount      Subaccount
------------------- --------------- ---------------- ------------------- ------------------- ---------------- ---------------
  For the period    For the period   For the period    For the period      For the period     For the period  For the period
February 25, 2002** April 3, 2002** April 12, 2002** February 25, 2002** February 25, 2002** April 12, 2002** June 25, 2002**
      through           through         through            through             through           through          through
   December 31,      December 31,     December 31,      December 31,        December 31,       December 31,    December 31,
       2002              2002             2002              2002                2002               2002            2002
------------------- --------------- ---------------- ------------------- ------------------- ---------------- ---------------
     $     44           $   407          $  (2)            $   (31)           $    921           $   620          $   39
       (3,041)             (434)          (226)               (176)             (3,347)               21             (32)

       (2,562)           (8,673)             0              (2,725)              2,319               300            (586)
     --------           -------          -----             -------            --------           -------          ------
       (5,559)           (8,700)          (228)             (2,932)               (107)              941            (579)
     --------           -------          -----             -------            --------           -------          ------
      121,302            61,815            228              18,876             121,829            18,665           8,605

      (34,484)           (2,622)             0                (751)            (32,999)           (1,708)           (294)
     --------           -------          -----             -------            --------           -------          ------
       86,818            59,193            228              18,125              88,830            16,957           8,311
     --------           -------          -----             -------            --------           -------          ------
       81,259            50,493              0              15,193              88,723            17,898           7,732
            0                 0              0                   0                   0                 0               0
     --------           -------          -----             -------            --------           -------          ------
     $ 81,259           $50,493          $   0             $15,193            $ 88,723           $17,898          $7,732
     ========           =======          =====             =======            ========           =======          ======
            0                 0              0                   0                   0                 0               0
       14,440             6,507            139               2,015              13,372             1,858             891
       (4,105)             (276)          (139)               (106)             (3,622)             (170)            (32)
     --------           -------          -----             -------            --------           -------          ------
       10,335             6,231              0               1,909               9,750             1,688             859
     ========           =======          =====             =======            ========           =======          ======

     $     44           $   407          $  (2)            $   (31)           $    921           $   620          $   39
     ========           =======          =====             =======            ========           =======          ======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                          MONY Survivorship Variable Universal Life
                                              -----------------------------------------------------------------
                                                  INVESCO
                                                  Variable
                                                 Investment
                                                   Funds                      Janus Aspen Series
                                              ---------------- ------------------------------------------------
                                                   Health         Capital        Flexible       International
                                                  Sciences      Appreciation      Income           Growth
                                                 Subaccount      Subaccount     Subaccount       Subaccount
                                              ---------------- -------------- -------------- -------------------
                                               For the period  For the period For the period   For the period
                                              April 12, 2002** May 10, 2002** May 16, 2002** February 25, 2002**
                                                  through         through        through           through
                                                December 31,    December 31,   December 31,     December 31,
                                                    2002            2002           2002             2002
                                              ---------------- -------------- -------------- -------------------
From operations:
 Net investment income (loss)................     $    (2)        $     4        $   233           $   164
 Net realized gain (loss) on investments.....        (125)            (52)            15              (143)
 Net change in unrealized appreciation
   (depreciation) of investments.............          (6)         (1,250)           123            (6,309)
                                                  -------         -------        -------           -------
Net increase (decrease) in net assets
 resulting from operations...................        (133)         (1,298)           371            (6,288)
                                                  -------         -------        -------           -------
From unit transactions:
 Net proceeds from the issuance of units.....       3,384          39,751         14,512            55,221
 Net asset value of units redeemed or used
   to meet contract obligations..............      (3,182)           (589)          (618)           (1,521)
                                                  -------         -------        -------           -------
Net increase from unit transactions..........         202          39,162         13,894            53,700
                                                  -------         -------        -------           -------
Net increase in net assets...................          69          37,864         14,265            47,412
Net assets beginning of period...............           0               0              0                 0
                                                  -------         -------        -------           -------
Net assets end of period*....................     $    69         $37,864        $14,265           $47,412
                                                  =======         =======        =======           =======
Unit transactions:
Units outstanding beginning of period........           0               0              0                 0
Units issued during the period...............         134           4,312          1,371             6,116
Units redeemed during the period.............        (126)            (64)           (58)             (180)
                                                  -------         -------        -------           -------
Units outstanding end of period..............           8           4,248          1,313             5,936
                                                  =======         =======        =======           =======
----------
*  Includes undistributed net investment
   income (loss) of:                              $    (2)        $     4        $   233           $   164
                                                  =======         =======        =======           =======

** Commencement of operations

                      See notes to financial statements.

                                         MONY Survivorship Variable Universal Life
---------------------------------------------------------------------------------------------------------------------------

                                                                                MFS Variable
            Lord Abbett Series Fund                                           Insurance Trust
----------------------------------------------  ---------------------------------------------------------------------------
     Bond        Growth and        Mid-Cap            Mid Cap               New                Total
  Debenture        Income           Value             Growth             Discovery            Return           Utilities
  Subaccount     Subaccount       Subaccount        Subaccount          Subaccount          Subaccount         Subaccount
-------------- --------------- ---------------- ------------------- ------------------- ------------------- ----------------
For the period For the period   For the period    For the period      For the period      For the period     For the period
May 16, 2002** March 1, 2002** April 12, 2002** February 26, 2002** February 26, 2002** February 26, 2002** April 12, 2002**
   through         through         through            through             through             through           through
 December 31,   December 31,     December 31,      December 31,        December 31,        December 31,       December 31,
     2002           2002             2002              2002                2002                2002               2002
-------------- --------------- ---------------- ------------------- ------------------- ------------------- ----------------
    $  133         $   222         $    29            $   (18)            $   (7)             $    73           $    10
        (1)           (174)           (207)              (438)               (22)                (124)             (232)

        66            (985)            156               (804)              (538)                (202)              (97)
    ------         -------         -------            -------             ------              -------           -------
       198            (937)            (22)            (1,260)              (567)                (253)             (319)
    ------         -------         -------            -------             ------              -------           -------
     6,566          49,232           8,303             12,414              5,053               14,368             7,582

      (328)           (765)         (1,468)            (1,106)              (409)              (1,794)           (1,506)
    ------         -------         -------            -------             ------              -------           -------
     6,238          48,467           6,835             11,308              4,644               12,574             6,076
    ------         -------         -------            -------             ------              -------           -------
     6,436          47,530           6,813             10,048              4,077               12,321             5,757
         0               0               0                  0                  0                    0                 0
    ------         -------         -------            -------             ------              -------           -------
    $6,436         $47,530         $ 6,813            $10,048             $4,077              $12,321           $ 5,757
    ======         =======         =======            =======             ======              =======           =======
         0               0               0                  0                  0                    0                 0
       658           6,033             984              1,717                596                1,498               861
       (33)            (94)           (174)              (161)               (47)                (187)             (171)
    ------         -------         -------            -------             ------              -------           -------
       625           5,939             810              1,556                549                1,311               690
    ======         =======         =======            =======             ======              =======           =======

    $  133         $   222         $    29            $   (18)            $   (7)             $    73           $    10
    ======         =======         =======            =======             ======              =======           =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                        MONY Survivorship Variable Universal Life
                                              -------------------------------------------------------------
                                                                                              The Universal
                                                                                              Institutional
                                                          MONY Series Fund, Inc.               Funds, Inc.
                                              ----------------------------------------------  --------------
                                                Government       Long Term         Money         Emerging
                                                Securities         Bond           Market      Markets Equity
                                                Subaccount      Subaccount      Subaccount      Subaccount
                                              --------------- --------------- --------------- --------------
                                              For the period  For the period  For the period  For the period
                                              March 1, 2002** April 4, 2002** March 7, 2002** June 7, 2002**
                                                  through         through         through        through
                                               December 31,    December 31,    December 31,    December 31,
                                                   2002            2002            2002            2002
-                                             --------------- --------------- --------------- --------------
From operations:
 Net investment income (loss)................     $   (42)        $   (68)       $    393         $   (6)
 Net realized gain (loss) on investments.....          53             188               0             (5)
 Net change in unrealized appreciation
   (depreciation) of investments.............       1,128           3,435               0           (594)
                                                  -------         -------        --------         ------
Net increase (decrease) in net assets
 resulting from operations...................       1,139           3,555             393           (605)
                                                  -------         -------        --------         ------
From unit transactions:
 Net proceeds from the issuance of units.....      53,758          36,213          86,139          3,969
 Net asset value of units redeemed or used
   to meet contract obligations..............      (2,292)         (2,472)        (36,775)           (71)
                                                  -------         -------        --------         ------
Net increase from unit transactions..........      51,466          33,741          49,364          3,898
                                                  -------         -------        --------         ------
Net increase in net assets...................      52,605          37,296          49,757          3,293
Net assets beginning of period...............           0               0               0              0
                                                  -------         -------        --------         ------
Net assets end of period*....................     $52,605         $37,296        $ 49,757         $3,293
                                                  =======         =======        ========         ======
Unit transactions:
Units outstanding beginning of period........           0               0               0              0
Units issued during the period...............       5,207           3,516           8,705            403
Units redeemed during the period.............        (222)           (240)         (3,775)            (8)
                                                  -------         -------        --------         ------
Units outstanding end of period..............       4,985           3,276           4,930            395
                                                  =======         =======        ========         ======
----------
*  Includes undistributed net investment
   income (loss) of:                              $   (42)        $   (68)       $    393         $   (6)
                                                  =======         =======        ========         ======

** Commencement of operations

                      See notes to financial statements.

                                       MONY Survivorship Variable Universal Life
----------------------------------------------------------------------------------------------------------------------
The Universal
Institutional
 Funds, Inc.      PBHG Insurance Series Funds                   PIMCO Variable Insurance Trust
-------------- ---------------------------------  ---------------------------------------------------------
  U.S. Real       Mid-Cap           Select              Global            Real Return         StocksPlus
    Estate         Value             Value               Bond                Bond         Growth and Income
  Subaccount     Subaccount       Subaccount          Subaccount          Subaccount          Subaccount
-------------- -------------- ------------------- ------------------- ------------------- ------------------
For the period For the period   For the period      For the period      For the period
May 16, 2002** May 6, 2002**  February 26, 2002** February 26, 2002** February 26, 2002**
   through        through           through             through             through       For the period May
 December 31,   December 31,     December 31,        December 31,        December 31,     10, 2002** through
     2002           2002             2002                2002                2002         December 31, 2002    Total
-------------- -------------- ------------------- ------------------- ------------------- ------------------ ---------
   $   521        $   (59)          $    48             $   383             $   906            $   466       $   5,715
       (35)          (366)             (256)                180                  78               (140)         (9,887)
      (555)        (3,262)             (666)              2,245               1,217             (2,960)        (27,466)
   -------        -------           -------             -------             -------            -------       ---------
       (69)        (3,687)             (874)              2,808               2,201             (2,634)        (31,638)
   -------        -------           -------             -------             -------            -------       ---------
    10,908         35,272             8,328              20,682              63,630             27,665         989,985
      (372)        (2,186)           (1,871)             (2,181)             (1,769)              (821)       (142,424)
   -------        -------           -------             -------             -------            -------       ---------
    10,536         33,086             6,457              18,501              61,861             26,844         847,561
   -------        -------           -------             -------             -------            -------       ---------
    10,467         29,399             5,583              21,309              64,062             24,210         815,923
         0              0                 0                   0                   0                  0               0
   -------        -------           -------             -------             -------            -------       ---------
   $10,467        $29,399           $ 5,583             $21,309             $64,062            $24,210       $ 815,923
   =======        =======           =======             =======             =======            =======       =========
         0              0                 0                   0                   0                  0
     1,168          3,727               926               1,982               5,711              2,926
       (40)          (231)             (208)               (209)               (161)               (95)
   -------        -------           -------             -------             -------            -------
     1,128          3,496               718               1,773               5,550              2,831
   =======        =======           =======             =======             =======            =======

   $   521        $   (59)          $    48             $   383             $   906            $   466       $   5,715
   =======        =======           =======             =======             =======            =======       =========

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS



1. Organization and Business

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies, which include Variable Life (Strategist), Variable Universal Life (MONY Equity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal
Life), Corporate Sponsored Variable Universal Life, and Survivorship Variable Universal Life Insurance Policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related only to the Survivorship Variable Universal Life Insurance policies (MONYSurvivorship Variable Universal
Life) is presented here.

There are thirty-five MONY Survivorship Variable Universal Life subaccounts available within the Variable Account, each of which invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Alger American Fund, Invesco Variable Investment Funds, Lord Abbett Series Fund, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, PBHG Insurance Series Funds, The Universal Institutional Funds, Inc. or Janus Aspen Series (collectively, the "Funds"). The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2. Significant Accounting Policies

The preparation of financial statements in accordance with accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investment:

The investment in shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio, as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on the amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions from net realized gains are recorded on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized capital gains attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for federal income tax purposes.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



3. Related Party Transactions

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amount deducted for the MONY Survivorship Variable Universal Life Subaccounts for the period ended December 31, 2002 aggregated $34,041.

MONY receives from the Variable Account the amounts deducted for mortality and expense risks at an annual rate of 0.35% of average daily net assets of each of the MONY Survivorship Variable Universal Life subaccounts. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY and MONY America receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the period ended December 31, 2002, MONY received $258 in aggregate from certain Funds in connection with MONY Survivorship Variable Universal.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



4. Investment Transactions:

Cost of shares acquired and the proceeds from redemption of shares by each subaccount during the period ended December 31, 2002 were as follows:

                                                Cost of Shares
                                                   Acquired     Proceeds
                                                  (Excludes    from Shares
      MONY Survivorship Variable Universal Life Reinvestments)  Redeemed
      ----------------------------------------- -------------- -----------

          Alger American Fund
          Balanced Portfolio...................    $ 12,168      $   390
          Mid Cap Growth Portfolio.............       7,550        1,045

          Enterprise Accumulation Trust
          Equity Income Portfolio..............       7,933          594
          Growth and Income Portfolio..........      46,212        1,681
          Growth Portfolio.....................     120,656       33,946
          Managed Portfolio....................      60,976        1,887
          Multi-Cap Growth Portfolio...........         966          740
          Small Company Growth Portfolio.......      18,725          627
          Small Company Value Portfolio........     120,299       31,553
          Total Return Portfolio...............      18,517        1,593

          INVESCO Variable Investment Funds
          Financial Services Portfolio.........       8,605          303
          Health Sciences Portfolio............       1,048          848

          Janus Aspen Series Fund
          Capital Appreciation Portfolio.......      39,752          630
          Flexible Income Portfolio............      14,459          577
          International Growth Portfolio.......      54,469          834

          Lord Abbett Series Funds
          Bond Debenture Portfolio.............       6,558          329
          Growth and Income Portfolio..........      49,202          778
          Mid Cap Value Portfolio..............       7,977        1,149

          MFS Variable Insurance Trust
          Mid Cap Growth Portfolio.............      12,193          900
          New Discovery Portfolio..............       4,832          194
          Total Return Portfolio...............      13,706        1,150
          Utilities Portfolio..................       7,168        1,102

          MONY Series Funds, Inc.
          Government Securities Portfolio......      53,414        2,006
          Long Term Bond Portfolio.............      35,962        2,278
          Money Market Portfolio...............      86,855       37,597

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                                Proceeds
                                                Cost of Shares from Shares
      MONY Survivorship Variable Universal Life    Acquired     Redeemed
      ----------------------------------------- -------------- -----------

       The Universal Institutional Funds, Inc.
       Emerging Markets Equity Portfolio.......      3,927           34
       U.S. Real Estate........................     10,889          362

       PBHG Insurance Series Funds
       Mid-Cap Value Portfolio.................     34,655        1,619
       Select Value Portfolio..................      7,564        1,117

       PIMCO Variable Insurance Trust
       Global Bond.............................     20,199        1,736
       Real Return Portfolio...................     63,043        1,236
       StocksPlus Growth and Income............     27,639          835

5. Financial Highlights:

For a unit outstanding throughout the period ended December 31, 2002:

                                              At December 31, 2002      For the period ended December 31, 2002
                                          ----------------------------- ------------------------------------
                                                                        Investment
                                                             Net Assets   Income                       Total
MONY Survivorship Variable Universal Life Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
----------------------------------------- ------ ----------- ---------- ----------   --------------- ---------

   Alger American Fund
   Balanced Subaccount (1)...............  1,271   $ 9.06       $12        0.98%(/\)      0.35%(/\)    (9.40)%
   Mid Cap Growth Subaccount (2).........    697     7.37         5        0.00           0.35%(/\)   (26.30)

   Enterprise Accumulation Trust
   Equity Income Subaccount (3)..........    787     8.38         7        2.02(/\)       0.35%(/\)   (16.20)
   Growth and Income Subaccount (4)......  5,383     7.58        41        1.63(/\)       0.35%(/\)   (24.20)
   Growth Subaccount (3)................. 10,335     7.86        81        0.47(/\)       0.35%(/\)   (21.40)
   Managed Subaccount (5)................  6,231     8.10        50        1.54(/\)       0.35%(/\)   (19.00)
   Multi-Cap Growth Subaccount (2).......      0     7.02+        0        0.00(/\)       0.35%(/\)   (29.80)
   Small Company Growth Subaccount (3)...  1,909     7.96        15        0.00(/\)       0.35%(/\)   (20.40)
   Small Company Value Subaccount (3)....  9,750     9.10        89        0.38(/\)       0.35%(/\)    (9.00)
   Total Return Subaccount (2)...........  1,688    10.60        18        3.52(/\)       0.35%(/\)     6.00

   INVESCO Variable Investment Funds
   Financial Services Subaccount (6).....    859     9.01         8        1.49(/\)       0.35%(/\)    (9.90)
   Health Sciences Subaccount (2)........      8     8.23         0        0.00(/\)       0.35%(/\)   (17.70)

   Janus Aspen Series
   Capital Appreciation Subaccount (7)...  4,248     8.91        38        0.38(/\)       0.35%(/\)   (10.90)
   Flexible Income Subaccount (8)........  1,313    10.86        14        5.45(/\)       0.35%(/\)     8.60
   International Growth Subaccount (3)...  5,936     7.99        47        1.07(/\)       0.35%(/\)   (20.10)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                 At December 31, 2002     For the period ended December 31, 2002
                                             ---------------------------- -------------------------------------
                                                                          Investment
                                                               Net Assets   Income                       Total
MONY Survivorship Variable Universal Life    Units Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-----------------------------------------    ----- ----------- ---------- ----------   --------------- ---------

Lord Abbett Series Funds
Bond Debenture Subaccount (8)...............   625   $10.30       $ 6        4.10%(/\)      0.35%(/\)     3.00%
Growth and Income Subaccount (4)............ 5,939     8.00        48        1.65(/\)       0.35%(/\)   (20.00)
Mid Cap Value Subaccount (2)................   810     8.42         7        1.48(/\)       0.35%(/\)   (15.80)

MFS Variable Insurance Trust
Mid Cap Growth Subaccount (1)............... 1,556     6.46        10        0.00           0.35%(/\)   (35.40)
New Discovery Subaccount (1)................   549     7.44         4        0.00           0.35%(/\)   (25.60)
Total Return Subaccount (1)................. 1,311     9.40        12        0.84(/\)       0.35%(/\)    (6.00)
Utilities Subaccount (2)....................   690     8.35         6        0.64(/\)       0.35%(/\)   (16.50)

MONY Series Fund, Inc.
Government Securities Subaccount (4)........ 4,985    10.55        53        0.15(/\)       0.35%(/\)     5.50
Long Term Bond Subaccount (9)............... 3,276    11.38        37        0.00           0.35%(/\)    13.80
Money Market Subaccount (10)................ 4,930    10.09        50        1.48(/\)       0.35%(/\)     0.90

The Universal Institutional Funds, Inc.
Emerging Markets Equity Subaccount (11).....   395     8.35         3        0.00           0.35%(/\)   (16.50)
U.S. Real Estate Subaccount (8)............. 1,128     9.28        10        9.65(/\)       0.35%(/\)    (7.20)

PBHG Insurance
Mid-Cap Value Subaccount (12)............... 3,496     8.41        29        0.00           0.35%(/\)   (15.90)
Select Value Subaccount (1).................   718     7.77         6        1.75(/\)       0.35%(/\)   (22.30)

PIMCO Variable Insurance Trust
Global Bond Subaccount (1).................. 1,773    12.02        21        2.69(/\)       0.35%(/\)    20.20
Real Return Subaccount (1).................. 5,550    11.54        64        4.10(/\)       0.35%(/\)    15.40
Stocks Plus Growth and Income Subaccount (7) 2,831     8.55        24        3.75(/\)       0.35%(/\)   (14.50)

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


*** Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(^)   Annualized
(1) For the period February 26, 2002 (commencement of operations) through December 31, 2002.
(2) For the period April 12, 2002 (commencement of operations) through December 31, 2002.
(3) For the period February 25, 2002 (commencement of operations) through December 31, 2002.
(4) For the period March 1, 2002 (commencement of operations) through December 31, 2002.
(5) For the period April 3, 2002 (commencement of operations) through December 31, 2002.
(6) For the period June 25, 2002 (commencement of operations) through December 31, 2002.
(7) For the period May 10, 2002 (commencement of operations) through December 31, 2002.
(8) For the period May 16, 2002 (commencement of operations) through December 31, 2002.
(9) For the period April 4, 2002 (commencement of operations) through December 31, 2002.
(10) For the period March 7, 2002 (commencement of operations) through December 31, 2002.
(11) For the period June 7, 2002 (commencement of operations) through December 31, 2002.
(12) For the period May 6, 2002 (commencement of operations) through December 31, 2002.
+     Net asset value immediately prior to redemption.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- Corporate Sponsored
  Variable Universal Life

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Corporate Sponsored Variable Universal Life's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002

                                               Corporate Sponsored Variable Universal Life
                               -----------------------------------------------------------------------------
                                            MONY Series Fund, Inc.              Enterprise Accumulation Trust
                               ------------------------------------------------ ----------------------------
                                 Money     Intermediate  Long Term   Government                Small Company
                                 Market     Term Bond       Bond     Securities    Equity          Value
                               Subaccount   Subaccount   Subaccount  Subaccount  Subaccount     Subaccount
                               ----------- ------------ -----------  ----------  -----------   -------------
           ASSETS
Shares held in respective
  Funds.......................  34,865,144     700,817      324,826     335,463     129,378        121,576
                               ===========  ==========  ===========  ==========  ===========    ==========
Investments at cost........... $34,865,144  $7,848,195  $ 4,366,113  $3,785,488 $ 1,822,779     $2,105,994
                               ===========  ==========  ===========  ==========  ===========    ==========
Investments in respective
  Funds, at net asset value... $34,865,144  $8,290,668  $ 4,719,718  $3,965,171 $ 1,583,583     $2,086,241
Amount due from MONY America..       7,515       2,915        1,010          32           0          3,764
                               -----------  ----------  -----------  ----------  -----------    ----------
       Total assets...........  34,872,659   8,293,583    4,720,728   3,965,203   1,583,583      2,090,005
                               -----------  ----------  -----------  ----------  -----------    ----------
         LIABILITIES
Amount due to respective Funds       7,515       2,915        1,010          32           0          3,764
                               -----------  ----------  -----------  ----------  -----------    ----------
       Total liabilities......       7,515       2,915        1,010          32           0          3,764
                               -----------  ----------  -----------  ----------  -----------    ----------
Net assets.................... $34,865,144  $8,290,668  $ 4,719,718  $3,965,171 $ 1,583,583     $2,086,241
                               ===========  ==========  ===========  ==========  ===========    ==========
Net assets consist of:
  Contractholders' net
   payments................... $31,897,205  $7,186,081  $(1,245,020) $3,264,268 $ 2,928,517     $2,076,243
  Undistributed net
   investment income..........   2,967,939     695,527    5,526,419     412,237   1,423,726        583,206
  Accumulated net realized
   gain (loss) on investments.           0     (33,413)      84,714     108,983  (2,529,464)      (553,455)
  Net unrealized appreciation
   (depreciation) of
   investments................           0     442,473      353,605     179,683    (239,196)       (19,753)
                               -----------  ----------  -----------  ----------  -----------    ----------
Net assets.................... $34,865,144  $8,290,668  $ 4,719,718  $3,965,171 $ 1,583,583     $2,086,241
                               ===========  ==========  ===========  ==========  ===========    ==========
Number of units outstanding*..   2,777,986     605,565      331,338     298,278     211,781        139,108
                               -----------  ----------  -----------  ----------  -----------    ----------
Net asset value per unit
  outstanding*................ $     12.55  $    13.69  $     14.24  $    13.29 $      7.48     $    15.00
                               ===========  ==========  ===========  ==========  ===========    ==========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                             Corporate Sponsored Variable Universal Life
-----------------------------------------------------------------------------------------------------------
                       Enterprise Accumulation Trust                        Dreyfus Variable Investment Fund
--------------------------------------------------------------------------- -------------------------------
           International  High Yield  Small Company               Total                     Small Company
 Managed      Growth         Bond        Growth       Growth      Return    Appreciation        Stock
Subaccount  Subaccount    Subaccount   Subaccount   Subaccount  Subaccount   Subaccount      Subaccount
---------- ------------- -----------  ------------- ----------  ----------- ------------    -------------

   10,634       45,712       429,512      270,296    1,455,511    1,299,659      85,687          91,130
=========    =========   ===========   ==========   ==========  ===========  ==========      ==========
$ 161,342    $ 194,149   $ 9,182,775   $1,960,103   $6,284,967  $12,965,915  $2,676,025      $1,420,855
=========    =========   ===========   ==========   ==========  ===========  ==========      ==========

$ 162,494    $ 158,163   $ 1,735,227   $1,616,369   $5,792,935  $13,243,524  $2,466,075      $1,298,597
        0            0           384          912        3,376            0         934             313
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------
  162,494      158,163     1,735,611    1,617,281    5,796,311   13,243,524   2,467,009       1,298,910
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------

        0            0           384          912        3,376            0         934             313
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------
        0            0           384          912        3,376            0         934             313
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------
$ 162,494    $ 158,163   $ 1,735,227   $1,616,369   $5,792,935  $13,243,524  $2,466,075      $1,298,597
=========    =========   ===========   ==========   ==========  ===========  ==========      ==========

$ 168,284    $ 175,682   $ 2,465,914   $2,165,061   $6,367,077  $12,525,085  $3,285,877      $1,374,309
  301,570      162,354     7,314,379       21,257       24,254      368,454     113,166           6,315

 (308,512)    (143,887)     (597,518)    (226,215)    (106,364)      72,376    (723,018)         40,231

    1,152      (35,986)   (7,447,548)    (343,734)    (492,032)     277,609    (209,950)       (122,258)
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------
$ 162,494    $ 158,163   $ 1,735,227   $1,616,369   $5,792,935  $13,243,524  $2,466,075      $1,298,597
=========    =========   ===========   ==========   ==========  ===========  ==========      ==========
   18,587       22,157       146,427      200,919      909,094    1,259,424     222,947         149,793
---------    ---------   -----------   ----------   ----------  -----------  ----------      ----------
$    8.74    $    7.14   $     11.88   $     8.04   $     6.37  $     10.52  $    11.06      $     8.67
=========    =========   ===========   ==========   ==========  ===========  ==========      ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                                   Corporate Sponsored Variable Universal Life
                               -----------------------------------------------------------------------------------

                                                                                   Van Eck Worldwide Insurance Trust
                                                                                   -------------------------------
                                                            Dreyfus
                                                           Variable
                                               Dreyfus    Investment
                                              Socially       Fund        Dreyfus                          Worldwide
                               Dreyfus Stock Responsible International  Small Cap     Hard     Worldwide   Emerging
                                   Index       Growth        Value     Stock Index   Assets       Bond     Markets
                                Subaccount   Subaccount   Subaccount   Subaccount  Subaccount  Subaccount Subaccount
                               ------------- ----------- ------------- ----------- ----------  ---------- ----------
           ASSETS
Shares held in respective
  Funds.......................    1,543,741       1,826      567,940      333,234     15,481      8,705       8,802
                               ============   =========   ==========   ==========   ========    =======    ========
Investments at cost........... $ 46,927,847   $  43,286   $6,296,065   $3,311,939   $151,809    $92,327    $ 72,251
                               ============   =========   ==========   ==========   ========    =======    ========
Investments in respective
  Funds, at net asset value... $ 34,687,852   $  34,514   $5,702,119   $3,192,377   $159,451    $99,762    $ 69,450
Amount due from MONY America..        5,475           0          321            0          0          0           0
                               ------------   ---------   ----------   ----------   --------    -------    --------
       Total assets...........   34,693,327      34,514    5,702,440    3,192,377    159,451     99,762      69,450
                               ------------   ---------   ----------   ----------   --------    -------    --------
         LIABILITIES
Amount due to respective Funds        5,475           0          321            0          0          0           0
                               ------------   ---------   ----------   ----------   --------    -------    --------
       Total liabilities......        5,475           0          321            0          0          0           0
                               ------------   ---------   ----------   ----------   --------    -------    --------
Net assets.................... $ 34,687,852   $  34,514   $5,702,119   $3,192,377   $159,451    $99,762    $ 69,450
                               ============   =========   ==========   ==========   ========    =======    ========
Net assets consist of:
  Contractholders' net
   payments................... $ 49,273,592   $ 189,199   $6,258,114   $3,308,815   $156,983    $86,019    $122,940
  Undistributed net
   investment income..........    2,707,374       4,583       49,136        4,739        675      8,159         410
  Accumulated net realized
   gain (loss) on investments.   (5,053,119)   (150,496)     (11,185)      (1,615)    (5,849)    (1,851)    (51,099)
  Net unrealized appreciation
   (depreciation) of
   investments................  (12,239,995)     (8,772)    (593,946)    (119,562)     7,642      7,435      (2,801)
                               ------------   ---------   ----------   ----------   --------    -------    --------
Net assets.................... $ 34,687,852   $  34,514   $5,702,119   $3,192,377   $159,451    $99,762    $ 69,450
                               ============   =========   ==========   ==========   ========    =======    ========
Number of units outstanding*..    3,479,330       5,880      714,957      386,651     16,454      8,281      13,490
                               ------------   ---------   ----------   ----------   --------    -------    --------
Net asset value per unit
  outstanding*................ $       9.97   $    5.87   $     7.98   $     8.26   $   9.69    $ 12.05    $   5.15
                               ============   =========   ==========   ==========   ========    =======    ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                              Corporate Sponsored Variable Universal Life
-------------------------------------------------------------------------------------------------------
                                                                                  Fidelity Variable
                                T. Rowe Price                                  Insurance Products Funds
-----------------------------------------------------------------------------  -----------------------


   Equity      Prime    International  Limited   New America Personal Strategy     VIP        VIP II
   Income     Reserve       Stock     Term Bond    Growth        Balanced         Growth    Contrafund
 Subaccount  Subaccount  Subaccount   Subaccount Subaccount     Subaccount      Subaccount  Subaccount
-----------  ---------- ------------- ---------- ----------- ----------------- -----------  ----------

  2,040,875   2,260,636     205,335     193,733      33,878         82,418         244,763     286,978
===========  ==========  ==========    ========   =========     ==========     ===========  ==========
$34,865,102  $2,260,636  $2,065,146    $976,205   $ 531,469     $1,099,820     $ 5,982,527  $5,394,514
===========  ==========  ==========    ========   =========     ==========     ===========  ==========

$33,388,711  $2,260,636  $1,901,401    $984,166   $ 440,071     $1,089,569     $ 5,737,243  $5,194,305

      7,216       5,558         384       2,537           0            630           6,208       6,849
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------
 33,395,927   2,266,194   1,901,785     986,703     440,071      1,090,199       5,743,451   5,201,154
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------

      7,216       5,558         384       2,537           0            630           6,208       6,849
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------
      7,216       5,558         384       2,537           0            630           6,208       6,849
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------
$33,388,711  $2,260,636  $1,901,401    $984,166   $ 440,071     $1,089,569     $ 5,737,243  $5,194,305
===========  ==========  ==========    ========   =========     ==========     ===========  ==========

$34,513,357  $2,225,963  $2,776,298    $957,086   $ 710,442     $1,145,460     $ 6,886,963  $6,063,189

    658,661      34,673     133,877      17,364      85,571        162,913         132,298     145,530

   (306,916)          0    (845,029)      1,755    (264,544)      (208,553)     (1,036,734)   (814,205)

 (1,476,391)          0    (163,745)      7,961     (91,398)       (10,251)       (245,284)   (200,209)
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------
$33,388,711  $2,260,636  $1,901,401    $984,166   $ 440,071     $1,089,569     $ 5,737,243  $5,194,305
===========  ==========  ==========    ========   =========     ==========     ===========  ==========
  3,174,874     193,185     259,035      78,307      61,408        101,724         955,720     659,215
-----------  ----------  ----------    --------   ---------     ----------     -----------  ----------

$     10.52  $    11.70  $     7.34    $  12.57   $    7.17     $    10.71     $      6.00  $     7.88
===========  ==========  ==========    ========   =========     ==========     ===========  ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                                             Corporate Sponsored Variable Universal Life
                                               ---------------------------------------------------------------------------------
                                               Fidelity Variable Insurance Products Funds The Universal Institutional Funds, Inc.
                                               -----------------------------------------  --------------------------------------
                                                  VIP III        VIP II       VIP III                   Core Plus
                                                  Growth         Asset       Growth and     Equity        Fixed
                                               Opportunities    Manager        Income       Growth        Income       Value
                                                Subaccount     Subaccount    Subaccount   Subaccount    Subaccount   Subaccount
                                               -------------   ----------   -----------   ----------    ----------   ----------
                    ASSETS
Shares held in respective Funds...............     10,981         328,928       645,867      15,894        530,256      26,439
                                                 ========      ==========   ===========   =========      ==========   ========
Investments at cost...........................   $132,132      $4,526,231   $ 7,577,390   $ 171,576     $5,579,824    $263,988
                                                 ========      ==========   ===========   =========      ==========   ========
Investments in respective Funds, at net asset
  value.......................................   $128,585      $4,193,827   $ 7,014,119   $ 162,591     $5,896,450    $259,895
Amount due from MONY America..................          0               0           311         308          3,796           0
                                                 --------      ----------   -----------   ---------      ----------   --------
       Total assets...........................    128,585       4,193,827     7,014,430     162,899      5,900,246     259,895
                                                 --------      ----------   -----------   ---------      ----------   --------
                 LIABILITIES
Amount due to respective Funds................          0               0           311         308          3,796           0
                                                 --------      ----------   -----------   ---------      ----------   --------
       Total liabilities......................          0               0           311         308          3,796           0
                                                 --------      ----------   -----------   ---------      ----------   --------
Net assets....................................   $128,585      $4,193,827   $ 7,014,119   $ 162,591     $5,896,450    $259,895
                                                 ========      ==========   ===========   =========      ==========   ========
Net assets consist of:
 Contractholders' net payments................   $222,024      $4,663,857   $ 8,863,182   $ 419,350     $4,733,204    $340,400
 Undistributed net investment income..........      2,517         282,736       626,833      27,685        764,481      11,339
 Accumulated net realized gain (loss) on
   investments................................    (92,409)       (420,362)   (1,912,625)   (275,459)        82,139     (87,751)
 Net unrealized appreciation (depreciation) of
   investments................................     (3,547)       (332,404)     (563,271)     (8,985)       316,626      (4,093)
                                                 --------      ----------   -----------   ---------      ----------   --------
Net assets....................................   $128,585      $4,193,827   $ 7,014,119   $ 162,591     $5,896,450    $259,895
                                                 ========      ==========   ===========   =========      ==========   ========
Number of units outstanding*..................     23,212         489,855       954,152      28,046        450,614      27,092
                                                 --------      ----------   -----------   ---------      ----------   --------
Net asset value per unit outstanding*.........   $   5.54      $     8.56   $      7.35   $    5.80     $    13.09    $   9.59
                                                 ========      ==========   ===========   =========      ==========   ========

----------
* Units outstanding have been rounded for presentation purposes.



                      See notes to financial statements.

                         Corporate Sponsored Variable Universal Life
--------------------------------------------------------------------------------------------
 The Universal Institutional Funds, Inc.                  Janus Aspen Series
----------------------------------------  --------------------------------------------------

Emerging Markets Global Value              Aggressive   Flexible   International  Worldwide
      Debt          Equity    Real Estate    Growth      Income       Growth        Growth
   Subaccount     Subaccount  Subaccount   Subaccount  Subaccount   Subaccount    Subaccount
      20,449         1,327       65,568        89,976      883,576       69,458      275,560
    ========       =======     ========   ===========  ===========  ===========  ===========
    $143,851       $13,394     $754,816   $ 1,455,137  $10,359,467  $ 1,516,472  $ 7,044,858
    ========       =======     ========   ===========  ===========  ===========  ===========

    $144,578       $13,058     $742,884   $ 1,425,219  $10,867,979  $ 1,201,619  $ 5,800,540
           0           317          978         8,746        3,953          316        5,629
    --------       -------     --------   -----------  -----------  -----------  -----------
     144,578        13,375      743,862     1,433,965   10,871,932    1,201,935    5,806,169
    --------       -------     --------   -----------  -----------  -----------  -----------
           0           317          978         8,746        3,953          316        5,629
    --------       -------     --------   -----------  -----------  -----------  -----------
           0           317          978         8,746        3,953          316        5,629
    --------       -------     --------   -----------  -----------  -----------  -----------
    $144,578       $13,058     $742,884   $ 1,425,219  $10,867,979  $ 1,201,619  $ 5,800,540
    ========       =======     ========   ===========  ===========  ===========  ===========
    $134,106       $13,132     $717,793   $ 3,641,369  $ 9,205,495  $ 3,147,958  $ 8,951,021
       9,728           262       36,286        88,766      945,077      188,313      194,614

          17             0          737    (2,274,998)     208,895   (1,819,799)  (2,100,777)

         727          (336)     (11,932)      (29,918)     508,512     (314,853)  (1,244,318)
    --------       -------     --------   -----------  -----------  -----------  -----------
    $144,578       $13,058     $742,884   $ 1,425,219  $10,867,979  $ 1,201,619  $ 5,800,540
    ========       =======     ========   ===========  ===========  ===========  ===========
      14,020         1,650       81,262       424,887      858,596      205,780    1,033,150
    --------       -------     --------   -----------  -----------  -----------  -----------
    $  10.31       $  7.91     $   9.14   $      3.35  $     12.66  $      5.84  $      5.61
    ========       =======     ========   ===========  ===========  ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                           Corporate Sponsored Variable Universal Life
                                    ---------------------------------------------------------
                                                                                   Lord Abbett
                                       Janus Aspen Series     Alger American Fund  Series Fund
                                    -----------------------  --------------------- -----------
                                      Capital    Strategic    Balanced   Mid Cap     Mid-Cap
                                    Appreciation   Value       Growth     Growth      Value
                                     Subaccount  Subaccount  Subaccount Subaccount Subaccount
                                    ------------ ----------  ---------- ---------- -----------
              ASSETS
Shares held in respective Funds....      77,069     185,365     18,101     12,048     232,874
                                     ==========  ==========   ========   ========  ==========
Investments at cost................  $1,518,490  $1,754,587   $206,480   $145,423  $3,256,058
                                     ==========  ==========   ========   ========  ==========
Investments in respective Funds,
  at net asset value...............  $1,338,692  $1,303,117   $204,361   $150,004  $3,227,639
Amount due from MONY America.......         345          79      1,259          0         631
Amount due from respective Funds...           0           0          0          0           0
                                     ----------  ----------   --------   --------  ----------
       Total assets................   1,339,037   1,303,196    205,620    150,004   3,228,270
                                     ----------  ----------   --------   --------  ----------
           LIABILITIES
Amount due to MONY America.........           0           0          0          0           0
Amount due to respective Funds.....         345          79      1,259          0         631
                                     ----------  ----------   --------   --------  ----------
       Total liabilities...........         345          79      1,259          0         631
                                     ----------  ----------   --------   --------  ----------
Net assets.........................  $1,338,692  $1,303,117   $204,361   $150,004  $3,227,639
                                     ==========  ==========   ========   ========  ==========
Net assets consist of:
  Contractholders' net payments....  $1,983,745  $1,773,678   $206,486   $145,147  $3,247,604
  Undistributed net investment
   income..........................      31,423           7          0          0      18,251
  Accumulated net realized gain
   (loss) on investments...........    (496,678)    (19,098)        (6)       276      (9,797)
  Net unrealized appreciation
   (depreciation) of investments...    (179,798)   (451,470)    (2,119)     4,581     (28,419)
                                     ----------  ----------   --------   --------  ----------
Net assets.........................  $1,338,692  $1,303,117   $204,361   $150,004  $3,227,639
                                     ==========  ==========   ========   ========  ==========
Number of units outstanding*.......     249,646     183,715     21,775     18,916     367,490
                                     ----------  ----------   --------   --------  ----------
Net asset value per unit
  outstanding*.....................  $     5.36  $     7.09   $   9.38   $   7.93  $     8.78
                                     ==========  ==========   ========   ========  ==========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                    Corporate Sponsored Variable Universal Life
-----------------------------------------------------------------------------------
                                      Invesco Variable PIMCO Variable
    MFS Variable Insurance Trust      Investment Funds Insurance Trust
------------------------------------- ---------------- ---------------
New Discovery Total Return Utilities     Financial
   Series        Series      Series       Services       Real Return
 Subaccount    Subaccount  Subaccount    Subaccount      Subaccount        Total
------------- ------------ ---------- ---------------- --------------- ------------
     4,516        4,255         51            195           120,687
   =======      =======      =====         ======        ==========
   $45,636      $71,790      $ 535         $2,132        $1,405,489    $247,656,543
   =======      =======      =====         ======        ==========    ============
   $47,147      $72,935      $ 614         $2,049        $1,436,173    $222,559,611
         0          313          0              0             1,922          85,236
         0            0          0              0               158             158
   -------      -------      -----         ------        ----------    ------------
    47,147       73,248        614          2,049         1,438,253     222,645,005
   -------      -------      -----         ------        ----------    ------------
         0            0          0              0               158             158
         0          313          0              0             1,922          85,236
   -------      -------      -----         ------        ----------    ------------
         0          313          0              0             2,080          85,394
   -------      -------      -----         ------        ----------    ------------
   $47,147      $72,935      $ 614         $2,049        $1,436,173    $222,559,611
   =======      =======      =====         ======        ==========    ============
   $45,879      $71,138      $ 535         $2,119        $1,379,641    $243,217,866
         0            0          0             13            22,076      27,317,173
      (243)         652          0              0             3,772     (22,878,496)
     1,511        1,145         79            (83)           30,684     (25,096,932)
   -------      -------      -----         ------        ----------    ------------
   $47,147      $72,935      $ 614         $2,049        $1,436,173    $222,559,611
   =======      =======      =====         ======        ==========    ============
     5,912        7,749         67            238           129,337
   -------      -------      -----         ------        ----------
   $  7.98      $  9.41      $9.13         $ 8.63        $    11.10
   =======      =======      =====         ======        ==========

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS

                                                Corporate Sponsored Variable Universal Life
                               --------------------------------------------------------------------------------
                                             MONY Series Fund, Inc.                Enterprise Accumulation Trust
                               --------------------------------------------------- ----------------------------
                                  Money     Intermediate  Long Term    Government                 Small Company
                                  Market     Term Bond       Bond      Securities     Equity          Value
                                Subaccount   Subaccount   Subaccount   Subaccount   Subaccount     Subaccount
                               ------------ ------------ ------------ ------------ ------------   -------------
                               For the year For the year For the year For the year For the year   For the year
                                  ended        ended        ended        ended        ended           ended
                               December 31, December 31, December 31, December 31, December 31,   December 31,
                                   2002         2002         2002         2002         2002           2002
                               ------------ ------------ ------------ ------------ ------------   -------------
Dividend income...............   $562,105     $254,493    $1,633,740    $101,637   $         0      $   7,479
Distribution from net
  realized gains..............          0            0             0           0             0         56,510
                                 --------     --------    ----------    --------   -----------      ---------
Net investment income.........    562,105      254,493     1,633,740     101,637             0         63,989
                                 --------     --------    ----------    --------   -----------      ---------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................          0       31,956       572,882     108,193    (1,637,505)      (431,113)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................          0      362,726       235,098      41,048     1,076,136        198,112
                                 --------     --------    ----------    --------   -----------      ---------
Net realized and unrealized
  gain (loss) on investments..          0      394,682       807,980     149,241      (561,369)      (233,001)
                                 --------     --------    ----------    --------   -----------      ---------
Net increase (decrease) in
  net assets resulting from
  operations..................   $562,105     $649,175    $2,441,720    $250,878   $  (561,369)     $(169,012)
                                 ========     ========    ==========    ========   ===========      =========

----------
** Commencement of operations

                      See notes to financial statements.

                                  Corporate Sponsored Variable Universal Life
---------------------------------------------------------------------------------------------------------------------
                           Enterprise Accumulation Trust                             Dreyfus Variable Investment Fund
------------------------------------------------------------------------------------ -------------------------------
             International  High Yield  Small Company                                                Small Company
  Managed       Growth         Bond        Growth        Growth      Total Return    Appreciation        Stock
 Subaccount   Subaccount    Subaccount   Subaccount    Subaccount     Subaccount      Subaccount      Subaccount
------------ ------------- ------------ ------------- ------------ ----------------- ------------    -------------
For the year For the year  For the year For the year  For the year  For the period   For the year    For the year
   ended         ended        ended         ended        ended      July 26, 2002**     ended            ended
December 31, December 31,  December 31, December 31,  December 31,      through      December 31,    December 31,
    2002         2002          2002         2002          2002     December 31, 2002     2002            2002
------------ ------------- ------------ ------------- ------------ ----------------- ------------    -------------
  $  2,113     $  1,266    $ 1,551,697    $       0    $  21,559       $163,698       $  30,450        $   2,739
         0            0              0            0            0        204,756               0                0
  --------     --------    -----------    ---------    ---------       --------       ---------        ---------
     2,113        1,266      1,551,697            0       21,559        368,454          30,450            2,739
  --------     --------    -----------    ---------    ---------       --------       ---------        ---------

   (78,718)     (25,312)       341,365     (232,463)     (38,190)        72,376        (645,165)         (44,131)
    25,918       (8,100)    (3,815,510)    (330,365)    (500,198)       277,609        (119,748)        (134,182)
  --------     --------    -----------    ---------    ---------       --------       ---------        ---------
   (52,800)     (33,412)    (3,474,145)    (562,828)    (538,388)       349,985        (764,913)        (178,313)
  --------     --------    -----------    ---------    ---------       --------       ---------        ---------
  $(50,687)    $(32,146)   $(1,922,448)   $(562,828)   $(516,829)      $718,439       $(734,463)       $(175,574)
  ========     ========    ===========    =========    =========       ========       =========        =========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                                    Corporate Sponsored Variable Universal Life
                   ------------------------------------------------------------------------------------------------------------

                                                                                          Van Eck Worldwide Insurance Trust
                                                                                      -----------------------------------------
                                                        Dreyfus
                                                       Variable
                                                      Investment
                     Dreyfus          Dreyfus            Fund            Dreyfus
                      Stock           Socially       International      Small Cap                   Worldwide      Worldwide
                      Index      Responsible Growth      Value         Stock Index    Hard Assets      Bond     Emerging Markets
                    Subaccount       Subaccount       Subaccount       Subaccount      Subaccount   Subaccount     Subaccount
                   ------------  ------------------ --------------- ----------------- ------------ ------------ ----------------
                                                    For the period   For the period
                   For the year     For the year    July 15, 2002** August 16, 2002** For the year For the year   For the year
                      ended            ended            through          through         ended        ended          ended
                   December 31,     December 31,     December 31,     December 31,    December 31, December 31,   December 31,
                       2002             2002             2002             2002            2002         2002           2002
                   ------------  ------------------ --------------- ----------------- ------------ ------------ ----------------
Dividend income... $    561,642       $    106         $  49,136        $   4,739       $   372      $     0        $   213
Distribution
  from net
  realized
  gains...........            0              0                 0                0             0            0              0
                   ------------       --------         ---------        ---------       -------      -------        -------
Net investment
  income..........      561,642            106            49,136            4,739           372            0            213
                   ------------       --------         ---------        ---------       -------      -------        -------
Realized and
  unrealized
  gain (loss)
  on
  investments:
  Net realized
   gain (loss)
   on
   investments....   (6,036,329)       (82,955)          (11,185)          (1,615)       (6,049)       5,569         (4,043)
  Net change
   in
   unrealized
   appreciation
   (depreciation)
   of
   investments....   (5,436,895)         3,334          (593,946)        (119,562)        9,980       11,863          2,047
                   ------------       --------         ---------        ---------       -------      -------        -------
Net realized
  and
  unrealized
  gain (loss)
  on
  investments.....  (11,473,224)       (79,621)         (605,131)        (121,177)        3,931       17,432         (1,996)
                   ------------       --------         ---------        ---------       -------      -------        -------
Net increase
  (decrease)
  in net
  assets
  resulting
  from
  operations...... $(10,911,582)      $(79,515)        $(555,995)       $(116,438)      $ 4,303      $17,432        $(1,783)
                   ============       ========         =========        =========       =======      =======        =======

----------
** Commencement of operations

                      See notes to financial statements.

                                 Corporate Sponsored Variable Universal Life
--------------------------------------------------------------------------------------------------------------
                                                                                    Fidelity Variable Insurance
                                   T. Rowe Price                                         Products Funds
----------------------------------------------------------------------------------  --------------------------

   Equity       Prime     International   Limited    New America  Personal Strategy                  VIP II
   Income      Reserve        Stock      Term Bond      Growth        Balanced       VIP Growth    Contrafund
 Subaccount   Subaccount   Subaccount    Subaccount   Subaccount     Subaccount      Subaccount    Subaccount
------------ ------------ ------------- ------------ ------------ ----------------- ------------  ------------
For the year For the year For the year  For the year For the year   For the year    For the year  For the year
   ended        ended         ended        ended        ended           ended          ended         ended
December 31, December 31, December 31,  December 31, December 31,   December 31,    December 31,  December 31,
    2002         2002         2002          2002         2002           2002            2002          2002
------------ ------------ ------------- ------------ ------------ ----------------- ------------  ------------
$   385,749    $12,906      $  20,250     $14,130     $       0       $  30,976      $   3,119     $  47,082

      5,533          0          2,024           0             0               0              0             0
-----------    -------      ---------     -------     ---------       ---------      ---------     ---------
    391,282     12,906         22,274      14,130             0          30,976          3,119        47,082
-----------    -------      ---------     -------     ---------       ---------      ---------     ---------


   (293,605)         0       (335,282)        234      (123,146)       (126,180)      (481,642)     (367,572)

 (1,405,309)         0         81,231       7,857       (83,627)           (223)      (197,188)     (195,931)
-----------    -------      ---------     -------     ---------       ---------      ---------     ---------

 (1,698,914)         0       (254,051)      8,091      (206,773)       (126,403)      (678,830)     (563,503)
-----------    -------      ---------     -------     ---------       ---------      ---------     ---------

$(1,307,632)   $12,906      $(231,777)    $22,221     $(206,773)      $ (95,427)     $(675,711)    $(516,421)
===========    =======      =========     =======     =========       =========      =========     =========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                                Corporate Sponsored Variable Universal Life
                               --------------------------------------------------------------------------------
                               Fidelity Variable Insurance Products Funds The Universal Institutional Funds, Inc.
                               -----------------------------------------  -------------------------------------
                                  VIP III                     VIP III
                                  Growth      VIP II Asset   Growth and      Equity      Core Plus
                               Opportunities    Manager        Income        Growth     Fixed Income    Value
                                Subaccount     Subaccount    Subaccount    Subaccount    Subaccount   Subaccount
                               -------------  ------------  ------------  ------------  ------------ ------------
                               For the year   For the year  For the year  For the year  For the year For the year
                                   ended         ended         ended         ended         ended        ended
                               December 31,   December 31,  December 31,  December 31,  December 31, December 31,
                                   2002           2002          2002          2002          2002         2002
                               -------------  ------------  ------------  ------------  ------------ ------------
Dividend income...............   $  2,112      $ 192,613    $   116,713    $     324      $207,046     $  2,875
Distribution from net
  realized gains..............          0              0              0            0        55,630            0
                                 --------      ---------    -----------    ---------      --------     --------
Net investment income.........      2,112        192,613        116,713          324       262,676        2,875
                                 --------      ---------    -----------    ---------      --------     --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................    (64,648)      (325,616)    (1,308,281)    (145,798)       72,724      (83,526)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................         61       (299,884)      (319,020)      23,047        42,625        2,822
                                 --------      ---------    -----------    ---------      --------     --------
Net realized and unrealized
  gain (loss) on investments..    (64,587)      (625,500)    (1,627,301)    (122,751)      115,349      (80,704)
                                 --------      ---------    -----------    ---------      --------     --------
Net increase (decrease) in
  net assets resulting from
  operations..................   $(62,475)     $(432,887)   $(1,510,588)   $(122,427)     $378,025     $(77,829)
                                 ========      =========    ===========    =========      ========     ========

----------
** Commencement of operations

                      See notes to financial statements.

                                 Corporate Sponsored Variable Universal Life
------------------------------------------------------------------------------------------------------------
        The Universal Institutional Funds, Inc.                           Janus Aspen Series
-------------------------------------------------------  ---------------------------------------------------
    Emerging
     Markets                                              Aggressive    Flexible   International  Worldwide
      Debt        Global Value Equity     Real Estate       Growth       Income       Growth        Growth
   Subaccount          Subaccount         Subaccount      Subaccount   Subaccount   Subaccount    Subaccount
----------------- -------------------- ----------------- ------------ ------------ ------------- ------------
 For the period      For the period     For the period   For the year For the year For the year  For the year
August 8, 2002**  September 13, 2002** August 5, 2002**     ended        ended         ended        ended
     through            through             through      December 31, December 31, December 31,  December 31,
December 31, 2002  December 31, 2002   December 31, 2002     2002         2002         2002          2002
----------------- -------------------- ----------------- ------------ ------------ ------------- ------------
     $ 9,728             $ 117             $ 23,431       $       0     $393,338     $  12,377   $    59,566
           0               145               12,855               0            0             0             0
     -------             -----             --------       ---------     --------     ---------   -----------
       9,728               262               36,286               0      393,338        12,377        59,566
     -------             -----             --------       ---------     --------     ---------   -----------

          17                 0                  737        (950,807)     167,618      (361,467)     (881,743)

         727              (336)             (11,932)        345,376      330,297       (53,330)   (1,134,827)
     -------             -----             --------       ---------     --------     ---------   -----------

         744              (336)             (11,195)       (605,431)     497,915      (414,797)   (2,016,570)
     -------             -----             --------       ---------     --------     ---------   -----------

     $10,472             $ (74)            $ 25,091       $(605,431)    $891,253     $(402,420)  $(1,957,004)
     =======             =====             ========       =========     ========     =========   ===========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)


                                                 Corporate Sponsored Variable Universal Life
                               ------------------------------------------------------------------------------
                                                                                                 Lord Abbett
                                  Janus Aspen Series              Alger American Fund            Series Fund
                               ------------------------  ------------------------------------- ---------------
                                 Capital     Strategic       Balanced           Mid Cap            Mid-Cap
                               Appreciation    Value          Growth             Growth             Value
                                Subaccount   Subaccount     Subaccount         Subaccount        Subaccount
                               ------------ ------------ ---------------- -------------------- ---------------
                                                          For the period     For the period    For the period
                               For the year For the year August 5, 2002** September 13, 2002** July 15, 2002**
                                  ended        ended         through            through            through
                               December 31, December 31,   December 31,       December 31,      December 31,
                                   2002         2002           2002               2002              2002
                               ------------ ------------ ---------------- -------------------- ---------------
Dividend income...............  $   8,476    $       0       $     0             $    0           $ 18,251
Distribution from net
  realized gains..............          0            0             0                  0                  0
                                ---------    ---------       -------             ------           --------
Net investment income.........      8,476            0             0                  0             18,251
                                ---------    ---------       -------             ------           --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................   (310,294)     (17,735)           (6)               276             (9,797)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................     37,560     (451,505)       (2,119)             4,581            (28,419)
                                ---------    ---------       -------             ------           --------
Net realized and unrealized
  gain (loss) on investments..   (272,734)    (469,240)       (2,125)             4,857            (38,216)
                                ---------    ---------       -------             ------           --------
Net increase (decrease) in
  net assets resulting from
  operations..................  $(264,258)   $(469,240)      $(2,125)            $4,857           $(19,965)
                                =========    =========       =======             ======           ========

----------
** Commencement of operations

                      See notes to financial statements.

                              Corporate Sponsored Variable Universal Life
-------------------------------------------------------------------------------------------------------
                                                        Invesco Variable   PIMCO Variable
             MFS Variable Insurance Trust               Investment Funds   Insurance Trust
------------------------------------------------------ ------------------- ---------------
 New Discovery      Total Return         Utilities          Financial
     Series            Series             Series            Services         Real Return
   Subaccount        Subaccount         Subaccount         Subaccount        Subaccount
---------------- ------------------- ----------------- ------------------- ---------------
 For the period    For the period     For the period     For the period    For the period
August 5, 2002** September 3, 2002** October 8, 2002** November 26, 2002** July 26, 2002**
    through            through            through            through           through
  December 31,      December 31,       December 31,       December 31,      December 31,
      2002              2002               2002               2002              2002           Total
---------------- ------------------- ----------------- ------------------- --------------- ------------
     $    0            $    0               $ 0               $ 13             $19,316     $  6,529,692
          0                 0                 0                  0               2,760          340,213
     ------            ------               ---               ----             -------     ------------
          0                 0                 0                 13              22,076        6,869,905
     ------            ------               ---               ----             -------     ------------
       (243)              652                 0                  0               3,772      (14,083,790)

      1,511             1,145                79                (83)             30,684      (12,088,765)
     ------            ------               ---               ----             -------     ------------

      1,268             1,797                79                (83)             34,456      (26,172,555)
     ------            ------               ---               ----             -------     ------------

     $1,268            $1,797               $79               $(70)            $56,532     $(19,302,650)
     ======            ======               ===               ====             =======     ============

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS


                                                  Corporate Sponsored Variable Universal Life
                               --------------------------------------------------------------------------------
                                                            MONY Series Fund, Inc.
                               --------------------------------------------------------------------------------
                                          Money                   Intermediate                Long Term
                                          Market                    Term Bond                    Bond
                                        Subaccount                 Subaccount                 Subaccount
                               ---------------------------  ------------------------  -------------------------
                                For the year  For the year  For the year For the year For the year  For the year
                                   ended         ended         ended        ended        ended         ended
                                December 31,  December 31,  December 31, December 31, December 31,  December 31,
                                    2002          2001          2002         2001         2002          2001
                               -------------  ------------  ------------ ------------ ------------  ------------
From operations:
 Net investment income........ $     562,105  $    933,202  $   254,493  $   272,408  $  1,633,740  $ 1,515,419
 Net realized gain (loss) on
   investments................             0             0       31,956       11,338       572,882     (197,513)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................             0             0      362,726        2,144       235,098      501,508
                               -------------  ------------  -----------  -----------  ------------  -----------
Net increase (decrease) in
 net assets resulting from
 operations...................       562,105       933,202      649,175      285,890     2,441,720    1,819,414
                               -------------  ------------  -----------  -----------  ------------  -----------
From unit transactions:
 Net proceeds from the
   issuance of units..........   159,174,707    39,130,556    7,153,538    4,489,766     7,242,676    9,332,668
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (156,981,267)  (38,320,196)  (3,640,637)  (3,233,493)  (37,696,415)  (1,968,116)
                               -------------  ------------  -----------  -----------  ------------  -----------
Net increase (decrease) from
 unit transactions............     2,193,440       810,360    3,512,901    1,256,273   (30,453,739)   7,364,552
                               -------------  ------------  -----------  -----------  ------------  -----------
Net increase (decrease) in
 net assets...................     2,755,545     1,743,562    4,162,076    1,542,163   (28,012,019)   9,183,966
Net assets beginning of year..    32,109,599    30,366,037    4,128,592    2,586,429    32,731,737   23,547,771
                               -------------  ------------  -----------  -----------  ------------  -----------
Net assets end of year*....... $  34,865,144  $ 32,109,599  $ 8,290,668  $ 4,128,592  $  4,719,718  $32,731,737
                               =============  ============  ===========  ===========  ============  ===========
Unit transactions:
Units outstanding beginning
 of year......................     2,596,777     2,549,112      329,727      224,102     2,621,046    2,004,098
Units issued during the year..    13,150,070     3,197,234      561,706      375,738       544,551      785,272
Units redeemed during the year   (12,968,861)   (3,149,569)    (285,868)    (270,113)   (2,834,259)    (168,324)
                               -------------  ------------  -----------  -----------  ------------  -----------
Units outstanding end of year.     2,777,986     2,596,777      605,565      329,727       331,338    2,621,046
                               =============  ============  ===========  ===========  ============  ===========
----------
*  Includes undistributed net
   investment income of:       $   2,967,939  $  2,405,834  $   695,527  $   441,034  $  5,526,419  $ 3,892,679
                               =============  ============  ===========  ===========  ============  ===========

                      See notes to financial statements.

                              Corporate Sponsored Variable Universal Life
------------------------------------------------------------------------------------------------------
 MONY Series Fund, Inc.                           Enterprise Accumulation Trust
------------------------  ----------------------------------------------------------------------------
       Government                                         Small Company
       Securities                  Equity                     Value                    Managed
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
$   101,637   $  139,985  $         0  $   685,822  $    63,989   $  316,699   $   2,113    $  13,855
    108,193        9,082   (1,637,505)  (1,019,400)    (431,113)     (90,609)    (78,718)     (97,625)

     41,048       43,099    1,076,136     (332,988)     198,112     (175,605)     25,918       39,211
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------

    250,878      192,166     (561,369)    (666,566)    (169,012)      50,485     (50,687)     (44,559)
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------
  2,829,028      475,233    1,200,480    2,587,029    3,343,609      966,761     842,838      204,546

 (2,260,783)    (378,180)  (2,668,585)    (617,028)  (2,310,044)    (800,766)   (818,125)    (346,309)
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------

    568,245       97,053   (1,468,105)   1,970,001    1,033,565      165,995      24,713     (141,763)
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------
    819,123      289,219   (2,029,474)   1,303,435      864,553      216,480     (25,974)    (186,322)
  3,146,048    2,856,829    3,613,057    2,309,622    1,221,688    1,005,208     188,468      374,790
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------
$ 3,965,171   $3,146,048  $ 1,583,583  $ 3,613,057  $ 2,086,241   $1,221,688   $ 162,494    $ 188,468
===========   ==========  ===========  ===========  ===========   ==========   =========    =========
    252,208      244,081      341,080      177,032       73,925       64,061      16,988       30,018
    219,133       39,169      164,560      228,323      227,747       59,158      54,534       17,175
   (173,063)     (31,042)    (293,859)     (64,275)    (162,564)     (49,294)    (52,935)     (30,205)
-----------   ----------  -----------  -----------  -----------   ----------   ---------    ---------
    298,278      252,208      211,781      341,080      139,108       73,925      18,587       16,988
===========   ==========  ===========  ===========  ===========   ==========   =========    =========

$   412,237   $  310,600  $ 1,423,726  $ 1,423,726  $   583,206   $  519,217   $ 301,570    $ 299,457
===========   ==========  ===========  ===========  ===========   ==========   =========    =========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                Corporate Sponsored Variable Universal Life
                               -----------------------------------------------------------------------------
                                                       Enterprise Accumulation Trust
                               -----------------------------------------------------------------------------
                                 International Growth                                 Small Company Growth
                                      Subaccount         High Yield Bond Subaccount        Subaccount
                               ------------------------  -------------------------  ------------------------

                               For the year For the year For the year  For the year For the year For the year
                                  ended        ended        ended         ended        ended        ended
                               December 31, December 31, December 31,  December 31, December 31, December 31,
                                   2002         2001         2002          2001         2002         2001
                               ------------ ------------ ------------  ------------ ------------ ------------
From operations:
 Net investment income........   $  1,266    $  15,618   $  1,551,697  $ 2,280,621  $         0   $  19,613
 Net realized gain (loss) on
   investments................    (25,312)     (59,083)       341,365     (652,869)    (232,463)    (21,372)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................     (8,100)     (12,504)    (3,815,510)    (277,653)    (330,365)     (9,007)
                                 --------    ---------   ------------  -----------  -----------   ---------
Net increase (decrease) in
 net assets resulting from
 operations...................    (32,146)     (55,969)    (1,922,448)   1,350,099     (562,828)    (10,766)
                                 --------    ---------   ------------  -----------  -----------   ---------
From unit transactions:
 Net proceeds from the
   issuance of units..........    133,180       93,070      2,371,278    7,078,402    2,626,190     421,391
 Net asset value of units
   redeemed or used to meet
   contract obligations.......    (77,872)    (116,980)   (26,057,777)  (1,664,314)  (1,034,096)   (245,356)
                                 --------    ---------   ------------  -----------  -----------   ---------
Net increase (decrease) from
 unit transactions............     55,308      (23,910)   (23,686,499)   5,414,088    1,592,094     176,035
                                 --------    ---------   ------------  -----------  -----------   ---------
Net increase (decrease) in
 net assets...................     23,162      (79,879)   (25,608,947)   6,764,187    1,029,266     165,269
Net assets beginning of period    135,001      214,880     27,344,174   20,579,987      587,103     421,834
                                 --------    ---------   ------------  -----------  -----------   ---------
Net assets end of period*.....   $158,163    $ 135,001   $  1,735,227  $27,344,174  $ 1,616,369   $ 587,103
                                 ========    =========   ============  ===========  ===========   =========
Unit transactions:
Units outstanding beginning
 of period....................     15,232       17,506      2,336,577    1,862,334       55,453      38,329
Units issued during the period     16,473        9,388        219,258      608,313      239,949      39,610
Units redeemed during the
 period.......................     (9,548)     (11,662)    (2,409,408)    (134,070)     (94,483)    (22,486)
                                 --------    ---------   ------------  -----------  -----------   ---------
Units outstanding end of
 period.......................     22,157       15,232        146,427    2,336,577      200,919      55,453
                                 ========    =========   ============  ===========  ===========   =========
----------
*  Includes undistributed net
   investment income of:         $162,354    $ 161,088   $  7,314,379  $ 5,762,682  $    21,257   $  21,257
                                 ========    =========   ============  ===========  ===========   =========

** Commencement of operations

                      See notes to financial statements.

                                      Corporate Sponsored Variable Universal Life
------------------------------------------------------------------------------------------------------------------------
      Enterprise Accumulation Trust                Dreyfus Variable Investment Fund
----------------------------------------  --------------------------------------------------
                           Total Return                                Small Company Stock       Dreyfus Stock Index
    Growth Subaccount       Subaccount     Appreciation Subaccount         Subaccount                 Subaccount
------------------------  --------------- ------------------------  ------------------------  -------------------------
                          For the period
For the year For the year July 26, 2002** For the year For the year For the year For the year For the year  For the year
   ended        ended         through        ended        ended        ended        ended        ended         ended
December 31, December 31,  December 31,   December 31, December 31, December 31, December 31, December 31,  December 31,
    2002         2001          2002           2002         2001         2002         2001         2002          2001
------------ ------------ --------------- ------------ ------------ ------------ ------------ ------------  ------------

 $   21,559   $   1,074     $   368,454   $    30,450  $    18,671   $    2,739   $      881  $    561,642  $   722,735
    (38,190)    (67,869)         72,376      (645,165)    (249,560)     (44,131)      26,737    (6,036,329)    (724,739)

   (500,198)     (1,436)        277,609      (119,748)     (47,252)    (134,182)     (83,771)   (5,436,895)  (5,136,286)
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------

   (516,829)    (68,231)        718,439      (734,463)    (278,141)    (175,574)     (56,153)  (10,911,582)  (5,138,290)
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------

  6,282,157     109,589      16,671,246     6,378,767    1,291,872    1,081,984      287,401    15,850,143   19,635,012

   (213,486)   (780,266)     (4,146,161)   (5,339,029)  (1,329,911)    (525,073)    (431,872)  (18,236,339)  (5,292,602)
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------
  6,068,671    (670,677)     12,525,085     1,039,738      (38,039)     556,911     (144,471)   (2,386,196)  14,342,410
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------
  5,551,842    (738,908)     13,243,524       305,275     (316,180)     381,337     (200,624)  (13,297,778)   9,204,120
    241,093     980,001               0     2,160,800    2,476,980      917,260    1,117,884    47,985,630   38,781,510
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------
 $5,792,935   $ 241,093     $13,243,524   $ 2,466,075  $ 2,160,800   $1,298,597   $  917,260  $ 34,687,852  $47,985,630
 ==========   =========     ===========   ===========  ===========   ==========   ==========  ============  ===========

     29,036     103,205               0       162,699      168,512       84,950      101,945     3,736,835    2,652,230
    911,017      12,052       1,666,614       369,620       88,724      125,979       27,361     1,698,813    1,466,686
    (30,959)    (86,221)       (407,190)     (309,372)     (94,537)     (61,136)     (44,356)   (1,956,318)    (382,081)
 ----------   ---------     -----------   -----------  -----------   ----------   ----------  ------------  -----------
    909,094      29,036       1,259,424       222,947      162,699      149,793       84,950     3,479,330    3,736,835
 ==========   =========     ===========   ===========  ===========   ==========   ==========  ============  ===========

 $   24,254   $   2,695     $   368,454   $   113,166  $    82,716   $    6,315   $    3,576  $  2,707,374  $ 2,145,732
 ==========   =========     ===========   ===========  ===========   ==========   ==========  ============  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                    Corporate Sponsored Variable Universal Life
                               ---------------------------------------------------------------------------------------
                                                                                                  Van Eck Worldwide
                                                                                                   Insurance Trust
                                                                                              ------------------------
                                                                Dreyfus
                                                               Variable
                                                              Investment
                                                                 Fund            Dreyfus
                                                             International      Small Cap
                               Dreyfus Socially Responsible      Value         Stock Index
                                   Growth Subaccount          Subaccount       Subaccount      Hard Assets Subaccount
                               ---------------------------  --------------- ----------------- ------------------------
                                                            For the period   For the period
                               For the year   For the year  July 15, 2002** August 16, 2002** For the year For the year
                                  ended          ended          through          through         ended        ended
                               December 31,   December 31,   December 31,     December 31,    December 31, December 31,
                                   2002           2001           2002             2002            2002         2001
                               ------------   ------------  --------------- ----------------- ------------ ------------
From operations:
 Net investment income........ $       106      $    161      $   49,136       $    4,739      $     372     $   258
 Net realized gain (loss) on
   investments................     (82,955)      (65,809)        (11,185)          (1,615)        (6,049)         67
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................       3,334        13,257        (593,946)        (119,562)         9,980      (3,810)
                               -----------      --------      ----------       ----------      ---------     -------
Net increase (decrease) in
 net assets resulting from
 operations...................     (79,515)      (52,391)       (555,995)        (116,438)         4,303      (3,485)
                               -----------      --------      ----------       ----------      ---------     -------
From unit transactions:
 Net proceeds from the
   issuance of units..........   1,047,115       140,760       6,374,770        3,359,262        237,591      22,620
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (1,174,271)      (58,986)       (116,656)         (50,447)      (119,815)     (4,442)
                               -----------      --------      ----------       ----------      ---------     -------
Net increase (decrease) from
 unit transactions............    (127,156)       81,774       6,258,114        3,308,815        117,776      18,178
                               -----------      --------      ----------       ----------      ---------     -------
Net increase (decrease) in
 net assets...................    (206,671)       29,383       5,702,119        3,192,377        122,079      14,693
Net assets beginning of period     241,185       211,802               0                0         37,372      22,679
                               -----------      --------      ----------       ----------      ---------     -------
Net assets end of period*..... $    34,514      $241,185      $5,702,119       $3,192,377      $ 159,451     $37,372
                               ===========      ========      ==========       ==========      =========     =======
Unit transactions:
Units outstanding beginning
 of period....................      29,198        19,852               0                0          3,747       2,039
Units issued during the period     192,021        16,660         729,449          392,735         25,634       2,132
Units redeemed during the
 period.......................    (215,339)       (7,314)        (14,492)          (6,084)       (12,927)       (424)
                               -----------      --------      ----------       ----------      ---------     -------
Units outstanding end of
 period.......................       5,880        29,198         714,957          386,651         16,454       3,747
                               ===========      ========      ==========       ==========      =========     =======
----------
*  Includes undistributed net
   investment income of:       $     4,583      $  4,477      $   49,136       $    4,739      $     675     $   303
                               ===========      ========      ==========       ==========      =========     =======

** Commencement of operations

                      See notes to financial statements.

                              Corporate Sponsored Variable Universal Life
------------------------------------------------------------------------------------------------------

         Van Eck Worldwide Insurance Trust                              T. Rowe Price
--------------------------------------------------   --------------------------------------------------

                          Worldwide Emerging Markets
Worldwide Bond Subaccount        Subaccount          Equity Income Subaccount  Prime Reserve Subaccount
------------------------  ------------------------   ------------------------  ------------------------

For the year For the year For the year  For the year For the year For the year For the year For the year
   ended        ended        ended         ended        ended        ended        ended        ended
December 31, December 31, December 31,  December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002          2001         2002         2001         2002         2001
------------ ------------ ------------  ------------ ------------ ------------ ------------ ------------
 $       0     $  3,988    $     213     $       0   $   391,282   $  124,285   $   12,906    $ 10,591
     5,569         (296)      (4,043)      (48,662)     (293,605)      17,483            0           0

    11,863       (8,070)       2,047        46,754    (1,405,309)    (120,429)           0           0
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------

    17,432       (4,378)      (1,783)       (1,908)   (1,307,632)      21,339       12,906      10,591
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------
   105,258       12,364       66,485        99,418    32,997,096    3,334,123    1,944,041     109,738

  (101,514)     (16,792)    (102,739)     (132,990)   (2,751,959)    (770,471)           0     (60,303)
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------

     3,744       (4,428)     (36,254)      (33,572)   30,245,137    2,563,652    1,944,041      49,435
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------
    21,176       (8,806)     (38,037)      (35,480)   28,937,505    2,584,991    1,956,947      60,026
    78,586       87,392      107,487       142,967     4,451,206    1,866,215      303,689     243,663
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------
 $  99,762     $ 78,586    $  69,450     $ 107,487   $33,388,711   $4,451,206   $2,260,636    $303,689
 =========     ========    =========     =========   ===========   ==========   ==========    ========
     7,936        8,374       20,273        26,477       367,716      156,427       26,335      21,977
     9,045          998       13,589        14,186     3,062,577      275,223      166,850       8,480
    (8,700)      (1,436)     (20,372)      (20,390)     (255,419)     (63,934)           0      (4,122)
 ---------     --------    ---------     ---------   -----------   ----------   ----------    --------
     8,281        7,936       13,490        20,273     3,174,874      367,716      193,185      26,335
 =========     ========    =========     =========   ===========   ==========   ==========    ========

 $   8,159     $  8,159    $     410     $     197   $   658,661   $  267,379   $   34,673    $ 21,767
 =========     ========    =========     =========   ===========   ==========   ==========    ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                Corporate Sponsored Variable Universal Life
                               ----------------------------------------------------------------------------
                                                               T. Rowe Price
                               ----------------------------------------------------------------------------
                                  International Stock        Limited Term Bond        New America Growth
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income........  $   22,274  $    34,924   $   14,130    $  1,690    $       0    $  12,388
 Net realized gain (loss) on
   investments................    (335,282)    (479,240)         234       1,556     (123,146)    (125,500)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................      81,231      (85,721)       7,857        (710)     (83,627)      64,278
                                ----------  -----------   ----------    --------    ---------    ---------
Net increase (decrease) in
 net assets resulting from
 operations...................    (231,777)    (530,037)      22,221       2,536     (206,773)     (48,834)
                                ----------  -----------   ----------    --------    ---------    ---------
From unit transactions:
 Net proceeds from the
   issuance of units..........   1,373,617    1,403,156    1,200,574      51,038      294,119      457,495
 Net asset value of units
   redeemed or used to meet
   contract obligations.......    (893,412)  (1,248,345)    (271,530)    (54,283)    (411,464)    (121,293)
                                ----------  -----------   ----------    --------    ---------    ---------
Net increase (decrease) from
 unit transactions............     480,205      154,811      929,044      (3,245)    (117,345)     336,202
                                ----------  -----------   ----------    --------    ---------    ---------
Net increase (decrease) in
 net assets...................     248,428     (375,226)     951,265        (709)    (324,118)     287,368
Net assets beginning of year..   1,652,973    2,028,199       32,901      33,610      764,189      476,821
                                ----------  -----------   ----------    --------    ---------    ---------
Net assets end of year*.......  $1,901,401  $ 1,652,973   $  984,166    $ 32,901    $ 440,071    $ 764,189
                                ==========  ===========   ==========    ========    =========    =========
Unit transactions:
Units outstanding beginning
 of year......................     183,999      175,616        2,760       3,058       76,446       42,050
Units issued during the year..     214,639      110,499       97,627       4,413       33,670       44,295
Units redeemed during the year    (139,603)    (102,116)     (22,080)     (4,711)     (48,708)      (9,899)
                                ----------  -----------   ----------    --------    ---------    ---------
Units outstanding end of year.     259,035      183,999       78,307       2,760       61,408       76,446
                                ==========  ===========   ==========    ========    =========    =========
----------
*  Includes undistributed net
   investment income of:        $  133,877  $   111,603   $   17,364    $  3,234    $  85,571    $  85,571
                                ==========  ===========   ==========    ========    =========    =========

                      See notes to financial statements.

                              Corporate Sponsored Variable Universal Life
------------------------------------------------------------------------------------------------------------
      T. Rowe Price                         Fidelity Variable Insurance Products Funds
------------------------   ----------------------------------------------------------------------------------
Personal Strategy Balanced                                                        VIP III Growth Opportunities
       Subaccount            VIP Growth Subaccount   VIP II Contrafund Subaccount        Subaccount
------------------------   ------------------------  ---------------------------  ---------------------------
For the year  For the year For the year For the year For the year   For the year  For the year   For the year
   ended         ended        ended        ended        ended          ended         ended          ended
December 31,  December 31, December 31, December 31, December 31,   December 31,  December 31,   December 31,
    2002          2001         2002         2001         2002           2001          2002           2001
------------  ------------ ------------ ------------ ------------   ------------  ------------   ------------

$    30,976    $   43,476  $     3,119  $    89,087  $    47,082    $    92,145    $   2,112       $    405
   (126,180)      (85,077)    (481,642)    (448,713)    (367,572)      (399,309)     (64,648)       (28,158)

       (223)       17,331     (197,188)      (9,623)    (195,931)        47,719           61          8,196
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------

    (95,427)      (24,270)    (675,711)    (369,249)    (516,421)      (259,445)     (62,475)       (19,557)
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------

  2,387,463     1,265,256    7,632,775    1,667,237    7,213,786      4,494,792      399,924        190,571

 (2,806,017)     (823,830)  (2,529,465)  (1,115,153)  (6,204,038)    (1,713,037)    (405,568)       (86,501)
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------
   (418,554)      441,426    5,103,310      552,084    1,009,748      2,781,755       (5,644)       104,070
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------
   (513,981)      417,156    4,427,599      182,835      493,327      2,522,310      (68,119)        84,513
  1,603,550     1,186,394    1,309,644    1,126,809    4,700,978      2,178,668      196,704        112,191
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------
$ 1,089,569    $1,603,550  $ 5,737,243  $ 1,309,644  $ 5,194,305    $ 4,700,978    $ 128,585       $196,704
===========    ==========  ===========  ===========  ===========    ===========    =========       ========

    138,027        99,656      152,490      108,046      540,827        219,956       27,752         13,546
    207,075       103,356    1,234,698      182,530      845,781        522,349       58,350         27,485
   (243,378)      (64,985)    (431,468)    (138,086)    (727,393)      (201,478)     (62,890)       (13,279)
-----------    ----------  -----------  -----------  -----------    -----------    ---------       --------
    101,724       138,027      955,720      152,490      659,215        540,827       23,212         27,752
===========    ==========  ===========  ===========  ===========    ===========    =========       ========

$   162,913    $  131,937  $   132,298  $   129,179  $   145,530    $    98,448    $   2,517       $    405
===========    ==========  ===========  ===========  ===========    ===========    =========       ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                                    Corporate Sponsored Variable Universal Life
                                                   ------------------------------------------------------------------------------
                                                                                                       The Universal Institutional
                                                       Fidelity Variable Insurance Products Funds             Funds, Inc.
                                                   --------------------------------------------------  --------------------------

                                                     VIP II Asset Manager    VIP III Growth and Income
                                                          Subaccount                Subaccount         Equity Growth Subaccount
                                                   ------------------------  ------------------------  --------------------------

                                                   For the year For the year For the year For the year For the year  For the year
                                                      ended        ended        ended        ended        ended         ended
                                                   December 31, December 31, December 31, December 31, December 31,  December 31,
                                                       2002         2001         2002         2001         2002          2001
                                                   ------------ ------------ ------------ ------------ ------------  ------------
From operations:
 Net investment income............................ $   192,613   $   90,123  $   116,713  $   503,663   $     324     $     589
 Net realized gain (loss) on investments..........    (325,616)    (103,948)  (1,308,281)    (695,834)   (145,798)      (91,393)
 Net change in unrealized appreciation
   (depreciation) of investments..................    (299,884)     (23,778)    (319,020)    (246,307)     23,047        14,509
                                                   -----------   ----------  -----------  -----------   ---------     ---------
Net increase (decrease) in net assets resulting
 from operations..................................    (432,887)     (37,603)  (1,510,588)    (438,478)   (122,427)      (76,295)
                                                   -----------   ----------  -----------  -----------   ---------     ---------
From unit transactions:
 Net proceeds from the issuance of units..........   3,691,462    5,436,931    7,710,503   11,823,666     713,408       377,839
 Net asset value of units redeemed or used to
   meet contract obligations......................  (4,216,402)    (731,485)  (8,961,487)  (5,974,560)   (851,042)     (248,615)
                                                   -----------   ----------  -----------  -----------   ---------     ---------
Net increase (decrease) from unit transactions....    (524,940)   4,705,446   (1,250,984)   5,849,106    (137,634)      129,224
                                                   -----------   ----------  -----------  -----------   ---------     ---------
Net increase (decrease) in net assets.............    (957,827)   4,667,843   (2,761,572)   5,410,628    (260,061)       52,929
Net assets beginning of period....................   5,151,654      483,811    9,775,691    4,365,063     422,652       369,723
                                                   -----------   ----------  -----------  -----------   ---------     ---------
Net assets end of period*......................... $ 4,193,827   $5,151,654  $ 7,014,119  $ 9,775,691   $ 162,591     $ 422,652
                                                   ===========   ==========  ===========  ===========   =========     =========
Unit transactions:
Units outstanding beginning of period.............     549,214       49,469    1,108,899      451,843      52,593        39,055
Units issued during the period....................     417,422      575,581      953,791    1,319,540     110,278        44,112
Units redeemed during the period..................    (476,781)     (75,836)  (1,108,538)    (662,484)   (134,825)      (30,574)
                                                   -----------   ----------  -----------  -----------   ---------     ---------
Units outstanding end of period...................     489,855      549,214      954,152    1,108,899      28,046        52,593
                                                   ===========   ==========  ===========  ===========   =========     =========
----------
*  Includes undistributed net investment income
   of:                                             $   282,736   $   90,123  $   626,833  $   510,120   $  27,685     $  27,361
                                                   ===========   ==========  ===========  ===========   =========     =========

** Commencement of operations

                      See notes to financial statements.


                               Corporate Sponsored Variable Universal Life
---------------------------------------------------------------------------------------------------------

                                 The Universal Institutional Funds, Inc.
---------------------------------------------------------------------------------------------------------
                                                        Emerging
 Core Plus Fixed Income                               Markets Debt   Global Value Equity    Real Estate
       Subaccount             Value Subaccount         Subaccount         Subaccount         Subaccount
------------------------  ------------------------  ---------------- -------------------- ----------------
                                                     For the period     For the period     For the period
For the year For the year For the year For the year August 8, 2002** September 13, 2002** August 5, 2002**
   ended        ended        ended        ended         through            through            through
December 31, December 31, December 31, December 31,   December 31,       December 31,       December 31,
    2002         2001         2002         2001           2002               2002               2002
------------ ------------ ------------ ------------ ---------------- -------------------- ----------------

 $  262,676   $  268,827   $   2,875     $  8,029       $  9,728           $   262           $  36,286
     72,724        6,060     (83,526)      (5,558)            17                 0                 737

     42,625       97,956       2,822       (7,453)           727              (336)            (11,932)
 ----------   ----------   ---------     --------       --------           -------           ---------

    378,025      372,843     (77,829)      (4,982)        10,472               (74)             25,091
 ----------   ----------   ---------     --------       --------           -------           ---------

  1,025,219      545,518     528,656      183,341        134,652            13,140             835,167

   (350,452)     (52,294)   (360,026)     (29,237)          (546)               (8)           (117,374)
 ----------   ----------   ---------     --------       --------           -------           ---------
    674,767      493,224     168,630      154,104        134,106            13,132             717,793
 ----------   ----------   ---------     --------       --------           -------           ---------
  1,052,792      866,067      90,801      149,122        144,578            13,058             742,884
  4,843,658    3,977,591     169,094       19,972              0                 0                   0
 ----------   ----------   ---------     --------       --------           -------           ---------
 $5,896,450   $4,843,658   $ 259,895     $169,094       $144,578           $13,058           $ 742,884
 ==========   ==========   =========     ========       ========           =======           =========

    397,278      356,647      13,722        1,655              0                 0                   0
     81,037       45,092      41,915       14,661         14,078             1,651              94,550
    (27,701)      (4,461)    (28,545)      (2,594)           (58)               (1)            (13,288)
 ----------   ----------   ---------     --------       --------           -------           ---------
    450,614      397,278      27,092       13,722         14,020             1,650              81,262
 ==========   ==========   =========     ========       ========           =======           =========

 $  764,481   $  501,805   $  11,339     $  8,464       $  9,728           $   262           $  36,286
 ==========   ==========   =========     ========       ========           =======           =========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                Corporate Sponsored Variable Universal Life
                               ----------------------------------------------------------------------------
                                                            Janus Aspen Series
                               ----------------------------------------------------------------------------
                                      Aggressive                 Flexible                International
                                        Growth                    Income                    Growth
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------

                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income........ $         0  $         0  $   393,338   $  363,843  $    12,377  $    16,191
 Net realized gain (loss) on
   investments................    (950,807)  (1,011,086)     167,618       43,526     (361,467)  (1,372,973)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................     345,376      (50,868)     330,297       81,540      (53,330)     585,833
                               -----------  -----------  -----------   ----------  -----------  -----------
Net increase (decrease) in
 net assets resulting from
 operations...................    (605,431)  (1,061,954)     891,253      488,909     (402,420)    (770,949)
                               -----------  -----------  -----------   ----------  -----------  -----------
From unit transactions:
 Net proceeds from the
   issuance of units..........   3,361,534    2,164,256    6,237,531      371,803    2,894,479      804,711
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (3,069,955)  (1,202,446)  (2,673,397)    (716,353)  (2,581,580)  (2,275,785)
                               -----------  -----------  -----------   ----------  -----------  -----------
Net increase (decrease) from
 unit transactions............     291,579      961,810    3,564,134     (344,550)     312,899   (1,471,074)
                               -----------  -----------  -----------   ----------  -----------  -----------
Net increase (decrease) in
 net assets...................    (313,852)    (100,144)   4,455,387      144,359      (89,521)  (2,242,023)
Net assets beginning of period   1,739,071    1,839,215    6,412,592    6,268,233    1,291,140    3,533,163
                               -----------  -----------  -----------   ----------  -----------  -----------
Net assets end of period*..... $ 1,425,219  $ 1,739,071  $10,867,979   $6,412,592  $ 1,201,619  $ 1,291,140
                               ===========  ===========  ===========   ==========  ===========  ===========
Unit transactions:
Units outstanding beginning
 of period....................     373,628      239,319      559,685      589,418      164,542      345,650
Units issued during the period     740,447      358,936      521,542       32,669      381,473       88,448
Units redeemed during the
 period.......................    (689,188)    (224,627)    (222,631)     (62,402)    (340,235)    (269,556)
                               -----------  -----------  -----------   ----------  -----------  -----------
Units outstanding end of
 period.......................     424,887      373,628      858,596      559,685      205,780      164,542
                               ===========  ===========  ===========   ==========  ===========  ===========
----------
*  Includes undistributed net
   investment income of:       $    88,766  $    88,766  $   945,077   $  551,739  $   188,313  $   175,936
                               ===========  ===========  ===========   ==========  ===========  ===========

** Commencement of operations

                      See notes to financial statements.

                                                Corporate Sponsored Variable Universal Life
--------------------------------------------------------------------------------------------------------------------
                             Janus Aspen Series                                         Alger American Fund
----------------------------------------------------------------------------   ------------------------------------
        Worldwide                   Capital                  Strategic             Balanced
         Growth                  Appreciation                  Value                Growth         Mid Cap Growth
       Subaccount                 Subaccount                Subaccount            Subaccount         Subaccount
------------------------   ------------------------  ------------------------  ---------------- --------------------
                                                                                For the period     For the period
For the year  For the year For the year For the year For the year For the year August 5, 2002** September 13, 2002**
   ended         ended        ended        ended        ended        ended         through            through
December 31,  December 31, December 31, December 31, December 31, December 31,   December 31,       December 31,
    2002          2001         2002         2001         2002         2001           2002               2002
------------  ------------ ------------ ------------ ------------ ------------ ---------------- --------------------
$    59,566   $    33,437   $    8,476   $   17,654   $        0    $     7        $      0           $      0
   (881,743)     (897,108)    (310,294)    (155,353)     (17,735)    (1,363)             (6)               276
 (1,134,827)       51,933       37,560     (204,838)    (451,505)        30          (2,119)             4,581
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
 (1,957,004)     (811,738)    (264,258)    (342,537)    (469,240)    (1,326)         (2,125)             4,857
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
  5,128,178     9,596,205    1,272,340    1,240,714    1,847,941      3,940         206,964            151,593
 (5,567,350)   (2,362,410)    (937,232)    (467,016)     (79,006)       (72)           (478)            (6,446)
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
   (439,172)    7,233,795      335,108      773,698    1,768,935      3,868         206,486            145,147
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
 (2,396,176)    6,422,057       70,850      431,161    1,299,695      2,542         204,361            150,004
  8,196,716     1,774,659    1,267,842      836,681        3,422        880               0                  0
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
$ 5,800,540   $ 8,196,716   $1,338,692   $1,267,842   $1,303,117    $ 3,422        $204,361           $150,004
===========   ===========   ==========   ==========   ==========    =======        ========           ========
  1,087,638       182,651      199,382      103,062          369         88               0                  0
  1,064,129     1,163,782      198,512      170,326      191,878        289          21,827             19,756
 (1,118,617)     (258,795)    (148,248)     (74,006)      (8,532)        (8)            (52)              (840)
-----------   -----------   ----------   ----------   ----------    -------        --------           --------
  1,033,150     1,087,638      249,646      199,382      183,715        369          21,775             18,916
===========   ===========   ==========   ==========   ==========    =======        ========           ========
$   194,614   $   135,048   $   31,423   $   22,947   $        7    $     7        $      0           $      0
===========   ===========   ==========   ==========   ==========    =======        ========           ========


Lord Abbett Series Fund
-----------------------
        Mid-Cap
         Value
      Subaccount
-----------------------
    For the period
    July 15, 2002**
        through
     December 31,
         2002
-----------------------

      $   18,251
          (9,797)
         (28,419)
      ----------
         (19,965)
      ----------
       3,562,131
        (314,527)
      ----------
       3,247,604
      ----------
       3,227,639
               0
      ----------
      $3,227,639
      ==========
               0
         403,081
         (35,591)
      ----------
         367,490
      ==========
      $   18,251
      ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                                 Corporate Sponsored Variable Universal Life
                               -----------------------------------------------------------------------------------
                                                                                Invesco Variable   PIMCO Variable
                                        MFS Variable Insurance Trust             Insurance Funds   Insurance Trust
                               ----------------------------------------------  ------------------- ---------------
                               New Discovery   Total Return                         Financial
                                   Series         Series     Utilities Series       Services         Real Return
                                 Subaccount     Subaccount      Subaccount         Subaccount        Subaccount
                               -------------- -------------- ----------------- ------------------- ---------------
                               For the period For the period  For the period     For the period    For the period
                                August 5,**   September 3,** October 8, 2002** November 26, 2002** July 26, 2002**
                                  through        through          through            through           through
                                December 31,   December 31,    December 31,       December 31,      December 31,
                                    2002           2002            2002               2002              2002
                               -------------- -------------- ----------------- ------------------- ---------------
From operations:
 Net investment income........    $      0       $      0          $  0              $   13          $   22,076
 Net realized gain (loss) on
   investments................        (243)           652             0                   0               3,772
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................       1,511          1,145            79                 (83)             30,684
                                  --------       --------          ----              ------          ----------
Net increase (decrease) in
 net assets resulting from
 operations...................       1,268          1,797            79                 (70)             56,532
                                  --------       --------          ----              ------          ----------
From unit transactions:
 Net proceeds from the
   issuance of units..........      73,337        113,000           537               2,167           1,590,792
 Net asset value of units
   redeemed or used to meet
   contract obligations.......     (27,458)       (41,862)           (2)                (48)           (211,151)
                                  --------       --------          ----              ------          ----------
Net increase from
 unit transactions............      45,879         71,138           535               2,119           1,379,641
                                  --------       --------          ----              ------          ----------
Net increase in net assets....      47,147         72,935           614               2,049           1,436,173
Net assets beginning of period           0              0             0                   0                   0
                                  --------       --------          ----              ------          ----------
Net assets end of period*.....    $ 47,147       $ 72,935          $614              $2,049          $1,436,173
                                  ========       ========          ====              ======          ==========
Unit transactions:
Units outstanding beginning
 of period....................           0              0             0                   0                   0
Units issued during the period       9,516         12,205            67                 243             148,967
Units redeemed during the
 period.......................      (3,604)        (4,456)            0                  (5)            (19,630)
                                  --------       --------          ----              ------          ----------
Units outstanding end of
 period.......................       5,912          7,749            67                 238             129,337
                                  ========       ========          ====              ======          ==========
----------
*  Includes undistributed net
   investment income of:          $      0       $      0          $  0              $   13          $   22,076
                                  ========       ========          ====              ======          ==========







                                          Total
                               ---------------------------




                                    2002          2001
                               -------------  ------------
From operations:
 Net investment income........ $   6,869,905  $  8,652,364
 Net realized gain (loss) on
   investments................   (14,083,790)   (9,080,170)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................   (12,088,765)   (5,222,811)
                               -------------  ------------
Net increase (decrease) in
 net assets resulting from
 operations...................   (19,302,650)   (5,650,617)
                               -------------  ------------
From unit transactions:
 Net proceeds from the
   issuance of units..........   340,910,428   131,900,788
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (310,312,413)  (75,792,088)
                               -------------  ------------
Net increase from
 unit transactions............    30,598,015    56,108,700
                               -------------  ------------
Net increase in net assets....    11,295,365    50,458,083
Net assets beginning of period   211,264,246   160,806,163
                               -------------  ------------
Net assets end of period*..... $ 222,559,611  $211,264,246
                               =============  ============
Unit transactions:
Units outstanding beginning
 of period....................
Units issued during the period
Units redeemed during the
 period.......................

Units outstanding end of
 period.......................

----------
*  Includes undistributed net
   investment income of:       $  27,317,173  $ 20,447,268
                               =============  ============

** Commencement of operations

                      See notes to financial statements.

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS


1. Organization and Business:

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance Policies, which include Variable Life Insurance (Strategist), Variable Universal Life (MONYEquity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal Life), Corporate Sponsored Variable Universal Life and Survivorship Variable Universal Life Insurance Policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related only to the Corporate Sponsored Variable Universal Life Insurance Policies (CSVUL) is presented here.

There are currently fifty-four Corporate Sponsored Variable Universal Life Subaccounts available within the Variable Account, and each invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), the Dreyfus Variable Investment Fund, the Dreyfus Stock Index Fund, the Dreyfus Socially Responsible Growth Fund, Inc., the Dreyfus Investment Portfolios, the Van Eck Worldwide Insurance Trust, T. Rowe Price, Fidelity Variable Insurance Products Funds, Janus Aspen Series, The Universal Institutional Funds, Inc., Alger American Series, Lord Abbett Series Fund, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust and INVESCO Variable Insurance Trust (collectively the "Funds"). The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2. Significant Accounting Policies:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment in shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions of net realized gains from the portfolios of the Funds are recorded on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized gains

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for Federal income tax purposes.

3. Related Party Transactions:

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, mortality and expense risk charges and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amount deducted for the Corporate Sponsored Variable Universal Life Subaccounts for the period ended December 31, 2002 aggregated $20,577,889.

As investment adviser to the Fund, MONY America receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY America and MONY receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the period ended December 31, America received $154,831 in aggregate from certain Funds in connection with Corporate Sponsored Variable Universal Life subaccounts.

4. Investment Transactions:

Cost of shares acquired and proceeds from shares redeemed by each subaccount during the year ended December 31, 2002 were as follows:

                                                        Cost of Shares Acquired   Proceeds from
                                                        (Excludes Reinvestments) Shares Redeemed
                                                        ------------------------ ---------------
Corporate Sponsored Variable Universal Life Subaccounts

MONY Series Fund, Inc.
Money Market Portfolio.................................       $70,799,141          $68,605,701
Intermediate Term Bond Portfolio.......................         6,060,479            2,547,578
Long Term Bond Portfolio...............................         6,464,938           36,918,677
Government Securities Portfolio........................         2,809,495            2,241,250

Enterprise Accumulation Trust
Equity Portfolio.......................................         1,213,126            2,681,231
Small Company Value Portfolio..........................         3,881,967            2,848,402
Managed Portfolio......................................           735,186              710,473
International Growth Portfolio.........................           127,157               71,849
High Yield Bond Portfolio..............................         2,835,833           26,522,332
Small Company Growth Portfolio.........................         3,017,013            1,424,919
Growth Portfolio.......................................         6,503,712              435,041
Total Return Portfolio.................................        16,678,731            4,153,646

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


                                               Cost of Shares Acquired   Proceeds from
                                               (Excludes Reinvestments) Shares Redeemed
                                               ------------------------ ---------------

Dreyfus Variable Investment Fund
Appreciation Portfolio........................       $ 5,629,211          $ 4,589,473
Small Company Stock Portfolio.................           923,457              366,546
International Value Portfolio.................         6,368,854              110,740

Dreyfus
Dreyfus Stock Index Fund......................        17,353,861           19,740,057
Dreyfus Socially Responsible Growth Fund, Inc.           750,022              877,178
Dreyfus Small Cap Stock Index.................         3,359,262               50,447

Van Eck Worldwide Insurance Trust
Hard Assets Portfolio.........................           242,541              124,765
Worldwide Bond Portfolio......................            98,583               94,839
Worldwide Emerging Markets Portfolio..........            71,061              107,315

T. Rowe Price
Equity Income Portfolio.......................        34,251,588            4,006,451
Prime Reserve Portfolio.......................         2,370,375              426,334
International Stock Portfolio.................         2,870,962            2,390,757
Limited Term Bond Portfolio...................         1,148,118              219,074
New America Growth Portfolio..................           280,101              397,446
Personal Strategy Balanced Portfolio..........         2,957,677            3,376,231

Fidelity Variable Insurance Products Funds
VIP Growth Portfolio..........................         7,792,157            2,688,847
VIP II Contrafund Portfolio...................         5,700,280            4,690,532
VIP III Growth Opportunities Portfolio........           340,923              346,567
VIP II Asset Manager Portfolio................         1,574,732            2,099,672
VIP III Growth and Income Portfolio...........         4,673,686            5,924,670

The Universal Institutional Funds, Inc.
Equity Growth Portfolio.......................           802,226              939,860
Core Plus Fixed Income Portfolio..............         1,497,085              822,318
Value Portfolio...............................           718,727              550,097
Emerging Markets Debt Portfolio...............           134,673                  567
Global Value Equity Portfolio.................            13,134                    2
Real Estate Portfolio.........................           838,205              120,412

Janus Aspen Series
Aggressive Growth Portfolio...................         3,229,436            2,937,857
Flexible Income Portfolio.....................         6,134,196            2,570,062
International Growth Portfolio................         1,303,105              990,206
Worldwide Growth Portfolio....................         5,125,643            5,564,815
Capital Appreciation Portfolio................         1,956,851            1,621,743
Strategic Value Portfolio.....................         1,844,842               75,907

The Alger American
Balanced Growth Portfolio.....................           206,803                  317
Mid Cap Growth Portfolio......................           151,577                6,430

Lord Abbett Series
Mid-Cap Value Portfolio.......................         3,524,417              276,813

MFS Variable Insurance Trust
New Discovery Series Portfolio................            73,337               27,458
Total Return Series Portfolio.................           109,653               38,515
Utilities Series Portfolio....................               537                    2

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


                                   Cost of Shares Acquired   Proceeds from
                                   (Excludes Reinvestments) Shares Redeemed
                                   ------------------------ ---------------

Invesco Variable Investment
Financial Services Portfolio..            $    2,119           $      0

PIMCO Variable Insurance Trust
Real Return Portfolio.........             1,587,156            207,515

5. Financial Highlights:

For a unit outstanding throughout the year ended December 31, 2002:

                                                                                    For the period ended
                                                           At December 31, 2002      December 31, 2002
                                                        --------------------------- --------------------
                                                                                    Investment
                                                                   Unit  Net Assets   Income     Total
                                                          Units   Values   (000s)     Ratio*    Return**
                                                        --------- ------ ---------- ----------  --------
Corporate Sponsored Variable Universal Life Subaccounts

MONY Series Fund, Inc.
Money Market Subaccount................................ 2,777,986 $12.55  $34,865      1.51%       1.46%
Intermediate Term Bond Subaccount......................   605,565  13.69    8,291      3.68        9.35
Long Term Bond Subaccount..............................   331,338  14.24    4,720      7.14       14.01
Government Securities Subaccount.......................   298,278  13.29    3,965      2.76        6.58

Enterprise Accumulation Trust
Equity Subaccount......................................   211,781   7.48    1,584      0.00      (29.37)
Small Company Value Subaccount.........................   139,108  15.00    2,086      0.41       (9.26)
Managed Subaccount.....................................    18,587   8.74      162      1.09      (21.19)
International Growth Subaccount........................    22,157   7.14      158      0.83      (19.41)
High Yield Bond Subaccount.............................   146,427  11.88    1,735      8.65        1.54
Small Company Growth Subaccount........................   200,919   8.04    1,616      0.00      (24.08)
Growth Subaccount......................................   909,094   6.37    5,793      0.74      (23.25)
Total Return Subaccount (1)............................ 1,259,424  10.52   13,244      2.79(/\)    5.20

Dreyfus Variable Investment Fund
Appreciation Subaccount................................   222,947  11.06    2,466      0.96      (16.72)
Small Company Stock Subaccount.........................   149,793   8.67    1,299      0.28      (19.72)

Dreyfus
Dreyfus Stock Index Subaccount......................... 3,479,330   9.97   34,688      1.34      (22.35)
Dreyfus Socially Responsible Growth Subaccount.........     5,880   5.87       35      0.06      (28.93)
Dreyfus Small Cap Stock Index (3)......................   386,651   8.26    3,192      0.39(/\)  (17.40)

Van Eck Worldwide Insurance Trust
Hard Assets Subaccount.................................    16,454   9.69      159      0.41       (2.81)
Worldwide Bond Subaccount..............................     8,281  12.05      100      0.00       21.72
Worldwide Emerging Markets Subaccount..................    13,490   5.15       69      0.21       (2.83)

Dreyfus Variable Investment Fund
International Value Subaccount (2).....................   714,957   7.98    5,702      2.18(/\)  (20.20)

T. Rowe Price
Equity Income Bond Subaccount.......................... 3,174,874  10.52   33,389      2.39      (13.13)
Prime Reserve Subaccount...............................   193,185  11.70    2,261      1.37        1.47
International Stock Subaccount.........................   259,035   7.34    1,901      1.18      (18.26)
Limited Term Bond Subaccount...........................    78,307  12.57      984      4.51        5.45
New America Growth Subaccount..........................    61,408   7.17      440      0.00      (28.30)
Personal Strategy Balanced Subaccount..................   101,724  10.71    1,090      2.40       (7.83)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


                                                                            For the period ended
                                                 At December 31, 2002         December 31, 2002
                                           -------------------------------- -------------------
                                                                            Investment
                                                                 Net Assets   Income     Total
                                             Units   Unit Values   (000s)     Ratio*    Return**
                                           --------- ----------- ---------- ----------  --------

Fidelity Variable Insurance Products Funds
VIP Growth Subaccount.....................   955,720   $ 6.00     $ 5,737      0.10%     (30.15)%
VIP II Contrafund Subaccount..............   659,215     7.88       5,194      0.85       (9.32)
VIP III Growth Opportunities Subaccount...    23,212     5.54         129      1.17      (21.86)
VIP II Asset Manager Subaccount...........   489,855     8.56       4,194      4.16       (8.74)
VIP III Growth and Income Subaccount......   954,152     7.35       7,014      1.40      (16.67)

The Universal Institutional Funds, Inc.
Equity Growth Subaccount..................    28,046     5.80         163      0.10      (27.86)
Core Plus Fixed Income Subaccount.........   450,614    13.09       5,896      3.89        7.38
Value Subaccount..........................    27,092     9.59         260      1.10      (22.16)
Emerging Markets Debt Subaccount (4)......    14,020    10.31         145     21.52(/\)    3.10
Global Value Equity Subaccount (5)........     1,650     7.91          13      9.09(/\)  (20.90)
Real Estate Subaccount (6)................    81,262     9.14         743     11.14(/\)   (8.60)

Janus Aspen Series
Aggressive Growth Subaccount..............   424,887     3.35       1,425      0.00      (27.96)
Flexible Income Subaccount................   858,596    12.66      10,868      4.79       10.47
International Growth Subaccount...........   205,780     5.84       1,202      0.91      (25.61)
Worldwide Growth Subaccount............... 1,033,150     5.61       5,801      0.89      (25.60)
Capital Appreciation Subaccount...........   249,646     5.36       1,339      0.58      (15.72)
Strategic Value Subaccount................   183,715     7.09       1,303      0.00      (23.43)

Alger American
Balanced Growth Subaccount (6)............    21,775     9.38         204      0.00(/\)   (6.20)%
Mid Cap Growth Subaccount (5).............    18,916     7.93         150      0.00(/\)  (20.70)%

Lord Abbett Series
Mid-Cap Value Subaccount (2)..............   367,490     8.78       3,228      1.43(/\)  (12.20)%

MFS Variable Insurance Trust
New Discovery Series Subaccount (6).......     5,912     7.98          47      0.00(/\)  (20.20)%
Total Return Series Subaccount (8)........     7,749     9.41          73      0.00(/\)   (5.90)%
Utilities Series Subaccount (9)...........        67     9.13           1      0.00(/\)   (8.70)%

Invesco Variable Investment
Financial Services Subaccount (7).........       238     8.63           2      7.54(/\)  (13.70)%

PIMCO Variable Insurance Trust
Real Return Subaccount (1)................   129,337    11.10       1,436      4.06(/\)   11.00%

For a unit outstanding throughout the year ended December 31, 2001:

                                                                                         For the year ended
                                                              At December 31, 2001        December 31, 2001
                                                        -------------------------------- ------------------
                                                                                         Investment
                                                                              Net Assets   Income    Total
                                                          Units   Unit Values   (000s)     Ratio*   Return**
                                                        --------- ----------- ---------- ---------- --------
Corporate Sponsored Variable Universal Life Subaccounts

MONY Series Fund, Inc.
Money Market Subaccount................................ 2,596,777   $12.37     $32,110      3.48%     3.86%
Intermediate Term Bond Subaccount......................   329,727    12.52       4,129      7.16      8.49
Long Term Bond Subaccount.............................. 2,621,046    12.49      32,732      5.01      6.30
Government Securities Subaccount.......................   252,208    12.47       3,146      4.61      6.58

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


                                                                                 For the year ended
                                                     At December 31, 2001        December 31, 2001
                                               -------------------------------- ------------------
                                                                                Investment
                                                                     Net Assets   Income    Total
                                                 Units   Unit Values   (000s)     Ratio*   Return**
                                               --------- ----------- ---------- ---------- --------
Enterprise Accumulation Trust
Equity Subaccount.............................   341,080   $10.59     $ 3,613      0.00%    (18.85)%
Small Company Value Subaccount................    73,925    16.53       1,222      0.24       5.35
Managed Subaccount............................    16,988    11.09         188      1.64     (11.21)
International Growth Subaccount...............    15,232     8.86         135      0.62     (27.79)
High Yield Bond Subaccount.................... 2,336,577    11.70      27,344      8.87       5.88
Small Company Growth Subaccount...............    55,453    10.59         587      1.75      (3.82)
Growth Subaccount.............................    29,036     8.30         241      0.27     (12.63)

Dreyfus Variable Investment Fund
Appreciation Subaccount.......................   162,699    13.28       2,161      0.80      (9.66)
Small Company Stock Subaccount................    84,950    10.80         917      0.08      (1.55)

Dreyfus
Dreyfus Stock Index Subaccount................ 3,736,835    12.84      47,986      1.15     (12.18)
Dreyfus Socially Responsible Growth Subaccount    29,198     8.26         241      0.08     (22.59)

Van Eck Worldwide Insurance Trust
Hard Assets Subaccount........................     3,747     9.97          37      0.89     (10.34)
Worldwide Bond Subaccount.....................     7,936     9.90          79      4.51      (5.17)
Worldwide Emerging Markets Subaccount.........    20,273     5.30         107      0.00      (1.85)

T. Rowe Price
Equity Income Subaccount......................   367,716    12.11       4,451      1.65       1.51
Prime Reserve Subaccount......................    26,335    11.53         304      3.86       3.97
International Stock Subaccount................   183,999     8.98       1,653      1.78     (22.25)
Limited Term Subaccount.......................     2,760    11.92          33      5.38       8.46
New America Growth Subaccount.................    76,446    10.00         764      0.00     (11.82)
Personal Strategy Balanced Subaccount.........   138,027    11.62       1,604      3.13      (2.35)

Fidelity Variable Insurance Products Funds
VIP Growth Subaccount.........................   152,490     8.59       1,310      0.06     (17.64)
VIP II Contrafund Subaccount..................   540,827     8.69       4,701      0.62     (12.31)
VIP III Growth Opportunities Subaccount.......    27,752     7.09         197      0.27     (14.37)
VIP II Asset Manager Subaccount...............   549,214     9.38       5,152      2.41      (4.09)
VIP III Growth and Income Subaccount.......... 1,108,899     8.82       9,776      1.36      (8.70)

The Universal Institutional Funds, Inc.
Equity Growth Subaccount......................    52,593     8.04         423      0.13     (15.10)
Fixed Income Subaccount.......................   397,278    12.19       4,844      4.53       9.33
Value Subaccount..............................    13,722    12.32         169      1.63       2.07

Janus Aspen Series
Aggressive Growth Subaccount..................   373,628     4.65       1,739      0.00     (39.53)
Flexible Income Subaccount....................   559,685    11.46       6,413      5.58       7.81
International Growth Subaccount...............   164,542     7.85       1,291      0.67     (23.19)
Worldwide Growth Subaccount................... 1,087,638     7.54       8,197      0.73     (22.43)
Capital Appreciation Subaccount...............   199,382     6.36       1,268      1.38     (21.68)
Strategic Value Subaccount....................       369     9.26           3      0.23      (7.86)

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


** Represents the total return for the period indicated, including changes in the value of the underlying fund. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation.
(/\)Annualized
(1)For the period July 26, 2002 (commencement of operations) through December 31, 2002.
(2)For the period July 15, 2002 (commencement of operations) through December 31, 2002.
(3)For the period August 16, 2002 (commencement of operations) through December 31, 2002.
(4)For the period August 8, 2002 (commencement of operations) through December 31, 2002.
(5)For the period September 13, 2002 (commencement of operations) through December 31, 2002.
(6)For the period August 5, 2002 (commencement of operations) through December 31, 2002.
(7)For the period November 26, 2002 (commencement of operations) through December 31, 2002.
(8)For the period September 3, 2002 (commencement of operations) through December 31, 2002.
(9)For the period October 8, 2002 (commencement of operations) through December 31, 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- MONY Custom Equity Master

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of MONY Custom Equity Master's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002

                                                      MONY Custom Equity Master
                               --------------------------------------------------------------------------------
                                          MONY Series Fund, Inc.                  Enterprise Accumulation Trust
                               -------------------------------------------------  -----------------------------
                               Intermediate Long Term    Government     Money                     Small Company
                                Term Bond      Bond      Securities     Market         Equity          Value
                                Subaccount  Subaccount   Subaccount   Subaccount     Subaccount     Subaccount
                               ------------ ----------   ----------   ----------    ------------  -------------
           ASSETS
Shares held in respective
  Funds.......................     158,810     239,027      252,561    7,533,618         567,589        606,087
                                ==========  ==========   ==========   ==========     ===========    ===========
Investments at cost...........  $1,769,395  $3,166,827   $2,874,701   $7,533,618     $10,169,286    $12,411,052
                                ==========  ==========   ==========   ==========     ===========    ===========
Investments in respective
  Funds, at net asset value...  $1,878,724  $3,473,058   $2,985,272   $7,533,618     $ 6,947,286    $10,400,450
Amount due from MONY America..          14         902          653          522           2,534          3,911
Amount due from respective
  Funds.......................         338         451          330        2,417           1,599          3,786
                                ----------  ----------   ----------   ----------     -----------    -----------
       Total assets...........   1,879,076   3,474,411    2,986,255    7,536,557       6,951,419     10,408,147
                                ----------  ----------   ----------   ----------     -----------    -----------
         LIABILITIES
Amount due to MONY America....         918       1,488        1,236        4,691           3,838          6,990
Amount due to respective Funds          14         902          653          522           2,534          3,911
                                ----------  ----------   ----------   ----------     -----------    -----------
       Total liabilities......         932       2,390        1,889        5,213           6,372         10,901
                                ----------  ----------   ----------   ----------     -----------    -----------
Net assets....................  $1,878,144  $3,472,021   $2,984,366   $7,531,344     $ 6,945,047    $10,397,246
                                ==========  ==========   ==========   ==========     ===========    ===========
Net assets consist of:
  Contractholders' net
   payments...................  $1,623,305  $2,915,616   $2,732,164   $7,114,758     $10,987,881    $10,756,358
  Undistributed net
   investment income..........     121,465     202,014      107,504      416,586       2,429,851      2,908,641
  Accumulated net realized
   gain (loss) on investments.      24,045      48,160       34,127            0      (3,250,685)    (1,257,151)
  Net unrealized appreciation
   (depreciation) of
   investments................     109,329     306,231      110,571            0      (3,222,000)    (2,010,602)
                                ----------  ----------   ----------   ----------     -----------    -----------
Net assets....................  $1,878,144  $3,472,021   $2,984,366   $7,531,344     $ 6,945,047    $10,397,246
                                ==========  ==========   ==========   ==========     ===========    ===========
Number of units outstanding*..     147,956     272,785      241,339      650,363       1,107,623        828,456
                                ----------  ----------   ----------   ----------     -----------    -----------
Net asset value per unit
  outstanding*................  $    12.69  $    12.73   $    12.37   $    11.58     $      6.27    $     12.55
                                ==========  ==========   ==========   ==========     ===========    ===========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                       MONY Custom Equity Master
------------------------------------------------------------------------------------------------------
                                     Enterprise Accumulation Trust
------------------------------------------------------------------------------------------------------
             International High Yield                Growth and  Small Company   Equity      Capital
  Managed       Growth        Bond        Growth       Income       Growth       Income    Appreciation
 Subaccount   Subaccount   Subaccount   Subaccount   Subaccount   Subaccount   Subaccount   Subaccount
-----------  ------------- ----------  -----------  -----------  ------------- ----------  ------------
    557,733       740,027     679,481    4,817,963    1,847,136       823,963     567,589      889,697
===========   ===========  ==========  ===========  ===========   ===========  ==========  ===========
$11,299,036   $ 3,649,015  $2,942,625  $25,146,618  $ 9,978,644   $ 6,112,604  $2,666,037  $ 5,437,316
===========   ===========  ==========  ===========  ===========   ===========  ==========  ===========

$ 8,522,166   $ 2,560,492  $2,745,102  $19,175,491  $ 7,296,189   $ 4,927,301  $2,214,220  $ 4,208,266
      2,350         1,646         344        5,620        3,137         2,239         203          365
      2,179         3,134       1,513        7,383        1,752         1,195         295        1,437
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
  8,526,695     2,565,272   2,746,959   19,188,494    7,301,078     4,930,735   2,214,718    4,210,068
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
      4,805         3,927       2,347       13,388        4,008         2,708         976        2,756
      2,350         1,646         344        5,620        3,137         2,239         203          365
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
      7,155         5,573       2,691       19,008        7,145         4,947       1,179        3,121
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
$ 8,519,540   $ 2,559,699  $2,744,268  $19,169,486  $ 7,293,933   $ 4,925,788  $2,213,539  $ 4,206,947
===========   ===========  ==========  ===========  ===========   ===========  ==========  ===========
$11,274,076   $ 3,898,509  $2,659,178  $26,560,441  $10,279,700   $ 6,175,637  $2,664,344  $ 5,725,145
  3,687,185       500,904     428,187      111,488       99,979       146,986      34,766      159,727

 (3,664,851)     (751,191)   (145,574)  (1,531,316)    (403,291)     (211,532)    (33,754)    (448,875)

 (2,776,870)   (1,088,523)   (197,523)  (5,971,127)  (2,682,455)   (1,185,303)   (451,817)  (1,229,050)
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
$ 8,519,540   $ 2,559,699  $2,744,268  $19,169,486  $ 7,293,933   $ 4,925,788  $2,213,539  $ 4,206,947
===========   ===========  ==========  ===========  ===========   ===========  ==========  ===========
  1,095,521       366,129     255,620    2,441,538      929,986       416,895     255,927      433,997
-----------   -----------  ----------  -----------  -----------   -----------  ----------  -----------
$      7.78   $      6.99  $    10.74  $      7.85  $      7.84   $     11.82  $     8.65  $      9.69
===========   ===========  ==========  ===========  ===========   ===========  ==========  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002

                                                       MONY Custom Equity Master
                               ------------------------------------------------------------------------
                                                    Enterprise Accumulation Trust
                               ------------------------------------------------------------------------

                                Multi-Cap                  Emerging   Worldwide    Mid-Cap      Total
                                  Growth       Balanced   Countries     Growth      Growth      Return
                                Subaccount    Subaccount  Subaccount  Subaccount  Subaccount  Subaccount
                               -----------    ----------  ----------  ----------  ----------  ----------
           ASSETS
Shares held in respective
  Funds.......................     912,389      176,816      16,263      15,538      63,868      20,993
                               ===========     ========    ========    ========    ========    ========
Investments at cost........... $ 7,496,559     $828,522    $148,258    $124,975    $431,507    $211,482
                               ===========     ========    ========    ========    ========    ========
Investments in respective
  Funds, at net asset value... $ 5,027,263     $749,700    $128,643    $104,412    $338,502    $213,918
Amount due from MONY America..          40          151          22           0           0           0
Amount due from respective
  Funds.......................       3,231          147         928          10          43          30
                               -----------     --------    --------    --------    --------    --------
       Total assets...........   5,030,534      749,998     129,593     104,422     338,545     213,948
                               -----------     --------    --------    --------    --------    --------
         LIABILITIES
Amount due to MONY America....       4,803          377         970          42         149          93
Amount due to respective Funds          40          151          22           0           0           0
                               -----------     --------    --------    --------    --------    --------
       Total liabilities......       4,843          528         992          42         149          93
                               -----------     --------    --------    --------    --------    --------
Net assets.................... $ 5,025,691     $749,470    $128,601    $104,380    $338,396    $213,855
                               ===========     ========    ========    ========    ========    ========
Net assets consist of:
  Contractholders' net
   payments................... $ 9,962,652     $828,213    $150,513    $130,190    $447,084    $206,042
  Undistributed net
   investment income (loss)...     (48,037)      18,173        (356)       (405)     (1,279)      5,300
  Accumulated net realized
   gain (loss) on investments.  (2,419,628)     (18,094)     (1,941)     (4,842)    (14,404)         77
  Net unrealized appreciation
   (depreciation) of
   investments................  (2,469,296)     (78,822)    (19,615)    (20,563)    (93,005)      2,436
                               -----------     --------    --------    --------    --------    --------
Net assets.................... $ 5,025,691     $749,470    $128,601    $104,380    $338,396    $213,855
                               ===========     ========    ========    ========    ========    ========
Number of units outstanding*..     993,482       86,239      16,326      15,617      64,830      20,184
                               -----------     --------    --------    --------    --------    --------
Net asset value per unit
  outstanding*................ $      5.06     $   8.69    $   7.88    $   6.68    $   5.22    $  10.59
                               ===========     ========    ========    ========    ========    ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                  MONY Custom Equity Master
------------------------------------------------------------------------------------------------
                              Fidelity Variable Insurance Products Funds    Janus Aspen Series
                              ------------------------------------------  ----------------------
  Dreyfus    Dreyfus Socially                                VIP III
   Stock       Responsible        VIP          VIP II        Growth       Aggressive
   Index          Growth         Growth      Contrafund   Opportunities     Growth     Balanced
 Subaccount     Subaccount     Subaccount    Subaccount    Subaccount     Subaccount  Subaccount
-----------  ----------------  -----------   ----------   -------------  -----------  ----------
    284,744         39,280        148,106       231,504        73,640        297,446     183,814
===========     ==========     ===========   ==========    ==========    ===========  ==========
$ 8,194,297     $1,035,925    $ 4,857,229    $4,662,401    $1,100,342    $ 6,644,705  $4,157,438
===========     ==========     ===========   ==========    ==========    ===========  ==========
$ 6,398,204     $  742,387    $ 3,456,805    $4,176,328    $  861,594    $ 4,711,545  $3,784,722
        807             14            522         1,789            94              0         198
      1,030             82          1,285           527           166          2,622         629
-----------     ----------     -----------   ----------    ----------    -----------  ----------
  6,400,041        742,483      3,458,612     4,178,644       861,854      4,714,167   3,785,549
-----------     ----------     -----------   ----------    ----------    -----------  ----------
      3,004            314          2,371         1,798           434          4,071       1,786
        807             14            522         1,789            94              0         198
-----------     ----------     -----------   ----------    ----------    -----------  ----------
      3,811            328          2,893         3,587           528          4,071       1,984
-----------     ----------     -----------   ----------    ----------    -----------  ----------
$ 6,396,230     $  742,155    $ 3,455,719    $4,175,057    $  861,326    $ 4,710,096  $3,783,565
===========     ==========     ===========   ==========    ==========    ===========  ==========
$ 8,721,740     $1,199,253    $ 5,461,473    $4,975,832    $1,251,783    $ 9,438,145  $4,127,671
    189,017          2,530        127,504        98,691         8,002        262,759     206,629

   (718,434)      (166,090)      (732,834)     (413,393)     (159,711)    (3,057,648)   (178,019)

 (1,796,093)      (293,538)    (1,400,424)     (486,073)     (238,748)    (1,933,160)   (372,716)
-----------     ----------     -----------   ----------    ----------    -----------  ----------
$ 6,396,230     $  742,155    $ 3,455,719    $4,175,057    $  861,326    $ 4,710,096  $3,783,565
===========     ==========     ===========   ==========    ==========    ===========  ==========
    970,710        138,847        599,095       499,846       155,326      1,147,470     412,432
-----------     ----------     -----------   ----------    ----------    -----------  ----------
$      6.59     $     5.35    $      5.77    $     8.35    $     5.55    $      4.11  $     9.17
===========     ==========     ===========   ==========    ==========    ===========  ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002



                                               MONY Custom Equity Master
                               -----------------------------------------------------------
                                                            Alger
                                                           American
                                  Janus Aspen Series         Fund    Lord Abbett Series Fund
                               ------------------------   ---------- ----------------------
                                 Capital     Worldwide      MidCap   Growth and   Mid-Cap
                               Appreciation    Growth       Growth     Income      Value
                                Subaccount   Subaccount   Subaccount Subaccount  Subaccount
                               ------------ -----------   ---------- ----------  ----------
           ASSETS
Shares held in respective
  Funds.......................     196,296      232,709       8,488      8,960      20,403
                                ==========  ===========    ========   ========    ========
Investments at cost...........  $4,258,863  $ 6,637,136    $116,523   $169,257    $285,433
                                ==========  ===========    ========   ========    ========
Investments in respective
  Funds, at net asset value...  $3,409,655  $ 4,898,522    $105,680   $168,716    $282,787
Amount due from MONY America..         581          223          22         45         323
Amount due from respective
  Funds.......................       3,862        3,041           1          9           8
                                ----------  -----------    --------   --------    --------
       Total assets...........   3,414,098    4,901,786     105,703    168,770     283,118
                                ----------  -----------    --------   --------    --------
         LIABILITIES
Amount due to MONY America....       4,927        4,554          34         59          91
Amount due to respective Funds         581          223          22         45         323
                                ----------  -----------    --------   --------    --------
       Total liabilities......       5,508        4,777          56        104         414
                                ----------  -----------    --------   --------    --------
Net assets....................  $3,408,590  $ 4,897,009    $105,647   $168,666    $282,704
                                ==========  ===========    ========   ========    ========
Net assets consist of:
  Contractholders' net
   payments...................  $5,095,352  $ 7,826,619    $120,107   $169,602    $285,467
  Undistributed net
   investment income (loss)...      58,739      190,108        (165)       806       1,226
  Accumulated net realized
   gain (loss) on investments.    (896,293)  (1,381,104)     (3,452)    (1,201)     (1,343)
  Net unrealized appreciation
   (depreciation) of
   investments................    (849,208)  (1,738,614)    (10,843)      (541)     (2,646)
                                ----------  -----------    --------   --------    --------
Net assets....................  $3,408,590  $ 4,897,009    $105,647   $168,666    $282,704
                                ==========  ===========    ========   ========    ========
Number of units outstanding*..     483,765      774,371      13,796     19,938      32,852
                                ----------  -----------    --------   --------    --------
Net asset value per unit
  outstanding*................  $     7.05  $      6.32    $   7.66   $   8.46    $   8.61
                                ==========  ===========    ========   ========    ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                           MONY Custom Equity Master
               -------------------------------------------------
               The Universal
               Institutional     PIMCO Variable
                Funds, Inc.     Insurance Trust
               ------------- ----------------------
                    US         Global
                Real Estate     Bond    Real Return
                Subaccount   Subaccount Subaccount      Total
               ------------- ---------- ----------- ------------
                   17,841       34,679     48,666
                 ========     ========   ========
                 $216,908     $387,273   $567,155   $157,688,962
                 ========     ========   ========   ============
                 $202,142     $405,402   $579,124   $125,613,686
                       45            0        831         30,147
                        0          119        127         45,706
                 --------     --------   --------   ------------
                  202,187      405,521    580,082    125,689,539
                 --------     --------   --------   ------------
                       61          241        296         84,551
                       45            0        831         30,147
                 --------     --------   --------   ------------
                      106          241      1,127        114,698
                 --------     --------   --------   ------------
                 $202,081     $405,280   $578,955   $125,574,841
                 ========     ========   ========   ============
                 $208,398     $381,899   $558,261   $166,913,408
                    9,846        4,157      7,212     12,495,740
                   (1,397)       1,095      1,513    (21,759,031)
                  (14,766)      18,129     11,969    (32,075,276)
                 --------     --------   --------   ------------
                 $202,081     $405,280   $578,955   $125,574,841
                 ========     ========   ========   ============
                   22,105       35,103     51,459
                 --------     --------   --------
                 $   9.14     $  11.55   $  11.25
                 ========     ========   ========

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS

                     For the year ended December 31, 2002


                                                      MONY Custom Equity Master
                               --------------------------------------------------------------------------
                                          MONY Series Fund, Inc.             Enterprise Accumulation Trust
                               --------------------------------------------  ----------------------------
                               Intermediate Long Term  Government   Money                   Small Company
                                Term Bond      Bond    Securities   Market      Equity          Value
                                Subaccount  Subaccount Subaccount Subaccount  Subaccount     Subaccount
                               ------------ ---------- ---------- ----------  -----------   -------------
Dividend income...............   $ 62,436    $121,503   $ 64,094   $110,298  $         0     $    39,438
Distribution from net
  realized gains..............          0           0          0          0            0         297,988
Mortality and expense risk
  charges ....................     (5,935)    (10,119)    (8,234)   (25,932)     (25,656)        (35,614)
                                 --------    --------   --------   --------   -----------    -----------
Net investment income (loss)..     56,501     111,384     55,860     84,366      (25,656)        301,812
                                 --------    --------   --------   --------   -----------    -----------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................     13,648      22,882     11,309          0   (1,088,074)       (428,611)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................     78,056     255,524     75,048          0   (1,538,989)       (943,864)
                                 --------    --------   --------   --------   -----------    -----------
Net realized and unrealized
  gain (loss) on investments..     91,704     278,406     86,357          0   (2,627,063)     (1,372,475)
                                 --------    --------   --------   --------   -----------    -----------
Net increase (decrease) in
  net assets resulting from
  operations..................   $148,205    $389,790   $142,217   $ 84,366  $(2,652,719)    $(1,070,663)
                                 ========    ========   ========   ========   ===========    ===========

                      See notes to financial statements.

                                      MONY Custom Equity Master
----------------------------------------------------------------------------------------------------
                                    Enterprise Accumulation Trust
----------------------------------------------------------------------------------------------------
             International High Yield               Growth and  Small Company   Equity     Capital
  Managed       Growth        Bond       Growth       Income       Growth       Income   Appreciation
 Subaccount   Subaccount   Subaccount  Subaccount   Subaccount   Subaccount   Subaccount  Subaccount
-----------  ------------- ---------- -----------  -----------  ------------- ---------- ------------
$    84,974    $  18,159   $ 218,974  $    81,742  $    94,037   $         0  $  28,241   $       0
          0            0           0            0            0             0          0           0
    (30,901)      (9,373)     (8,845)     (70,689)     (26,992)      (17,728)    (7,794)    (15,750)
-----------    ---------   ---------  -----------  -----------   -----------  ---------   ---------
     54,073        8,786     210,129       11,053       67,045       (17,728)    20,447     (15,750)
-----------    ---------   ---------  -----------  -----------   -----------  ---------   ---------
   (715,289)    (409,136)    (47,767)    (835,392)    (415,198)     (223,316)   (36,505)   (270,144)

 (1,523,496)    (188,182)   (128,590)  (4,656,416)  (2,043,549)   (1,202,498)  (353,751)   (562,825)
-----------    ---------   ---------  -----------  -----------   -----------  ---------   ---------

 (2,238,785)    (597,318)   (176,357)  (5,491,808)  (2,458,747)   (1,425,814)  (390,256)   (832,969)
-----------    ---------   ---------  -----------  -----------   -----------  ---------   ---------

$(2,184,712)   $(588,532)  $  33,772  $(5,480,755) $(2,391,702)  $(1,443,542) $(369,809)  $(848,719)
===========    =========   =========  ===========  ===========   ===========  =========   =========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)


                                                          MONY Custom Equity Master
-                              ------------------------------------------------------------------------------
                                                        Enterprise Accumulation Trust
-                              ------------------------------------------------------------------------------

                                Multi-Cap                  Emerging    Worldwide     Mid-Cap        Total
                                  Growth      Balanced    Countries      Growth       Growth        Return
                                Subaccount   Subaccount   Subaccount   Subaccount   Subaccount    Subaccount
                               ------------ ------------ ------------ ------------ ------------ --------------
                                                                                                For the period
                               For the year For the year For the year For the year For the year May 8, 2002**
                                  ended        ended        ended        ended        ended        through
                               December 31, December 31, December 31, December 31, December 31,  December 31,
                                   2002         2002         2002         2002         2002          2002
                               ------------ ------------ ------------ ------------ ------------ --------------
Dividend income............... $         0    $ 14,850     $    301     $      0    $       0       $2,305
Distribution from net
  realized gains..............           0           0            0            0            0        3,233
Mortality and expense risk
  charges.....................     (19,925)     (2,403)        (509)        (330)      (1,110)        (238)
                               -----------    --------     --------     --------    ---------       ------
Net investment income (loss)..     (19,925)     12,447         (208)        (330)      (1,110)       5,300
                               -----------    --------     --------     --------    ---------       ------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................    (689,249)     (9,284)        (465)      (3,249)      (9,398)          77
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................  (1,754,946)    (85,390)     (29,174)     (23,860)    (106,110)       2,436
                               -----------    --------     --------     --------    ---------       ------
Net realized and unrealized
  gain (loss) on investments..  (2,444,195)    (94,674)     (29,639)     (27,109)    (115,508)       2,513
                               -----------    --------     --------     --------    ---------       ------
Net increase (decrease) in
  net assets resulting from
  operations.................. $(2,464,120)   $(82,227)    $(29,847)    $(27,439)   $(116,618)      $7,813
                               ===========    ========     ========     ========    =========       ======

----------
** Commencement of operations

                      See notes to financial statements.

                                                MONY Custom Equity Master
---------------------------------------------------------------------------------------------------------------------------
                              Fidelity Variable Insurance Products Funds                 Janus Aspen Series
                              -----------------------------------------  --------------------------------------------------
  Dreyfus    Dreyfus Socially                                VIP III
   Stock       Responsible        VIP          VIP II        Growth       Aggressive                 Capital     Worldwide
   Index          Growth         Growth      Contrafund   Opportunities     Growth      Balanced   Appreciation    Growth
 Subaccount     Subaccount     Subaccount    Subaccount    Subaccount     Subaccount   Subaccount   Subaccount   Subaccount
------------ ---------------- ------------  ------------  -------------  ------------ ------------ ------------ ------------

For the year   For the year   For the year  For the year  For the year   For the year For the year For the year For the year
   ended          ended          ended         ended          ended         ended        ended        ended        ended
December 31,   December 31,   December 31,  December 31,  December 31,   December 31, December 31, December 31, December 31,
    2002           2002           2002          2002          2002           2002         2002         2002         2002
------------ ---------------- ------------  ------------  -------------  ------------ ------------ ------------ ------------
$    90,586     $   1,976     $     4,687    $  26,158      $   7,757    $         0   $  90,800    $  20,970   $    48,989
          0             0               0            0              0              0           0            0             0
    (22,574)       (2,823)        (12,829)     (14,263)        (3,173)       (16,340)    (12,056)     (12,364)      (17,330)
-----------     ---------     -----------    ---------      ---------    -----------   ---------    ---------   -----------
     68,012          (847)         (8,142)      11,895          4,584        (16,340)     78,744        8,606        31,659
-----------     ---------     -----------    ---------      ---------    -----------   ---------    ---------   -----------
   (319,695)      (81,474)       (256,668)    (125,438)       (71,081)      (763,352)    (49,679)    (306,535)     (403,240)
 (1,423,709)     (201,733)     (1,096,645)    (322,090)      (163,515)      (784,237)   (273,378)    (322,842)   (1,110,564)
-----------     ---------     -----------    ---------      ---------    -----------   ---------    ---------   -----------
 (1,743,404)     (283,207)     (1,353,313)    (447,528)      (234,596)    (1,547,589)   (323,057)    (629,377)   (1,513,804)
-----------     ---------     -----------    ---------      ---------    -----------   ---------    ---------   -----------
$(1,675,392)    $(284,054)    $(1,361,455)   $(435,633)     $(230,012)   $(1,563,929)  $(244,313)   $(620,771)  $(1,482,145)
===========     =========     ===========    =========      =========    ===========   =========    =========   ===========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                          MONY Custom Equity Master
                                 -------------------------------------------
                                     Alger
                                    American
                                      Fund         Lord Abbett Series Fund
                                 -------------- ----------------------------
                                     MidCap       Growth and      Mid-Cap
                                     Growth         Income         Value
                                   Subaccount     Subaccount     Subaccount
                                 -------------- -------------- --------------
                                 For the period For the period For the period
                                 May 6, 2002**  May 6, 2002**  May 2, 2002**
                                    through        through        through
                                  December 31,   December 31,   December 31,
                                      2002           2002           2002
                                 -------------- -------------- --------------
  Dividend income...............    $      0       $   954        $ 1,528
  Distribution from net
    realized gains..............           0            21              0
  Mortality and expense risk
    charges.....................        (165)         (169)          (302)
                                    --------       -------        -------
  Net investment income (loss)..        (165)          806          1,226
                                    --------       -------        -------
  Realized and unrealized gain
    (loss) on investments:......
    Net realized gain (loss) on
     investments................      (3,452)       (1,201)        (1,343)
    Net change in unrealized
     appreciation
     (depreciation) of
     investments................     (10,843)         (541)        (2,646)
                                    --------       -------        -------
  Net realized and unrealized
    gain (loss) on investments..     (14,295)       (1,742)        (3,989)
                                    --------       -------        -------
  Net increase (decrease) in
    net assets resulting from
    operations..................    $(14,460)      $  (936)       $(2,763)
                                    ========       =======        =======

----------
** Commencement of operations

                      See notes to financial statements.

                           MONY Custom Equity Master
           ---------------------------------------------------------
           The Universal
           Institutional         PIMCO Variable
            Funds, Inc.          Insurance Trust
           -------------- ----------------------------
                 US           Global
            Real Estate        Bond       Real Return
             Subaccount     Subaccount     Subaccount
           -------------- -------------- --------------
           For the period For the period For the period
           May 6, 2002**  May 6, 2002**  May 8, 2002**
              through        through        through
            December 31,   December 31,   December 31,
                2002           2002           2002          Total
           -------------- -------------- -------------- ------------
              $  6,397       $ 2,843        $ 6,729     $  1,251,726
                 3,695         1,684          1,074          307,695
                  (246)         (370)          (591)        (439,672)
              --------       -------        -------     ------------
                 9,846         4,157          7,212        1,119,749
              --------       -------        -------     ------------
                (1,397)        1,095          1,513       (7,515,108)
               (14,766)       18,129         11,969      (20,427,987)
              --------       -------        -------     ------------
               (16,163)       19,224         13,482      (27,943,095)
              --------       -------        -------     ------------
              $ (6,317)      $23,381        $20,694     $(26,823,346)
              ========       =======        =======     ============

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS

                                                         MONY Custom Equity Master
                               ----------------------------------------------------------------------------
                                                          MONY Series Fund, Inc.
                               ----------------------------------------------------------------------------
                                     Intermediate                Long Term                Government
                                       Term Bond                   Bond                   Securities
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).  $   56,501   $   38,478   $  111,384   $   53,026   $   55,860   $   34,415
 Net realized gain (loss) on
   investments................      13,648       18,726       22,882       39,271       11,309       24,712
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................      78,056       12,660      255,524      (13,192)      75,048        1,185
                                ----------   ----------   ----------   ----------   ----------   ----------
Net increase (decrease) in
 net assets resulting from
 operations...................     148,205       69,864      389,790       79,105      142,217       60,312
                                ----------   ----------   ----------   ----------   ----------   ----------
From unit transactions:
 Net proceeds from the
   issuance of units..........     908,084    1,045,876    1,487,119    1,698,621    1,775,658    1,248,637
 Net asset value of units
   redeemed or used to meet
   contract obligations.......    (573,900)    (337,013)    (747,453)    (439,927)    (640,196)    (279,378)
                                ----------   ----------   ----------   ----------   ----------   ----------
Net increase from unit
 transactions.................     334,184      708,863      739,666    1,258,694    1,135,462      969,259
                                ----------   ----------   ----------   ----------   ----------   ----------
Net increase (decrease) in
 net assets...................     482,389      778,727    1,129,456    1,337,799    1,277,679    1,029,571
Net assets beginning of year..   1,395,755      617,028    2,342,565    1,004,766    1,706,687      677,116
                                ----------   ----------   ----------   ----------   ----------   ----------
Net assets end of year*.......  $1,878,144   $1,395,755   $3,472,021   $2,342,565   $2,984,366   $1,706,687
                                ==========   ==========   ==========   ==========   ==========   ==========
Unit transactions:
Units outstanding beginning
 of year......................     119,810       57,274      209,209       95,045      146,574       61,762
Units issued during the year..      76,394       92,223      127,944      154,135      149,458      109,198
Units redeemed during the year     (48,248)     (29,687)     (64,368)     (39,971)     (54,693)     (24,386)
                                ----------   ----------   ----------   ----------   ----------   ----------
Units outstanding end of year.     147,956      119,810      272,785      209,209      241,339      146,574
                                ==========   ==========   ==========   ==========   ==========   ==========
----------
*  Includes undistributed net
   investment income of:        $  121,465   $   64,964   $  202,014   $   90,630   $  107,504   $   51,644
                                ==========   ==========   ==========   ==========   ==========   ==========

                      See notes to financial statements.

                                       MONY Custom Equity Master
-------------------------------------------------------------------------------------------------------
 MONY Series Fund, Inc.                           Enterprise Accumulation Trust
------------------------- ----------------------------------------------------------------------------
          Money                                           Small Company
         Market                    Equity                     Value                    Managed
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
$    84,366  $   162,606  $   (25,656) $ 1,198,672  $   301,812  $ 1,746,284  $    54,073  $   602,335
          0            0   (1,088,074)  (2,137,173)    (428,611)    (853,313)    (715,289)  (2,003,922)
          0            0   (1,538,989)    (173,402)    (943,864)    (530,524)  (1,523,496)     459,477
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

     84,366      162,606   (2,652,719)  (1,111,903)  (1,070,663)     362,447   (2,184,712)    (942,110)
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
  6,189,403   10,168,732    4,065,239    5,897,441    5,465,133    5,655,360    4,045,887    4,810,867
 (6,177,760)  (6,171,129)  (2,376,227)  (1,953,936)  (2,902,285)  (1,726,609)  (2,668,416)  (2,209,806)
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
     11,643    3,997,603    1,689,012    3,943,505    2,562,848    3,928,751    1,377,471    2,601,061
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
     96,009    4,160,209     (963,707)   2,831,602    1,492,185    4,291,198     (807,241)   1,658,951
  7,435,335    3,275,126    7,908,754    5,077,152    8,905,061    4,613,863    9,326,781    7,667,830
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
$ 7,531,344  $ 7,435,335  $ 6,945,047  $ 7,908,754  $10,397,246  $ 8,905,061  $ 8,519,540  $ 9,326,781
===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========
    649,426      295,900      887,133      460,705      641,682      348,647      941,722      685,392
    498,087      899,585      566,638      644,461      406,328      421,220      478,733      474,523
   (497,150)    (546,059)    (346,148)    (218,033)    (219,554)    (128,185)    (324,934)    (218,193)
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    650,363      649,426    1,107,623      887,133      828,456      641,682    1,095,521      941,722
===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

$   416,586  $   332,220  $ 2,429,851  $ 2,455,507  $ 2,908,641  $ 2,606,829  $ 3,687,185  $ 3,633,112
===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                         MONY Custom Equity Master
                               ----------------------------------------------------------------------------
                                                       Enterprise Accumulation Trust
                               ----------------------------------------------------------------------------
                                     International              High Yield
                                        Growth                     Bond                     Growth
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).  $    8,786   $  275,475   $  210,129   $  125,688  $    11,053  $    23,055
 Net realized gain (loss) on
   investments................    (409,136)    (482,736)     (47,767)     (59,261)    (835,392)  (1,190,103)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................    (188,182)    (544,222)    (128,590)      (3,248)  (4,656,416)    (953,565)
                                ----------   ----------   ----------   ----------  -----------  -----------
Net increase (decrease) in
 net assets resulting from
 operations...................    (588,532)    (751,483)      33,772       63,179   (5,480,755)  (2,120,613)
                                ----------   ----------   ----------   ----------  -----------  -----------
From unit transactions:
 Net proceeds from the
   issuance of units..........   1,317,699    1,794,627    1,289,830    1,568,635    9,598,733   11,205,567
 Net asset value of units
   redeemed or used to meet
   contract obligations.......    (862,115)    (631,112)    (766,927)    (405,194)  (5,855,129)  (4,638,585)
                                ----------   ----------   ----------   ----------  -----------  -----------
Net increase from unit
 transactions.................     455,584    1,163,515      522,903    1,163,441    3,743,604    6,566,982
                                ----------   ----------   ----------   ----------  -----------  -----------
Net increase (decrease) in
 net assets...................    (132,948)     412,032      556,675    1,226,620   (1,737,151)   4,446,369
Net assets beginning of year..   2,692,647    2,280,615    2,187,593      960,973   20,906,637   16,460,268
                                ----------   ----------   ----------   ----------  -----------  -----------
Net assets end of year*.......  $2,559,699   $2,692,647   $2,744,268   $2,187,593  $19,169,486  $20,906,637
                                ==========   ==========   ==========   ==========  ===========  ===========
Unit transactions:
Units outstanding beginning
 of year......................     309,095      188,306      206,143       95,559    2,036,137    1,396,706
Units issued during the year..     172,867      186,929      123,229      149,113    1,083,570    1,095,552
Units redeemed during the year    (115,833)     (66,140)     (73,752)     (38,529)    (678,169)    (456,121)
                                ----------   ----------   ----------   ----------  -----------  -----------
Units outstanding end of year.     366,129      309,095      255,620      206,143    2,441,538    2,036,137
                                ==========   ==========   ==========   ==========  ===========  ===========
----------
*  Includes undistributed net
   investment income of:        $  500,904   $  492,118   $  428,187   $  218,058  $   111,488  $   100,435
                                ==========   ==========   ==========   ==========  ===========  ===========

                      See notes to financial statements.

                                       MONY Custom Equity Master
------------------------------------------------------------------------------------------------------
                                     Enterprise Accumulation Trust
------------------------------------------------------------------------------------------------------
       Growth and               Small Company                Equity                    Capital
         Income                    Growth                    Income                 Appreciation
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

$    67,045  $    37,891  $   (17,728) $   152,669   $   20,447   $   13,102  $   (15,750) $    12,302
   (415,198)    (145,616)    (223,316)    (328,203)     (36,505)       6,513     (270,144)    (496,675)

 (2,043,549)    (651,045)  (1,202,498)     150,337     (353,751)    (191,389)    (562,825)    (294,834)
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------

 (2,391,702)    (758,770)  (1,443,542)     (25,197)    (369,809)    (171,774)    (848,719)    (779,207)
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------

  4,101,911    5,148,141    2,777,814    3,362,375    1,077,718    1,407,091    2,097,189    2,693,407

 (2,479,904)  (1,746,492)  (1,693,018)  (1,476,779)    (615,897)    (388,858)  (1,386,944)  (1,134,462)
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------
  1,622,007    3,401,649    1,084,796    1,885,596      461,821    1,018,233      710,245    1,558,945
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------
   (769,695)   2,642,879     (358,746)   1,860,399       92,012      846,459     (138,474)     779,738
  8,063,628    5,420,749    5,284,534    3,424,135    2,121,527    1,275,068    4,345,421    3,565,683
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------
$ 7,293,933  $ 8,063,628  $ 4,925,788  $ 5,284,534   $2,213,539   $2,121,527  $ 4,206,947  $ 4,345,421
===========  ===========  ===========  ===========   ==========   ==========  ===========  ===========

    758,620      447,828      338,648      210,319      208,347      111,358      371,317      245,534
    460,806      470,317      209,146      229,298      114,325      134,109      189,514      220,275
   (289,440)    (159,525)    (130,899)    (100,969)     (66,745)     (37,120)    (126,834)     (94,492)
-----------  -----------  -----------  -----------   ----------   ----------  -----------  -----------
    929,986      758,620      416,895      338,648      255,927      208,347      433,997      371,317
===========  ===========  ===========  ===========   ==========   ==========  ===========  ===========

$    99,979  $    32,934  $   146,986  $   164,714   $   34,766   $   14,319  $   159,727  $   175,477
===========  ===========  ===========  ===========   ==========   ==========  ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                          MONY Custom Equity Master
                               ------------------------------------------------------------------------------
                                                        Enterprise Accumulation Trust
                               ------------------------------------------------------------------------------
                                       Multi-Cap                                            Emerging
                                        Growth                   Balanced                   Countries
                                      Subaccount                Subaccount                 Subaccount
                               ------------------------  ------------------------  --------------------------
                                                                                                For the period
                               For the year For the year For the year For the year For the year May 24, 2001**
                                  ended        ended        ended        ended        ended        through
                               December 31, December 31, December 31, December 31, December 31,  December 31,
                                   2002         2001         2002         2001         2002          2001
                               ------------ ------------ ------------ ------------ ------------ --------------
From operations:
 Net investment income (loss). $   (19,925) $   (18,637)  $  12,447    $   5,108     $   (208)     $   (148)
 Net realized gain (loss) on
   investments................    (689,249)  (1,405,665)     (9,284)      (8,920)        (465)       (1,476)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................  (1,754,946)     521,072     (85,390)       4,335      (29,174)        9,559
                               -----------  -----------   ---------    ---------     --------      --------
Net increase (decrease) in
 net assets resulting from
 operations...................  (2,464,120)    (903,230)    (82,227)         523      (29,847)        7,935
                               -----------  -----------   ---------    ---------     --------      --------
From unit transactions:
 Net proceeds from the
   issuance of units..........   3,222,874    4,393,997     454,032      506,573       68,233       135,146
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (2,093,758)  (1,771,818)   (200,391)    (121,547)     (46,790)       (6,076)
                               -----------  -----------   ---------    ---------     --------      --------
Net increase from unit
 transactions.................   1,129,116    2,622,179     253,641      385,026       21,443       129,070
                               -----------  -----------   ---------    ---------     --------      --------
Net increase (decrease) in
 net assets...................  (1,335,004)   1,718,949     171,414      385,549       (8,404)      137,005
Net assets beginning of period   6,360,695    4,641,746     578,056      192,507      137,005             0
                               -----------  -----------   ---------    ---------     --------      --------
Net assets end of period*..... $ 5,025,691  $ 6,360,695   $ 749,470    $ 578,056     $128,601      $137,005
                               ===========  ===========   =========    =========     ========      ========
Unit transactions:
Units outstanding beginning
 of period....................     818,793      494,446      59,101       18,855       14,433             0
Units issued during the period     516,798      551,550      50,528       52,973        7,294        15,154
Units redeemed during the
 period.......................    (342,109)    (227,203)    (23,390)     (12,727)      (5,401)         (721)
                               -----------  -----------   ---------    ---------     --------      --------
Units outstanding end of
 period.......................     993,482      818,793      86,239       59,101       16,326        14,433
                               ===========  ===========   =========    =========     ========      ========
----------
*  Includes undistributed net
   investment income
   (loss) of:                  $   (48,037) $   (28,112)  $  18,173    $   5,726     $   (356)     $   (148)
                               ===========  ===========   =========    =========     ========      ========
** Commencement of operations

                      See notes to financial statements.

                                   MONY Custom Equity Master
-----------------------------------------------------------------------------------------------
                    Enterprise Accumulation Trust
---------------------------------------------------------------------           Dreyfus
         Worldwide                    Mid-Cap               Total                Stock
          Growth                      Growth                Return               Index
        Subaccount                  Subaccount            Subaccount          Subaccount
--------------------------  --------------------------  -------------- ------------------------
             For the period              For the period For the period
For the year May 3, 2001**  For the year May 21, 2001** May 8, 2002**  For the year For the year
   ended        through        ended        through        through        ended        ended
December 31,  December 31,  December 31,  December 31,   December 31,  December 31, December 31,
    2002          2001          2002          2001           2002          2002         2001
------------ -------------- ------------ -------------- -------------- ------------ ------------
  $   (330)     $   (75)     $  (1,110)     $   (169)      $  5,300    $    68,012  $    69,547
    (3,249)      (1,593)        (9,398)       (5,006)            77       (319,695)    (394,027)

   (23,860)       3,297       (106,110)       13,105          2,436     (1,423,709)    (150,787)
  --------      -------      ---------      --------       --------    -----------  -----------
   (27,439)       1,629       (116,618)        7,930          7,813     (1,675,392)    (475,267)
  --------      -------      ---------      --------       --------    -----------  -----------
    92,997       80,669        309,651       253,265        227,413      3,899,356    5,257,148

   (33,739)      (9,737)       (97,070)      (18,762)       (21,371)    (2,014,520)  (1,251,894)
  --------      -------      ---------      --------       --------    -----------  -----------
    59,258       70,932        212,581       234,503        206,042      1,884,836    4,005,254
  --------      -------      ---------      --------       --------    -----------  -----------
    31,819       72,561         95,963       242,433        213,855        209,444    3,529,987
    72,561            0        242,433             0              0      6,186,786    2,656,799
  --------      -------      ---------      --------       --------    -----------  -----------
  $104,380      $72,561      $ 338,396      $242,433       $213,855    $ 6,396,230  $ 6,186,786
  ========      =======      =========      ========       ========    ===========  ===========
     8,149            0         31,935             0              0        726,355      272,935
    11,978        9,247         50,191        34,505         22,273        540,968      598,841
    (4,510)      (1,098)       (17,296)       (2,570)        (2,089)      (296,613)    (145,421)
  --------      -------      ---------      --------       --------    -----------  -----------
    15,617        8,149         64,830        31,935         20,184        970,710      726,355
  ========      =======      =========      ========       ========    ===========  ===========
  $   (405)     $   (75)     $  (1,279)     $   (169)      $  5,300    $   189,017  $   121,005
  ========      =======      =========      ========       ========    ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                         MONY Custom Equity Master
                               ----------------------------------------------------------------------------

                                                             Fidelity Variable Insurance Products Funds
                                        Dreyfus          --------------------------------------------------
                                       Socially                     VIP                     VIP II
                                  Responsible Growth              Growth                  Contrafund
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).  $    (847)   $  (1,683)  $    (8,142)  $  123,802  $    11,895   $   59,853
 Net realized loss on
   investments................    (81,474)     (89,879)     (256,668)    (449,044)    (125,438)    (250,137)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................   (201,733)     (54,540)   (1,096,645)    (109,497)    (322,090)     (87,355)
                                ---------    ---------   -----------   ----------  -----------   ----------
Net decrease in net assets
 resulting from operations....   (284,054)    (146,102)   (1,361,455)    (434,739)    (435,633)    (277,639)
                                ---------    ---------   -----------   ----------  -----------   ----------
From unit transactions:
 Net proceeds from the
   issuance of units..........    544,357      770,425     2,270,335    3,281,560    2,260,164    2,684,559
 Net asset value of units
   redeemed or used to meet
   contract obligations.......   (355,550)    (176,215)   (1,168,394)    (818,725)  (1,258,228)    (726,918)
                                ---------    ---------   -----------   ----------  -----------   ----------
Net increase from unit
 transactions.................    188,807      594,210     1,101,941    2,462,835    1,001,936    1,957,641
                                ---------    ---------   -----------   ----------  -----------   ----------
Net increase (decrease) in
 net assets...................    (95,247)     448,108      (259,514)   2,028,096      566,303    1,680,002
Net assets beginning of period    837,402      389,294     3,715,233    1,687,137    3,608,754    1,928,752
                                ---------    ---------   -----------   ----------  -----------   ----------
Net assets end of period*.....  $ 742,155    $ 837,402   $ 3,455,719   $3,715,233  $ 4,175,057   $3,608,754
                                =========    =========   ===========   ==========  ===========   ==========
Unit transactions:
Units outstanding beginning
 of period....................    110,913       39,772       447,940      166,741      389,954      182,000
Units issued during the period     85,943       93,353       328,743      377,843      259,634      286,751
Units redeemed during the
 period.......................    (58,009)     (22,212)     (177,588)     (96,644)    (149,742)     (78,797)
                                ---------    ---------   -----------   ----------  -----------   ----------
Units outstanding end of
 period.......................    138,847      110,913       599,095      447,940      499,846      389,954
                                =========    =========   ===========   ==========  ===========   ==========
----------
*  Includes undistributed net
   investment income of:        $   2,530    $   3,377   $   127,504   $  135,646  $    98,691   $   86,796
                                =========    =========   ===========   ==========  ===========   ==========

                      See notes to financial statements.

                                       MONY Custom Equity Master
------------------------------------------------------------------------------------------------------
    Fidelity Variable
Insurance Products Funds                               Janus Aspen Series
------------------------  ----------------------------------------------------------------------------
         VIP III                 Aggressive                                            Capital
  Growth Opportunities             Growth                   Balanced                Appreciation
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

 $   4,584    $  (1,127)  $   (16,340) $   (13,700) $    78,744   $   60,268  $     8,606   $   29,699
   (71,081)     (78,125)     (763,352)  (2,027,594)     (49,679)    (105,414)    (306,535)    (586,101)
  (163,515)     (16,829)     (784,237)     211,003     (273,378)     (27,979)    (322,842)    (109,141)
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------

  (230,012)     (96,081)   (1,563,929)  (1,830,291)    (244,313)     (73,125)    (620,771)    (665,543)
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------

   478,649      698,789     3,121,694    4,723,331    2,064,811    2,392,089    1,869,096    2,571,656
  (329,644)    (209,934)   (1,709,386)  (1,417,387)  (1,073,549)    (554,296)  (1,311,386)    (827,084)
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------
   149,005      488,855     1,412,308    3,305,944      991,262    1,837,793      557,710    1,744,572
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------
   (81,007)     392,774      (151,621)   1,475,653      746,949    1,764,668      (63,061)   1,079,029
   942,333      549,559     4,861,717    3,386,064    3,036,616    1,271,948    3,471,651    2,392,622
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------
 $ 861,326    $ 942,333   $ 4,710,096  $ 4,861,717  $ 3,783,565   $3,036,616  $ 3,408,590   $3,471,651
 =========    =========   ===========  ===========  ===========   ==========  ===========   ==========

   132,217       65,733       850,465      357,290      308,589      122,793      414,025      222,664
    78,230       95,149       674,282      714,405      218,339      242,250      243,659      285,855
   (55,121)     (28,665)     (377,277)    (221,230)    (114,496)     (56,454)    (173,919)     (94,494)
 ---------    ---------   -----------  -----------  -----------   ----------  -----------   ----------
   155,326      132,217     1,147,470      850,465      412,432      308,589      483,765      414,025
 =========    =========   ===========  ===========  ===========   ==========  ===========   ==========
 $   8,002    $   3,418   $   262,759  $   279,099  $   206,629   $  127,885  $    58,739   $   50,133
 =========    =========   ===========  ===========  ===========   ==========  ===========   ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                     MONY Custom Equity Master
                               ---------------------------------------------------------------------
                                                             Alger
                                                            American
                                  Janus Aspen Series          Fund         Lord Abbett Series Fund
                               ------------------------  -------------- ----------------------------
                                       Worldwide             MidCap       Growth and      Mid-Cap
                                        Growth               Growth         Income         Value
                                      Subaccount           Subaccount     Subaccount     Subaccount
                               ------------------------  -------------- -------------- --------------
                                                         For the period For the period For the period
                               For the year For the year May 6, 2002**  May 6, 2002**  May 2, 20002**
                                  ended        ended        through        through        through
                               December 31, December 31,  December 31,   December 31,   December 31,
                                   2002         2001          2002           2002           2002
                               ------------ ------------ -------------- -------------- --------------
From operations:
 Net investment income (loss). $    31,659        9,017     $   (165)      $    806       $  1,226
 Net realized gain (loss) on
   investments................    (403,240)    (908,964)      (3,452)        (1,201)        (1,343)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................  (1,110,564)     (44,378)     (10,843)          (541)        (2,646)
                               -----------   ----------     --------       --------       --------
Net increase (decrease) in
 net assets resulting from
 operations...................  (1,482,145)    (944,325)     (14,460)          (936)        (2,763)
                               -----------   ----------     --------       --------       --------
From unit transactions:
 Net proceeds from the
   issuance of units..........   3,170,908    4,153,693      135,424        183,314        312,845
 Net asset value of units
   redeemed or used to meet
   contract obligations.......  (1,678,079)  (1,361,933)     (15,317)       (13,712)       (27,378)
                               -----------   ----------     --------       --------       --------
Net increase from unit
 transactions.................   1,492,829    2,791,760      120,107        169,602        285,467
                               -----------   ----------     --------       --------       --------
Net increase in net assets....      10,684    1,847,435      105,647        168,666        282,704
Net assets beginning of period   4,886,325    3,038,890            0              0              0
                               -----------   ----------     --------       --------       --------
Net assets end of period*..... $ 4,897,009    4,886,325     $105,647       $168,666       $282,704
                               ===========   ==========     ========       ========       ========
Unit transactions:
Units outstanding beginning
 of period....................     573,563      275,632            0              0              0
Units issued during the period     441,286      449,887       15,752         21,630         36,190
Units redeemed during the
 period.......................    (240,478)    (151,956)      (1,956)        (1,692)        (3,338)
                               -----------   ----------     --------       --------       --------
Units outstanding end of
 period.......................     774,371      573,563       13,796         19,938         32,852
                               ===========   ==========     ========       ========       ========
----------
*  Includes undistributed net
   investment income (loss)
   of:                         $   190,108      158,449     $   (165)      $    806       $  1,226
                               ===========   ==========     ========       ========       ========
** Commencement of operations

                      See notes to financial statements.

                           MONY Custom Equity Master
    -----------------------------------------------------------------------
    The Universal
    Institutional         PIMCO Variable
     Funds, Inc.          Insurance Trust
    -------------- ----------------------------
          US           Global
     Real Estate        Bond       Real Return
      Subaccount     Subaccount     Subaccount              Total
    -------------- -------------- -------------- --------------------------
    For the period For the period For the period
    May 6, 2002**  May 6, 2002**  May 8, 2002**
       through        through        through
     December 31,   December 31,   December 31,
         2002           2002           2002          2002          2001
    -------------- -------------- -------------- ------------  ------------

       $  9,846       $  4,157       $  7,212    $  1,119,749  $  4,797,753
         (1,397)         1,095          1,513      (7,515,108)  (13,919,725)
        (14,766)        18,129         11,969     (20,427,987)   (2,569,897)
       --------       --------       --------    ------------  ------------

         (6,317)        23,381         20,694     (26,823,346)  (11,691,869)
       --------       --------       --------    ------------  ------------

        226,878        454,234        624,621      72,189,303    89,608,277
        (18,480)       (72,335)       (66,360)    (43,351,608)  (32,811,606)
       --------       --------       --------    ------------  ------------
        208,398        381,899        558,261      28,837,695    56,796,671
       --------       --------       --------    ------------  ------------
        202,081        405,280        578,955       2,014,349    45,104,802
              0              0              0     123,560,492    78,455,690
       --------       --------       --------    ------------  ------------
       $202,081       $405,280       $578,955    $125,574,841  $123,560,492
       ========       ========       ========    ============  ============

              0              0              0
         25,101         42,010         57,674
         (2,996)        (6,907)        (6,215)
       --------       --------       --------
         22,105         35,103         51,459
       ========       ========       ========
       $  9,846       $  4,157       $  7,212    $ 12,495,740  $ 11,375,991
       ========       ========       ========    ============  ============

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business:

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies, which include Variable Life (Strategist), Variable Universal Life (MONY Equity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal
Life), Corporate Sponsored Variable Universal Life and Survivorship Variable Universal Life Insurance policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related only to the Variable Universal Life Insurance policies (MONY Custom Equity Master) is presented here.

There are thirty-five MONY Custom Equity Master subaccounts within the Variable Account, each of which invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Dreyfus Stock Index Fund, The Dreyfus Socially Responsible Growth Fund, Inc., Fidelity Variable Insurance Products Funds, The Universal Institutional Funds, Inc., Alger American Fund, Lord Abbett Series Fund, PIMCO Variable Insurance Trust, or Janus Aspen Series (collectively, the "Funds"). The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2. Significant Accounting Policies:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment in shares of each of the respective Funds' portfolio is stated at value which is the net asset value of the respective portfolio as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on the amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions from net realized gains are recorded on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized gains attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for federal income tax purposes.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



3. Related Party Transactions:

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amount deducted for the MONY Custom Equity Master Subaccounts for the period ended December 31, 2002 aggregated $30,706,534.

MONY America receives from the Variable Account the amounts deducted for mortality and expense risks at an annual rate of 0.35% of average daily net assets of each of the MONY Custom Equity Master subaccounts. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY America and MONY receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the period ended December 31, 2002, MONY America received $46,882 in aggregate from certain Funds in connection with Custom Equity Master Subaccounts.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



4. Investment Transactions:

Cost of shares acquired and the proceeds from redemption of shares by each subaccount during the year ended December 31, 2002 were as follows:

                                                  Cost of Shares
                                                     Acquired     Proceeds
                                                    (Excludes    from Shares
   MONY Custom Equity Master Subaccounts          Reinvestments)  Redeemed
   -------------------------------------          -------------- -----------

   MONY Series Fund, Inc.

   Intermediate Term Bond Portfolio..............   $  734,202   $  405,603
   Long Term Bond Portfolio......................    1,164,339      434,148
   Government Securities Portfolio...............    1,428,253      300,408
   Money Market Portfolio........................    5,036,708    5,049,965

   Enterprise Accumulation Trust

   Equity Portfolio..............................    3,118,264    1,454,041
   Small Company Value Portfolio.................    4,097,221    1,568,266
   Managed Portfolio.............................    2,921,712    1,574,106
   International Growth Portfolio................    1,025,973      579,423
   High Yield Bond Portfolio.....................    1,008,279      493,758
   Growth Portfolio..............................    6,938,721    3,263,384
   Growth and Income Portfolio...................    3,020,039    1,424,132
   Small Company Growth Portfolio................    2,158,658    1,090,963
   Equity Income Portfolio.......................      805,826      351,474
   Capital Appreciation Portfolio................    1,538,212      843,140
   Multi-Cap Growth Portfolio....................    2,393,509    1,283,833
   Balanced Portfolio............................      403,746      152,374
   Emerging Countries Portfolio..................       58,929       37,975
   Worldwide Growth Portfolio....................       81,137       22,189
   Mid-Cap Growth Portfolio......................      267,751       56,211
   Total Return Portfolio........................      218,384       12,517

   Dreyfus

   Dreyfus Stock Index Fund......................    3,063,140    1,199,935
   Dreyfus Socially Responsible Growth Fund, Inc.      406,578      220,505

   Fidelity Variable Insurance Products Funds

   VIP Growth Portfolio..........................    1,753,408      663,844
   VIP II Contrafund Portfolio...................    1,777,410      789,073
   VIP III Growth Opportunities Portfolio........      365,062      219,120

   Janus Aspen Series

   Aggressive Growth Portfolio...................    2,320,307      923,706
   Balanced Portfolio............................    1,564,354      584,499
   Capital Appreciation Portfolio................    1,352,802      806,982
   Worldwide Growth Portfolio....................    2,469,903      993,712

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                Cost of Shares Proceeds
                                                   Acquired      from
                                                  (Excludes     Shares
        MONY Custom Equity Master Subaccounts   Reinvestments) Redeemed
        -------------------------------------   -------------- --------

        The Alger American Funds

        Mid-Cap Growth Portfolio...............    131,445      11,470

        Lord Abbett Series Fund

        Growth and Income Portfolio............    175,313       5,830
        Mid-Cap Value Portfolio................    292,672       7,424

        The Universal Institutional Funds, Inc.
        US Real Estate Portfolio...............    223,717      15,504

        PIMCO Variable Insurance Trust

        Global Bond Portfolio..................    433,001      51,350
        Real Return Bond Portfolio.............    594,925      37,086

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



5. Financial Highlights:

For a unit outstanding throughout the period ended December 31, 2002:

                                                     At December 31, 2002       For the period ended December 31, 2002
                                               -------------------------------- -----------------------------------
                                                                                Investment
                                                                     Net Assets   Income                       Total
MONY Custom Equity Master Subaccounts            Units   Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-------------------------------------          --------- ----------- ---------- ----------   --------------- ---------

MONY Series Fund, Inc.

Intermediate Term Bond Subaccount.............   147,956   $12.69     $ 1,878      3.68%          0.35%         8.93%
Long Term Bond Subaccount.....................   272,785    12.73       3,472      4.20           0.35         13.66
Government Securities Subaccount..............   241,339    12.37       2,984      2.72           0.35          6.27
Money Market Subaccount.......................   650,363    11.58       7,531      1.49           0.35          1.14

Enterprise Accumulation Trust

Equity Subaccount............................. 1,107,623     6.27       6,945      0.00           0.35        (29.63)
Small Company Value Subaccount................   828,456    12.55      10,397      0.39           0.35         (9.58)
Managed Subaccount............................ 1,095,521     7.78       8,520      0.96           0.35        (21.41)
International Growth Subaccount...............   366,129     6.99       2,560      0.68           0.35        (19.75)
High Yield Bond Subaccount....................   255,620    10.74       2,744      8.66           0.35          1.23
Growth Subaccount............................. 2,441,538     7.85      19,169      0.40           0.35        (23.56)
Growth and Income Subaccount..................   929,986     7.84       7,294      1.22           0.35        (26.25)
Small Company Growth Subaccount...............   416,895    11.82       4,926      0.00           0.35        (24.23)
Equity Income Subaccount......................   255,927     8.65       2,214      1.27           0.35        (15.03)
Capital Appreciation Subaccount...............   433,997     9.69       4,207      0.00           0.35        (17.18)
Multi-Cap Growth Subaccount...................   993,482     5.06       5,026      0.00           0.35        (34.88)
Balanced Subaccount...........................    86,239     8.69         749      2.16           0.35        (11.15)
Emerging Countries Subaccount.................    16,326     7.88         129      0.21           0.35        (16.97)
Worldwide Growth Subaccount...................    15,617     6.68         104      0.00           0.35        (24.94)
Mid-Cap Growth Subaccount.....................    64,830     5.22         338      0.00           0.35        (31.23)
Total Return Subaccount (1)...................    20,184    10.59         214      3.39(^)        0.35(^)       5.90

Dreyfus

Dreyfus Stock Index Subaccount................   970,710     6.59       6,396      1.40           0.35        (22.65)
Dreyfus Socially Responsible Growth Subaccount   138,847     5.35         742      0.24           0.35        (29.14)

Fidelity Variable Insurance Products Funds

VIP Growth Subaccount.........................   599,095     5.77       3,456      0.13           0.35        (30.40)
VIP II Contrafund Subaccount..................   499,846     8.35       4,175      0.64           0.35         (9.73)
VIP III Growth Opportunities Subaccount.......   155,326     5.55         861      0.86           0.35        (22.16)

Janus Aspen Series

Aggressive Growth Subaccount.................. 1,147,470     4.11       4,710      0.00           0.35        (28.15)
Balanced Subaccount...........................   412,432     9.17       3,784      2.64           0.35         (6.81)
Capital Appreciation Subaccount...............   483,765     7.05       3,409      0.59           0.35        (15.97)
Worldwide Growth Subaccount...................   774,371     6.32       4,897      0.99           0.35        (25.82)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                          At December 31, 2002      For the period ended December 31, 2002
                                      ----------------------------- -----------------------------------
                                                                    Investment
                                                         Net Assets   Income                       Total
MONY Custom Equity Master Subaccounts Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
------------------------------------- ------ ----------- ---------- ----------   --------------- ---------

 Alger American

 MidCap Growth Subaccount (2)........ 13,796   $ 7.66       $106       0.00%(^)       0.35%(^)    (23.40)%

 Lord Abbett Series Fund

 Growth and Income Subaccount (2).... 19,938     8.46        169       1.98(^)        0.35(^)     (15.40)
 Mid Cap Value Subaccount (3)........ 32,852     8.61        283       1.77(^)        0.35(^)     (13.90)

 Universal Institutional Funds, Inc.

 U.S. Real Estate Subaccount (2)..... 22,105     9.14        202       9.10(^)        0.35(^)      (8.60)

 PIMCO Variable Insurance Trust

 Global Bond Subaccount (2).......... 35,103    11.55        405       2.69(^)        0.35(^)      15.50
 Real Return Subaccount (1).......... 51,459    11.25        579       3.99(^)        0.35(^)      12.50

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(^)Annualized
(1)For the period May 8, 2002 (commencement of operations) through December 31, 2002
(2)For the period May 6, 2002 (commencement of operations) through December 31, 2002
(3)For the period May 2, 2002 (commencement of operations) through December 31, 2002

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



For a unit outstanding throughout the period ended December 31, 2001:

                                                     At December 31, 2001       For the period ended December 31, 2001
                                               -------------------------------- -----------------------------------
                                                                                Investment
                                                                     Net Assets   Income                       Total
MONY Custom Equity Master Subaccounts            Units   Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-------------------------------------          --------- ----------- ---------- ----------   --------------- ---------

MONY Series Fund, Inc.

Intermediate Term Bond Subaccount.............   119,810   $11.65     $ 1,396      4.26%          0.35%         8.17%
Long Term Bond Subaccount.....................   209,209    11.20       2,343      3.73           0.35          5.96
Government Securities Subaccount..............   146,574    11.64       1,707      3.44           0.35          6.20
Money Market Subaccount.......................   649,426    11.45       7,435      3.41           0.35          3.43

Enterprise Accumulation Trust

Equity Subaccount.............................   887,133     8.91       7,909      0.00           0.35        (19.15)
Small Company Value Subaccount................   641,682    13.88       8,905      0.27           0.35          4.91
Managed Subaccount............................   941,722     9.90       9,327      2.25           0.35        (11.53)
International Growth Subaccount...............   309,095     8.71       2,693      0.73           0.35        (28.08)
High Yield Bond Subaccount....................   206,143    10.61       2,188      8.84           0.35          5.47
Growth Subaccount............................. 2,036,137    10.27      20,907      0.48           0.35        (12.89)
Growth and Income Subaccount..................   758,620    10.63       8,064      0.93           0.35        (12.15)
Small Company Growth Subaccount...............   338,648    15.60       5,285      0.00           0.35         (4.18)
Equity Income Subaccount......................   208,347    10.18       2,122      1.15           0.35        (11.09)
Capital Appreciation Subaccount...............   371,317    11.70       4,345      0.67           0.35        (19.42)
Multi-Cap Growth Subaccount...................   818,793     7.77       6,361      0.00           0.35        (17.25)
Balanced Subaccount...........................    59,101     9.78         578      1.85           0.35         (4.21)
Emerging Countries Subaccount (2).............    14,433     9.49         137      0.00(^)        0.35(^)      (5.10)
Worldwide Growth Subaccount (1)...............     8,149     8.90          73      0.00(^)        0.35(^)     (11.00)
Mid-Cap Growth Subaccount (3).................    31,935     7.59         242      0.00(^)        0.35(^)     (24.10)

Dreyfus

Dreyfus Stock Index Subaccount................   726,355     8.52       6,187      1.23           0.35        (12.44)
Dreyfus Socially Responsible Growth Subaccount   110,913     7.55         837      0.08           0.35        (22.88)

Fidelity Variable Insurance Products Funds

VIP Growth Subaccount.........................   447,940     8.29       3,715      0.00           0.35        (18.08)
VIP II Contrafund Subaccount..................   389,954     9.25       3,609      0.51           0.35        (12.74)
VIP III Growth Opportunities Subaccount.......   132,217     7.13         942      0.19           0.35        (14.71)

Janus Aspen Series

Aggressive Growth Subaccount..................   850,465     5.72       4,862      0.00           0.35        (39.66)
Balanced Subaccount...........................   308,589     9.84       3,037      3.22           0.35         (5.02)
Capital Appreciation Subaccount...............   414,025     8.39       3,472      1.38           0.35        (21.95)
Worldwide Growth Subaccount...................   573,563     8.52       4,886      0.58           0.35        (22.76)

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


   and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(^)Annualized
(1)For the period May 3, 2001 (commencement of operations) through December 31, 2001.
(2)For the period May 24, 2001 (commencement of operations) through December 31, 2001.
(3)For the period May 21, 2001 (commencement of operations) through December 31, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- MONY Custom Estate Master

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of MONY Custom Estate Master's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002

                                                   MONY Custom Estate Master
                                         ---------------------------------------------
                                                    MONY Series Fund, Inc.
                                         ---------------------------------------------
                                         Intermediate Long Term  Government   Money
                                          Term Bond      Bond    Securities   Market
                                          Subaccount  Subaccount Subaccount Subaccount
                                         ------------ ---------- ---------- ----------
                ASSETS
Shares held in respective Funds.........     32,492      32,580     28,520   1,187,380
                                           ========    ========   ========  ==========
Investments at cost.....................   $365,756    $420,722   $322,940  $1,187,380
                                           ========    ========   ========  ==========
Investments in respective Funds, at net
  asset value...........................   $384,385    $473,388   $337,112  $1,187,380
Amount due from MONY America............          0           0          0           0
Amount due from respective Funds........         24           0          0           0
                                           --------    --------   --------  ----------
       Total assets.....................    384,409     473,388    337,112   1,187,380
                                           --------    --------   --------  ----------

              LIABILITIES
Amount due to MONY America..............        141         140         98         354
Amount due to respective Funds..........          0           0          0           0
                                           --------    --------   --------  ----------
       Total liabilities................        141         140         98         354
                                           --------    --------   --------  ----------
Net assets..............................   $384,268    $473,248   $337,014  $1,187,026
                                           ========    ========   ========  ==========
Net assets consist of:
  Contractholders' net payments.........   $325,055    $381,460   $303,467  $1,111,844
  Undistributed net investment income...     32,179      42,086     16,097      75,182
  Accumulated net realized gain (loss)
   on investments.......................      8,405      (2,964)     3,278           0
  Net unrealized appreciation
   (depreciation) of investments........     18,629      52,666     14,172           0
                                           --------    --------   --------  ----------
Net assets..............................   $384,268    $473,248   $337,014  $1,187,026
                                           ========    ========   ========  ==========
Number of units outstanding*............     30,069      36,149     27,158     102,684
                                           --------    --------   --------  ----------
Net asset value per unit outstanding*...   $  12.78    $  13.09   $  12.41  $    11.56
                                           ========    ========   ========  ==========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                     MONY Custom Estate Master
---------------------------------------------------------------------------------------------------
                                   Enterprise Accumulation Trust
---------------------------------------------------------------------------------------------------
            Small Company             International High Yield             Growth and  Small Company
  Equity        Value      Managed       Growth        Bond      Growth      Income       Growth
Subaccount   Subaccount   Subaccount   Subaccount   Subaccount Subaccount  Subaccount   Subaccount
----------  ------------- ----------  ------------- ---------- ----------  ----------  -------------
    62,285       60,438       84,304       76,152     114,122     724,560     300,667      102,819
==========   ==========   ==========    =========    ========  ==========  ==========    =========
$1,136,002   $1,223,996   $1,733,739    $ 362,303    $509,233  $3,807,031  $1,690,264    $ 783,423
==========   ==========   ==========    =========    ========  ==========  ==========    =========
$  762,376   $1,037,117   $1,288,164    $ 263,486    $461,054  $2,883,748  $1,187,634    $ 614,859
         0            0            0        2,681           0       6,040       1,787        3,376
        23            0           26            0           0          52           0            0
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
   762,399    1,037,117    1,288,190      266,167     461,054   2,889,840   1,189,421      618,235
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
       267          321          424           81         140         957         368          186
         0            0            0        2,681           0       6,040       1,787        3,376
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
       267          321          424        2,762         140       6,997       2,155        3,562
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
$  762,132   $1,036,796   $1,287,766    $ 263,405    $460,914  $2,882,843  $1,187,266    $ 614,673
==========   ==========   ==========    =========    ========  ==========  ==========    =========
$1,167,911   $1,070,015   $1,694,886    $ 615,736    $446,635  $3,988,921  $1,698,942    $ 759,834
   233,178      308,025      507,545      113,380      76,377      18,102      16,492       19,234
  (265,331)    (154,365)    (469,090)    (366,894)    (13,919)   (200,897)    (25,538)       4,169
  (373,626)    (186,879)    (445,575)     (98,817)    (48,179)   (923,283)   (502,630)    (168,564)
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
$  762,132   $1,036,796   $1,287,766    $ 263,405    $460,914  $2,882,843  $1,187,266    $ 614,673
==========   ==========   ==========    =========    ========  ==========  ==========    =========
   122,785       87,482      167,850       40,098      43,159     377,484     153,750       53,474
----------   ----------   ----------    ---------    --------  ----------  ----------    ---------
$     6.21   $    11.85   $     7.67    $    6.57    $  10.68  $     7.64  $     7.72    $   11.50
==========   ==========   ==========    =========    ========  ==========  ==========    =========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002

                                           MONY Custom Estate Master
                                 --------------------------------------------
                                         Enterprise Accumulation Trust
                                 --------------------------------------------

                                   Equity     Capital    Multi-Cap
                                   Income   Appreciation   Growth    Balanced
                                 Subaccount  Subaccount  Subaccount Subaccount
                                 ---------- ------------ ---------- ----------
             ASSETS
  Shares held in respective
    Funds.......................   165,248     123,059      89,554     46,922
                                 =========   =========   =========   ========
  Investments at cost........... $ 847,075   $ 748,987   $ 746,113   $226,648
                                 =========   =========   =========   ========
  Investments in respective
    Funds, at net asset value... $ 697,347   $ 582,071   $ 493,442   $198,949
  Amount due from MONY America..     1,787           0      14,320          0
  Amount due from respective
    Funds.......................        18           0          23          0
                                 ---------   ---------   ---------   --------
         Total assets...........   699,152     582,071     507,785    198,949
                                 ---------   ---------   ---------   --------
           LIABILITIES
  Amount due to MONY America....       232         180         169         60
  Amount due to respective Funds     1,787           0      14,320          0
                                 ---------   ---------   ---------   --------
         Total liabilities......     2,019         180      14,489         60
                                 ---------   ---------   ---------   --------
  Net assets.................... $ 697,133   $ 581,891   $ 493,296   $198,889
                                 =========   =========   =========   ========
  Net assets consist of:
    Contractholders' net
     payments................... $ 868,558   $ 753,256   $ 905,954   $224,679
    Undistributed net
     investment income (loss)...    11,437      12,449      (3,929)     5,565
    Accumulated net realized
     gain (loss) on investments.   (33,134)    (16,898)   (156,058)    (3,656)
    Net unrealized appreciation
     (depreciation) of
     investments................  (149,728)   (166,916)   (252,671)   (27,699)
                                 ---------   ---------   ---------   --------
  Net assets.................... $ 697,133   $ 581,891   $ 493,296   $198,889
                                 =========   =========   =========   ========
  Number of units outstanding*..    82,263      65,144     103,758     22,902
                                 ---------   ---------   ---------   --------
  Net asset value per unit
    outstanding*................ $    8.47   $    8.93   $    4.76   $   8.68
                                 =========   =========   =========   ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                       MONY Custom Estate Master
-------------------------------------------------------------------------------------------------------------
       Enterprise Accumulation Trust                                Fidelity Variable Insurance Products Funds
-------------------------------------------                         -----------------------------------------
                                                          Dreyfus
             World                                       Socially                                 VIP III
 Mid-Cap      Wide     Emerging    Total      Dreyfus   Responsible    VIP          VIP II        Growth
  Growth     Growth   Countries    Return   Stock Index   Growth      Growth      Contrafund   Opportunities
Subaccount Subaccount Subaccount Subaccount Subaccount  Subaccount  Subaccount    Subaccount    Subaccount
---------- ---------- ---------- ---------- ----------- ----------- ----------    ----------   -------------
   5,193        86         456      4,019       36,496      2,150      14,695        17,543         4,942
 =======     =====      ======    =======   ==========   ========   =========      ========      ========
 $34,607     $ 740      $4,027    $40,235   $1,072,347   $ 54,425   $ 492,407      $358,189      $ 70,905
 =======     =====      ======    =======   ==========   ========   =========      ========      ========
 $27,523     $ 581      $3,605    $40,955   $  820,068   $ 40,644   $ 342,990      $316,472      $ 57,816
       0         0           0          0            0          0       3,368         3,368             0
       0         0           0          0           16          0          22            18             0
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
  27,523       581       3,605     40,955      820,084     40,644     346,380       319,858        57,816
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
       9         1           1         12          273         11         130           114            18
       0         0           0          0            0          0       3,368         3,368             0
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
       9         1           1         12          273         11       3,498         3,482            18
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
 $27,514     $ 580      $3,604    $40,943   $  819,811   $ 40,633   $ 342,882      $316,376      $ 57,798
 =======     =====      ======    =======   ==========   ========   =========      ========      ========
 $35,017     $ 755      $4,094    $39,101   $1,117,116   $ 61,595   $ 531,621      $379,923      $ 79,687
    (152)       (3)         (1)     1,108       24,420        (48)     33,884         8,805           745
    (267)      (13)        (67)        14      (69,446)    (7,133)    (73,206)      (30,635)       (9,545)
  (7,084)     (159)       (422)       720     (252,279)   (13,781)   (149,417)      (41,717)      (13,089)
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
 $27,514     $ 580      $3,604    $40,943   $  819,811   $ 40,633   $ 342,882      $316,376      $ 57,798
 =======     =====      ======    =======   ==========   ========   =========      ========      ========
   4,410        77         436      3,873      125,137      7,887      60,954        40,733        10,220
 -------     -----      ------    -------   ----------   --------   ---------      --------      --------
 $  6.24     $7.59      $ 8.27    $ 10.57   $     6.55   $   5.15   $    5.63      $   7.77      $   5.66
 =======     =====      ======    =======   ==========   ========   =========      ========      ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                                                        MONY Custom Estate Master
                                                              --------------------------------------------


                                                                           Janus Aspen Series
                                                              --------------------------------------------
                                                              Aggressive              Capital    Worldwide
                                                                Growth    Balanced  Appreciation   Growth
                                                              Subaccount Subaccount  Subaccount  Subaccount
                                                              ---------- ---------- ------------ ----------
                           ASSETS
Shares held in respective Funds..............................    20,079     23,168      21,675      23,536
                                                              =========   ========   =========   =========
Investments at cost.......................................... $ 583,568   $517,733   $ 508,997   $ 701,426
                                                              =========   ========   =========   =========
Investments in respective Funds, at net asset value.......... $ 318,046   $477,025   $ 376,489   $ 495,438
Amount due from MONY America.................................         0          0           0           0
Amount due from respective Funds.............................         0         20           0          23
                                                              ---------   --------   ---------   ---------
       Total assets..........................................   318,046    477,045     376,489     495,461
                                                              ---------   --------   ---------   ---------
                        LIABILITIES
Amount due to MONY America...................................        96        166         116         173
Amount due to respective Funds...............................         0          0           0           0
                                                              ---------   --------   ---------   ---------
       Total liabilities.....................................        96        166         116         173
                                                              ---------   --------   ---------   ---------
Net assets................................................... $ 317,950   $476,879   $ 376,373   $ 495,288
                                                              =========   ========   =========   =========
Net assets consist of:
   Contractholders' net payments............................. $ 783,295   $509,851   $ 582,311   $ 788,964
   Undistributed net investment income (loss)................    18,996     24,133       6,429      15,619
   Accumulated net realized gain (loss) on investments.......  (218,819)   (16,397)    (79,859)   (103,307)
   Net unrealized appreciation (depreciation) of investments.  (265,522)   (40,708)   (132,508)   (205,988)
                                                              ---------   --------   ---------   ---------
Net assets................................................... $ 317,950   $476,879   $ 376,373   $ 495,288
                                                              =========   ========   =========   =========
Number of units outstanding*.................................    93,463     52,935      56,385      88,956
                                                              ---------   --------   ---------   ---------
Net asset value per unit outstanding*........................ $    3.40   $   9.01   $    6.68   $    5.57
                                                              =========   ========   =========   =========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                            MONY Custom Estate Master
--------------------------------------------------------------------------------------------
  Alger                                                           The Universal
 American                                                         Institutional
   Fund    Lord Abbett Series Fund PIMCO Variable Insurance Trust  Funds, Inc.
---------- ----------------------  ------------------------------ -------------
  MidCap   Growth and   Mid-Cap      Global       Real Return       U.S. Real
  Growth     Income      Value        Bond           Bond            Estate
Subaccount Subaccount  Subaccount  Subaccount     Subaccount       Subaccount      Total
---------- ----------  ----------  ----------     -----------     ------------- -----------

     568      1,459       3,150       1,331          13,108            1,324
  ======    =======     =======     =======        ========          =======
  $7,351    $27,870     $43,796     $14,826        $151,160          $15,963    $20,812,184
  ======    =======     =======     =======        ========          =======    ===========
  $7,066    $27,474     $43,654     $15,558        $155,984          $14,996    $16,434,896
       0          0           0           0               0                0         36,727
       0          0           0           0               0                0            265
  ------    -------     -------     -------        --------          -------    -----------
   7,066     27,474      43,654      15,558         155,984           14,996     16,471,888
  ------    -------     -------     -------        --------          -------    -----------

       2          8          13           4              46                4          5,315
       0          0           0           0               0                0         36,727
  ------    -------     -------     -------        --------          -------    -----------
       2          8          13           4              46                4         42,042
  ------    -------     -------     -------        --------          -------    -----------
  $7,064    $27,466     $43,641     $15,554        $155,938          $14,992    $16,429,846
  ======    =======     =======     =======        ========          =======    ===========

  $7,405    $27,868     $43,726     $14,626        $148,814          $15,278    $21,488,200
     (11)       124         183         184           2,197              729      1,620,740
     (45)      (130)       (126)         12             103              (48)    (2,301,806)
    (285)      (396)       (142)        732           4,824             (967)    (4,377,288)
  ------    -------     -------     -------        --------          -------    -----------
  $7,064    $27,466     $43,641     $15,554        $155,938          $14,992    $16,429,846
  ======    =======     =======     =======        ========          =======    ===========
     892      3,229       5,072       1,421          14,071            1,656
  ------    -------     -------     -------        --------          -------
  $ 7.91    $  8.51     $  8.61     $ 10.95        $  11.08          $  9.06
  ======    =======     =======     =======        ========          =======

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS

                     For the year ended December 31, 2002

                                           MONY Custom Estate Master
                                 --------------------------------------------
                                            MONY Series Fund, Inc.
                                 --------------------------------------------
                                 Intermediate Long Term  Government   Money
                                  Term Bond      Bond    Securities   Market
                                  Subaccount  Subaccount Subaccount Subaccount
                                 ------------ ---------- ---------- ----------
  Dividend income...............   $13,336     $16,251    $ 8,122    $16,838
  Distribution from net
    realized gains..............         0           0          0          0
  Mortality and expense risk
    charges ....................    (1,260)     (1,408)      (964)    (3,958)
                                   -------     -------    -------    -------
  Net investment income (loss)..    12,076      14,843      7,158     12,880
                                   -------     -------    -------    -------
  Realized and unrealized gain
    (loss) on investments:
    Net realized gain (loss) on
     investments................    14,456       2,977      2,957          0
    Net change in unrealized
     appreciation
     (depreciation) of
     investments................     6,968      37,885      6,869          0
                                   -------     -------    -------    -------
  Net realized and unrealized
    gain (loss) on investments..    21,424      40,862      9,826          0
                                   -------     -------    -------    -------
  Net increase (decrease) in
    net assets resulting from
    operations..................   $33,500     $55,705    $16,984    $12,880
                                   =======     =======    =======    =======

                      See notes to financial statements.

                                   MONY Custom Estate Master
-----------------------------------------------------------------------------------------------
                                 Enterprise Accumulation Trust
-----------------------------------------------------------------------------------------------
           Small Company            International High Yield            Growth and Small Company
  Equity       Value      Managed      Growth        Bond      Growth     Income      Growth
Subaccount  Subaccount   Subaccount  Subaccount   Subaccount Subaccount Subaccount  Subaccount
---------- ------------- ---------- ------------- ---------- ---------- ---------- -------------
$       0    $   3,965   $  12,548    $  1,834     $ 36,743  $  12,138  $  15,159    $       0
        0       29,962           0           0            0          0          0            0
   (2,621)      (3,641)     (4,508)       (928)      (1,484)   (10,291)    (4,535)      (2,312)
---------    ---------   ---------    --------     --------  ---------  ---------    ---------
   (2,621)      30,286       8,040         906       35,259      1,847     10,624       (2,312)
---------    ---------   ---------    --------     --------  ---------  ---------    ---------
  (70,971)     (92,749)    (60,998)    (18,609)      (6,390)  (120,717)   (61,950)     (27,747)
 (181,351)     (41,351)   (260,439)    (43,803)     (25,036)  (672,424)  (353,754)    (162,458)
---------    ---------   ---------    --------     --------  ---------  ---------    ---------
 (252,322)    (134,100)   (321,437)    (62,412)     (31,426)  (793,141)  (415,704)    (190,205)
---------    ---------   ---------    --------     --------  ---------  ---------    ---------
$(254,943)   $(103,814)  $(313,397)   $(61,506)    $  3,833  $(791,294) $(405,080)   $(192,517)
=========    =========   =========    ========     ========  =========  =========    =========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                                            MONY Custom Estate Master
                               --------------------------------------------------
                                          Enterprise Accumulation Trust
                               --------------------------------------------------
                                  Equity      Capital     Multi-Cap
                                  Income    Appreciation    Growth      Balanced
                                Subaccount   Subaccount   Subaccount   Subaccount
                               ------------ ------------ ------------ ------------
                                 For the      For the      For the      For the
                                year ended   year ended   year ended   year ended
                               December 31, December 31, December 31, December 31,
                                   2002         2002         2002         2002
                               ------------ ------------ ------------ ------------
Dividend income...............  $   9,142    $       0    $       0     $  3,846
Distribution from net
  realized gains..............          0            0            0            0
Mortality and expense risk
  charges.....................     (2,662)      (1,894)      (1,790)        (641)
                                ---------    ---------    ---------     --------
Net investment income (loss)..      6,480       (1,894)      (1,790)       3,205
                                ---------    ---------    ---------     --------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................    (31,088)     (17,153)     (41,431)      (1,792)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................   (108,859)     (84,095)    (179,634)     (23,693)
                                ---------    ---------    ---------     --------
Net realized and unrealized
  gain (loss) on investments..   (139,947)    (101,248)    (221,065)     (25,485)
                                ---------    ---------    ---------     --------
Net increase (decrease) in
  net assets resulting from
  operations..................  $(133,467)   $(103,142)   $(222,855)    $(22,280)
                                =========    =========    =========     ========

----------
** Commencement of operations.

                      See notes to financial statements.

                                                 MONY Custom Estate Master
-----------------------------------------------------------------------------------------------------------------------------
              Enterprise Accumulation Trust                                         Fidelity Variable Insurance Products Funds
--------------------------------------------------------                            -----------------------------------------
                                                                         Dreyfus
                                                                         Socially                                  VIP III
  Mid-Cap      World Wide      Emerging                     Dreyfus    Responsible                   VIP II        Growth
   Growth        Growth       Countries     Total Return  Stock Index     Growth     VIP Growth    Contrafund   Opportunities
 Subaccount    Subaccount     Subaccount     Subaccount    Subaccount   Subaccount   Subaccount    Subaccount    Subaccount
------------ -------------- -------------- -------------- ------------ ------------ ------------  ------------  -------------
             For the period For the period For the period
               January 7,     January 7,      June 28,
  For the        2002**         2002**         2002**       For the      For the      For the       For the        For the
 year ended     through        through        through      year ended   year ended   year ended    year ended    year ended
December 31,  December 31,   December 31,   December 31,  December 31, December 31, December 31,  December 31,  December 31,
    2002          2002           2002           2002          2002         2002         2002          2002          2002
------------ -------------- -------------- -------------- ------------ ------------ ------------  ------------  -------------
  $      0       $   0          $   6          $  529      $  12,086     $    108    $     538      $  2,271      $    540
         0           0              0             635              0            0            0             0             0
      (116)         (3)            (7)            (56)        (2,988)        (137)      (1,367)       (1,148)         (223)
  --------       -----          -----          ------      ---------     --------    ---------      --------      --------
      (116)         (3)            (1)          1,108          9,098          (29)        (829)        1,123           317
  --------       -----          -----          ------      ---------     --------    ---------      --------      --------
      (194)        (13)           (67)             14        (45,674)      (5,932)     (39,155)       (8,559)       (1,969)
   (12,426)       (159)          (422)            720       (191,996)      (7,597)    (106,518)      (27,648)      (14,970)
  --------       -----          -----          ------      ---------     --------    ---------      --------      --------
   (12,620)       (172)          (489)            734       (237,670)     (13,529)    (145,673)      (36,207)      (16,939)
  --------       -----          -----          ------      ---------     --------    ---------      --------      --------
  $(12,736)      $(175)         $(490)         $1,842      $(228,572)    $(13,558)   $(146,502)     $(35,084)     $(16,622)
  ========       =====          =====          ======      =========     ========    =========      ========      ========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)


                                                      MONY Custom Estate Master
                                         --------------------------------------------------

                                                         Janus Aspen Series
                                         --------------------------------------------------
                                          Aggressive                 Capital     Worldwide
                                            Growth      Balanced   Appreciation    Growth
                                          Subaccount   Subaccount   Subaccount   Subaccount
                                         ------------ ------------ ------------ ------------
                                         For the year For the year For the year For the year
                                            ended        ended        ended        ended
                                         December 31, December 31, December 31, December 31,
                                             2002         2002         2002         2002
                                         ------------ ------------ ------------ ------------
Dividend income.........................  $       0     $ 11,347     $  2,355    $   5,135
Distribution from net realized gains....          0            0            0            0
Mortality and expense risk charges .....     (1,103)      (1,513)      (1,359)      (1,892)
                                          ---------     --------     --------    ---------
Net investment income (loss)............     (1,103)       9,834          996        3,243
                                          ---------     --------     --------    ---------
Realized and unrealized gain (loss) on
  investments:
  Net realized gain (loss) on
   investments..........................    (95,349)      (8,324)     (33,480)     (31,102)
  Net change in unrealized appreciation
   (depreciation) of investments........     (9,043)     (30,615)     (36,331)    (135,588)
                                          ---------     --------     --------    ---------
Net realized and unrealized gain (loss)
  on investments........................   (104,392)     (38,939)     (69,811)    (166,690)
                                          ---------     --------     --------    ---------
Net increase (decrease) in net assets
  resulting from operations.............  $(105,495)    $(29,105)    $(68,815)   $(163,447)
                                          =========     ========     ========    =========

----------
** Commencement of operations

                      See notes to financial statements.

                                                MONY Custom Estate Master
------------------------------------------------------------------------------------------------------------------------
                                                                                 The Universal Institutional
Alger American Fund    Lord Abbett Series Fund    PIMCO Variable Insurance Trust         Funds, Inc.
------------------- ----------------------------  -----------------------------  ---------------------------
                      Growth and                                   Real Return
   MidCap Growth        Income     Mid-Cap Value    Global Bond        Bond           U.S. Real Estate
    Subaccount        Subaccount     Subaccount     Subaccount      Subaccount           Subaccount
------------------- -------------- -------------- --------------- -------------- ---------------------------
  For the period    For the period For the period For the period  For the period       For the period
  June 3, 2002**    June 3, 2002** May 2, 2002**  June 24, 2002** June 3, 2002**       June 24, 2002**
      through          through        through         through        through               through
   December 31,      December 31,   December 31,   December 31,    December 31,         December 31,
       2002              2002           2002           2002            2002                 2002                TOTAL
------------------- -------------- -------------- --------------- -------------- --------------------------- -----------
       $   0            $ 159          $ 243           $144           $2,088               $   474           $   187,945
           0                4              0             59              296                   274                31,230
         (11)             (39)           (60)           (19)            (187)                  (19)              (57,144)
       -----            -----          -----           ----           ------               -------           -----------
         (11)             124            183            184            2,197                   729               162,031
       -----            -----          -----           ----           ------               -------           -----------

         (45)            (130)          (126)            12              103                   (48)             (801,243)
        (285)            (396)          (142)           732            4,824                  (967)           (2,654,002)
       -----            -----          -----           ----           ------               -------           -----------
        (330)            (526)          (268)           744            4,927                (1,015)           (3,455,245)
       -----            -----          -----           ----           ------               -------           -----------
       $(341)           $(402)         $ (85)          $928           $7,124               $  (286)          $(3,293,214)
       =====            =====          =====           ====           ======               =======           ===========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS


                                                         MONY Custom Estate Master
                               ----------------------------------------------------------------------------
                                                          MONY Series Fund, Inc.
                               ----------------------------------------------------------------------------
                                     Intermediate                Long Term                Government
                                       Term Bond                   Bond                   Securities
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).  $  12,076     $  8,519     $ 14,843     $ 11,429     $  7,158     $  5,174
 Net realized gain (loss) on
   investments................     14,456          837        2,977        2,995        2,957          944
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................      6,968        6,591       37,885        1,315        6,869        2,787
                                ---------     --------     --------     --------     --------     --------
Net increase (decrease) in
 net assets resulting from
 operations...................     33,500       15,947       55,705       15,739       16,984        8,905
                                ---------     --------     --------     --------     --------     --------
From unit transactions:
 Net proceeds from the
   issuance of units..........    285,487      121,623      158,204      110,478      161,980      129,023
 Net asset value of units
   redeemed or used to meet
   contract obligations.......   (209,541)     (14,261)     (61,702)     (16,761)     (65,434)     (20,232)
                                ---------     --------     --------     --------     --------     --------
Net increase from unit
 transactions.................     75,946      107,362       96,502       93,717       96,546      108,791
                                ---------     --------     --------     --------     --------     --------
Net increase (decrease) in
 net assets...................    109,446      123,309      152,207      109,456      113,530      117,696
Net assets beginning of year..    274,822      151,513      321,041      211,585      223,484      105,788
                                ---------     --------     --------     --------     --------     --------
Net assets end of year*.......  $ 384,268     $274,822     $473,248     $321,041     $337,014     $223,484
                                =========     ========     ========     ========     ========     ========
Unit transactions:
Units outstanding beginning
 of year......................     23,432       13,970       27,875       19,459       19,126        9,616
Units issued during the year..     24,048       10,713       13,666        9,902       13,640       11,337
Units redeemed during the year    (17,411)      (1,251)      (5,392)      (1,486)      (5,608)      (1,827)
                                ---------     --------     --------     --------     --------     --------
Units outstanding end of year.     30,069       23,432       36,149       27,875       27,158       19,126
                                =========     ========     ========     ========     ========     ========
----------
*  Includes undistributed net
   investment income of:        $  32,179     $ 20,103     $ 42,086     $ 27,243     $ 16,097     $  8,939
                                =========     ========     ========     ========     ========     ========

                      See notes to financial statements.

                                       MONY Custom Estate Master
------------------------------------------------------------------------------------------------------
 MONY Series Fund, Inc.                           Enterprise Accumulation Trust
------------------------  ----------------------------------------------------------------------------
          Money                                           Small Company
         Market                    Equity                     Value                    Managed
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

 $   12,880   $   29,075   $  (2,621)   $ 110,755    $   30,286   $ 191,641    $    8,040   $   89,061
          0            0     (70,971)    (164,469)      (92,749)    (64,006)      (60,998)    (267,690)

          0            0    (181,351)     (57,907)      (41,351)    (91,442)     (260,439)      33,588
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------

     12,880       29,075    (254,943)    (111,621)     (103,814)     36,193      (313,397)    (145,041)
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------

    678,331      728,578     359,563      477,191       331,060     604,594       481,836      570,513

   (566,758)    (382,491)    (95,350)    (136,325)     (129,301)   (193,947)     (187,365)    (240,942)
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------
    111,573      346,087     264,213      340,866       201,759     410,647       294,471      329,571
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------
    124,453      375,162       9,270      229,245        97,945     446,840       (18,926)     184,530
  1,062,573      687,411     752,862      523,617       938,851     492,011     1,306,692    1,122,162
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------
 $1,187,026   $1,062,573   $ 762,132    $ 752,862    $1,036,796   $ 938,851    $1,287,766   $1,306,692
 ==========   ==========   =========    =========    ==========   =========    ==========   ==========

     92,971       62,215      85,310       47,999        71,640      39,371       133,735      101,675
     60,535       65,264      53,805       52,960        26,300      47,584        58,650       55,862
    (50,822)     (34,508)    (16,330)     (15,649)      (10,458)    (15,315)      (24,535)     (23,802)
 ----------   ----------   ---------    ---------    ----------   ---------    ----------   ----------
    102,684       92,971     122,785       85,310        87,482      71,640       167,850      133,735
 ==========   ==========   =========    =========    ==========   =========    ==========   ==========

 $   75,182   $   62,302   $ 233,178    $ 235,799    $  308,025   $ 277,739    $  507,545   $  499,505
 ==========   ==========   =========    =========    ==========   =========    ==========   ==========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                         MONY Custom Estate Master
                               ----------------------------------------------------------------------------
                                                       Enterprise Accumulation Trust
                               ----------------------------------------------------------------------------
                                     International              High Yield
                                        Growth                     Bond                     Growth
                                      Subaccount                Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).   $    906    $  25,464     $ 35,259     $ 25,738    $    1,847   $    3,715
 Net realized gain (loss) on
   investments................    (18,609)    (354,826)      (6,390)      (4,099)     (120,717)    (141,952)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................    (43,803)     126,672      (25,036)      (8,004)     (672,424)    (193,933)
                                 --------    ---------     --------     --------    ----------   ----------
Net increase (decrease) in
 net assets resulting from
 operations...................    (61,506)    (202,690)       3,833       13,635      (791,294)    (332,170)
                                 --------    ---------     --------     --------    ----------   ----------
From unit transactions:
 Net proceeds from the
   issuance of units..........    115,064      213,313      145,473      136,219     1,140,490    1,370,112
 Net asset value of units
   redeemed or used to
   meet contract obligations..    (44,788)    (680,712)     (43,130)     (17,790)     (397,988)    (484,138)
                                 --------    ---------     --------     --------    ----------   ----------
Net increase (decrease) from
 unit transactions............     70,276     (467,399)     102,343      118,429       742,502      885,974
                                 --------    ---------     --------     --------    ----------   ----------
Net increase (decrease) in
 net assets...................      8,770     (670,089)     106,176      132,064       (48,792)     553,804
Net assets beginning of year..    254,635      924,724      354,738      222,674     2,931,635    2,377,831
                                 --------    ---------     --------     --------    ----------   ----------
Net assets end of year*.......   $263,405    $ 254,635     $460,914     $354,738    $2,882,843   $2,931,635
                                 ========    =========     ========     ========    ==========   ==========
Unit transactions:
Units outstanding beginning
 of year......................     31,108       81,241       33,604       22,259       293,534      207,436
Units issued during the year..     15,328       22,797       13,952       13,038       131,041      135,123
Units redeemed during the year     (6,338)     (72,930)      (4,397)      (1,693)      (47,091)     (49,025)
                                 --------    ---------     --------     --------    ----------   ----------
Units outstanding end of year.     40,098       31,108       43,159       33,604       377,484      293,534
                                 ========    =========     ========     ========    ==========   ==========
----------
*  Includes undistributed net
   investment income of:         $113,380    $ 112,474     $ 76,377     $ 41,118    $   18,102   $   16,255
                                 ========    =========     ========     ========    ==========   ==========

                      See notes to financial statements.

                                       MONY Custom Estate Master
------------------------------------------------------------------------------------------------------
                                     Enterprise Accumulation Trust
------------------------------------------------------------------------------------------------------
       Growth and               Small Company                Equity                    Capital
         Income                    Growth                    Income                 Appreciation
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

 $   10,624   $    6,763   $  (2,312)   $  19,855    $   6,480     $  4,595    $  (1,894)    $  1,282
    (61,950)         227     (27,747)     (20,677)     (31,088)      (1,169)     (17,153)     (24,186)

   (353,754)    (155,378)   (162,458)        (215)    (108,859)     (78,549)     (84,095)     (53,406)
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------

   (405,080)    (148,388)   (192,517)      (1,037)    (133,467)     (75,123)    (103,142)     (76,310)
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------

    421,501      615,720     207,364      308,148      236,290      294,056      309,520      228,751

   (212,204)     (96,462)   (109,816)    (101,786)    (152,643)     (56,682)     (70,314)     (47,772)
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------
    209,297      519,258      97,548      206,362       83,647      237,374      239,206      180,979
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------
   (195,783)     370,870     (94,969)     205,325      (49,820)     162,251      136,064      104,669
  1,383,049    1,012,179     709,642      504,317      746,953      584,702      445,827      341,158
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------
 $1,187,266   $1,383,049   $ 614,673    $ 709,642    $ 697,133     $746,953    $ 581,891     $445,827
 ==========   ==========   =========    =========    =========     ========    =========     ========

    132,155       84,930      46,743       31,839       74,868       52,118       41,343       25,495
     47,181       56,373      16,404       22,289       26,124       28,315       30,956       20,123
    (25,586)      (9,148)     (9,673)      (7,385)     (18,729)      (5,565)      (7,155)      (4,275)
 ----------   ----------   ---------    ---------    ---------     --------    ---------     --------
    153,750      132,155      53,474       46,743       82,263       74,868       65,144       41,343
 ==========   ==========   =========    =========    =========     ========    =========     ========

 $   16,492   $    5,868   $  19,234    $  21,546    $  11,437     $  4,957    $  12,449     $ 14,343
 ==========   ==========   =========    =========    =========     ========    =========     ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                                     MONY Custom Estate Master
                                         ---------------------------------------------------------------------------------
                                                                   Enterprise Accumulation Trust
                                         ---------------------------------------------------------------------------------

                                                 Multi-Cap                                              Mid-Cap
                                                  Growth                   Balanced                      Growth
                                                Subaccount                Subaccount                   Subaccount
                                         ------------------------  ------------------------  -----------------------------
                                           For the      For the      For the      For the      For the     For the period
                                          year ended   year ended   year ended   year ended   year ended   July 20, 2001**
                                         December 31, December 31, December 31, December 31, December 31,      through
                                             2002         2001         2002         2001         2002     December 31, 2001
                                         ------------ ------------ ------------ ------------ ------------ -----------------
From operations:
 Net investment income (loss)...........  $  (1,790)   $  (1,543)    $  3,205     $  1,779     $   (116)       $   (36)
 Net realized gain (loss) on investments    (41,431)     (93,030)      (1,792)      (1,842)        (194)           (73)
 Net change in unrealized appreciation
   (depreciation) of investments........   (179,634)      14,384      (23,693)      (5,234)     (12,426)         5,342
                                          ---------    ---------     --------     --------     --------        -------
Net increase (decrease) in net assets
 resulting from operations..............   (222,855)     (80,189)     (22,280)      (5,297)     (12,736)         5,233
                                          ---------    ---------     --------     --------     --------        -------
From unit transactions:
 Net proceeds from the issuance of units    270,147      367,911       86,838       51,991        3,812         32,847
 Net asset value of units redeemed or
   used to meet contract obligations....    (91,251)    (120,804)     (20,918)     (23,593)      (1,180)          (462)
                                          ---------    ---------     --------     --------     --------        -------
Net increase from unit transactions.....    178,896      247,107       65,920       28,398        2,632         32,385
                                          ---------    ---------     --------     --------     --------        -------
Net increase (decrease) in net assets...    (43,959)     166,918       43,640       23,101      (10,104)        37,618
Net assets beginning of period..........    537,255      370,337      155,249      132,148       37,618              0
                                          ---------    ---------     --------     --------     --------        -------
Net assets end of period*...............  $ 493,296    $ 537,255     $198,889     $155,249     $ 27,514        $37,618
                                          =========    =========     ========     ========     ========        =======
Unit transactions:
Units outstanding beginning of period...     73,588       41,974       15,884       12,953        4,146              0
Units issued during the period..........     45,559       48,280        9,245        5,419          425          4,199
Units redeemed during the period........    (15,389)     (16,666)      (2,227)      (2,488)        (161)           (53)
                                          ---------    ---------     --------     --------     --------        -------
Units outstanding end of period.........    103,758       73,588       22,902       15,884        4,410          4,146
                                          =========    =========     ========     ========     ========        =======
----------
*  Includes undistributed net
   investment income (loss) of:           $  (3,929)   $  (2,139)    $  5,565     $  2,360     $   (152)       $   (36)
                                          =========    =========     ========     ========     ========        =======

** Commencement of operations

                      See notes to financial statements.

                                        MONY Custom Estate Master
--------------------------------------------------------------------------------------------------------
            Enterprise Accumulation Trust
----------------------------------------------------
                                                                                         Dreyfus
                                                               Dreyfus                  Socially
   World Wide         Emerging            Total                 Stock                  Responsible
     Growth           Countries          Return                 Index                    Growth
   Subaccount        Subaccount        Subaccount            Subaccount                Subaccount
----------------- ----------------- ----------------- ------------------------  ------------------------
 For the period    For the period    For the period     For the      For the      For the      For the
January 7, 2002** January 7, 2002**  June 28, 2002**   year ended   year ended   year ended   year ended
     through           through           through      December 31, December 31, December 31, December 31,
December 31, 2002 December 31, 2002 December 31, 2002     2002         2001         2002         2001
----------------- ----------------- ----------------- ------------ ------------ ------------ ------------

      $  (3)           $   (1)           $ 1,108       $   9,098     $  8,858     $    (29)    $   (79)
        (13)              (67)                14         (45,674)     (32,068)      (5,932)     (1,308)

       (159)             (422)               720        (191,996)     (31,793)      (7,597)     (5,344)
      -----            ------            -------       ---------     --------     --------     -------

       (175)             (490)             1,842        (228,572)     (55,003)     (13,558)     (6,731)
      -----            ------            -------       ---------     --------     --------     -------

        864             4,563             40,070         376,362      637,921       27,870      37,499

       (109)             (469)              (969)       (142,753)     (71,878)     (15,785)     (3,607)
      -----            ------            -------       ---------     --------     --------     -------
        755             4,094             39,101         233,609      566,043       12,085      33,892
      -----            ------            -------       ---------     --------     --------     -------
        580             3,604             40,943           5,037      511,040       (1,473)     27,161
          0                 0                  0         814,774      303,734       42,106      14,945
      -----            ------            -------       ---------     --------     --------     -------
      $ 580            $3,604            $40,943       $ 819,811     $814,774     $ 40,633     $42,106
      =====            ======            =======       =========     ========     ========     =======

          0                 0                  0          96,211       31,383        5,786       1,584
         89               486              3,968          51,389       73,554        4,738       4,668
        (12)              (50)               (95)        (22,463)      (8,726)      (2,637)       (466)
      -----            ------            -------       ---------     --------     --------     -------
         77               436              3,873         125,137       96,211        7,887       5,786
      =====            ======            =======       =========     ========     ========     =======

      $  (3)           $   (1)           $ 1,108       $  24,420     $ 15,322     $    (48)    $   (19)
      =====            ======            =======       =========     ========     ========     =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                         MONY Custom Estate Master
                               ----------------------------------------------------------------------------
                                                Fidelity Variable Insurance Products Funds
                               ----------------------------------------------------------------------------
                                                                                            VIP III
                                                             VIP II Contrafund       Growth Opportunities
                                 VIP Growth Subaccount          Subaccount                Subaccount
                               ------------------------  ------------------------  ------------------------
                               For the year For the year For the year For the year For the year For the year
                                  ended        ended        ended        ended        ended        ended
                               December 31, December 31, December 31, December 31, December 31, December 31,
                                   2002         2001         2002         2001         2002         2001
                               ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss).  $    (829)    $ 15,414     $  1,123     $  3,212     $    317     $    (60)
 Net realized loss on
   investments................    (39,155)     (30,853)      (8,559)     (17,022)      (1,969)      (6,442)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................   (106,518)     (18,673)     (27,648)      (8,806)     (14,970)       5,294
                                ---------     --------     --------     --------     --------     --------
Net decrease in net assets
 resulting from operations....   (146,502)     (34,112)     (35,084)     (22,616)     (16,622)      (1,208)
                                ---------     --------     --------     --------     --------     --------
From unit transactions:
 Net proceeds from the
   issuance of units..........    124,028      342,423       87,905      265,021       18,983       51,855
 Net asset value of units
   redeemed or used to meet
   contract obligations.......    (79,525)     (53,307)     (66,811)     (21,761)      (8,585)     (10,251)
                                ---------     --------     --------     --------     --------     --------
Net increase from unit
 transactions.................     44,503      289,116       21,094      243,260       10,398       41,604
                                ---------     --------     --------     --------     --------     --------
Net increase (decrease) in
 net assets...................   (101,999)     255,004      (13,990)     220,644       (6,224)      40,396
Net assets beginning of year..    444,881      189,877      330,366      109,722       64,022       23,626
                                ---------     --------     --------     --------     --------     --------
Net assets end of year*.......  $ 342,882     $444,881     $316,376     $330,366     $ 57,798     $ 64,022
                                =========     ========     ========     ========     ========     ========
Unit transactions:
Units outstanding beginning
 of year......................     55,001       19,242       38,388       11,133        8,809        2,771
Units issued during the year..     19,224       41,783       10,419       29,923        2,821        7,412
Units redeemed during the year    (13,271)      (6,024)      (8,074)      (2,668)      (1,410)      (1,374)
                                ---------     --------     --------     --------     --------     --------
Units outstanding end of year.     60,954       55,001       40,733       38,388       10,220        8,809
                                =========     ========     ========     ========     ========     ========
----------
*  Includes undistributed net
   investment income of:        $  33,884     $ 34,713     $  8,805     $  7,682     $    745     $    428
                                =========     ========     ========     ========     ========     ========

                      See notes to financial statements.

                                       MONY Custom Estate Master
------------------------------------------------------------------------------------------------------
                                          Janus Aspen Series
------------------------------------------------------------------------------------------------------
                                                                                      Worldwide
    Aggressive Growth             Balanced            Capital Appreciation             Growth
       Subaccount                Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended        ended        ended
December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
    2002         2001         2002         2001         2002         2001         2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
 $  (1,103)   $  (1,142)    $  9,834     $  8,586     $    996     $  3,223    $   3,243     $  1,178
   (95,349)    (100,713)      (8,324)      (6,198)     (33,480)     (45,829)     (31,102)     (69,838)
    (9,043)     (75,020)     (30,615)      (4,767)     (36,331)     (31,935)    (135,588)     (18,603)
 ---------    ---------     --------     --------     --------     --------    ---------     --------
  (105,495)    (176,875)     (29,105)      (2,379)     (68,815)     (74,541)    (163,447)     (87,263)
 ---------    ---------     --------     --------     --------     --------    ---------     --------
   172,344      194,015      209,787      323,230      173,730      201,217      159,136      486,821
   (72,929)     (64,202)     (84,783)     (14,717)     (83,814)     (38,931)     (86,274)     (87,606)
 ---------    ---------     --------     --------     --------     --------    ---------     --------
    99,415      129,813      125,004      308,513       89,916      162,286       72,862      399,215
 ---------    ---------     --------     --------     --------     --------    ---------     --------
    (6,080)     (47,062)      95,899      306,134       21,101       87,745      (90,585)     311,952
   324,030      371,092      380,980       74,846      355,272      267,527      585,873      273,921
 ---------    ---------     --------     --------     --------     --------    ---------     --------
 $ 317,950    $ 324,030     $476,879     $380,980     $376,373     $355,272    $ 495,288     $585,873
 =========    =========     ========     ========     ========     ========    =========     ========
    68,394       47,236       39,425        7,358       44,723       26,280       78,108       28,219
    45,079       33,593       22,988       33,657       23,732       23,175       25,608       60,958
   (20,010)     (12,435)      (9,478)      (1,590)     (12,070)      (4,732)     (14,760)     (11,069)
 ---------    ---------     --------     --------     --------     --------    ---------     --------
    93,463       68,394       52,935       39,425       56,385       44,723       88,956       78,108
 =========    =========     ========     ========     ========     ========    =========     ========

 $  18,996    $  20,099     $ 24,133     $ 14,299     $  6,429     $  5,433    $  15,619     $ 12,376
 =========    =========     ========     ========     ========     ========    =========     ========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                             MONY Custom Estate Master
                               ----------------------------------------------------

                                Alger American
                                     Fund              Lord Abbett Series Fund
                               ----------------- ----------------------------------
                                    MidCap          Growth and          Mid-Cap
                                    Growth            Income             Value
                                  Subaccount        Subaccount        Subaccount
                               ----------------- ----------------- -----------------
                                For the period    For the period    For the period
                                June 3, 2002**    June 3, 2002**     May 2, 2002**
                                    through           through           through
                               December 31, 2002 December 31, 2002 December 31, 2002
                               ----------------- ----------------- -----------------
From operations:
 Net investment income (loss).      $  (11)           $   124           $   183
 Net realized gain (loss) on
   investments................         (45)              (130)             (126)
 Net change in unrealized
   appreciation
   (depreciation) of
   investments................        (285)              (396)             (142)
                                    ------            -------           -------
Net increase (decrease) in
 net assets resulting from
 operations...................        (341)              (402)              (85)
                                    ------            -------           -------
From unit transactions:
 Net proceeds from the
   issuance of units..........       7,617             28,611            44,493
 Net asset value of units
   redeemed or used to meet
   contract obligations.......        (212)              (743)             (767)
                                    ------            -------           -------
Net increase from unit
 transactions.................       7,405             27,868            43,726
                                    ------            -------           -------
Net increase in net assets....       7,064             27,466            43,641
Net assets beginning of period           0                  0                 0
                                    ------            -------           -------
Net assets end of period*.....      $7,064            $27,466           $43,641
                                    ======            =======           =======
Unit transactions:
Units outstanding beginning
 of period....................           0                  0                 0
Units issued during the period         918              3,317             5,162
Units redeemed during the
 period.......................         (26)               (88)              (90)
                                    ------            -------           -------
Units outstanding end of
 period.......................         892              3,229             5,072
                                    ======            =======           =======
----------
*  Includes undistributed net
   investment income (loss)
   of:                              $  (11)           $   124           $   183
                                    ======            =======           =======

                      See notes to financial statements.

                               MONY Custom Estate Master
--------------------------------------------------------------------------------------

                                          The Universal
  PIMCO Variable Insurance Trust    Institutional Funds, Inc.
----------------------------------  -------------------------
     Global          Real Return            U.S. Real
      Bond              Bond                 Estate
   Subaccount        Subaccount            Subaccount                   Total
----------------- ----------------- ------------------------- ------------------------
 For the period    For the period        For the period
 June 24, 2002**   June 3, 2002**        June 24, 2002**
     through           through               through
December 31, 2002 December 31, 2002     December 31, 2002         2002         2001
----------------- ----------------- ------------------------- -----------  -----------
     $   184          $  2,197               $   729          $   162,031  $   572,456
          12               103                   (48)            (801,243)  (1,443,287)
         732             4,824                  (967)          (2,654,002)    (643,036)
     -------          --------               -------          -----------  -----------
         928             7,124                  (286)          (3,293,214)  (1,513,867)
     -------          --------               -------          -----------  -----------
      14,978           151,098                15,683            7,051,082    8,901,070
        (352)           (2,284)                 (405)          (3,107,252)  (3,001,420)
     -------          --------               -------          -----------  -----------
      14,626           148,814                15,278            3,943,830    5,899,650
     -------          --------               -------          -----------  -----------
      15,554           155,938                14,992              650,616    4,385,783
           0                 0                     0           15,779,230   11,393,447
     -------          --------               -------          -----------  -----------
     $15,554          $155,938               $14,992          $16,429,846  $15,779,230
     =======          ========               =======          ===========  ===========
           0                 0                     0
       1,455            14,287                 1,701
         (34)             (216)                  (45)
     -------          --------               -------
       1,421            14,071                 1,656
     =======          ========               =======

     $   184          $  2,197               $   729          $ 1,620,740  $ 1,458,709
     =======          ========               =======          ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS



1. Organization and Business:

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies, which include Variable Life (Strategist), Variable Universal Life (MONYEquity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal
Life), Corporate Sponsored Variable Universal Life and Survivorship Variable Universal Life Insurance policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related only to the Variable Universal Life Insurance policies (MONY Custom Estate Master) is presented here.

There are thirty-five MONY Custom Estate Master Subaccounts within the Variable Account, each of which invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Dreyfus Stock Index Fund, Dreyfus Socially Responsible Growth Fund, Inc., Fidelity Variable Insurance Products Funds, Janus Aspen Series, Alger American Fund, Lord Abbett Series Fund, PIMCO Variable Insurance Trust, or The Universal Institutional Funds, Inc. (collectively, the "Funds"). The subaccounts of MONY Custom Estate Master commenced operations in 1999 through 2002. The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2. Significant Accounting Policies:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment in shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions from net realized gains are recorded on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized gains

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for Federal income tax purposes.

3. Related Party Transactions:

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amounts deducted for the MONY Custom Estate Master subaccounts for the period ended December 31, 2002 aggregated $1,673,395.

MONY America receives from the Variable Account the amounts deducted for mortality and expense risks at an annual rate of 0.35% of the average daily net assets of each of the MONY Custom Estate Master subaccounts. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY America and MONY receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the period ended December 31, 2002, MONY America received $5,504 in aggregate from certain Funds in connection with the MONY Custom Estate Master subaccounts.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



4. Investment transactions:

Cost of shares acquired and proceeds from shares redeemed by each subaccount during the period ended December 31, 2002 were as follows:

                                                       Cost of
                                                   Shares Acquired       Proceeds from
MONY Custom Estate Master Subaccounts          (Excludes Reinvestments) Shares Redeemed
-------------------------------------          ------------------------ ---------------

MONY Series Fund, Inc.

Intermediate Term Bond Portfolio..............        $  369,568           $294,813
Long Term Bond Portfolio......................           156,735             61,556
Government Securities Portfolio...............           161,228             65,587
Money Market Portfolio........................           646,863            539,076

Enterprise Accumulation Trust

Equity Portfolio..............................           355,161             93,455
Small Company Value Portfolio.................           516,810            318,528
Managed Portfolio.............................           452,432            162,293
International Growth Portfolio................           110,470             41,084
High Yield Bond Portfolio.....................           143,340             42,402
Growth Portfolio..............................         1,246,015            513,402
Growth and Income Portfolio...................           389,630            184,735
Small Company Growth Portfolio................           199,913            104,610
Equity Income Portfolio.......................           233,538            152,465
Capital Appreciation Portfolio................           289,393             51,976
Multi-Cap Growth Portfolio....................           247,784             70,623
Balanced Portfolio............................            83,563             18,250
Mid-Cap Growth Portfolio......................             3,813              1,294
World Wide Growth Portfolio...................               864                111
Emerging Countries Portfolio..................             4,531                443
Total Return Portfolio........................            40,017                960

Dreyfus

Dreyfus Stock Index Fund......................           371,977            141,234
Dreyfus Socially Responsible Growth Fund, Inc.            27,692             15,741

FidelityVariable Insurance Products Funds

VIP Growth Portfolio..........................           118,148             74,980
VIP II Contrafund Portfolio...................            80,527             60,539
VIP III Growth Opportunities Portfolio........            25,240             15,058

Janus Aspen Series

Aggressive Growth Portfolio...................           161,242             62,888
Balanced Portfolio............................           207,457             83,886
Capital Appreciation Portfolio................           161,605             72,991
Worldwide Growth Portfolio....................           141,285             70,263

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                Cost of
                                            Shares Acquired       Proceeds from
MONY Custom Estate Master Subaccounts   (Excludes Reinvestments) Shares Redeemed
-------------------------------------   ------------------------ ---------------

Alger American Fund

MidCap Growth Portfolio................         $  7,616             $  220

Lord Abbett Series Fund

Growth and Income Portfolio............           28,573                736
Mid-Cap Value Portfolio................           44,451                772

PIMCO Variable Insurance Trust

Global Bond Portfolio..................           14,965                354
Real Return Bond Portfolio.............          150,577              1,904

The Universal Institutional Funds, Inc.

U.S. Real Estate Portfolio.............           15,657                394

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


5. Financial Highlights:

For a unit outstanding throughout the period ended December 31, 2002:

                                                    At December 31, 2002      For the period ended December 31, 2002
                                               ------------------------------ -------------------------------------
                                                                              Investment
                                                                   Net Assets   Income                       Total
MONY Custom Estate Master Subaccounts           Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-------------------------------------          ------- ----------- ---------- ----------   --------------- ---------

MONY Series Fund, Inc.

Intermediate Term Bond Subaccount.............  30,069   $12.78      $  384      3.70%          0.35%         8.95%
Long Term Bond Subaccount.....................  36,149    13.09         473      4.04           0.35         13.63
Government Securities Subaccount..............  27,158    12.41         337      2.95           0.35          6.25
Money Market Subaccount....................... 102,684    11.56       1,187      1.49           0.35          1.14

Enterprise Accumulation Trust

Equity Subaccount............................. 122,785     6.21         762      0.00           0.35        (29.67)
Small Company Value Subaccount................  87,482    11.85       1,037      0.38           0.35         (9.61)
Managed Subaccount............................ 167,850     7.67       1,288      0.97           0.35        (21.49)
International Growth Subaccount...............  40,098     6.57         263      0.69           0.35        (19.78)
High Yield Bond Subaccount....................  43,159    10.68         461      8.67           0.35          1.14
Growth Subaccount............................. 377,484     7.64       2,883      0.41           0.35        (23.52)
Growth and Income Subaccount.................. 153,750     7.72       1,187      1.17           0.35        (26.27)
Small Company Growth Subaccount...............  53,474    11.50         615      0.00           0.35        (24.24)
Equity Income Subaccount......................  82,263     8.47         697      1.20           0.35        (15.13)
Capital Appreciation Subaccount...............  65,144     8.93         582      0.00           0.35        (17.16)
Multi-Cap Growth Subaccount................... 103,758     4.76         493      0.00           0.35        (34.79)
Balanced Subaccount...........................  22,902     8.68         199      2.10           0.35        (11.16)
Mid-Cap Growth Subaccount.....................   4,410     6.24          28      0.00           0.35        (31.20)
World Wide Growth Subaccount (1)..............      77     7.59           0      0.00           0.35 (/\)   (24.10)
Emerging Countries Subaccount (1).............     436     8.27           4      0.30 (/\)      0.35 (/\)   (17.30)
Total Return Subaccount (2)...................   3,873    10.57          41      3.31 (/\)      0.35 (/\)     5.70

Dreyfus

Dreyfus Stock Index Subaccount................ 125,137     6.55         820      1.42           0.35        (22.67)
Dreyfus Socially Responsible Growth Subaccount   7,887     5.15          41      0.28           0.35        (29.26)

Fidelity Variable Insurance Products Funds

VIP Growth Subaccount.........................  60,954     5.63         343      0.14           0.35        (30.41)
VIP II Contrafund Subaccount..................  40,733     7.77         316      0.69           0.35         (9.76)
VIP III Growth Opportunities Subaccount.......  10,220     5.66          58      0.85           0.35        (22.15)

Janus Aspen Series

Aggressive Growth Subaccount..................  93,463     3.40         318      0.00           0.35        (28.27)
Balanced Subaccount...........................  52,935     9.01         477      2.62           0.35         (6.73)
Capital Appreciation Subaccount...............  56,385     6.68         376      0.61           0.35        (15.87)
Worldwide Growth Subaccount...................  88,956     5.57         495      0.95           0.35        (25.73)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                          At December 31, 2002      For the period ended December 31, 2002
                                      ----------------------------- -----------------------------------
                                                                    Investment
                                                         Net Assets   Income                       Total
MONY Custom Estate Master Subaccounts Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
------------------------------------- ------ ----------- ---------- ----------   --------------- ---------

 Alger American Fund

 MidCap Growth Subaccount (3)........    892   $ 7.91       $  7       0.00%          0.35%(/\)   (20.90)%

 Lord Abbett Series Fund

 Growth and Income Subaccount (3)....  3,229     8.51         27       1.43(/\)       0.35(/\)    (14.90)
 Mid-Cap Value Subaccount (4)........  5,072     8.61         44       1.42(/\)       0.35(/\)    (13.90)

 PIMCO Variable Insurance Trust

 Global Bond Subaccount (5)..........  1,421    10.95         16       2.65(/\)       0.35(/\)      9.50
 Real Return Bond Subaccount (3)..... 14,071    11.08        156       3.91(/\)       0.35(/\)     10.80

 Universal Institutional Funds, Inc.

 U.S. Real Estate Subaccount (5).....  1,656     9.06         15       8.73(/\)       0.35(/\)     (9.40)

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(/\)Annualized
(1)For the period January 7, 2002 (commencement of operations) through December 31, 2002.
(2)For the period June 28, 2002 (commencement of operations) through December 31, 2002.
(3)For the period June 3, 2002 (commencement of operations) through December 31, 2002.
(4)For the period May 2, 2002 (commencement of operations) through December 31, 2002.
(5)For the period June 24, 2002 (commencement of operations) through December 31, 2002.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


For a unit outstanding throughout the period ended December 31, 2001:

                                                    At December 31, 2001      For the period ended December 31, 2001
                                               ------------------------------ -----------------------------------
                                                                              Investment
                                                                   Net Assets   Income                       Total
MONY Custom Estate Master Subaccounts           Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-------------------------------------          ------- ----------- ---------- ----------   --------------- ---------
MONY Series Fund, Inc.

Intermediate Term Bond Subaccount.............  23,432   $11.73      $  275      4.28%           0.35%        8.11%
Long Term Bond Subaccount.....................  27,875    11.52         321      4.45            0.35         5.98
Government Securities Subaccount..............  19,126    11.68         223      3.46            0.35         6.18
Money Market Subaccount.......................  92,971    11.43       1,063      3.61            0.35         3.44

Enterprise Accumulation Trust

Equity Subaccount.............................  85,310     8.83         753      0.00            0.35       (19.07)
Small Company Value Subaccount................  71,640    13.11         939      0.27            0.35         4.88
Managed Subaccount............................ 133,735     9.77       1,307      2.30            0.35       (11.50)
International Growth Subaccount...............  31,108     8.19         255      0.33            0.35       (28.03)
High Yield Bond Subaccount....................  33,604    10.56         355      8.85            0.35         5.60
Growth Subaccount............................. 293,534     9.99       2,932      0.49            0.35       (12.83)
Growth and Income Subaccount.................. 132,155    10.47       1,383      0.91            0.35       (12.16)
Small Company Growth Subaccount...............  46,743    15.18         710      1.69            0.35        (4.17)
Equity Income Subaccount......................  74,868     9.98         747      1.07            0.35       (11.05)
Capital Appreciation Subaccount...............  41,343    10.78         446      0.68            0.35       (19.43)
Multi-Cap Growth Subaccount...................  73,588     7.30         537      0.00            0.35       (17.23)
Balanced Subaccount...........................  15,884     9.77         155      1.59            0.35        (4.22)
Mid-Cap Growth Subaccount (1).................   4,146     9.07          38     0.00 (^)        0.35 (^)     (9.30)

Dreyfus

Dreyfus Stock Index Subaccount................  96,211     8.47         815      1.28            0.35       (12.50)
Dreyfus Socially Responsible Growth Subaccount   5,786     7.28          42      0.08            0.35       (22.80)

Fidelity Variable Insurance Products Funds

VIP Growth Subaccount.........................  55,001     8.09         445      0.00            0.35       (18.03)
VIP II Contrafund Subaccount..................  38,388     8.61         330      0.36            0.35       (12.68)
VIP III Growth Opportunities Subaccount.......   8,809     7.27          64      0.17            0.35       (14.77)

Janus Aspen Series

Aggressive Growth Subaccount..................  68,394     4.74         324      0.00            0.35       (39.69)
Balanced Subaccount...........................  39,425     9.66         381      3.27            0.35        (5.01)
Capital Appreciation Subaccount...............  44,723     7.94         355      1.41            0.35       (22.00)
Worldwide Growth Subaccount...................  78,108     7.50         586      0.65            0.35       (22.76)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)


----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(^)Annualized
(1)For the period July 20, 2001 (commencement of operations) through December 31, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of MONY America Variable Account L -- Strategist and MONYEquity
  Master

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Strategist's and MONYEquity Master's Subaccounts of MONY America Variable Account L at December 31, 2002, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 2002


                                                                   Strategist
                               ---------------------------------------------------------------------------------
                                                      MONY Series Fund, Inc.
                               --------------------------------------------------------------------
                                 Equity      Equity   Intermediate Long Term                Money
                                 Growth      Income    Term Bond      Bond    Diversified   Market
                               Subaccount  Subaccount  Subaccount  Subaccount Subaccount  Subaccount    Total
                               ----------  ---------- ------------ ---------- ----------- ---------- -----------
           ASSETS
Shares held in respective
  Funds.......................     55,044     36,877      11,407       4,484     105,651     47,160
                               ==========  =========    ========    ========  ==========   ========
Investments at cost........... $1,417,008  $ 758,105    $123,275    $ 57,183  $1,618,686   $ 47,160  $ 4,021,417
                               ==========  =========    ========    ========  ==========   ========  ===========
Investments in respective
  Funds, at net asset value .. $  681,448  $ 458,375    $134,940    $ 65,148  $  852,606   $ 47,160  $ 2,239,677
Amount due from MONY America..          0          0           0           0           0          0            0
Amount due from respective
  Funds.......................          0          0           0           0           0          0            0
                               ----------  ---------    --------    --------  ----------   --------  -----------
       Total assets...........    681,448    458,375     134,940      65,148     852,606     47,160    2,239,677
                               ----------  ---------    --------    --------  ----------   --------  -----------
         LIABILITIES
Amount due to MONY America....        371        247          70          32         459         25        1,204
Amount due to respective Funds          0          0           0           0           0          0            0
                               ----------  ---------    --------    --------  ----------   --------  -----------
       Total liabilities......        371        247          70          32         459         25        1,204
                               ----------  ---------    --------    --------  ----------   --------  -----------
Net assets.................... $  681,077  $ 458,128    $134,870    $ 65,116  $  852,147   $ 47,135  $ 2,238,473
                               ==========  =========    ========    ========  ==========   ========  ===========
Net assets consist of:
  Contractholders' net
   payments................... $   39,409  $(294,692)   $(71,856)   $(73,456) $ (363,776)  $(41,481) $  (805,852)
  Undistributed net
   investment income..........  1,108,890    818,053     195,813     115,429   1,616,479     88,616    3,943,280
  Accumulated net realized
   gain (loss) on investments.    268,338    234,497        (752)     15,178     365,524          0      882,785
  Net unrealized appreciation
   (depreciation) of
   investments................   (735,560)  (299,730)     11,665       7,965    (766,080)         0   (1,781,740)
                               ----------  ---------    --------    --------  ----------   --------  -----------
Net assets.................... $  681,077  $ 458,128    $134,870    $ 65,116  $  852,147   $ 47,135  $ 2,238,473
                               ==========  =========    ========    ========  ==========   ========  ===========
Number of units outstanding*..     12,901      8,433       4,272       1,535      20,949      2,188
                               ----------  ---------    --------    --------  ----------   --------
Net asset value per unit
  outstanding*................ $    52.80  $   54.33    $  31.57    $  42.42  $    40.68   $  21.54
                               ==========  =========    ========    ========  ==========   ========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                          MONYEquity Master
-----------------------------------------------------------------------------------------------------
           MONY Series Fund, Inc.                          Enterprise Accumulation Trust
--------------------------------------------- ------------------------------------------------------
Intermediate Long Term  Government   Money                  Small Company               International
 Term Bond      Bond    Securities   Market      Equity         Value       Managed        Growth
 Subaccount  Subaccount Subaccount Subaccount  Subaccount    Subaccount    Subaccount    Subaccount
------------ ---------- ---------- ---------- ------------  ------------- ------------  -------------
    126,282     185,474    196,839  4,156,398    2,063,069     1,644,598     4,440,088     2,149,235
 ==========  ========== ========== ========== ============  ============  ============   ===========
 $1,404,682  $2,415,924 $2,222,632 $4,156,398 $ 51,194,910  $ 38,388,510  $108,207,105   $13,221,450
 ==========  ========== ========== ========== ============  ============  ============   ===========

 $1,493,912  $2,694,944 $2,326,642 $4,156,398 $ 25,251,969  $ 28,221,309  $ 67,844,552   $ 7,436,353
        111          43        111         90       18,057        11,699        57,034           682
         10         184         79        200        6,444         6,075         6,322         1,898
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------
  1,494,033   2,695,171  2,326,832  4,156,688   25,276,470    28,239,083    67,907,908     7,438,933
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------
        977       1,919      1,589      2,971       24,091        24,881        51,501         6,887
        111          43        111         90       18,057        11,699        57,034           682
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------
      1,088       1,962      1,700      3,061       42,148        36,580       108,535         7,569
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------
 $1,492,945  $2,693,209 $2,325,132 $4,153,627 $ 25,234,322  $ 28,202,503  $ 67,799,373   $ 7,431,364
 ==========  ========== ========== ========== ============  ============  ============   ===========
 $1,265,739  $1,970,552 $2,025,334 $3,286,663 $ 37,380,204  $ 22,060,170  $ 74,018,371   $10,823,157

    145,198     438,079    161,699    866,964   22,989,436    17,063,781    67,952,721     2,871,503

     (7,222)      5,558     34,089          0   (9,192,377)     (754,247)  (33,809,166)     (478,199)

     89,230     279,020    104,010          0  (25,942,941)  (10,167,201)  (40,362,553)   (5,785,097)
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------
 $1,492,945  $2,693,209 $2,325,132 $4,153,627 $ 25,234,322  $ 28,202,503  $ 67,799,373   $ 7,431,364
 ==========  ========== ========== ========== ============  ============  ============   ===========
     94,178     144,221    153,243    307,517    1,891,577     1,208,111     4,135,667       699,800
 ----------  ---------- ---------- ---------- ------------  ------------  ------------   -----------

 $    15.85  $    18.67 $    15.17 $    13.51 $      13.34  $      23.35  $      16.40   $     10.62
 ==========  ========== ========== ========== ============  ============  ============   ===========

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002

                                              MONYEquity Master
                               -----------------------------------------------
                                        Enterprise Accumulation Trust
                               -----------------------------------------------
                               High Yield              Growth and    Capital
                                  Bond       Growth      Income    Appreciation
                               Subaccount  Subaccount  Subaccount   Subaccount
                               ----------  ----------  ----------  ------------
           ASSETS
Shares held in respective
  Funds.......................  1,237,622     699,105     522,844      335,220
                               ==========  ==========  ==========   ==========
Investments at cost........... $5,677,081  $3,681,041  $2,940,670   $2,185,993
                               ==========  ==========  ==========   ==========
Investments in respective
  Funds, at net asset value... $4,999,994  $2,782,438  $2,065,233   $1,585,590
Amount due from MONY America..        211          92           9           19
Amount due from respective
  Funds.......................        298         139          27           60
                               ----------  ----------  ----------   ----------
       Total assets...........  5,000,503   2,782,669   2,065,269    1,585,669
                               ----------  ----------  ----------   ----------
         LIABILITIES
Amount due to MONY America....      3,562       2,015       1,404        1,128
Amount due to respective Funds        211          92           9           19
                               ----------  ----------  ----------   ----------
       Total liabilities......      3,773       2,107       1,413        1,147
                               ----------  ----------  ----------   ----------
Net assets.................... $4,996,730  $2,780,562  $2,063,856   $1,584,522
                               ==========  ==========  ==========   ==========
Net assets consist of:
  Contractholders' net
   payments................... $4,459,337  $4,086,902  $3,145,166   $2,375,507
  Undistributed net
   investment income (loss)...  1,836,512      (4,213)     11,819       50,432
  Accumulated net realized
   loss on investments........   (622,032)   (403,524)   (217,692)    (241,014)
  Net unrealized depreciation
   of investments.............   (677,087)   (898,603)   (875,437)    (600,403)
                               ----------  ----------  ----------   ----------
Net assets.................... $4,996,730  $2,780,562  $2,063,856   $1,584,522
                               ==========  ==========  ==========   ==========
Number of units outstanding*..    327,973     443,237     325,532      258,817
                               ----------  ----------  ----------   ----------
Net asset value per unit
  outstanding*................ $    15.23  $     6.27  $     6.34   $     6.12
                               ==========  ==========  ==========   ==========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                                MONYEquity Master
---------------------------------------------------------------------------------
                          Enterprise Accumulation Trust
---------------------------------------------------------------------------------
                         Multi-Cap  Small Company  Mid-Cap   Worldwide   Emerging
 Balanced  Equity Income   Growth      Growth       Growth     Growth   Countries
Subaccount  Subaccount   Subaccount  Subaccount   Subaccount Subaccount Subaccount
---------- ------------- ---------- ------------- ---------- ---------- ----------
  15,753       66,385       15,416      75,505       43,034     3,354      26,354
 =======     ========     ========    ========     ========   =======    ========
 $71,396     $316,539     $117,177    $521,742     $294,421   $27,509    $227,532
 =======     ========     ========    ========     ========   =======    ========
 $66,794     $280,143     $ 84,941    $451,517     $228,082   $22,539    $208,460
       0            0            0          11           10         0           0
       4            0            4          29            4         3           0
 -------     --------     --------    --------     --------   -------    --------
  66,798      280,143       84,945     451,557      228,096    22,542     208,460
 -------     --------     --------    --------     --------   -------    --------
      48          185           60         326          157        18         143
       0            0            0          11           10         0           0
 -------     --------     --------    --------     --------   -------    --------
      48          185           60         337          167        18         143
 -------     --------     --------    --------     --------   -------    --------
 $66,750     $279,958     $ 84,885    $451,220     $227,929   $22,524    $208,317
 =======     ========     ========    ========     ========   =======    ========
 $71,119     $317,913     $128,439    $538,000     $301,887   $30,386    $232,396
   1,003        1,817         (949)     (1,179)      (1,663)     (237)     (1,717)
    (770)      (3,376)     (10,369)    (15,376)      (5,956)   (2,655)     (3,290)
  (4,602)     (36,396)     (32,236)    (70,225)     (66,339)   (4,970)    (19,072)
 -------     --------     --------    --------     --------   -------    --------
 $66,750     $279,958     $ 84,885    $451,220     $227,929   $22,524    $208,317
 =======     ========     ========    ========     ========   =======    ========
   7,501       36,583       14,595      59,047       42,738     3,397      26,947
 -------     --------     --------    --------     --------   -------    --------
 $  8.90     $   7.65     $   5.82    $   7.64     $   5.33   $  6.63    $   7.73
 =======     ========     ========    ========     ========   =======    ========

                                 MONY America

                              Variable Account L

                STATEMENT OF ASSETS AND LIABILITIES (continued)

                               December 31, 2002


                                                                       MONYEquity Master
                                                    ----------------------------------------------------------

                                                                                    Fidelity Variable Insurance
                                                                                         Products Funds
                                                                                    --------------------------
                                                      Dreyfus         Dreyfus
                                                       Stock          Socially        VIP II          VIP
                                                       Index     Responsible Growth Contrafund       Growth
                                                     Subaccount      Subaccount     Subaccount     Subaccount
                                                    -----------  ------------------ ----------    -----------
                      ASSETS
Shares held in respective Funds....................     109,216          2,318         106,276         76,510
                                                    ===========       ========       ==========   ===========
Investments at cost................................ $ 3,558,117       $ 58,483      $2,321,082    $ 3,073,468
                                                    ===========       ========       ==========   ===========
Investments in respective Funds, at net asset value $ 2,454,092       $ 43,803      $1,917,226    $ 1,785,736
Amount due from MONY America.......................          62              0              61          1,722
Amount due from respective Funds...................         118              8              95             19
                                                    -----------       --------       ----------   -----------
       Total assets................................   2,454,272         43,811       1,917,382      1,787,477
                                                    -----------       --------       ----------   -----------
                    LIABILITIES
Amount due to MONY America.........................       1,772             38           1,350          1,229
Amount due to respective Funds.....................          62              0              61          1,722
                                                    -----------       --------       ----------   -----------
       Total liabilities...........................       1,834             38           1,411          2,951
                                                    -----------       --------       ----------   -----------
Net assets......................................... $ 2,452,438       $ 43,773      $1,915,971    $ 1,784,526
                                                    ===========       ========       ==========   ===========
Net assets consist of:
 Contractholders' net payments..................... $ 4,074,324       $ 61,208      $2,464,207    $ 3,415,606
 Undistributed net investment income (loss)........     101,220           (299)         39,332        124,307
 Accumulated net realized loss on investments......    (619,081)        (2,456)       (183,712)      (467,655)
 Net unrealized depreciation of investments........  (1,104,025)       (14,680)       (403,856)    (1,287,732)
                                                    -----------       --------       ----------   -----------
Net assets......................................... $ 2,452,438       $ 43,773      $1,915,971    $ 1,784,526
                                                    ===========       ========       ==========   ===========
Number of units outstanding*.......................     405,627          7,289         259,734        371,491
Net asset value per unit outstanding*.............. $      6.05       $   6.01      $     7.38    $      4.80
                                                    ===========       ========       ==========   ===========

----------
* Units outstanding have been rounded for presentation purposes.

                      See notes to financial statements.

                               MONYEquity Master
------------------------------------------------------------------------------
Fidelity Variable
    Insurance
 Products Funds                 Janus Aspen Series
----------------- ----------------------------------------------

 VIP III Growth   Aggressive              Capital     Worldwide
  Opportunities     Growth    Balanced  Appreciation    Growth
   Subaccount     Subaccount Subaccount  Subaccount   Subaccount      Total
----------------- ---------- ---------- ------------ -----------  ------------
       9,740          8,336     18,756      156,713      129,889
    ========       ========   ========  ===========  ===========
    $143,853       $162,148   $408,238  $ 3,915,269  $ 4,430,400  $255,343,770
    ========       ========   ========  ===========  ===========  ============
    $113,964       $132,043   $386,194  $ 2,722,106  $ 2,734,158  $164,491,132
           0              0          0        1,749        1,661        93,434
           3              3         43          237          245        22,551
    --------       --------   --------  -----------  -----------  ------------
     113,967        132,046    386,237    2,724,092    2,736,064   164,607,117
    --------       --------   --------  -----------  -----------  ------------
          82             90        295        2,077        2,070       132,865
           0              0          0        1,749        1,661        93,434
    --------       --------   --------  -----------  -----------  ------------
          82             90        295        3,826        3,731       226,299
    --------       --------   --------  -----------  -----------  ------------
    $113,885       $131,956   $385,942  $ 2,720,266  $ 2,732,333  $164,380,818
    ========       ========   ========  ===========  ===========  ============
    $150,918       $184,090   $402,523  $ 4,826,334  $ 5,475,983  $189,572,435
        (794)        (1,289)     7,774       39,382      194,175   114,884,814
      (6,350)       (20,740)    (2,311)    (952,287)  (1,241,583)  (49,223,793)
     (29,889)       (30,105)   (22,044)  (1,193,163)  (1,696,242)  (90,852,638)
    --------       --------   --------  -----------  -----------  ------------
    $113,885       $131,956   $385,942  $ 2,720,266  $ 2,732,333  $164,380,818
    ========       ========   ========  ===========  ===========  ============
      16,051         23,481     42,762      512,348      597,638
    $   7.10       $   5.62   $   9.03  $      5.31  $      4.57
    ========       ========   ========  ===========  ===========

                                 MONY AMERICA

                              Variable Account L

                            STATEMENT OF OPERATIONS

                     For the year ended December 31, 2002

                                                                 Strategist
                               ------------------------------------------------------------------------------
                                                      MONY Series Fund, Inc.
                               -------------------------------------------------------------------
                                 Equity     Equity   Intermediate Long Term                Money
                                 Growth     Income    Term Bond      Bond    Diversified   Market
                               Subaccount Subaccount  Subaccount  Subaccount Subaccount  Subaccount   Total
                               ---------- ---------- ------------ ---------- ----------- ---------- ---------
Dividend income............... $   5,090  $  10,091    $ 5,109      $2,598    $  19,505    $ 724    $  43,117
Distribution from net
  realized gains..............         0     53,275          0           0      116,522        0      169,797
Mortality and expense risk
  charges.....................    (4,719)    (3,156)      (777)       (342)      (5,630)    (291)     (14,915)
                               ---------  ---------    -------      ------    ---------    -----    ---------
Net investment income (loss)..       371     60,210      4,332       2,256      130,397      433      197,999
                               ---------  ---------    -------      ------    ---------    -----    ---------
Realized and unrealized gain
  (loss) on investments:
  Net realized gain (loss) on
   investments................   (58,806)   (39,793)     1,570         413      (71,854)       0     (168,470)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments................  (150,556)  (108,133)     4,890       4,708     (233,651)       0     (482,742)
                               ---------  ---------    -------      ------    ---------    -----    ---------
Net realized and unrealized
  gain (loss) on investments..  (209,362)  (147,926)     6,460       5,121     (305,505)       0     (651,212)
                               ---------  ---------    -------      ------    ---------    -----    ---------
Net increase (decrease) in
  net assets resulting from
  operations.................. $(208,991) $ (87,716)   $10,792      $7,377    $(175,108)   $ 433    $(453,213)
                               =========  =========    =======      ======    =========    =====    =========

                      See notes to financial statements.

                                          MONYEquity Master
----------------------------------------------------------------------------------------------------
           MONY Series Fund, Inc.                          Enterprise Accumulation Trust
--------------------------------------------  ------------------------------------------------------
Intermediate Long Term  Government   Money                  Small Company               International
 Term Bond      Bond    Securities   Market      Equity         Value       Managed        Growth
 Subaccount  Subaccount Subaccount Subaccount  Subaccount    Subaccount    Subaccount    Subaccount
 ----------  ---------- ---------- ---------- ------------  ------------- ------------  -------------
  $31,193     $100,151   $ 42,646   $ 55,247  $          0   $   113,310  $    717,443   $    55,995
        0            0          0          0             0       856,157             0             0
   (8,019)     (17,717)   (12,465)   (27,913)     (224,447)     (233,964)     (577,378)      (63,709)
  -------     --------   --------   --------  ------------   -----------  ------------   -----------
   23,174       82,434     30,181     27,334      (224,447)      735,503       140,065        (7,714)
  -------     --------   --------   --------  ------------   -----------  ------------   -----------


    7,693       34,641      8,085          0    (7,410,810)   (2,308,813)  (13,048,653)   (1,047,308)

   60,855      188,589     55,589          0    (3,440,160)   (1,711,815)   (6,804,950)     (824,159)
  -------     --------   --------   --------  ------------   -----------  ------------   -----------

   68,548      223,230     63,674          0   (10,850,970)   (4,020,628)  (19,853,603)   (1,871,467)
  -------     --------   --------   --------  ------------   -----------  ------------   -----------

  $91,722     $305,664   $ 93,855   $ 27,334  $(11,075,417)  $(3,285,125) $(19,713,538)  $(1,879,181)
  =======     ========   ========   ========  ============   ===========  ============   ===========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                     For the year ended December 31, 2002

                                               MONYEquity Master
                                 --------------------------------------------
                                         Enterprise Accumulation Trust
                                 --------------------------------------------

                                 High Yield            Growth and   Capital
                                    Bond      Growth     Income   Appreciation
                                 Subaccount Subaccount Subaccount  Subaccount
                                 ---------- ---------- ---------- ------------
 Dividend income................ $ 409,204  $  11,536  $  26,760   $       0
 Distribution from net
   realized gains...............         0          0          0           0
 Mortality and expense risk
   charges......................   (35,418)   (21,485)   (16,876)    (13,201)
                                 ---------  ---------  ---------   ---------
 Net investment income (loss)...   373,786     (9,949)     9,884     (13,201)
                                 ---------  ---------  ---------   ---------
 Realized and unrealized loss
   on investments:
   Net realized loss on
    investments.................  (171,620)  (169,405)  (169,383)   (121,449)
   Net change in unrealized
    depreciation of investments.  (162,569)  (625,653)  (555,326)   (202,778)
                                 ---------  ---------  ---------   ---------
 Net realized and unrealized
   loss on investments..........  (334,189)  (795,058)  (724,709)   (324,227)
                                 ---------  ---------  ---------   ---------
 Net increase (decrease) in
   net assets resulting from
   operations................... $  39,597  $(805,007) $(714,825)  $(337,428)
                                 =========  =========  =========   =========

                      See notes to financial statements.

                               MONYEquity Master
  ---------------------------------------------------------------------------
                         Enterprise Accumulation Trust
  ---------------------------------------------------------------------------
                                     Small
               Equity   Multi-Cap   Company    Mid-Cap   Worldwide   Emerging
   Balanced    Income     Growth     Growth     Growth     Growth   Countries
  Subaccount Subaccount Subaccount Subaccount Subaccount Subaccount Subaccount
  ---------- ---------- ---------- ---------- ---------- ---------- ----------
   $ 1,291    $  2,752   $      0   $      0   $      0   $     0    $    460
         0           0          0          0          0         0           0
      (391)     (1,394)      (718)    (2,476)    (1,489)     (174)     (1,666)
   -------    --------   --------   --------   --------   -------    --------
       900       1,358       (718)    (2,476)    (1,489)     (174)     (1,206)
   -------    --------   --------   --------   --------   -------    --------
      (722)     (2,675)    (9,175)   (14,202)    (5,533)   (2,518)     (1,806)
    (5,397)    (34,337)   (32,681)   (81,386)   (69,023)   (4,213)    (38,628)
   -------    --------   --------   --------   --------   -------    --------
    (6,119)    (37,012)   (41,856)   (95,588)   (74,556)   (6,731)    (40,434)
   -------    --------   --------   --------   --------   -------    --------
   $(5,219)   $(35,654)  $(42,574)  $(98,064)  $(76,045)  $(6,905)   $(41,640)
   =======    ========   ========   ========   ========   =======    ========

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF OPERATIONS (continued)

                     For the year ended December 31, 2002


                                                 MONYEquity Master
                                 ----------------------------------------------------

                                                                Fidelity Variable
                                                              Insurance Products Funds
                                                              -----------------------
                                             Dreyfus Socially
                                   Dreyfus     Responsible      VIP II        VIP
                                 Stock Index      Growth      Contrafund     Growth
                                 Subaccount     Subaccount    Subaccount   Subaccount
                                 ----------- ---------------- ----------   ----------
Dividend income.................  $  40,496      $    116     $  13,287    $   2,936
Distribution from net realized
  gains.........................          0             0             0            0
Mortality and expense risk
  charges.......................    (23,033)         (323)      (14,711)     (15,548)
                                  ---------      --------     ---------    ---------
Net investment income (loss)....     17,463          (207)       (1,424)     (12,612)
                                  ---------      --------     ---------    ---------
Realized and unrealized loss on
  investments:
  Net realized loss on
   investments..................   (434,142)       (2,102)      (82,463)    (286,469)
  Net change in unrealized
   depreciation of investments..   (436,848)      (12,958)     (127,577)    (477,552)
                                  ---------      --------     ---------    ---------
Net realized and unrealized
  loss on investments...........   (870,990)      (15,060)     (210,040)    (764,021)
                                  ---------      --------     ---------    ---------
Net decrease in net assets
  resulting from operations.....  $(853,527)     $(15,267)    $(211,464)   $(776,633)
                                  =========      ========     =========    =========

                      See notes to financial statements.

                               MONYEquity Master
 ----------------------------------------------------------------------------
 Fidelity Variable
     Insurance
  Products Funds                Janus Aspen Series
  --------------   --------------------------------------------
      VIP III
      Growth       Aggressive              Capital    Worldwide
   Opportunities     Growth    Balanced  Appreciation   Growth
    Subaccount     Subaccount Subaccount  Subaccount  Subaccount     Total
 ----------------- ---------- ---------- ------------ ---------- ------------
     $    102       $      0   $  7,999   $  17,437   $  28,890  $  1,679,251
            0              0          0           0           0       856,157
         (873)          (967)    (1,922)    (23,019)    (23,571)   (1,364,867)
     --------       --------   --------   ---------   ---------  ------------
         (771)          (967)     6,077      (5,582)      5,319     1,170,541
     --------       --------   --------   ---------   ---------  ------------
       (6,286)       (18,120)    (1,388)   (541,885)   (512,169)  (26,318,677)
      (30,091)       (25,474)   (20,670)     (8,561)   (455,681)  (15,883,454)
     --------       --------   --------   ---------   ---------  ------------
      (36,377)       (43,594)   (22,058)   (550,446)   (967,850)  (42,202,131)
     --------       --------   --------   ---------   ---------  ------------
     $(37,148)      $(44,561)  $(15,981)  $(556,028)  $(962,531) $(41,031,590)
     ========       ========   ========   =========   =========  ============

                                 MONY AMERICA

                              Variable Account L

                      STATEMENT OF CHANGES IN NET ASSETS


                                                                          Strategist
                                         ----------------------------------------------------------------------------
                                                                    MONY Series Fund, Inc.
                                         ----------------------------------------------------------------------------
                                                  Equity                    Equity                 Intermediate
                                                  Growth                    Income                   Term Bond
                                                Subaccount                Subaccount                Subaccount
                                         ------------------------  ------------------------  ------------------------
                                         For the year For the year For the year For the year For the year For the year
                                            ended        ended        ended        ended        ended        ended
                                         December 31, December 31, December 31, December 31, December 31, December 31,
                                             2002         2001         2002         2001         2002         2001
                                         ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income..................  $      371   $  448,780   $  60,210    $  71,813     $  4,332     $  6,531
 Net realized gain (loss) on investments     (58,806)     (19,379)    (39,793)        (193)       1,570          949
 Net change in unrealized appreciation
   (depreciation) of investments........    (150,556)    (659,196)   (108,133)    (150,969)       4,890        2,798
                                          ----------   ----------   ---------    ---------     --------     --------
 Net increase (decrease) in net assets
   resulting from operations............    (208,991)    (229,795)    (87,716)     (79,349)      10,792       10,278
                                          ----------   ----------   ---------    ---------     --------     --------
From unit transactions:
 Net proceeds from the issuance of units      42,311       45,184      27,549       25,510       14,629        9,476
 Net asset value of units redeemed or
   used to meet contract obligations....     (63,577)     (83,067)    (79,315)     (62,587)     (23,236)     (24,440)
                                          ----------   ----------   ---------    ---------     --------     --------
Net increase (decrease) from unit
 transactions...........................     (21,266)     (37,883)    (51,766)     (37,077)      (8,607)     (14,964)
                                          ----------   ----------   ---------    ---------     --------     --------
Net increase (decrease) in net assets...    (230,257)    (267,678)   (139,482)    (116,426)       2,185       (4,686)
Net assets beginning of year............     911,334    1,179,012     597,610      714,036      132,685      137,371
                                          ----------   ----------   ---------    ---------     --------     --------
Net assets end of year*.................  $  681,077   $  911,334   $ 458,128    $ 597,610     $134,870     $132,685
                                          ==========   ==========   =========    =========     ========     ========
Unit transactions:
Units outstanding beginning of year.....      13,267       13,765       9,279        9,808        4,569        5,102
Units issued during the year............         708          593         452          383          490          339
Units redeemed during the year..........      (1,074)      (1,091)     (1,298)        (912)        (787)        (872)
                                          ----------   ----------   ---------    ---------     --------     --------
Units outstanding end of year...........      12,901       13,267       8,433        9,279        4,272        4,569
                                          ==========   ==========   =========    =========     ========     ========
----------
*  Includes undistributed net
   investment income of:                  $1,108,890   $1,108,519   $ 818,053    $ 757,843     $195,813     $191,481
                                          ==========   ==========   =========    =========     ========     ========

                        See notes to financial statements.

                                              Strategist
------------------------------------------------------------------------------------------------------
                           MONY Series Fund, Inc.
----------------------------------------------------------------------------
        Long Term                                             Money
          Bond                   Diversified                 Market
       Subaccount                Subaccount                Subaccount
------------------------  ------------------------  ------------------------
For the year For the year For the year For the year For the year For the year
   ended        ended        ended        ended        ended        ended               Total
December 31, December 31, December 31, December 31, December 31, December 31, ------------------------
    2002         2001         2002         2001         2002         2001        2002         2001
------------ ------------ ------------ ------------ ------------ ------------ ----------  ------------
  $  2,256     $  2,604    $  130,397   $  304,050    $    433     $  1,808   $  197,999   $   835,586
       413          149       (71,854)     (25,016)          0            0     (168,470)      (43,490)

     4,708          361      (233,651)    (482,236)          0            0     (482,742)   (1,289,242)
  --------     --------    ----------   ----------    --------     --------   ----------  ------------

     7,377        3,114      (175,108)    (203,202)        433        1,808     (453,213)     (497,146)
  --------     --------    ----------   ----------    --------     --------   ----------  ------------
     8,960        4,077        61,652       63,089       8,345        6,856      163,446       154,192

    (7,160)      (7,311)      (89,273)     (90,216)    (15,173)     (15,608)    (277,734)     (283,229)
  --------     --------    ----------   ----------    --------     --------   ----------  ------------
     1,800       (3,234)      (27,621)     (27,127)     (6,828)      (8,752)    (114,288)     (129,037)
  --------     --------    ----------   ----------    --------     --------   ----------  ------------
     9,177         (120)     (202,729)    (230,329)     (6,395)      (6,944)    (567,501)     (626,183)
    55,939       56,059     1,054,876    1,285,205      53,530       60,474    2,805,974     3,432,157
  --------     --------    ----------   ----------    --------     --------   ----------  ------------
  $ 65,116     $ 55,939    $  852,147   $1,054,876    $ 47,135     $ 53,530   $2,238,473   $ 2,805,974
  ========     ========    ==========   ==========    ========     ========   ==========  ============
     1,495        1,583        21,555       22,078       2,507        2,923
       225          112         1,378        1,204         389          325
      (185)        (200)       (1,984)      (1,727)       (708)        (741)
  --------     --------    ----------   ----------    --------     --------
     1,535        1,495        20,949       21,555       2,188        2,507
  ========     ========    ==========   ==========    ========     ========

  $115,429     $113,173    $1,616,479   $1,486,082    $ 88,616     $ 88,183   $3,943,280   $ 3,745,281
  ========     ========    ==========   ==========    ========     ========   ==========  ============

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                                                  MONYEquity Master
                                                    ----------------------------------------------------------------------------
                                                                               MONY Series Fund, Inc.
                                                    ----------------------------------------------------------------------------
                                                        Intermediate Term             Long Term                Government
                                                              Bond                      Bond                   Securities
                                                           Subaccount                Subaccount                Subaccount
                                                    ------------------------  ------------------------  ------------------------
                                                    For the year For the year For the year For the year For the year For the year
                                                       ended        ended        ended        ended        ended        ended
                                                    December 31, December 31, December 31, December 31, December 31, December 31,
                                                        2002         2001         2002         2001         2002         2001
                                                    ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss)......................  $   23,174   $  32,770    $   82,434   $   81,991   $   30,181   $   39,904
 Net realized gain (loss) on
   investments.....................................       7,693      (2,477)       34,641       12,648        8,085        5,512
 Net change in unrealized
   appreciation
   (depreciation) of
   investments.....................................      60,855      24,176       188,589       (2,066)      55,589       13,862
                                                     ----------   ---------    ----------   ----------   ----------   ----------
Net increase (decrease) in
 net assets resulting from
 operations........................................      91,722      54,469       305,664       92,573       93,855       59,278
                                                     ----------   ---------    ----------   ----------   ----------   ----------
From unit transactions:
 Net proceeds from the
   issuance of units...............................     856,238     616,463       849,682    1,119,177    1,313,396      583,037
 Net asset value of units
   redeemed or used to meet
   contract obligations............................    (227,738)   (683,658)     (597,975)    (877,019)    (289,435)    (427,214)
                                                     ----------   ---------    ----------   ----------   ----------   ----------
Net increase (decrease) from
 unit transactions.................................     628,500     (67,195)      251,707      242,158    1,023,961      155,823
                                                     ----------   ---------    ----------   ----------   ----------   ----------
Net increase (decrease) in
 net assets........................................     720,222     (12,726)      557,371      334,731    1,117,816      215,101
Net assets beginning of year.......................     772,723     785,449     2,135,838    1,801,107    1,207,316      992,215
                                                     ----------   ---------    ----------   ----------   ----------   ----------
Net assets end of year*............................  $1,492,945   $ 772,723    $2,693,209   $2,135,838   $2,325,132   $1,207,316
                                                     ==========   =========    ==========   ==========   ==========   ==========
Unit transactions:
Units outstanding beginning
 of year...........................................      52,904      57,926       129,500      115,225       84,169       73,181
Units issued during the year.......................      56,733      43,667        51,546       69,220       89,284       41,631
Units redeemed during the year.....................     (15,459)    (48,689)      (36,825)     (54,945)     (20,210)     (30,643)
                                                     ----------   ---------    ----------   ----------   ----------   ----------
Units outstanding end of year......................      94,178      52,904       144,221      129,500      153,243       84,169
                                                     ==========   =========    ==========   ==========   ==========   ==========
----------
*
   Includes undistributed net investment income of:  $  145,198   $ 122,024    $  438,079   $  355,645   $  161,699   $  131,518
                                                     ==========   =========    ==========   ==========   ==========   ==========

                      See notes to financial statements.

                                            MONYEquity Master
---------------------------------------------------------------------------------------------------------
 Mony Series Fund, Inc.                            Enterprise Accumulation Trust
------------------------  -------------------------------------------------------------------------------
          Money                                            Small Company
         Market                     Equity                     Value                     Managed
       Subaccount                 Subaccount                Subaccount                 Subaccount
------------------------  -------------------------  ------------------------  --------------------------
For the year For the year For the year  For the year For the year For the year For the year  For the year
   ended        ended        ended         ended        ended        ended        ended         ended
December 31, December 31, December 31,  December 31, December 31, December 31, December 31,  December 31,
    2002         2001         2002          2001         2002         2001         2002          2001
------------ ------------ ------------  ------------ ------------ ------------ ------------  ------------
$    27,334  $    86,330  $   (224,447) $ 6,235,520  $   735,503  $ 7,781,277  $    140,065  $  6,193,137
          0            0    (7,410,810)  (5,904,882)  (2,308,813)    (779,487)  (13,048,653)  (17,641,880)

          0            0    (3,440,160)  (8,825,778)  (1,711,815)  (5,674,660)   (6,804,950)     (733,208)
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------

     27,334       86,330   (11,075,417)  (8,495,140)  (3,285,125)   1,327,130   (19,713,538)  (12,181,951)
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------
  2,648,901    2,344,611     7,484,262    9,120,670    6,100,884    6,225,860    15,381,179    18,104,797

 (2,037,763)  (1,755,199)   (7,828,783)  (7,516,644)  (6,583,953)  (5,338,349)  (18,673,836)  (18,051,765)
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------
    611,138      589,412      (344,521)   1,604,026     (483,069)     887,511    (3,292,657)       53,032
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------
    638,472      675,742   (11,419,938)  (6,891,114)  (3,768,194)   2,214,641   (23,006,195)  (12,128,919)
  3,515,155    2,839,413    36,654,260   43,545,374   31,970,697   29,756,056    90,805,568   102,934,487
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------
$ 4,153,627  $ 3,515,155  $ 25,234,322  $36,654,260  $28,202,503  $31,970,697  $ 67,799,373  $ 90,805,568
===========  ===========  ============  ===========  ===========  ===========  ============  ============
    262,179      218,192     1,924,485    1,841,869    1,233,590    1,198,930     4,331,427     4,328,542
    198,703      177,298       487,482      469,871      242,953      246,311       856,810       838,678
   (153,365)    (133,311)     (520,390)    (387,255)    (268,432)    (211,651)   (1,052,570)     (835,793)
-----------  -----------  ------------  -----------  -----------  -----------  ------------  ------------
    307,517      262,179     1,891,577    1,924,485    1,208,111    1,233,590     4,135,667     4,331,427
===========  ===========  ============  ===========  ===========  ===========  ============  ============


$   866,964  $   839,630  $ 22,989,436  $23,213,883  $17,063,781  $16,328,278  $ 67,952,721  $ 67,812,656
===========  ===========  ============  ===========  ===========  ===========  ============  ============

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                                       MONYEquity Master
                                         ----------------------------------------------------------------------------
                                                                 Enterprise Accumulation Trust
                                         ----------------------------------------------------------------------------

                                           International Growth         High Yield Bond               Growth
                                                Subaccount                Subaccount                Subaccount
                                         ------------------------  ------------------------  ------------------------

                                         For the year For the year For the year For the year For the year For the year
                                            ended        ended        ended        ended        ended        ended
                                         December 31, December 31, December 31, December 31, December 31, December 31,
                                             2002         2001         2002         2001         2002         2001
                                         ------------ ------------ ------------ ------------ ------------ ------------
From operations:
 Net investment income (loss)........... $    (7,714) $ 1,038,450   $  373,786   $  351,519   $   (9,949)  $   (7,487)
 Net realized loss on investments.......  (1,047,308)    (565,419)    (171,620)    (161,320)    (169,405)    (219,632)
 Net change in unrealized appreciation
   (depreciation) of investments........    (824,159)  (4,062,151)    (162,569)      11,116     (625,653)    (203,693)
                                         -----------  -----------   ----------   ----------   ----------   ----------
Net increase (decrease) in net assets
 resulting from operations..............  (1,879,181)  (3,589,120)      39,597      201,315     (805,007)    (430,812)
                                         -----------  -----------   ----------   ----------   ----------   ----------
From unit transactions:
 Net proceeds from the issuance of units   2,008,527    2,492,352    1,339,374    1,225,691    1,353,009    1,276,711
 Net asset value of units redeemed or
   used to meet contract obligations....  (1,970,181)  (2,356,358)    (940,380)    (802,842)    (687,267)    (834,101)
                                         -----------  -----------   ----------   ----------   ----------   ----------
Net increase from unit transactions.....      38,346      135,994      398,994      422,849      665,742      442,610
                                         -----------  -----------   ----------   ----------   ----------   ----------
Net increase (decrease) in net assets...  (1,840,835)  (3,453,126)     438,591      624,164     (139,265)      11,798
Net assets beginning of period..........   9,272,199   12,725,325    4,558,139    3,933,975    2,919,827    2,908,029
                                         -----------  -----------   ----------   ----------   ----------   ----------
Net assets end of period*............... $ 7,431,364  $ 9,272,199   $4,996,730   $4,558,139   $2,780,562   $2,919,827
                                         ===========  ===========   ==========   ==========   ==========   ==========
Unit transactions:
Units outstanding beginning of period...     697,861      685,895      301,483      273,467      354,433      306,296
Units issued during the period..........     168,917      170,269       90,090       81,541      192,670      152,167
Units redeemed during the period........    (166,978)    (158,303)     (63,600)     (53,525)    (103,866)    (104,030)
                                         -----------  -----------   ----------   ----------   ----------   ----------
Units outstanding end of period.........     699,800      697,861      327,973      301,483      443,237      354,433
                                         ===========  ===========   ==========   ==========   ==========   ==========
----------
*  Includes undistributed net
   investment income (loss) of:          $ 2,871,503  $ 2,879,217   $1,836,512   $1,462,726   $   (4,213)  $    5,736
                                         ===========  ===========   ==========   ==========   ==========   ==========

** Commencement of operations

                      See notes to financial statements.

                                             MONYEquity Master
----------------------------------------------------------------------------------------------------------
                                       Enterprise Accumulation Trust
----------------------------------------------------------------------------------------------------------
       Growth and                  Capital
         Income                 Appreciation                 Balanced                  Equity Income
       Subaccount                Subaccount                 Subaccount                  Subaccount
------------------------  ------------------------  --------------------------  --------------------------
                                                                 For the period              For the period
For the year For the year For the year For the year For the year May 7, 2001**  For the year June 6, 2001**
   ended        ended        ended        ended        ended        through        ended        through
December 31, December 31, December 31, December 31, December 31,  December 31,  December 31,  December 31,
    2002         2001         2002         2001         2002          2001          2002          2001
------------ ------------ ------------ ------------ ------------ -------------- ------------ --------------
 $    9,884   $    4,293   $  (13,201)      (1,120)   $   900       $   103       $  1,358      $   459
   (169,383)     (49,721)    (121,449)    (118,939)      (722)          (48)        (2,675)        (701)

   (555,326)    (268,988)    (202,778)    (221,421)    (5,397)          795        (34,337)      (2,059)
 ----------   ----------   ----------   ----------    -------       -------       --------      -------

   (714,825)    (314,416)    (337,428)    (341,480)    (5,219)          850        (35,654)      (2,301)
 ----------   ----------   ----------   ----------    -------       -------       --------      -------
    794,658    1,146,214      635,179      765,167     41,167        40,168        261,166       98,517

   (540,838)    (340,977)    (461,812)    (333,295)    (9,302)         (914)       (36,313)      (5,457)
 ----------   ----------   ----------   ----------    -------       -------       --------      -------
    253,820      805,237      173,367      431,872     31,865        39,254        224,853       93,060
 ----------   ----------   ----------   ----------    -------       -------       --------      -------
   (461,005)     490,821     (164,061)      90,392     26,646        40,104        189,199       90,759
  2,524,861    2,034,040    1,748,583    1,658,191     40,104             0         90,759            0
 ----------   ----------   ----------   ----------    -------       -------       --------      -------
 $2,063,856   $2,524,861   $1,584,522   $1,748,583    $66,750        40,104       $279,958      $90,759
 ==========   ==========   ==========   ==========    =======       =======       ========      =======
    292,641      206,162      235,606      179,274      3,988             0         10,033            0
    111,843      124,767       92,992       99,878      4,576         4,081         31,383       10,644
    (78,952)     (38,288)     (69,781)     (43,546)    (1,063)          (93)        (4,833)        (611)
 ----------   ----------   ----------   ----------    -------       -------       --------      -------
    325,532      292,641      258,817      235,606      7,501         3,988         36,583       10,033
 ==========   ==========   ==========   ==========    =======       =======       ========      =======

 $   11,819   $    1,935   $   50,432   $   63,633    $ 1,003       $   103       $  1,817      $   459
 ==========   ==========   ==========   ==========    =======       =======       ========      =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)


                                                                     MONYEquity Master
                                    -----------------------------------------------------------------------------------
                                                               Enterprise Accumulation Trust
                                    -----------------------------------------------------------------------------------

                                             Mult-Cap                  Small Company                  Mid-Cap
                                              Growth                      Growth                       Growth
                                            Subaccount                  Subaccount                   Subaccount
                                    --------------------------  --------------------------  ---------------------------
                                                 For the period              For the period              For the period
                                    For the year May 2, 2001**  For the year May 5, 2001**  For the year June 12, 2001**
                                       ended        through        ended        through        ended         through
                                    December 31,  December 31,  December 31,  December 31,  December 31,  December 31,
                                        2002          2001          2002          2001          2002          2001
                                    ------------ -------------- ------------ -------------- ------------ ---------------
From operations:
 Net investment income (loss)......   $   (718)     $   (231)     $ (2,476)     $  1,297      $ (1,489)     $   (174)
 Net realized loss on investments..     (9,175)       (1,194)      (14,202)       (1,174)       (5,533)         (423)
 Net change in unrealized
   appreciation (depreciation) of
   investments.....................    (32,681)          445       (81,386)       11,161       (69,023)        2,684
                                      --------      --------      --------      --------      --------      --------
Net increase (decrease) in net
 assets resulting from operations..    (42,574)         (980)      (98,064)       11,284       (76,045)        2,087
                                      --------      --------      --------      --------      --------      --------
From unit transactions:
 Net proceeds from the issuance of
   units...........................     60,254       125,451       520,744       113,784       135,914       191,447
 Net asset value of units redeemed
   or used to meet contract
   obligations.....................    (28,031)      (29,235)      (91,723)       (4,805)      (24,123)       (1,351)
                                      --------      --------      --------      --------      --------      --------
Net increase (decrease) from unit
 transactions......................     32,223        96,216       429,021       108,979       111,791       190,096
                                      --------      --------      --------      --------      --------      --------
Net increase (decrease) in net
 assets............................    (10,351)       95,236       330,957       120,263        35,746       192,183
Net assets beginning of period.....     95,236             0       120,263             0       192,183             0
                                      --------      --------      --------      --------      --------      --------
Net assets end of period*..........   $ 84,885      $ 95,236      $451,220      $120,263      $227,929      $192,183
                                      ========      ========      ========      ========      ========      ========
Unit transactions:
Units outstanding beginning of
 period............................     10,617             0        11,867             0        24,674             0
Units issued during the period.....      8,489        13,659        59,944        12,390        21,962        24,855
Units redeemed during the period...     (4,511)       (3,042)      (12,764)         (523)       (3,898)         (181)
                                      --------      --------      --------      --------      --------      --------
Units outstanding end of period....     14,595        10,617        59,047        11,867        42,738        24,674
                                      ========      ========      ========      ========      ========      ========
----------
*  Includes undistributed net
   investment income (loss) of:       $   (949)     $   (231)     $ (1,179)     $  1,297      $ (1,663)     $   (174)
                                      ========      ========      ========      ========      ========      ========

** Commencement of operations

                      See notes to financial statements.

                                              MONYEquity Master
------------------------------------------------------------------------------------------------------------
             Enterprise Accumulation Trust
------------------------------------------------------
                                                                                       Dreyfus Socially
         Worldwide                                               Dreyfus                  Responsible
          Growth                     Emerging                  Stock Index                  Growth
        Subaccount             Countries Subaccount            Subaccount                 Subaccount
--------------------------  --------------------------  ------------------------  --------------------------
             For the period              For the period                                        For the period
For the year May 25, 2001** For the year June 8, 2001** For the year For the year For the year June 8, 2001**
   ended        through        ended        through        ended        ended        ended        through
December 31,  December 31,  December 31,  December 31,  December 31, December 31, December 31,  December 31,
    2002          2001          2002          2001          2002         2001         2002          2001
------------ -------------- ------------ -------------- ------------ ------------ ------------ --------------

  $  (174)      $   (63)      $ (1,206)     $   (511)   $    17,463   $   29,736    $   (207)     $   (92)
   (2,518)         (137)        (1,806)       (1,484)      (434,142)    (181,723)     (2,102)        (354)

   (4,213)         (757)       (38,628)       19,556       (436,848)    (295,886)    (12,958)      (1,722)
  -------       -------       --------      --------    -----------   ----------    --------      -------

   (6,905)         (957)       (41,640)       17,561       (853,527)    (447,873)    (15,267)      (2,168)
  -------       -------       --------      --------    -----------   ----------    --------      -------

   18,281        21,707         72,855       208,603        971,185    1,420,108      27,211       43,186

   (8,755)         (847)       (34,801)      (14,261)    (1,098,228)    (644,848)     (7,501)      (1,688)
  -------       -------       --------      --------    -----------   ----------    --------      -------

    9,526        20,860         38,054       194,342       (127,043)     775,260      19,710       41,498
  -------       -------       --------      --------    -----------   ----------    --------      -------
    2,621        19,903         (3,586)      211,903       (980,570)     327,387       4,443       39,330
   19,903             0        211,903             0      3,433,008    3,105,621      39,330            0
  -------       -------       --------      --------    -----------   ----------    --------      -------
  $22,524       $19,903       $208,317      $211,903    $ 2,452,438   $3,433,008    $ 43,773      $39,330
  =======       =======       ========      ========    ===========   ==========    ========      =======

    2,244             0         22,654             0        437,449      344,819       4,617            0
    2,408         2,340          9,385        24,354        141,596      172,477       4,122        4,816
   (1,255)          (96)        (5,092)       (1,700)      (173,418)     (79,847)     (1,450)        (199)
  -------       -------       --------      --------    -----------   ----------    --------      -------
    3,397         2,244         26,947        22,654        405,627      437,449       7,289        4,617
  =======       =======       ========      ========    ===========   ==========    ========      =======

  $  (237)      $   (63)      $ (1,717)     $   (511)   $   101,220   $   83,757    $   (299)     $   (92)
  =======       =======       ========      ========    ===========   ==========    ========      =======

                                 MONY AMERICA

                              Variable Account L

                STATEMENT OF CHANGES IN NET ASSETS (continued)

                                                                   MONYEquity Master
                                    -------------------------------------------------------------------------------
                                                       Fidelity Variable Insurance Products Funds
                                    -------------------------------------------------------------------------------
                                                                                                  VIP III
                                             VIP II                      VIP                       Growth
                                           Contrafund                  Growth                  Opportunities
                                           Subaccount                Subaccount                  Subaccount
                                    ------------------------  ------------------------  ---------------------------
                                                                                                         For the
                                                                                                         period
                                    For the year For the year For the year For the year For the year June 12, 2001**
                                       ended        ended        ended        ended        ended         through
                                    December 31, December 31, December 31, December 31, December 31,  December 31,
                                        2002         2001         2002         2001         2002          2001
                                    ------------ ------------ ------------ ------------ ------------ ---------------
From operations:
 Net investment income (loss)......  $   (1,424)  $   46,987   $  (12,612)  $  145,083    $   (771)      $   (23)
 Net realized loss on investments..     (82,463)    (100,558)    (286,469)    (188,304)     (6,286)          (64)
 Net change in unrealized
   appreciation (depreciation) of
   investments.....................    (127,577)    (186,008)    (477,552)    (435,811)    (30,091)          202
                                     ----------   ----------   ----------   ----------    --------       -------
Net increase (decrease) in net
 assets resulting from operations..    (211,464)    (239,579)    (776,633)    (479,032)    (37,148)          115
                                     ----------   ----------   ----------   ----------    --------       -------
From unit transactions:
 Net proceeds from the issuance of
   units...........................     743,574      687,616      592,532      845,967     176,551        12,101
 Net asset value of units redeemed
   or used to meet contract
   obligations.....................    (450,844)    (442,654)    (475,303)    (410,619)    (37,371)         (363)
                                     ----------   ----------   ----------   ----------    --------       -------
Net increase (decrease) from unit
 transactions......................     292,730      244,962      117,229      435,348     139,180        11,738
                                     ----------   ----------   ----------   ----------    --------       -------
Net increase (decrease) in net
 assets............................      81,266        5,383     (659,404)     (43,684)    102,032        11,853
Net assets beginning of period.....   1,834,705    1,829,322    2,443,930    2,487,614      11,853             0
                                     ----------   ----------   ----------   ----------    --------       -------
Net assets end of period*..........  $1,915,971   $1,834,705   $1,784,526   $2,443,930    $113,885       $11,853
                                     ==========   ==========   ==========   ==========    ========       =======
Unit transactions:
Units outstanding beginning of
 period............................     223,575      193,843      352,343      292,731       1,294             0
Units issued during the period.....      95,004       81,780      108,307      115,727      19,726         1,335
Units redeemed during the period...     (58,845)     (52,048)     (89,159)     (56,115)     (4,969)          (41)
                                     ----------   ----------   ----------   ----------    --------       -------
Units outstanding end of period....     259,734      223,575      371,491      352,343      16,051         1,294
                                     ==========   ==========   ==========   ==========    ========       =======
----------
*  Includes undistributed net
   investment income (loss) of:      $   39,332   $   40,756   $  124,307   $  136,919    $   (794)      $   (23)
                                     ==========   ==========   ==========   ==========    ========       =======

** Commencement of operations

                      See notes to financial statements.

                                                           MONYEquity Master
-----------------------------------------------------------------------------------------------------------
                                            Janus Aspen Series
-----------------------------------------------------------------------------------------------------------

        Aggressive                                               Capital                  Worldwide
          Growth                     Balanced                 Appreciation                 Growth
        Subaccount                  Subaccount                 Subaccount                Subaccount
--------------------------  ---------------------------  ------------------------ -------------------------
            For the period               For the period
For the year May 4, 2001**  For the year May 15, 2001** For the year For the year For the year For the year
   ended        through         ended       through         ended       ended        ended        ended
December 31,  December 31,  December 31,  December 31,  December 31, December 31, December 31, December 31,
    2002          2001          2002          2001          2002         2001         2002         2001
------------  -----------   ------------ ------------   ------------ ------------ ------------ ------------
  $   (967)     $   (322)     $  6,077      $  1,697    $    (5,582)  $   19,240   $    5,319  $    (9,145)
   (18,120)       (2,620)       (1,388)         (923)      (541,885)    (399,956)    (512,169)    (694,361)

   (25,474)       (4,631)      (20,670)       (1,374)        (8,561)    (565,108)    (455,681)    (362,689)
  --------      --------      --------      --------    -----------   ----------   ----------  -----------

   (44,561)       (7,573)      (15,981)         (600)      (556,028)    (945,824)    (962,531)  (1,066,195)
  --------      --------      --------      --------    -----------   ----------   ----------  -----------
    81,199       172,663       306,130       135,693        830,085    1,605,463      937,943    1,744,184

   (53,181)      (16,591)      (27,966)      (11,334)    (1,068,581)    (835,613)    (865,746)  (1,097,526)
  --------      --------      --------      --------    -----------   ----------   ----------  -----------
    28,018       156,072       278,164       124,359       (238,496)     769,850       72,197      646,658
  --------      --------      --------      --------    -----------   ----------   ----------  -----------
   (16,543)      148,499       262,183       123,759       (794,524)    (175,974)    (890,334)    (419,537)
   148,499             0       123,759             0      3,514,790    3,690,764    3,622,667    4,042,204
  --------      --------      --------      --------    -----------   ----------   ----------  -----------
  $131,956      $148,499      $385,942      $123,759    $ 2,720,266   $3,514,790   $2,732,333  $ 3,622,667
  ========      ========      ========      ========    ===========   ==========   ==========  ===========
    18,896             0        12,732             0        554,001      452,008      585,745      502,843
    13,711        20,826        33,220        13,920        145,115      228,081      181,607      249,907
    (9,126)       (1,930)       (3,190)       (1,188)      (186,768)    (126,088)    (169,714)    (167,005)
  --------      --------      --------      --------    -----------   ----------   ----------  -----------
    23,481        18,896        42,762        12,732        512,348      554,001      597,638      585,745
  ========      ========      ========      ========    ===========   ==========   ==========  ===========

  $ (1,289)     $   (322)     $  7,774      $  1,697    $    39,382   $   44,964   $  194,175  $   188,856
  ========      ========      ========      ========    ===========   ==========   ==========  ===========












           Total
    2002          2001
------------  ------------
$  1,170,541  $ 22,070,625
 (26,318,677)  (26,999,621)

 (15,883,454)  (21,764,013)
------------  ------------

 (41,031,590)  (26,693,009)
------------  ------------
  46,542,080    52,487,408

 (45,157,730)  (42,835,527)
------------  ------------
   1,384,350     9,651,881
------------  ------------
 (39,647,240)  (17,041,128)
 204,028,058   221,069,186
------------  ------------
$164,380,818  $204,028,058
============  ============







$114,884,814  $113,714,273
============  ============

                                 MONY AMERICA

                              Variable Account L

                         NOTES TO FINANCIAL STATEMENTS


1.  Organization and Business:

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies, which include Variable Life (Strategist), Variable Universal Life (MONYEquity Master, MONYCustom Equity Master, MONY Custom Estate Master and MONY Variable Universal
Life), Corporate Sponsored Variable Universal Life and Survivorship Variable Universal Life Insurance policies. These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related to the Variable Life (Strategist) and Variable Universal Life (MONYEquity Master) insurance policies is presented here.

There are currently six Strategist Subaccounts and twenty-eight MONYEquity Master Subaccounts within the Variable Account, and each invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Dreyfus Stock Index Fund, Dreyfus Socially Responsible Growth Fund, Inc., Fidelity Variable Insurance Products Funds, or Janus Aspen Series (collectively, the "Funds"). The subaccounts of Strategist commenced operations in 1985 and the subaccounts of MONYEquity Master commenced operations in 1995 through 2001. The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These financial statements should be read in conjunction with the financial statements and footnotes of the Funds, which were distributed by MONY America to the policyholders.

2.  Significant Accounting Policies:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment in shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on amortized cost of the securities held, which approximates market value.

Investment Transactions and Investment Income:

Investments in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments in the portfolios of the Funds are determined on the identified cost basis. Dividend income and distributions from net realized gains are recorded on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based on current tax law, to incur any income tax burden upon the earnings or realized gains attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for Federal income tax purposes.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



3. Related Party Transactions:

MONY America is the legal owner of the assets held by the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance, administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed when a full or partial surrender is requested by the policyholders. These deductions are treated as contractholder redemptions by the Variable Account. The amount deducted for the Strategist and MONYEquity Master Subaccounts for the year ended December 31, 2002 aggregated $30,186,562.

MONY America receives from the Variable Account the amounts deducted for mortality and expense risks at an annual rate of 0.60% (for each of the Strategist Subaccounts) and 0.75% (for each of the MONYEquity Master Subaccounts) of the average daily net assets of the respective subaccounts. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to the portfolios of Enterprise, and it receives amounts paid by Enterprise for those services.

MONY America and MONY receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the year ended December 31, 2002, MONY America received $19,109 in aggregate from certain Funds in connection with Strategist and MONYEquity Master subaccounts.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



4. Investment Transactions:

Cost of shares acquired and proceeds from shares redeemed by each subaccount during the year ended December 31, 2002 were as follows:

                                                           Cost of
                                                       Shares Acquired       Proceeds from
Strategist Subaccounts                             (Excludes Reinvestments) Shares Redeemed
----------------------                             ------------------------ ---------------

MONY Series Fund, Inc.

Equity Growth Portfolio...........................       $    47,509          $    73,393
Equity Income Portfolio...........................            48,187              103,037
Intermediate Term Bond Portfolio..................            19,212               28,565
Long Term Bond Portfolio..........................             8,241                6,768
Diversified Portfolio.............................            67,643              100,747
Money Market Portfolio............................            15,369               22,478

MONYEquity Master Subaccounts

MONY Series Fund, Inc.

Intermediate Term Bond Portfolio..................           792,420              171,255
Long Term Bond Portfolio..........................           794,212              559,273
Government Securities Portfolio...................         1,190,556              177,998
Money Market Portfolio............................         2,328,353            1,743,616

Enterprise Accumulation Trust

Equity Portfolio..................................         5,742,032            6,307,079
Small Company Value Portfolio.....................         4,723,737            5,433,580
Managed Portfolio.................................        11,421,444           15,279,682
International Growth Portfolio....................         1,533,683            1,557,429
High Yield Bond Portfolio.........................         1,160,538              795,378
Growth Portfolio..................................         1,187,225              542,169
Growth and Income Portfolio.......................           693,400              456,000
Capital Appreciation Portfolio....................           514,408              353,813
Balanced Portfolio................................            38,907                7,403
Equity Income Portfolio...........................           250,276               26,664
Multi-Cap Growth Portfolio........................            62,266               30,739
Small Company Growth Portfolio....................           505,134               78,335
Mid-Cap Growth Portfolio..........................           128,420               18,035
Worldwide Growth Portfolio........................            20,550               11,190
Emerging Countries Portfolio......................            70,846               34,391

Dreyfus

Dreyfus Stock Index Fund..........................           862,957            1,012,642
Dreyfus Socially Responsible Growth Fund, Inc.....            26,766                7,364

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                                  Cost of
                                              Shares Acquired       Proceeds from
MONYEquity Master Subaccounts             (Excludes Reinvestments) Shares Redeemed
-----------------------------             ------------------------ ---------------

FidelityVariable Insurance Products Funds

VIP II Contrafund Portfolio..............         $640,055            $361,450
VIP Growth Portfolio.....................          516,547             414,561
VIP III Growth Opportunities Portfolio...          178,017              39,634

Janus Aspen Series

Aggressive Growth Portfolio..............           85,863              58,778
Balanced Portfolio.......................          310,946              34,497
Capital Appreciation Portfolio...........          736,264             997,239
Worldwide Growth Portfolio...............          779,619             730,485

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



5. Financial Highlights:

For a unit outstanding throughout the period ended December 31, 2002:

                                               At December 31, 2002       For the period ended December 31, 2002
                                         -------------------------------- ----------------------------------
                                                                          Investment
                                                               Net Assets   Income                       Total
Strategist Subaccounts                     Units   Unit Values   (000s)     Ratio*     Expense Ratio** Return***
----------------------                   --------- ----------- ---------- ----------   --------------- ---------

MONY Series Fund, Inc.

Equity Growth Subaccount................    12,901   $52.80     $   681      0.65%          0.60%       (23.13)%
Equity Income Subaccount................     8,433    54.33         458      1.92           0.60        (15.65)
Intermediate Term Bond Subaccount.......     4,272    31.57         135      3.95           0.60          8.71
Long Term Bond Subaccount...............     1,535    42.42          65      4.56           0.60         13.36
Diversified Subaccount..................    20,949    40.68         852      2.08           0.60        (16.88)
Money Market Subaccount.................     2,188    21.54          47      1.49           0.60          0.89

MONYEquity Master Subaccounts

MONY Series Fund, Inc.

Intermediate Term Bond Subaccount.......    94,178    15.85       1,493      2.92           0.75          8.49
Long Term Bond Subaccount...............   144,221    18.67       2,693      4.24           0.75         13.22
Government Securities Subaccount........   153,243    15.17       2,325      2.57           0.75          5.79
Money Market Subaccount.................   307,517    13.51       4,154      1.48           0.75          0.75

Enterprise Accumulation Trust

Equity Subaccount....................... 1,891,577    13.34      25,234      0.00           0.75        (29.97)
Small Company Value Subaccount.......... 1,208,111    23.35      28,203      0.36           0.75         (9.92)
Managed Subaccount...................... 4,135,667    16.40      67,799      0.93           0.75        (21.76)
International Growth Subaccount.........   699,800    10.62       7,431      0.66           0.75        (20.09)
High Yield Bond Subaccount..............   327,973    15.23       4,997      8.67           0.75          0.73
Growth Subaccount.......................   443,237     6.27       2,781      0.40           0.75        (23.91)
Growth and Income Subaccount............   325,532     6.34       2,064      1.19           0.75        (26.54)
Capital Appreciation Subaccount.........   258,817     6.12       1,585      0.00           0.75        (17.52)
Balanced Subaccount.....................     7,501     8.90          67      2.48           0.75        (11.53)
Equity Income Subaccount................    36,583     7.65         280      1.48           0.75        (15.47)
Multi-Cap Growth Subaccount.............    14,595     5.82          85      0.00           0.75        (35.12)
Small Company Growth Subaccount.........    59,047     7.64         451      0.00           0.75        (24.58)
Mid-Cap Growth Subaccount...............    42,738     5.33         228      0.00           0.75        (31.58)
Worldwide Growth Subaccount.............     3,397     6.63          23      0.00           0.75        (25.25)
Emerging Countries Subaccount...........    26,947     7.73         208      0.21           0.75        (17.33)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                         At December 31, 2002      For the year ended December 31, 2002
                                    ------------------------------ -----------------------------------
                                                                   Investment
                                                        Net Assets   Income                     Total
MONYEquity Master Subaccounts        Units  Unit Values   (000s)     Ratio*   Expense Ratio** Return***
-----------------------------       ------- ----------- ---------- ---------- --------------- ---------

Dreyfus

Dreyfus Stock Index Subaccount..... 405,627    $6.05      $2,452      1.32         0.75        (22.93)
Dreyfus Socially Responsible
  Growth Subaccount................   7,289     6.01          44      0.27         0.75        (29.46)

Fidelity Variable Insurance
  Products Funds

VIP II Contrafund Subaccount....... 259,734     7.38       1,916      0.68         0.75        (10.11)
VIP Growth Subaccount.............. 371,491     4.80       1,785      0.14         0.75        (30.84)
VIP III Growth Opportunities
  Subaccount.......................  16,051     7.10         114      0.09         0.75        (22.49)

Janus Aspen Series

Aggressive Growth Subaccount.......  23,481     5.62         132      0.00         0.75        (28.50)
Balanced Subaccount................  42,762     9.03         386      3.12         0.75         (7.10)
Capital Appreciation Subaccount.... 512,348     5.31       2,720      0.57         0.75        (16.25)
Worldwide Growth Subaccount........ 597,638     4.57       2,732      0.92         0.75        (26.05)

* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)




For a unit outstanding throughout the period ended December 31, 2001:

                                                    At December 31, 2001       For the period ended December 31, 2001
                                              -------------------------------- -----------------------------------
                                                                               Investment
                                                                    Net Assets   Income                       Total
Strategist Subaccounts                          Units   Unit Values   (000s)     Ratio*     Expense Ratio** Return***
----------------------                        --------- ----------- ---------- ----------   --------------- ---------

MONY Series Fund, Inc.

Equity Growth Subaccount.....................    13,267   $68.69     $   911      0.00%          0.60%       (19.81)%
Equity Income Subaccount.....................     9,279    64.41         598      1.74           0.60        (11.52)
Intermediate Term Bond Subaccount............     4,569    29.04         133      5.40           0.60          7.88
Long Term Bond Subaccount....................     1,495    37.42          56      5.21           0.60          5.68
Diversified Subaccount.......................    21,555    48.94       1,055      1.13           0.60        (15.93)
Money Market Subaccount......................     2,507    21.35          54      3.78           0.60          3.19

MONYEquity Master Subaccounts
-----------------------------

MONY Series Fund, Inc.

Intermediate Term Bond Subaccount............    52,904    14.61         773      4.66           0.75          7.74
Long Term Bond Subaccount....................   129,500    16.49       2,136      4.67           0.75          5.50
Government Securities Subaccount.............    84,169    14.34       1,207      4.27           0.75          5.75
Money Market Subaccount......................   262,179    13.41       3,515      3.69           0.75          3.07

Enterprise Accumulation Trust

Equity Subaccount............................ 1,924,485    19.05      36,654      0.00           0.75        (19.42)
Small Company Value Subaccount............... 1,233,590    25.92      31,971      0.25           0.75          4.43
Managed Subaccount........................... 4,331,427    20.96      90,806      2.15           0.75        (11.86)
International Growth Subaccount..............   697,861    13.29       9,272      0.66           0.75        (28.36)
High Yield Bond Subaccount...................   301,483    15.12       4,558      8.85           0.75          5.07
Growth Subaccount............................   354,433     8.24       2,920      0.47           0.75        (13.17)
Growth and Income Subaccount.................   292,641     8.63       2,525      0.94           0.75        (12.56)
Capital Appreciation Subaccount..............   235,606     7.42       1,749      0.68           0.75        (19.78)
Balanced Subaccount (1)......................     3,988    10.06          40      1.75(/\)       0.75(/\)     (0.60)
Equity Income Subaccount (2).................    10,033     9.05          91      2.13(/\)       0.75(/\)     (9.50)
Multi-Cap Growth Subaccount (3)..............    10,617     8.97          95      0.00(/\)       0.75(/\)    (10.30)
Small Company Growth Subaccount (4)..........    11,867    10.13         120      0.00(/\)       0.75(/\)      1.30
Mid-Cap Growth Subaccount (5)................    24,674     7.79         192      0.00(/\)       0.75(/\)    (22.10)
Worldwide Growth Subaccount (6)..............     2,244     8.87          20      0.00(/\)       0.75(/\)    (11.30)
Emerging Countries Subaccount (7)............    22,654     9.35         212      0.00(/\)       0.75(/\)     (6.50)

Dreyfus

Dreyfus Stock Index Subaccount...............   437,449     7.85       3,433      1.13           0.75        (12.87)
Dreyfus Socially Responsible Growth
  Subaccount (7).............................     4,617     8.52          39      0.14(/\)       0.75(/\)    (14.80)

Fidelity Variable Insurance Products Funds

VIP II Contrafund Subaccount.................   223,575     8.21       1,835      0.69           0.75        (13.03)
VIP Growth Subaccount........................   352,343     6.94       2,444      0.00           0.75        (18.35)
VIP III Growth Opportunities Subaccount (5)..     1,294     9.16          12      0.00(/\)       0.75(/\)     (8.40)

                                 MONY AMERICA

                              Variable Account L

                   NOTES TO FINANCIAL STATEMENTS (continued)



                                         At December 31, 2001      For the period ended December 31, 2001
                                    ------------------------------ ------------------------------------
                                                                   Investment
                                                        Net Assets   Income                       Total
MONYEquity Master Subaccounts        Units  Unit Values   (000s)     Ratio*     Expense Ratio** Return***
-----------------------------       ------- ----------- ---------- ----------   --------------- ---------

Janus Aspen Series

Aggressive Growth Subaccount (8)...  18,896    $7.86      $  148      0.00%(/\)      0.75%(/\)   (21.40)%
Balanced Subaccount (9)............  12,732     9.72         124      4.61(/\)       0.75(/\)     (2.80)
Capital Appreciation Subaccount.... 554,001     6.34       3,515      1.28           0.75        (22.40)
Worldwide Growth Subaccount........ 585,745     6.18       3,623      0.50           0.75        (23.13)

----------
* This ratio represents the amount of dividend income, excluding distributions from net realized gains, received by the subaccount from the underlying fund, net of investment advisory fees assessed by the underlying fund's investment adviser and other expenses of the underlying fund, divided by the average net assets of the subaccount. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the net asset value per Unit. The recognition of dividend income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
** This ratio represents the annual contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratio includes only those expenses that result in a direct reduction to net asset value per Unit. Charges made directly to contractholder accounts by redemption of Units and expenses of the respective underlying fund are excluded from this ratio.
***Represents the total return for the period indicated, including changes in the value of the underlying fund, and reflects deductions for all items included in the Expense Ratio. The Total Return does not include any expenses assessed through the redemption of Units; the Total Return would have been lower had such expenses been included in the calculation. Total returns for periods less than one year are not annualized.
(/\)Annualized
(1)For the period May 7, 2001 (commencement of operations) through December 31, 2001.
(2)For the period June 6, 2001 (commencement of operations) through December 31, 2001.
(3)For the period May 2, 2001 (commencement of operations) through December 31, 2001.
(4)For the period May 5, 2001 (commencement of operations) through December 31, 2001.
(5)For the period June 12, 2001 (commencement of operations) through December 31, 2001.
(6)For the period May 25, 2001 (commencement of operations) through December 31, 2001.
(7)For the period June 8, 2001 (commencement of operations) through December 31, 2001.
(8)For the period May 4, 2001 (commencement of operations) through December 31, 2001.
(9)For the period May 15, 2001 (commencement of operations) through December 31, 2001.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company of America and the
Contractholders of Subaccounts of MONY America Variable Account L

In our opinion, the accompanying combined statements of assets and liabilities and the related combined statements of operations and of changes in net assets present fairly, in all material respects, the combined financial position of Subaccounts of MONY America Variable Account L at December 31, 2002, and the combined results of their operations and the changes in their combined net assets for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of MONY Life Insurance Company of America's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these combined financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at December 31, 2002 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 8, 2003

                                 MONY AMERICA

                              Variable Account L

                  COMBINED STATEMENT OF ASSETS & LIABILITIES

                               December 31, 2002


                             ASSETS
          Investments at cost.......................... $ 701,216,854
                                                        =============
          Investments in Funds, at net asset value..... $ 546,335,910
          Amounts due from MONY America................       327,186
          Amounts due from Funds.......................        71,850
                                                        -------------
                 Total assets..........................   546,734,946
                                                        -------------
                           LIABILITIES
          Amounts due to MONY America..................       231,647
          Amounts due to Funds.........................       327,186
                                                        -------------
                 Total liabilities.....................       558,833
                                                        -------------
          Net assets................................... $ 546,176,113
                                                        =============
          Net assets consist of:
           Contractholders' net payments............... $ 636,043,177
           Undistributed net investment income.........   160,381,237
           Accumulated net realized loss on investments   (95,367,357)
           Net unrealized depreciation of investments..  (154,880,944)
                                                        -------------
          Net assets................................... $ 546,176,113
                                                        =============



                  See notes to combined financial statements.

                                 MONY AMERICA

                              Variable Account L

                       COMBINED STATEMENT OF OPERATIONS

                     For the year ended December 31, 2002


      Dividend income...................................... $   9,787,519
      Distribution from net realized gains.................     1,751,140
      Mortality and expense risk charges...................    (1,898,944)
                                                            -------------
      Net investment income................................     9,639,715
                                                            -------------
      Realized and unrealized loss on investments:
       Net realized loss on investments....................   (48,974,304)
       Net change in unrealized depreciation of investments   (52,234,020)
                                                            -------------
      Net realized and unrealized loss on investments......  (101,208,324)
                                                            -------------
      Net decrease in net assets resulting from operations. $ (91,568,609)
                                                            =============

                  See notes to combined financial statements.

                                 MONY AMERICA

                              Variable Account L

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS

                       For the years ended December 31,


                                                                                            2002           2001
                                                                                       -------------  -------------
From operations:
 Net investment income................................................................ $   9,639,715  $  36,928,784
 Net realized loss on investments.....................................................   (48,974,304)   (51,486,293)
 Net change in unrealized depreciation of investments.................................   (52,234,020)   (31,488,999)
                                                                                       -------------  -------------
Net decrease in net assets resulting from operations..................................   (91,568,609)   (46,046,508)
                                                                                       -------------  -------------
From unit transactions:
 Net proceeds from the issuance of units of subaccounts...............................   485,776,955    283,051,735
 Net asset value of units redeemed or used to meet contract obligations of subaccounts  (405,470,233)  (154,723,870)
                                                                                       -------------  -------------
Net increase from unit transactions of subaccounts....................................    80,306,722    128,327,865
                                                                                       -------------  -------------
Net increase (decrease) in net assets.................................................   (11,261,887)    82,281,357
Net assets beginning of year..........................................................   557,438,000    475,156,643
                                                                                       -------------  -------------
Net assets end of year*............................................................... $ 546,176,113  $ 557,438,000
                                                                                       =============  =============
----------
*Includesundistributed net investment income of:                                       $ 160,381,237  $ 150,741,522
                                                                                       =============  =============

                  See notes to combined financial statements.

                                 MONY AMERICA

                              Variable Account L

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. Organization and Business:

MONY America Variable Account L (the "Variable Account") is a separate investment account established on February 19, 1985 by MONY Life Insurance Company of America ("MONY America"), under the laws of the State of Arizona.

The Variable Account operates as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). The Variable Account holds assets that are segregated from all of MONY America's other assets and, at present, is used to support Flexible Premium Variable Life Insurance policies (Strategist), Variable Universal Life Insurance policies (MONYEquity Master, MONY Custom Equity Master, MONY Custom Estate Master and MONY Variable Universal Life), Corporate Sponsored Variable Universal Life and Survivorship Variable Universal Life Insurance policies, (collectively, the "Variable Life Insurance Policies"). These policies are issued by MONY America, which is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY"). For presentation purposes, the information related to all Variable Life Insurance Policies issued under the Variable Account is presented for the Variable Account as a whole.

There are currently twenty-eight MONYEquity Master subaccounts, six Strategist subaccounts, thirty-five MONY Custom Equity Master subaccounts, fifty-two Corporate Sponsored Variable Universal Life subaccounts, thirty-five Mony Custom Estate Master subaccounts, thirty-five MONY Variable Universal Life subaccounts, thirty-three MONY Survivorship Variable Universal Life subaccounts within the variable account (each hereafter referred to as a "subaccount"). Each subaccount holds assets that are segregated from all other subaccounts within the Variable Account.

Each subaccount invests only in a corresponding portfolio of the MONY Series Fund, Inc. (the "Fund"), the Enterprise Accumulation Trust ("Enterprise"), Dreyfus Stock Index Fund, Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Variable Investment Fund, Dreyfus Investment Portfolios, Fidelity Variable Insurance Products, Janus Aspen Series, the Van Eck Worldwide Insurance Trust, T. Rowe Price Equity Series, Inc., The Universal Institutional Funds, Inc., the Alger American Fund, Lord Abbett Series Fund, MFS Variable Insurance Trust, PBHG Insurance Series Fund, PIMCO Variable Insurance Trust and Invesco Variable Investment Funds, Inc. (collectively the "Funds"). The Funds are registered under the 1940 Act as open-end, diversified, management investment companies. The Fund and Enterprise are affiliated with MONY.

These combined financial statements should be read in conjunction with the separate financial statements and footnotes of each of the Variable Insurance Policies which are presented on pages before these combined financial statements.

2. Significant Accounting Policies:

The preparation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments:

The investment held by each subaccount in the shares of each of the respective Funds' portfolios is stated at value which is the net asset value of the respective portfolio as reported by such portfolio. Net asset values are based upon market or fair valuations of the securities held in each of the corresponding portfolios of the Funds. For the Money Market Portfolio, the net asset value is based on the amortized cost of the securities held, which approximates market value. For the purposes of presentation of the combined financial statements, investments held at December 31, 2002 by all of the subaccounts within the Variable Account have been aggregated.

Investment Transactions and Investment Income:

Investments made by the subaccounts in the portfolios of the Funds are recorded on the trade date. Realized gains and losses on redemption of investments by the subaccounts in the portfolios of the Funds are determined on the identified cost-basis. Dividend

                                 MONY AMERICA

                              Variable Account L

              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


2. Significant Accounting Policies: (continued)

income and distributions of net realized gains are recorded by the respective subaccount on ex-dividend date. Investment income includes dividends from net investment income and distributions of net realized gains received from the respective portfolios of the Funds. Dividends and distributions received by the subaccounts are reinvested in additional shares of the respective portfolios of the Funds.

Taxes:

MONY America is currently taxed as a life insurance company and will include the Variable Account's operations in its tax return. MONY America does not expect, based upon current tax law, to incur any income tax burden upon the earnings or realized gains attributable to the Variable Account. Based on this expectation, no charges are currently being deducted from the Variable Account for Federal income tax purposes.

3. Related Party Transactions:

MONY America is the legal owner of the assets of the Variable Account.

Policy premiums received from MONY America by the Variable Account represent gross policy premiums recorded by MONY America less deductions retained as compensation for certain sales distribution expenses and premium taxes.

The cost of insurance administration charges, and, if applicable, the cost of any optional benefits added by riders to the insurance policies are deducted monthly from the cash value of the contract to compensate MONY America. A surrender charge may be imposed by MONY America when a full or partial surrender is requested by the policyholders. These deductions are treated by the Variable Account as contractholder redemptions. For the year ended December 31, 2002, the aggregate amount deducted for such purposes for all subaccounts within the Variable Account was $84,799,437.

MONY America receives from the subaccounts within the Variable Account amounts deducted for mortality and expense risks at annual rates ranging from .35% to 1.35% of the average daily net assets of each of the respective subaccounts within the Variable Account other than the subaccounts of Corporate Sponsored Variable Universal Life Insurance policies. As investment adviser to the Fund, it receives amounts paid by the Fund for those services.

Enterprise Capital Management, Inc., a wholly-owned subsidiary of MONY, acts as investment adviser to Enterprise, and it receives amounts paid by Enterprise for those services.

MONY America and MONY receive fees directly from certain Funds for maintaining and servicing policyholders' accounts. During the year ended December 31, 2002, MONY America received $228,557 in aggregate from certain Funds in connection with the subaccounts within the Variable Account.

4. Other:

At December 31, 2002 the aggregate net assets of all subaccounts within the Variable Account investing in a portfolio of the Funds were as follows:

              MONY Series Fund, Inc.

              Intermediate Term Bond Subaccount....... $12,180,895
              Long Term Bond Subaccount...............  11,903,499
              Government Securities Subaccount........  10,528,227
              Money Market Subaccount.................  49,222,123
              Equity Growth Subaccount................     681,077

                                 MONY AMERICA

                              Variable Account L

              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


4. Other: (continued)

           Equity Income Subaccount...................... $   458,128
           Diversified Subaccount........................     852,147

           Enterprise Accumulation Trust

           Equity Subaccount.............................  34,525,084
           Small Company Value Subaccount................  43,120,316
           Managed Subaccount............................  78,257,197
           International Growth Subaccount...............  10,412,631
           High Yield Bond Subaccount....................   9,937,139
           Growth Subaccount.............................  31,867,993
           Growth and Income Subaccount..................  11,148,251
           Small Company Growth Subaccount...............   8,220,850
           Equity Income Subaccount......................   3,370,651
           Capital Appreciation Subaccount...............   6,373,360
           Multi-Cap Growth Subaccount...................   5,725,386
           Balanced Subaccount...........................   1,015,109
           Worldwide Growth Subaccount...................     151,705
           Emerging Countries Subaccount.................     316,301
           Mid-Cap Growth Subaccount.....................     593,839
           Total Return Subaccount.......................  14,010,153
           Global Socially Responsive Subaccount.........      49,467

           Dreyfus Variable Investment Fund

           Appreciation Subaccount.......................   2,466,075
           Small Company Stock Subaccount................   1,298,597

           Dreyfus Stock Index Subaccount................  44,356,331
           Dreyfus Socially Responsible Growth Subaccount     861,075

           Dreyfus Variable Insurance Fund

           International Subaccount......................   5,702,119
           Small Cap Subaccount..........................   3,192,377

           Van Eck Worldwide Insurance Trust

           Hard Assets Subaccount........................     159,451
           Worldwide Bond Subaccount.....................      99,762
           Worldwide Emerging Markets Subaccount.........      69,450

           T. Rowe Price

           Equity Income Subaccount......................  33,388,711
           Prime Reserve Subaccount......................   2,260,636
           International Stock Subaccount................   1,901,401
           Limited Term Subaccount.......................     984,166
           New America Growth Subaccount.................     440,071
           Personal Strategy Balanced Subaccount.........   1,089,569

                                 MONY AMERICA

                              Variable Account L

              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


4. Other: (continued)

             Fidelity Variable Insurance Products Funds

             VIP Growth Subaccount..................... $11,320,370
             VIP II Contrafund Subaccount..............  11,601,709
             VIP III Growth Opportunities Subaccount...   1,161,594
             VIP II Asset Manager Subaccount...........   4,193,827
             VIP III Growth and Income Subaccount......   7,014,119

             The Universal Institutional Funds, Inc.

             Equity Growth Subaccount..................     162,591
             Fixed Income Subaccount...................   5,896,450
             Value Subaccount..........................     259,895
             Emerging Market Debt Subaccount...........     144,578
             Emerging Equities Subaccount..............     107,854
             Global Value Equity Subaccount............      91,409
             US Real Estate Subaccount.................   1,215,520

             Janus Aspen Series

             Aggressive Growth Subaccount..............   6,585,221
             Balanced Subaccount.......................   4,646,386
             Capital Appreciation Subaccount...........   8,238,452
             Flexible Income Subaccount................  11,069,645
             International Growth Subaccount...........   1,534,217
             Worldwide Growth Subaccount...............  13,925,170
             Strategic Value Subaccount................   1,303,117

             The Alger American Funds

             Balanced Subaccount.......................     508,893
             Mid Cap Growth Subaccount.................     467,126

             Lord Abbett Series Funds

             Bond Debenture Subaccount.................     195,028
             Growth and Income Subaccount..............     637,495
             Mid-Cap Value Subaccount..................   3,974,314

             MFS Variable Insurance Trust

             Mid Cap Growth Subaccount.................     220,483
             New Discovery Series Subaccount...........     203,792
             Total Return Series Subaccount............     673,120
             Utilities Series Subaccount...............      44,401

             Invesco Variable Investment Fund

             Financial Services Subaccount.............      72,820
             Health Services Subaccount................     117,082
             Telecommunications Services Subaccount....      25,646

                                 MONY AMERICA

                              Variable Account L

              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


4. Other: (continued)

           PBHG Insurance Series Funds

           Select Value Subaccount...................... $    242,025
           Mid-Cap Value Subaccount.....................      591,142

           PIMCO Variable Insurance Trust

           Global Bond Subaccount.......................      724,621
           Real Return Subaccount.......................    3,053,848
           StocksPlus Growth and Income Subaccount......      760,834
                                                         ------------

           Total Net Assets--Combined Variable Account L $546,176,113
                                                         ============

During the year ended December 31, 2002, the aggregate cost of shares purchased and the aggregate proceeds from shares redeemed of the portfolios of the Funds by all of the subaccounts within the Variable Account were $366,304,143 and $287,836,028, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of MONY Life Insurance Company of America

In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, statements of changes in shareholder's equity and statements of cash flows present fairly, in all material respects, the financial position of MONY Life Insurance Company of America (the "Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for long-lived assets in 2002.

PricewaterhouseCoopers LLP

New York, New York
February 6, 2003

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                                BALANCE SHEETS

                          December 31, 2002 and 2001

                                                                                                         2002     2001
                                                                                                       -------- --------
                                                                                                        ($ in millions)
                                                ASSETS
Investments:
 Fixed maturity securities available-for-sale, at fair value (Note 5)                                  $1,537.4 $1,220.9
 Mortgage loans on real estate (Note 6)...............................................................    357.9    132.8
 Policy loans.........................................................................................     79.8     71.6
 Real estate to be disposed of........................................................................      0.1      2.3
 Real estate held for investment......................................................................      2.3      3.7
 Other invested assets................................................................................     11.4     16.4
                                                                                                       -------- --------
                                                                                                        1,988.9  1,447.7
Cash and cash equivalents.............................................................................     33.2    102.6
Accrued investment income.............................................................................     27.9     22.3
Amounts due from reinsurers...........................................................................     54.0     34.8
Deferred policy acquisition costs (Note 7)............................................................    617.4    564.6
Current federal income taxes..........................................................................     47.6     24.9
Other assets..........................................................................................      4.3     22.8
Separate account assets...............................................................................  2,911.3  3,589.0
                                                                                                       -------- --------
       Total assets................................................................................... $5,684.6 $5,808.7
                                                                                                       ======== ========
                                 LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits................................................................................ $  179.6 $  156.8
Policyholders' account balances.......................................................................  1,612.0  1,269.5
Other policyholders' liabilities......................................................................     89.2     77.2
Accounts payable and other liabilities................................................................     67.8     99.6
Note payable to affiliate.............................................................................     42.2     44.6
Deferred federal income taxes (Note 8)................................................................    142.6     85.0
Separate account liabilities..........................................................................  2,911.3  3,589.0
                                                                                                       -------- --------
       Total liabilities..............................................................................  5,044.7  5,321.7
Commitments and contingencies (Note 12)...............................................................
Common stock $1.00 par value; 5.0 million shares authorized, 2.5 million shares issued and outstanding      2.5      2.5
Capital in excess of par..............................................................................    499.7    349.7
Retained earnings.....................................................................................    113.0    130.1
Accumulated other comprehensive income................................................................     24.7      4.7
                                                                                                       -------- --------
       Total shareholder's equity.....................................................................    639.9    487.0
                                                                                                       -------- --------
       Total liabilities and shareholder's equity..................................................... $5,684.6 $5,808.7
                                                                                                       ======== ========

                See accompanying notes to financial statements.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                 Years Ended December 31, 2002, 2001, and 2000

                                                                                                2002    2001   2000
                                                                                               ------  ------ ------
                                                                                                  ($ in millions)
Revenues:
Universal life and investment-type product policy fees........................................ $153.8  $159.7 $158.2
Premiums......................................................................................   89.5    56.3   37.3
Net investment income (Note 4)................................................................  107.5    91.2   90.4
Net realized (losses) gains on investments (Note 4)...........................................  (10.2)    5.3   (5.1)
Other income..................................................................................   16.8    17.9   14.4
                                                                                               ------  ------ ------
                                                                                                357.4   330.4  295.2
                                                                                               ------  ------ ------
Benefits and Expenses:
Benefits to policyholders.....................................................................  127.8    97.9   68.1
Interest credited to policyholders' account balances..........................................   75.8    65.9   62.4
Amortization of deferred policy acquisition costs.............................................   81.8    62.1   48.8
Other operating costs and expenses............................................................   97.1   101.3   88.6
                                                                                               ------  ------ ------
                                                                                                382.5   327.2  267.9
                                                                                               ------  ------ ------
(Loss)/income from continuing operations before income taxes..................................  (25.1)    3.2   27.3
Income tax (benefit)/expense..................................................................   (8.8)    1.4    8.0
                                                                                               ------  ------ ------
(Loss)/income from continuing operations......................................................  (16.3)    1.8   19.3
Discontinued operations: loss from real estate to be disposed of, net of income tax benefit of
  $0.4 million................................................................................   (0.8)     --     --
                                                                                               ------  ------ ------
Net (loss)/income.............................................................................  (17.1)    1.8   19.3
Other comprehensive income, net (Note 4)......................................................   20.0     5.7    6.3
                                                                                               ------  ------ ------
Comprehensive income.......................................................................... $  2.9  $  7.5 $ 25.6
                                                                                               ======  ====== ======



                See accompanying notes to financial statements.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                 Years Ended December 31, 2002, 2001 and 2000

                                                                                          Accumulated
                                                                       Capital               Other         Total
                                                               Common In Excess Retained Comprehensive Shareholder's
                                                               Stock   of Par   Earnings Income/(Loss)    Equity
                                                               ------ --------- -------- ------------- -------------
                                                                                  ($ in millions)
Balance, December 31, 1999....................................  $2.5   $199.7    $109.0      $(7.3)       $303.9
Capital contributions.........................................           50.0                               50.0
Comprehensive income:
 Net income...................................................                     19.3                     19.3
 Other comprehensive income:
   Unrealized gains on investments, net of unrealized losses,
     reclassification adjustments, and taxes (Note 4).........                                 6.3           6.3
                                                                ----   ------    ------      -----        ------
Comprehensive income..........................................                                              25.6
                                                                ----   ------    ------      -----        ------
Balance, December 31, 2000....................................   2.5    249.7     128.3       (1.0)        379.5
Capital contributions.........................................          100.0                              100.0
Comprehensive income:
 Net income...................................................                      1.8                      1.8
 Other comprehensive income:
   Unrealized losses on investments, net of unrealized gains,
     reclassification adjustments, and taxes (Note 4).........                                 5.7           5.7
                                                                ----   ------    ------      -----        ------
Comprehensive income..........................................                                               7.5
                                                                ----   ------    ------      -----        ------
Balance, December 31, 2001....................................   2.5    349.7     130.1        4.7         487.0
Capital contributions.........................................          150.0                              150.0
Comprehensive income:
 Net (loss)...................................................                    (17.1)                   (17.1)
 Other comprehensive income:
   Unrealized losses on investments, net of unrealized gains,
     reclassification adjustments, and taxes (Note 4).........                                20.0          20.0
                                                                ----   ------    ------      -----        ------
Comprehensive income..........................................                                               2.9
                                                                ----   ------    ------      -----        ------
Balance, December 31, 2002....................................  $2.5   $499.7    $113.0      $24.7        $639.9
                                                                ====   ======    ======      =====        ======


                See accompanying notes to financial statements.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                           STATEMENTS OF CASH FLOWS

                 Years Ended December 31, 2002, 2001 and 2000

                                                                                                2002     2001      2000
                                                                                              -------  -------  ---------
                                                                                                    ($ in millions)
Cash flows from operating activities (Note 2):
Net (loss) income............................................................................ $ (17.1) $   1.8  $    19.3
Adjustments to reconcile net income to net cash used in operating activities:
 Interest credited to policyholders' account balances........................................    72.5     64.7       57.5
 Universal life and investment-type product policy fee income................................   (66.9)   (74.6)     (87.0)
 Capitalization of deferred policy acquisition costs.........................................  (172.6)  (157.8)    (130.3)
 Amortization of deferred policy acquisition costs...........................................    81.8     62.1       48.8
 Provision for depreciation and amortization.................................................    (2.0)     5.0       (0.4)
 Provision for deferred federal income taxes.................................................    46.8     33.6       25.6
 Net realized losses/(gains) on investments..................................................    10.2     (5.3)       5.1
 Non-cash distributions from investments.....................................................    (0.5)      --         --
 Change in other assets, accounts payable and other liabilities..............................   (40.6)    39.2      (46.5)
 Change in future policy benefits............................................................    22.8     22.1       11.4
 Change in other policyholders' liabilities..................................................    12.0      8.3       14.9
 Change in current federal income taxes payable..............................................   (19.7)   (13.1)     (12.6)
 Loss on discontinued real estate operations.................................................     1.2       --         --
                                                                                              -------  -------  ---------
Net cash used in operating activities........................................................   (72.1)   (14.0)     (94.2)
                                                                                              -------  -------  ---------
Cash flows from investing activities:
Sales, maturity securities or repayments of:
 Fixed maturity securities...................................................................   258.3    280.9      223.2
 Mortgage loans on real estate...............................................................    48.6     60.3       68.2
 Other invested assets.......................................................................     2.6      0.1        2.3
Acquisitions of investments:
 Fixed maturity securities...................................................................  (505.6)  (371.5)    (170.0)
 Mortgage loans on real estate...............................................................  (276.2)   (76.7)     (19.3)
 Other invested assets.......................................................................    (1.3)    (7.1)      (2.0)
 Policy loans, net...........................................................................    (8.2)    (2.2)     (10.6)
                                                                                              -------  -------  ---------
Net cash (used in)/provided by investing activities.......................................... $(481.8) $(116.2) $    91.8
                                                                                              -------  -------  ---------
Cash flows from financing activities:
Proceeds of demand note payable to affiliate................................................. $ 121.0  $    --  $      --
Repayment of demand note payable to affiliate................................................  (121.0)      --         --
Repayment of note payable to affiliate.......................................................    (2.4)    (2.3)      (2.1)
Receipts from annuity and universal life policies credited to policyholders' account balances   876.8    824.6    1,538.6
Return of policyholders' account balances on annuity policies and universal life policies....  (539.9)  (700.3)  (1,508.2)
Capital contributions........................................................................   150.0      6.0       50.0
                                                                                              -------  -------  ---------
Net cash provided by financing activities....................................................   484.5    128.0       78.3
                                                                                              -------  -------  ---------
Net (decrease)/increase in cash and cash equivalents.........................................   (69.4)    (2.2)      75.9
Cash and cash equivalents, beginning of year.................................................   102.6    104.8       28.9
                                                                                              -------  -------  ---------
Cash and cash equivalents, end of year....................................................... $  33.2  $ 102.6  $   104.8
                                                                                              =======  =======  =========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes................................................................................. $ (36.9) $ (19.1) $    (5.0)
Interest..................................................................................... $   4.1  $   3.1  $     3.3
Schedule of non-cash financing activities:
Capital contribution of bonds from MONY Life................................................. $    --  $  94.1  $      --

                See accompanying notes to financial statements.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                         NOTES TO FINANCIAL STATEMENTS

1.  Organization and Description of Business:

MONY Life Insurance Company of America (the "Company" or "MLOA"), an Arizona stock life insurance company, is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY Life"), formerly The Mutual Life Insurance Company of New York, which converted from a mutual life insurance company to a stock life insurance company on November 16, 1998. MONY Life is a wholly-owned subsidiary of MONY Holdings, LLC. ("MONY Holdings"), a downstream holding company formed by The MONY Group Inc. (the "MONY Group") on February 27, 2002. On April 30, 2002, MONY Group transferred all of its ownership interests in MONY Life to MONY Holdings.

The Company's primary business is to provide life insurance, annuities, and corporate-owned and bank-owned life insurance ("COLI/BOLI") to business owners, growing families, and pre-retirees. The Company distributes its products and services through Retail and Wholesale distribution channels. The Company's Retail distribution channels are comprised of (i) the career agency sales force operated by MONY Life and (ii) Trusted Securities Advisors Corp. ("Trusted Advisors"). The Company's Wholesale channel is comprised of: (i) MONY Partners, a division of MONY Life, and (ii) MONY Life's corporate marketing team which markets COLI/BOLI products. These products are sold in 49 states (not including New York), the District of Columbia and Puerto Rico.

2.  Summary of Significant Accounting Policies:

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates made in conjunction with the preparation of the Company's financial statements include those used in determining: (i) deferred policy acquisition costs, (ii) the liability for future policy benefits, (iii) valuation allowances for mortgage loans and impairment writedowns for other invested assets, (iv) costs associated with contingencies, (v) litigation and restructuring charges and
(vi) income taxes. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods to the current presentation.

Valuation of Investments and Realized Gains and Losses

The Company's fixed maturity securities are classified as available-for-sale and are reported at estimated fair value. The Company's equity securities are comprised of investments in venture capital limited partnerships. The Company's investments in venture capital limited partnerships are accounted for in accordance with the equity method of accounting or at estimated fair value (with changes in fair value recorded in other comprehensive income) depending upon the Company's percentage ownership of the partnership and the date it was acquired. In general, partnership interests acquired after May 18, 1995 are accounted for in accordance with the equity method of accounting if the Company's ownership interest in the partnership exceeds 3 percent, whereas, if the partnership was acquired prior to May 18, 1995, the equity method would be applied only if the Company's ownership interest is 20 percent or greater. In the unlikely event that the Company's ownership interest in a partnership exceeded 50 percent the partnership would be consolidated. In all other circumstances, the Company accounts for its investments in venture capital limited partnerships at estimated fair value. Because the underlying partnerships are required under GAAP to mark their investment portfolios to market and report changes in such market value through their earnings, the Company's earnings will reflect its pro rata share of such mark to market adjustment if it accounts for the partnership investment under the equity method. With respect to partnerships accounted for at fair value, there will be no impact on the Company's earnings until: (i) the underlying investments held by the partnership are distributed to the Company, or (ii) the underlying investments held by the partnership are sold by the partnership and the proceeds distributed to the Company, or (iii) an impairment of the Company's investment in the partnership is determined to exist. Unrealized gains and losses on fixed maturity securities and common stocks are reported as a separate component of other comprehensive income, net of deferred income taxes and an adjustment for the effect on deferred policy acquisition costs that would have occurred if such gains and losses had been realized. The cost of all fixed maturity securities and common stock is adjusted for impairments in value deemed to be other than temporary. These adjustments are

                    MONY LIFE INSURANCE COMPANY OF AMERICA
reflected as realized losses on investments. Realized gains and losses on sales of investments are determined on the basis of specific identification.

Mortgage loans on real estate are stated at their unpaid principal balances, net of valuation allowances. Valuation allowances are established for the excess of the carrying value of a mortgage loan over its estimated fair value when the loan is considered to be impaired. Mortgage loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Estimated fair value is based on either the present value of expected future cash flows discounted at the loan's original effective interest rate, or the loan's observable market price (if considered to be a practical expedient), or the fair value of the collateral if the loan is collateral dependent and if foreclosure of the loan is considered probable. The provision for loss is reported as a realized loss on investment. Loans in foreclosure and loans considered to be impaired, other than restructured loans, are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in investment income in the period received. Interest income on restructured mortgage loans is accrued at the restructured loans' interest rate.

Real estate held for investment, as well as related improvements, is generally stated at cost less depreciation. Depreciation is determined using the straight-line method over the estimated useful life of the asset, which may range from 5 to 40 years. Cost is adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are based on the estimated fair value of the real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Impairment losses on real estate held for investment are reported as realized gains or losses on investments.

Real estate investments meeting the following criteria are classified as "real estate to be disposed of" in the Company's balance sheet and the results therefrom are reported as "Discontinued Operations" in the Company's statement of income and comprehensive income as a result of the Company's adoption in 2002 of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"):

.. Management, having the authority to approve the action, commits the organization to a plan to sell the property.

.. The property is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

.. An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated and are continuing.

.. The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

.. The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value.

.. Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Real estate to be disposed of is carried at the lower of its carrying value at the time of classification as "to be disposed of" or fair value less estimated selling costs.

Policy loans are carried at their unpaid principal balances.

Cash and cash equivalents include cash on hand, amounts due from banks and highly liquid debt instruments with an original maturity of three months or less.

Recognition of Insurance Revenue and Related Benefits

Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenue from these types of products consists of amounts assessed during the period against policyholders' account balances for policy administration charges, cost of insurance and surrender charges, and mortality and expense charges on variable contracts. Policy benefits charged to expense include benefit claims incurred in the period in excess of the related policyholders' account balance.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

Premiums from non-participating term life and annuity policies with life contingencies are recognized as premium income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

Deferred Policy Acquisition Costs ("DPAC")

The costs of acquiring new business, principally commissions, underwriting, agency, and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred.

For universal life products and investment-type products, DPAC is amortized over the expected life of the contracts (ranging from 15 to 30 years) as a constant percentage based on the present value of estimated gross profits expected to be realized over the life of the contracts using the initial locked-in discount rate. For non-participating term policies, DPAC is amortized over the expected life of the contracts (ranging from 10 to 20 years) in proportion to premium revenue recognized. The discount rate for all products is 8%. Estimated gross profits arise principally from investment results, mortality and expense margins and surrender charges.

The Company conducts programs from time to time that allow annuity contractholders to exchange older annuity contracts for new annuity products sold at no cost. The Company has determined that the old and new products are substantially similar and, as such, the Company retains previously recorded DPAC related to the exchanged contract.

DPAC is subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period. The effect on the amortization of DPAC of revisions in estimated experience is reflected in earnings in the period such estimates are revised. In addition, the effect on the DPAC asset that would result from the realization of unrealized gains (losses) is recognized through an offset to Other Comprehensive Income as of the balance sheet date.

Policyholders' Account Balances and Future Policy Benefits

Policyholders' account balances for universal life and investment-type contracts represent an annuity of gross premium payments plus credited interest less expense and mortality charges and withdrawals. The weighted average interest crediting rate for universal life products was approximately 5.6%, 5.9% and 5.9% for the years ended December 31, 2002, 2001 and 2000, respectively. The weighted average interest crediting rate for investment-type products was approximately 4.9%, 5.0%, and 5.2% for each of the years ended December 31, 2002, 2001 and 2000, respectively.

GAAP reserves for non-participating term life policies are calculated using a net level premium method on the basis of actuarial assumptions equal to expected investment yields, mortality, terminations, and expenses applicable at the time the insurance contracts are made, including a provision for the risk of adverse deviation.

Federal Income Taxes

The Company files a consolidated federal income tax return with its parent, MONY Life, and with MONY Life's other life and non-life subsidiaries. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

The method of allocation between the companies is subject to written agreement, approved by the Board of Directors. The allocation of federal income taxes will be based upon separate return calculations with current credit for losses and other federal income tax credits provided to the life insurance members of the affiliated group. Intercompany balances are settled annually in the fourth quarter of the year in which the return is filed.

Reinsurance

The Company has reinsured certain of its life insurance and annuity business with life contingencies under various agreements with other insurance companies. Amounts due from reinsurers are estimated based on assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reserve credits. Gains on reinsurance are deferred and amortized into income over the remaining life of the underlying reinsured contracts.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

In determining whether a reinsurance contract qualifies for reinsurance accounting, Statement of Financial Accounting Standards ("SFAS") No. 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" requires that there be a "reasonable possibility" that the reinsurer may realize a "significant loss" from assuming insurance risk under the contract. In making this assessment, the Company projects the results of the policies reinsured under the contract under various scenarios and assesses the probability of such results actually occurring. The projected results represent the present value of all the cash flows under the reinsurance contract. The Company generally defines a "reasonable possibility" as having a probability of at least 10.0%. In assessing whether the projected results of the reinsured business constitute a "significant loss", the Company considers: (i) the ratio of the aggregate projected loss, discounted at an appropriate rate of interest (the "aggregate projected loss"), to an estimate of the reinsurer's investment in the contract, as hereafter defined, and (ii) the ratio of the aggregate projected loss to an estimate of the total premiums to be received by the reinsurer under the contract discounted at an appropriate rate of interest.

The reinsurer's investment in a reinsurance contract consists of amounts paid to the ceding company at the inception of the contract (e.g. expense allowances and the excess of liabilities assumed by the reinsurer over the assets transferred to the reinsurer under the contract) plus the amount of capital required to support such business consistent with prudent business practices, regulatory requirements, and the reinsurer's credit rating. The Company estimates the capital required to support such business based on what it considers to be an appropriate level of risk-based capital in light of regulatory requirements and prudent business practices.

Separate Accounts

Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent that the value of such assets exceeds the separate account liabilities. Investments held in separate accounts and liabilities of the separate accounts are reported separately as assets and liabilities. Substantially all separate account assets and liabilities are reported at estimated fair value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's statements of income and cash flows. Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues.

Statements of Cash Flows -- Non-cash Transactions

The Company received $94.1 million in bonds and $5.9 million in cash during 2001 as a capital contribution from MONY Life.

New Accounting Pronouncements

On January 1, 2001 the Company adopted FASB SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based on the hedge relationship that exists, if there is one. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133, are required to be reported in earnings. The Company's use of derivative instruments is not significant and accordingly, adoption of the standard did not have a material effect on the Company's financial position or results of operations.

On January 1, 2001 the Company adopted FASB SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125" ("SFAS 140"). SFAS No. 140 specifies the accounting and reporting requirements for securitizations and other transfers of financial assets and collateral, recognition and measurement of servicing assets and liabilities, and the extinguishment of liabilities. Adoption of the new requirements did not have a material effect on the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement establishes a single accounting model for the impairment or disposal of long-lived assets, including assets to be held and used, assets to be disposed of by other then sale, and assets to be disposed of by sale. The provisions of SFAS 144 are effective for the financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within such year, except that assets held for sale as a result of disposal activities initiated prior to the effective date of SFAS 144 may be accounted for in accordance with prior guidance until the end of the fiscal year in which SFAS 144 is effective. SFAS 144 retains

                    MONY LIFE INSURANCE COMPANY OF AMERICA
many of the same provisions as SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). In addition to retaining the SFAS 121 requirements, SFAS 144 requires companies to present the results of operations of components of the entity that are held for sale as discontinued operations in the statements of income and comprehensive income. The Company had real estate that meets the definition of a component of the entity. Substantially all of the Company's real estate to be disposed of resulted from disposal activities initiated prior to the effective date of SFAS
144. The carrying value of real estate to be disposed of at December 31, 2002 was $0.1 million. The Company's pretax loss from real estate to be disposed of for the year ended December 31, 2002, which is reported in the Company's statement of income and comprehensive income as a discontinued operation, was $1.2 million.

Recent Accounting Pronouncements Not Yet Adopted as of December 31, 2002

In January 2003, the SFAS issued SFAS Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation 46"), which represents an interpretation of Accounting Research Bulletin No. 51 ("ARB 51"), "Consolidated Financial Statements". ARB 51 requires that a Company's consolidated financial statements include subsidiaries in which the Company has a controlling financial interest. That requirement usually has been applied to subsidiaries in which the Company has a majority voting interest. However, the voting interest approach is not effective in identifying controlling financial interests in entities (referred to as "variable interest entities") that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. Interpretation 46 provides guidance on identifying variable interest entities and on assessing whether a Company's investment in a variable interest entity requires consolidation thereof. Interpretation 46 is effective immediately for investments made in variable interest entities after January 31, 2003 and it is effective in the first fiscal year or interim period beginning after June 15, 2003 for investments in variable interest entities made prior to February 1, 2003. The adoption of Interpretation 46 is not expected to have a material impact on the Company's earnings or financial position.

3.  Related Party Transactions:

MONY Life has a guarantee outstanding to one state that the statutory surplus of the Company will be maintained at amounts at least equal to the minimum surplus for admission to that state.

The Company has a service agreement with MONY Life whereby MONY Life provides personnel services, employee benefits, facilities, supplies and equipment to the Company to conduct its business. The associated costs related to the service agreement are allocated to the Company based on methods that management believes are reasonable, including a review of the nature of such costs and time studies analyzing the amount of employee compensation costs incurred by the Company. For the years ended December 31, 2002, 2001 and 2000, the Company incurred expenses of $61.8 million, $67.9 million, and $55.9 million, as a result of such allocations. At December 31, 2002 and 2001 the Company had a payable to MONY Life in connection with this service agreement of $17.2 million and $46.6 million, respectively, which is reflected in "Accounts Payable and Other Liabilities" on the Company's balance sheet.

The Company has an investment advisory agreement with MONY Life whereby MONY Life provides investment advisory services with respect to the investment and management of the Company's investment portfolio. The amount of expenses incurred by the Company related to this agreement was $0.7 million, $0.8 million and $0.8 million for each of the years ended December 31, 2002, 2001 and 2000, respectively. In addition, the Company had a payable to MONY Life related to this agreement of approximately $0.1 million and $0.3 million at December 31, 2002 and 2001, respectively, which is included in "Accounts Payable and Other Liabilities" on the Company's balance sheet.

In addition to the agreements discussed above, the Company has various other service and investment advisory agreements with MONY Life and affiliates of the Company. The amount of expenses incurred by the Company related to these agreements was $3.2 million, $3.6 million, and $3.6 million for the years ended December 31, 2002, 2001, and 2000, respectively. In addition, the Company recorded an intercompany payable of $0.4 million and $1.2 million at December 31, 2002 and 2001, respectively, related to these agreements, which is included in "Accounts Payable and Other Liabilities" on the Company's balance sheet.

In 1997, the Company entered into a 17-year lease with the New York City Industrial Development Agency ("NY IDA"). NY IDA issued bonds to the Company, for the benefit of MONY Life's consolidation of site locations to New York City. Debt service under

                    MONY LIFE INSURANCE COMPANY OF AMERICA
the bonds is funded by lease payments by MONY Life to the bond trustee for the benefit of the bondholder. At December 31, 2002, IDA bonds outstanding were $1.3 million. Lease payments for NY IDA were $0.2 million for each of the years ended, December 31, 2002 and 2001.

The Company entered into a modified coinsurance agreement with U.S. Financial Life Insurance Company ("USFL"), an affiliate, effective January 1, 1999, whereby the Company agreed to reinsure 90.0% of all level term life insurance policies written by USFL after January 1, 1999. Effective January 1, 2000, this agreement was amended to reinsure 90.0% of all term life and universal life insurance policies written by USFL after January 1, 2000. A second amendment, effective April 1, 2001, added a new series of term life insurance policies issued by USFL and a DPAC tax provision. Under the agreement, the Company will share in all premiums and benefits for such policies based on the 90% quota share percentage, after consideration of existing reinsurance agreements previously in force on this business. In addition, the Company will reimburse USFL for its quota share of expense allowances, as defined in the agreement. At December 31, 2002 and 2001, the Company recorded a payable of $15.2 million and $9.7 million, respectively, to USFL in connection with this agreement which is included in "Accounts Payable and Other Liabilities" on the Company's balance sheet.

The Company recorded capital contributions from MONY Life of $150.0 million, $100.0 million and $50.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

On March 5, 1999, the Company borrowed $50.5 million from MONY Benefits Management Corp. ("MBMC"), an affiliate, in exchange for a note payable in the same amount. The note bears interest at 6.75% per annum and matures on March 5, 2014. Principal and interest are payable quarterly to MBMC. The carrying value of the note as of December 31, 2002 is $42.2 million.

On May 29, 2002, the Company borrowed $121.0 million from the MONY Group in exchange for a demand note payable in the same amount. The note bore interest at a floating rate equal to Federal Funds Rate +0.15% per annum and had an original maturity date of May 28, 2003. The Company repaid the entire principal outstanding on the demand note plus interest of $1.2 million during the fourth quarter of 2002.

On August 30, 2002, the Company purchased eleven commercial mortgage loans from MONY Life. The purchase price for the mortgages was determined based on fair market value aggregating $148.6 million, which consisted of $146.8 million in principal and $1.8 million in premium. These mortgage loans are included in "Mortgage Loans on Real Estate" on the Company's balance sheet.

4. Investment Income, Realized and Unrealized Investment Gains (Losses), and Other Comprehensive Income:

Net investment income for the years ended December 31, 2002, 2001 and 2000 was derived from the following sources:

                                                           2002  2001  2000
                                                          ------ ----- -----
                                                           ($ in millions)
    Fixed maturity securities............................ $ 87.3 $76.0 $75.0
    Mortgage loans on real estate........................   14.8   8.9  11.2
    Policy loans.........................................    6.3   4.3   4.5
    Other investments (including cash & cash equivalents)    3.0   6.5   4.0
                                                          ------ ----- -----
    Total investment income..............................  111.4  95.7  94.7
    Investment expenses..................................    3.9   4.5   4.3
                                                          ------ ----- -----
    Net investment income................................ $107.5 $91.2 $90.4
                                                          ====== ===== =====

                    MONY LIFE INSURANCE COMPANY OF AMERICA

Net realized gains (losses) on investments for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                                    2002    2001   2000
                                                   ------  -----  -----
                                                      ($ in millions)
        Fixed maturity securities................. $ (7.4) $ 4.7  $(5.3)
        Mortgage loans on real estate.............   (2.2)   0.8    0.1
        Other invested assets.....................   (0.6)  (0.2)   0.1
                                                   ------  -----  -----
        Net realized gains (losses) on investments $(10.2) $ 5.3  $(5.1)
                                                   ======  =====  =====

The net change in unrealized investment gains (losses) represents the only component of other comprehensive income for the years ended December 31, 2002, 2001 and 2000. Following is a summary of the change in unrealized investment gains (losses) net of related deferred income taxes and adjustment for deferred policy acquisition costs (see Note 2), which are reflected in Accumulated Other Comprehensive Income for the periods presented:

                                                                     2002    2001    2000
                                                                    ------  ------  ------
                                                                        ($ in millions)
Change in unrealized gains (losses) on investments, net
Fixed maturity securities.......................................... $ 68.9  $ 23.5  $ 23.4
                                                                    ------  ------  ------
Subtotal...........................................................   68.9    23.5    23.4
Effect on unrealized gains (losses) on investments attributable to:
DPAC...............................................................  (38.1)  (14.7)  (13.9)
Deferred federal income taxes......................................  (10.8)   (3.1)   (3.2)
                                                                    ------  ------  ------
Change in unrealized gains (losses) on investments, net............ $ 20.0  $  5.7  $  6.3
                                                                    ======  ======  ======

The following table sets forth the reclassification adjustments required for the years ended December 31, 2002, 2001 and 2000 to avoid double-counting in comprehensive income items that are included as part of net income for a period that also had been part of other comprehensive income in earlier periods:

                                                                               2002  2001 2000
                                                                              -----  ---- ----
                                                                              ($ in millions)
Reclassification Adjustments
Unrealized gains (losses) on investments..................................... $23.2  $4.5 $4.8
Reclassification adjustment for gains included in net Income.................  (3.2)  1.2  1.5
                                                                              -----  ---- ----
Unrealized gains (losses) on investments, net of reclassification adjustments $20.0  $5.7 $6.3
                                                                              =====  ==== ====

Unrealized gains (losses) on investments reported in the above table for the years ended December 31, 2002, 2001, and 2000, are net of income tax expense (benefit) of $12.5 million, $3.8 million, and $4.1 million, respectively, and $(40.6) million, $(17.4) million, and $(17.0) million, respectively, relating to the effect of such unrealized gains (losses) on DPAC.

Reclassification adjustments reported in the above table for the years ended December 31, 2002, 2001 and 2000 are net of income tax expense (benefit) of $(1.7) million, $(0.7) million, and $(0.8) million, respectively, and $2.5 million, $2.8 million, and $3.2 million, respectively, relating to the effect of such amounts on DPAC.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

5.  Investments:

Fixed Maturity Securities Available-for-Sale

The amortized cost, gross unrealized gains and losses, and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2002 and December 31, 2001 are as follows:

                                                                                          Gross      Gross
                                                                         Amortized     Unrealized  Unrealized     Estimated
                                                                           Cost           Gains      Losses      Fair Value
                                                                     ----------------- ----------- ---------- -----------------
                                                                       2002     2001   2002  2001  2002 2001    2002     2001
                                                                     -------- -------- ----- ----- ---- ----- -------- --------
                                                                                          ($ in millions)
U.S. Treasury securities and obligations of U.S. Government agencies $  187.6 $   56.5 $14.7 $ 1.3 $0.0 $ 0.0 $  202.3 $   57.8
Collateralized mortgage obligations:
  Government agency-backed..........................................     16.6     39.3   1.0   0.8  0.0   0.3     17.6     39.8
  Non-agency backed.................................................     14.5     36.8   0.8   1.2  0.0   0.0     15.3     38.0
Other asset-backed securities:
  Government agency-backed..........................................      0.0      0.0   0.0   0.0  0.0   0.0      0.0      0.0
  Non-agency backed.................................................    138.0    131.9   5.5   4.0  1.2   1.0    142.3    134.9
Public utilities....................................................     83.6     69.1   6.2   2.2  0.6   0.7     89.2     70.6
Foreign Government..................................................      0.0      0.0   0.0   0.0  0.0   0.0      0.0      0.0
Corporate...........................................................    982.7    842.0  66.7  21.8  6.1  10.5  1,043.3    853.3
Affiliates..........................................................      1.3      1.4   0.2   0.1  0.0   0.0      1.5      1.5
                                                                     -------- -------- ----- ----- ---- ----- -------- --------
   Total Bonds......................................................  1,424.3  1,177.0  95.2  31.4  7.9  12.5  1,511.5  1,195.9
Redeemable Preferred Stock..........................................     25.0     25.0   0.9   0.0  0.0   0.0     25.9     25.0
                                                                     -------- -------- ----- ----- ---- ----- -------- --------
   Total............................................................ $1,449.3 $1,202.0 $96.1 $31.4 $7.9 $12.5 $1,537.4 $1,220.9
                                                                     ======== ======== ===== ===== ==== ===== ======== ========

The carrying value of the Company's fixed maturity securities at December 31, 2002 and 2001 is net of cumulative impairment adjustments in value deemed to be "other than temporary" of $13.1 million and $3.5 million, respectively.

At December 31, 2002 and 2001, there were no fixed maturity securities which were non-income producing for the twelve months preceding such dates.

The Company classifies fixed maturity securities which: (i) are in default as to principal or interest payments, (ii) are to be restructured pursuant to commenced negotiations, (iii) went into bankruptcy subsequent to acquisition, or (iv) are deemed to have an "other than temporary impairment" in value, as "problem fixed maturity securities." At December 31, 2002 and 2001, the carrying value of problem fixed maturity securities held by the Company was $71.2 million and $8.7 million, respectively. The Company defines potential problem securities in the fixed maturity category as securities of companies that are deemed to be experiencing significant operating problems or difficult industry conditions. At December 31, 2002 and 2001, the carrying value of potential problem fixed maturity securities held by the Company was $0.0 million and $1.1 million, respectively. In addition, at December 31, 2002 and 2001 the Company had no fixed maturity securities which have been restructured.

The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity dates (excluding scheduled sinking funds) as of December 31, 2002 are as follows:

                                                                    2002
                                                             -------------------
                                                                       Estimated
                                                             Amortized   Fair
                                                               Cost      Value
                                                             --------- ---------
                                                               ($ in millions)
Due in one year or less..................................... $   39.5  $   40.7
Due after one year through five years.......................    495.1     522.4
Due after five years through ten years......................    654.8     707.1
Due after ten years.........................................     90.8      92.0
                                                             --------  --------
       Subtotal.............................................  1,280.2   1,362.2
Mortgage-backed and other asset-backed securities...........    169.1     175.2
                                                             --------  --------
       Total................................................ $1,449.3  $1,537.4
                                                             ========  ========

                    MONY LIFE INSURANCE COMPANY OF AMERICA

Fixed maturity securities that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturity securities may differ from contractual maturity securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from the sale of fixed maturity securities during 2002, 2001 and 2000 were $82.8 million, $84.5 million, and $40.9 million, respectively. Gains of $4.8 million, $4.1 million, and $0.5 million, and losses of $1.0 million, $0.0 million, and $2.1 million were realized on these sales in 2002, 2001, and 2000, respectively.

6.  Mortgage Loans On Real Estate:

Mortgage loans on real estate at December 31, 2002 and 2001 consist of the following:

                                                              2002    2001
                                                             ------  ------
                                                             ($ in millions)
Commercial mortgage loans................................... $275.4  $ 61.2
Agricultural mortgage loans.................................   86.2    73.0
                                                             ------  ------
Total loans.................................................  361.6   134.2
Less: valuation allowances..................................   (3.7)   (1.4)
                                                             ------  ------
Mortgage loans, net of valuation allowances................. $357.9  $132.8
                                                             ======  ======

An analysis of the valuation allowances on mortgage loans on real estate for 2002, 2001 and 2000 is as follows:

                                                             2002  2001   2000
                                                             ---- -----  -----
                                                              ($ in millions)
Balance, beginning of year.................................. $1.4 $ 1.4  $ 2.3
Increase (decrease) in allowance............................  2.3   0.2   (0.3)
Reduction due to pay-downs, pay-offs, and sales.............  0.0   0.0   (0.6)
Transfers to real estate....................................  0.0  (0.2)   0.0
                                                             ---- -----  -----
Balance, end of year........................................ $3.7 $ 1.4  $ 1.4
                                                             ==== =====  =====

At December 31, 2002 and 2001 the Company had no impaired mortgage loans with valuation allowances.

Impaired mortgage loans that do not have valuation allowances are loans where the net present value of the expected future cash flows related to the loan or the fair value of the collateral equals or exceeds the recorded investment in the loan. Such loans primarily consist of restructured loans or loans on which impairment writedowns were taken prior to the adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan".

During 2002, 2001 and 2000, the Company recognized $0.3 million, $0.5 million, and $0.7 million, respectively, of interest income on impaired loans.

At December 31, 2002 and 2001, there were $0.0 million and $0.9 million mortgage loans which were non-income producing for the twelve months preceding such dates.

7.  Deferred Policy Acquisition Costs:

Policy acquisition costs deferred and amortized in 2002, 2001 and 2000 are as follows:

                                                              2002    2001    2000
                                                             ------  ------  ------
                                                                 ($ in millions)
Balance, beginning of year.................................. $564.6  $483.5  $406.4
Costs deferred during the year..............................  172.6   157.8   139.8
Amortized to expense during the year........................  (81.8)  (62.1)  (48.8)
Effect on DPAC from unrealized losses (see Note 2)..........  (38.0)  (14.6)  (13.9)
                                                             ------  ------  ------
Balance, end of year........................................ $617.4  $564.6  $483.5
                                                             ======  ======  ======

                    MONY LIFE INSURANCE COMPANY OF AMERICA

8.  Federal Income Taxes:

The Company files a consolidated federal income tax return with MONY Life and MONY Life's other subsidiaries. Federal income taxes have been calculated in accordance with the provisions of the Internal Revenue Code of 1986, as amended. A summary of the Federal income tax expense (benefit) is presented below:

                                                              2002    2001    2000
                                                             ------  ------  ------
                                                                 ($ in millions)
Federal income tax expense (benefit):
   Current.................................................. $(56.0) $(32.2) $(17.6)
   Deferred.................................................   47.2    33.6    25.6
                                                             ------  ------  ------
Federal income tax (benefit) expense before discontinued
  operations................................................   (8.8)    1.4     8.0
                                                             ------  ------  ------
   Discontinued operations..................................   (0.4)     --      --
                                                             ------  ------  ------
       Total................................................ $ (9.2) $  1.4  $  8.0
                                                             ======  ======  ======

Federal income taxes reported in the statements of income may be different from the amounts determined by multiplying the earnings before federal income taxes by the statutory federal income tax rate of 35.0%. The sources of the difference and the tax effects of each are as follows:

                                                              2002  2001  2000
                                                             -----  ---- -----
                                                              ($ in millions)
Tax at statutory rate....................................... $(8.7) $1.4 $ 9.6
Dividends received deduction................................  (1.0)  0.0  (1.7)
Other.......................................................   0.9   0.0   0.1
                                                             -----  ---- -----
Provision for income taxes before discontinued operations... $(8.8) $1.4 $ 8.0
                                                             =====  ==== =====

The Company's federal income tax returns for years through 1993 have been examined by the Internal Revenue Service ("IRS"). No material adjustments were proposed by the IRS as a result of these examinations. In the opinion of management, adequate provision has been made for any additional taxes which may become due pending the outcome of IRS examinations.

The components of deferred tax liabilities and (assets) at December 31, 2002 and 2001 are as follows:

                                                        2002    2001
                                                       ------  ------
                                                       ($ in millions)
         Deferred policy acquisition costs............ $178.0  $164.1
         Accrued expenses.............................   (0.1)    1.0
         Deferred compensation........................    0.2     0.2
         Other, net...................................   10.6     0.6
                                                       ------  ------
            Total deferred tax liabilities............  188.7   165.9
                                                       ------  ------
         Policyholder and separate account liabilities  (80.7)  (96.8)
         Real estate and mortgages....................   (2.2)   (0.3)
         Fixed maturity securities....................   36.8    16.2
                                                       ------  ------
            Total deferred tax (assets)...............  (46.1)  (80.9)
                                                       ------  ------
            Net deferred tax liability................ $142.6  $ 85.0
                                                       ======  ======

The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

9.  Estimated Fair Value of Financial Instruments:

The estimated fair values of the Company's financial instruments approximate their carrying amounts except for mortgage loans, long-term debt and investment-type contracts. The methods and assumptions utilized in estimating the fair values of the Company's financial instruments are summarized as follows:

Fixed Maturity Securities

The estimated fair values of fixed maturity securities are based upon quoted market prices, where available. The fair values of fixed maturity securities not actively traded and other non-publicly traded securities are estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market interest rate commensurate with the credit quality and term of the investments.

Mortgage Loans on Real Estate

The fair values of mortgage loans are estimated by discounting expected future cash flows, using current interest rates for similar loans to borrowers with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. The fair value of mortgages in process of foreclosure is the estimated fair value of the underlying collateral. At December 31, 2002 and 2001 the fair value of mortgage loans was $394.8 million and $138.3 million, respectively.

Policy Loans

Policy loans are an integral component of insurance contracts and have no maturity dates. Management has determined that it is not practicable to estimate the fair value of policy loans.

Long-term Debt

The fair value of long-term debt is determined based on contractual cash flows discounted at markets rates.

Separate Account Assets and Liabilities

The estimated fair value of assets held in Separate Accounts is based on quoted market prices.

Investment-Type Contracts

The fair values of annuities are based on estimates of the value of payments available upon full surrender. The carrying value and fair value of annuities at December 31, 2002 were $769.9 million and $748.3 million, respectively. The carrying value and fair value of annuities at December 31, 2001 were $559.4 million and $549.6 million, respectively.

10.  Reinsurance:

Life insurance business is primarily ceded on a yearly renewable term basis under various reinsurance contracts except for the level term product, which utilizes a coinsurance agreement. The Company's general practice is to retain no more than $4.0 million of risk on any one person for individual products and $6.0 million for last survivor products.

The following table summarizes the effect of reinsurance for the years indicated:

                                                                    2002    2001   2000
                                                                   ------  -----  -----
                                                                      ($ in millions)
Direct premiums................................................... $ 39.8  $24.4  $13.2
Reinsurance assumed...............................................   63.9   41.4   29.8
Reinsurance ceded.................................................  (14.2)  (9.5)  (5.7)
                                                                   ------  -----  -----
   Net premiums................................................... $ 89.5  $56.3  $37.3
                                                                   ======  =====  =====
Universal life and investment type product policy fee income ceded $ 26.3  $23.1  $20.3
                                                                   ======  =====  =====
Policyholders' benefits ceded..................................... $ 32.2  $26.9  $19.7
                                                                   ======  =====  =====
Policyholders' benefits assumed................................... $ 24.7  $14.8  $ 5.5
                                                                   ======  =====  =====

                    MONY LIFE INSURANCE COMPANY OF AMERICA

The Company is primarily liable with respect to ceded insurance should any reinsurer be unable to meet its obligations under these agreements. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

The Company's retention limits on new business is $4.0 million for any one person for individual products, and $6.0 million for last survivor products.

11.  Securities Lending and Concentration of Credit Risk:

Securities Lending Risk

Pursuant to a securities lending agreement with a major financial institution, the Company from time to time lends securities to approved borrowers. At December 31, 2002 and 2001, securities loaned by the Company under this agreement had a carrying value of approximately $186.8 million and $78.4 million, respectively. The minimum collateral on securities loaned is 102% of the market value of the loaned securities. Such securities are marked to market on a daily basis and the collateral is correspondingly increased or decreased.

Concentration of Credit Risk

At December 31, 2002 and 2001, the Company had no single investment or series of investments with a single issuer (excluding U.S. Treasury securities and obligations of U.S. government agencies) exceeding 1.1% and 1.3% of total cash and invested assets, respectively.

The Company's fixed maturity securities are diversified by industry type. The industries (excluding U.S. Treasury securities and obligations of U.S. government agencies) that comprise 10% or more of the carrying value of the fixed maturity securities at December 31, 2002 are consumer goods and services of $351.3 million (22.9%), and non-government asset/mortgage backed securities of $157.6 million (10.2%). At December 31, 2001, the industries (excluding U.S. Treasury securities and obligations of U.S. government agencies) that comprise 10% or more of the carrying value were consumer goods and services of $298.1 million (24.4%) and asset/mortgage backed securities of $212.9 million (17.4%).

The Company holds below investment grade fixed maturity securities with a carrying value of $245.1 million at December 31, 2002. These investments consist mostly of privately issued bonds which are monitored by the Company through extensive internal analysis of the financial condition of the issuers and which generally include protective debt covenants. At December 31, 2001, the carrying value of the Company's investments in below investment grade fixed maturity securities amounted to $155.9 million.

The Company has investments in commercial and agricultural mortgage loans. The locations of properties collateralizing mortgage loans at December 31, 2002 and 2001 are as follows:

                                       2002          2001
                 -                 ------------  ------------
                                         ($ in millions)
                 Geographic Region
                 West............. $103.6  28.9% $ 43.2  32.5%
                 Southeast........   54.8  15.3    29.6  22.3
                 Mountain.........   40.4  11.3    21.5  16.2
                 Southwest........   42.2  11.8    19.7  14.8
                 Midwest..........   43.9  12.3    13.1   9.9
                 Northeast........   73.0  20.4     5.7   4.3
                                   ------ -----  ------ -----
                        Total..... $357.9 100.0% $132.8 100.0%
                                   ====== =====  ====== =====

The states with the largest concentrations of mortgage loan investments at December 31, 2002 are: California, $51.8 million (14.5%); New York, $46.1 million (12.9%); Washington, $43.7 million (12.2%); District of Columbia, $31.8 million (8.9%); Pennsylvania, $27.1 million (7.6%); Colorado, $18.6 million (5.2%); Texas, $17.8 million (5.0%); and Missouri, $16.7 million (4.7%).

                    MONY LIFE INSURANCE COMPANY OF AMERICA

As of December 31, 2002 and 2001, the mortgage loan portfolio by property type is as follows:

                                        2002          2001
                                    ------------  ------------
                                          ($ in millions)
                Property Type
                Agricultural....... $ 85.7  24.0% $ 72.3  54.4%
                Office buildings...  173.2  48.3    28.9  21.8
                Hotel..............   17.5   4.8    17.7  13.3
                Industrial.........   37.0  10.4     9.6   7.2
                Retail.............    7.0   2.0     0.0   0.0
                Other..............   36.2  10.1     2.9   2.2
                Apartment buildings    1.3   0.4     1.4   1.1
                                    ------ -----  ------ -----
                       Total....... $357.9 100.0% $132.8 100.0%
                                    ====== =====  ====== =====

12.  Commitments and Contingencies:

(i) Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY Life and MLOA alleging that they engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (e.g., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY Life and MLOA from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY Life and MLOA have denied any wrongdoing and asserted numerous affirmative defenses.

On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY Life and MLOA and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY Life and MLOA filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

On October 21, 1997, the New York State Supreme Court granted MONY Life's and MLOA's motion for summary judgment and dismissed all claims filed in the Goshen case. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only. On July 2, 2002, the New York Court of Appeals affirmed the New York State Supreme Court's decision limiting the class to New York purchasers. In addition, the New York State Supreme Court has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. MONY Life and MLOA intend to defend themselves vigorously against the sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on them.

(ii) In July 2002, pursuant to a jury verdict, the Company was found liable and ordered to pay a former joint venture partner some of the proceeds distributed to the Company from the disposition of a real estate asset in 1999, which was formerly owned by the

                    MONY LIFE INSURANCE COMPANY OF AMERICA
joint venture. As a result of the verdict, which the Company is appealing, the Company recorded a charge aggregating $0.8 million pre-tax in its results of operations for the quarter ended June 30, 2002. Approximately, $0.4 million of this charge is reflected in the income statement caption entitled "net realized losses" because it represents the return of proceeds originally included in the determination of the realized gain recognized by the Company in 1999 upon receipt of the aforementioned distribution. The balance of the charge, which is reflected in the income statement caption entitled "other operating costs and expenses" represents management's best estimate of the interest that the court will require the Company to pay its former joint venture partner, as well as legal costs.

In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings (some of which involved demands for unspecified damages) in connection with its business. In the opinion of management of the Company, resolution of contingent liabilities, income taxes and other matters will not have a material adverse effect on the Company's results of operations.

At December 31, 2002, the Company had commitments to issue $0.8 million fixed and floating rate commercial mortgages ranging from 4.09% to 7.68%, and $5.3 million of fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rates on such loans range from approximately 6.25% to 6.55%.

13.  Statutory Financial Information and Regulatory Risk-Based Capital:

The statutory net loss reported by the Company for the years ended December 31, 2002, 2001 and 2000 was $91.9 million, $64.9 million, and $35.9 million, respectively. The statutory surplus of the Company as of December 31, 2002 and 2001 was $246.1 million and $189.4 million, respectively.

14.  Reorganization and Other Charges:

During the fourth quarter of 2002 and 2001, the Company recorded Reorganization and Other charges aggregating approximately $1.6 million and $20.7 million, respectively. Of these charges, $1.6 million and $6.8 million, respectively, met the definition of "restructuring charges" as defined by Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The 2002 reorganization charge consisted of severance and related benefits resulting from headcount reductions in MONY Life's home office and career agency system, as well as losses from abandonment of certain leased offices and equipment. The 2001 reorganization charge consisted of severance and related benefits of $7.4 million resulting from headcount reductions in MONY Life's home office and career agency system, and $7.4 million of other miscellaneous items. The balance of the charge in 2001, $5.9 million, was unrelated to the reorganization activities and consisted of: (i) impairments of certain invested assets and valuation related write-downs of private equity securities held in the Company's equity method venture capital portfolio, (ii) write-downs of certain information technology assets, and (iii) other miscellaneous items.

The following tables summarize the components of the aforementioned charges recorded during 2002 and 2001, respectively:

                                                          Net Realized
    2002                                        Operating    Losses    Total
    ----                                        --------- ------------ -----
                                                      ($ in millions)
    Reorganization Charges (1):
    Severance benefits.........................   $1.3        $--      $1.3
    Leased offices.............................    0.3         --       0.3
                                                  ----        ---      ----
           Total -- Reorganization Charges.....   $1.6        $--      $1.6
                                                  ====        ===      ====

----------
(1)All of the reorganization charges recorded in 2002 meet the definition of "restructuring charges" as defined by EITF 94-3.

                    MONY LIFE INSURANCE COMPANY OF AMERICA

                                                                Net Realized
2001                                                  Operating    Losses    Total
----                                                  --------- ------------ -----
                                                            ($ in millions)
Reorganization Charges:
Severance benefits and incentive compensation (1)....   $ 7.4       $ --     $ 7.4
Leased offices (1)...................................     1.4         --       1.4
Deferred policy acquisition costs....................     3.5         --       3.5
Other................................................     2.5         --       2.5
                                                        -----       ----     -----
       Subtotal -- Reorganization Charges............    14.8         --      14.8

Other Charges:
Asset Impairments and Valuation Related Write-downs..      --        2.5       2.5
Benefits to policyholders............................     2.1         --       2.1
Information technology assets........................     1.0         --       1.0
Other................................................     0.3         --       0.3
                                                        -----       ----     -----
       Subtotal -- Other Charges.....................     3.4        2.5       5.9
                                                        -----       ----     -----
       Total -- Reorganization and Other Charges.....   $18.2       $2.5     $20.7
                                                        =====       ====     =====

----------
(1)Severance benefits aggregating $5.4 million and lease abandonment charges aggregating $1.4 million meet the definition of "restructuring charges" as defined by EITF 94-3.

All charges referred to as Reorganization Charges included in the table above, except $3.5 million related to deferred policy acquisition costs in 2001, are included in "Other Operating Costs and Expenses" in the Company's income statement for the year ended December 31, 2001.

Set forth below is certain information regarding the liability recorded in connection with the Company's restructuring actions during 2002 and 2001, as well as the changes therein. Such liability is reflected in Accounts Payable and Other Liabilities on the Company's consolidated statements of financial position.

                                          December 31,           Cash   December 31,
                                              2001     Charges Payments     2002
                                          ------------ ------- -------- ------------
                                                       ($ in millions)
Restructuring Charges Liability:
Severance benefits.......................     $0.0      $1.3    $(0.1)      $1.2
Other restructure charges................      1.4       0.3     (0.4)       1.3
                                              ----      ----    -----       ----
   Total Restructuring Charges Liability.     $1.4      $1.6    $(0.5)      $2.5
                                              ====      ====    =====       ====

15.  Subsequent Event (Unaudited)

In March 2003, litigation relating to the disposition of a real estate asset discussed in Note 12(ii) was settled for approximately $0.2 million less than the 2002 charge. Accordingly, during the first quarter of 2003 the Company will reverse such over-accrual to income.

                                    PART C

                               OTHER INFORMATION

   Item 27.  Exhibits

1.Board of Directors Resolutions.

 a)Resolution of the Board of Directors of MONY Life Insurance Company of America authorizing establishment of MONY America Variable Account L (1)

2.Custodian Agreements. Not applicable.

3.Underwriting Contracts.

 a)Underwriting Agreement among MONY Life Insurance Company of America, MONY Series Fund, Inc. and MONY Securities Corp. (2)

 b)Proposed specimen agreement between MONY Securities Corp. and registered representatives (2)

 c)Specimen commission schedule (Career Contract Schedule) (3)

4.Contracts.


 a)Specimen form of policy (9)



 b)Form of Term Life Term Rider (4)



 c)Form of Additional Term Life Insurance Rider (4)



 d)Form of Enhanced Maturity Extension Rider (4)



 e)Form of Maturity Extension Rider (4)



 f)Form of Spouse's Yearly Renewable Term Rider (4)



 g)Form of Accidental Death and Dismemberment Rider (4)



 h)Form of Purchase Option Rider (4)



 i)Form of Waiver of Monthly Deduction Rider (4)



 j)Form of Waiver of Specified Premiums Rider (4)



 k)Form of Accelerated Death Benefit Rider (4)



 l)Form of Children's Term Life Insurance Rider (4)


5.Applications.


 a)Specimen application form for New Business Life Application Form No. Lifeapp-GV(9)



 b)Application Supplement (9)



 c)Spouse Term Rider Supplement (9)



 d)Term Conversion/Purchase Option Supplement (9)



 e)Substance Usage Supplement (9)



 f)Aviation Supplement (9)



 g)Avocation Supplement (9)



 h)Children's Term Rider Supplement (9)



 i)Foreign Residence and Travel Supplement (9)



 j)Financial Supplement (9)

6.Depositor's Certificate of Incorporation and By-Laws.

 a)Articles of Incorporation and By-Laws of MONY Life Insurance Company of America (2)


7.Reinsurance Contracts.



 a)Automatic Bulk YRT Non-Refund Agreement among MONY Life Insurance Company, MONY Life Insurance Company of America and Allianz Life Insurance Company of North America (7)


8.Participation Agreements.

 a)Participation Agreement among The Alger American Fund, MONY Life Insurance Company of America and Fred Alger & Company, Incorporated (6)


  (1)Amendment (9)


 b)Participation Agreement among Enterprise Accumulation Trust, MONY Life Insurance Company of America and MONY Life Insurance Company (5)




 c)Participation Agreement between Janus Aspen Series Fund, Inc. and MONY Life Insurance Company of America (6)



  (1)Amendment (9)



 d)Participation Agreement among Lord Abbett Series Fund, Inc., Lord Abbett Distributor LLC and MONY Life Insurance Company of America (6)



 e)Participation Agreement among MFS Variable Insurance Trust, MONY Life Insurance Company of America and Massachusetts Financial Services Co. (6)



  (1)Amendment (9)



 f)Participation Agreement between PBHG Insurance Series Fund and MONY Life Insurance Company of America (7)



 g)Participation Agreement among PIMCO Variable Insurance Trust, MONY Life Insurance Company of America and PIMCO Funds Distributors LLC (6)



 h)Participation Agreement among Morgan Stanley Dean Witter Universal Funds, Inc., Morgan Stanley Dean Witter Investment Management, Inc., Miller Anderson & Sherrerd LLP and MONY Life Insurance Company of America (6)



  (1)Amendment (9)



 i)Participation Agreement among AIM Variable Insurance Funds, AIM Distributors, Inc., MONY Life Insurance Company of America and MONY Securities Corporation (9)



 j)Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America and MONY Securities Corporation (9)



 k)Participation Agreement among Oppenheimer Variable Account Funds, Oppenheimer, Inc. and MONY Life Insurance Company of America (9)



 l)Form of specimen participation agreement for MONY Life Insurance Company and MONY Life Insurance Company of America with Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Life and Annuity Index fund, inc. (d/b/a Dreyfus Stock index Fund), and Dreyfus Investment Portfolios (8)



  (1)Amendment (8)


9.Administrative Contracts.

 a)Services Agreement between The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (2)

10.Other Material Contracts. Not applicable.

11.Legal Opinion.


 a)Opinion and consent of Arthur D. Woods, Esq. (9)



 b)Opinion and consent of Robert Levy, Esq. (9)


12.Actuarial Opinion.


 a)Opinion and consent of Pamela Duffy (9)



13.Calculations. (9)


14.Other Opinions.


 a)Consent of PricewaterhouseCoopers LLP (9)


15.Omitted Financial Statements. No financial statements are omitted from Item
   24.

16.Initial Capital Agreements. Not applicable.

17.Redeemability Exemption. (7)

18.Powers of Attorney.

 a)Power of Attorney of Michael I. Roth, Director, Chairman of the Board and Chief Executive Officer (1)

 b)Power of Attorney of Samuel J. Foti, Director, President and Chief Operating Officer (1)

 c)Power of Attorney of Kenneth M. Levine, Director and Executive Vice President (1)

 d)Power of Attorney of Richard Daddario, Director, Vice President and Controller (1)

 e)Power of Attorney of Michael Slipowitz, Director, Vice President and Actuary
   (1)

 f)Power of Attorney of Richard E. Connors, Director and Vice President (4)

 g)Power of Attorney of Margaret G. Gale, Director and Vice President (1)

 h)Power of Attorney of Steve G. Orluck, Director and Vice President (1)

 i)Power of Attorney of Evelyn L. Peos, Director and Vice President (1)

 j)Power of Attorney of Arnold B. Brousell, Vice President, Controller and Chief Accounting Officer (2)
----------

(1)Incorporated herein by reference to the initial registration statement on Form N-6 (File No. 333-102233) filed on December 27, 2002.

(2)Incorporated herein by reference to post-effective amendment no. 22 to the registration statement on Form N-6 (File No. 333-06071) filed on April 30, 2003.

(3)Incorporated herein by reference to pre-effective amendment no. 1 to the registration statement on Form S-6 (File No. 333-72596) filed on December 7, 2001.

(4)Incorporated herein by reference to post-effective amendment no. 3 to the registration statement on Form N-6 (File No. 333-72596) filed on March 3, 2003.

(5)Incorporated herein by reference to post-effective amendment no. 7 to the registration statement on Form N-4 (File No. 333-72259) filed on April 18, 2001.

(6)Incorporated herein by reference to post-effective amendment no. 21 to the registration statement on Form S-6 (File No. 333-06071) filed on May 31, 2002.


(7)Incorporated herein by reference to post-effective amendment no. 4 to registration statement on Form N-6 (File No. 333-72596) filed on April 30, 2003.



(8)Incorporated herein by reference to pre-effective amendment no. 1 to the
   registration statement on Form N-6 (File No. 333-104156) filed on May   ,
   2003



(9)Filed herewith.

   Item 28.  Directors and Officers of the Depositor


Name and Principal Business Address*             Position and Offices with Depositor
------------------------------------             -----------------------------------

         Michael I. Roth............
                                     Director, Chairman of the Board and Chief Executive Officer

         Samuel J. Foti.............
                                     Director, President and Chief Operating Officer

         Kenneth M. Levine..........
                                     Director and Executive Vice President

         Richard Daddario...........
                                     Director, Vice President and Controller

         Michael Slipowitz..........
                                     Director, Vice President and Actuary

         Jay M. Cohen...............
                                     Vice President--Chief Compliance Officer

         Richard E. Connors.........
                                     Director and Vice President

         Margaret G. Gale...........
                                     Director and Vice President

         Steven G. Orluck...........
                                     Director and Vice President

         Evelyn L. Peos.............
                                     Director and Vice President

         Arnold B. Brousell.........
                                     Vice President, Controller and Chief Accounting Officer

         Sam Chiodo.................
                                     Vice President--Corporate & Strategic Marketing

         William D. Goodwin.........
                                     Vice President

         David S. Waldman...........
                                     Secretary

         David V. Weigel............
                                     Treasurer

----------
* Principal business address is c/o MONY Life Insurance Company of America, 1740 Broadway, New York, New York, 10019.

   Item 29. Persons Controlled by or Under Common Control With the Depositor or Registrant

   No person is directly or indirectly controlled by the Registrant. The Registrant is a separate account of MONY Life Insurance Company of America, a wholly-owned subsidiary of MONY Life Insurance Company ("MONY").

   The following is a table showing all corporations directly or indirectly controlled by or under common control with MONY Life Insurance Company of America, showing the state or other sovereign power under the laws of which each is organized and the percentage ownership of voting securities giving rise to the control relationship.

                                             Percent Of Voting Securities
             Name               Jurisdiction            Owned                Principal Business
             ----               ------------ ----------------------------    ------------------
The MONY Group Inc.               Delaware                                Insurance Holding Company
MONY Life Insurance Company       New York     100% owned by MONY         Insurance
                                               Group Inc.
The Advest Group, Inc.            Delaware     100% owned by MONY         Life Insurance
                                               Group Inc.
Lebenthal & Co., Inc. Municipal   New York     100% indirectly owned by   Securities
  Securities                                   MONY Group Inc.
MONY Life Insurance Company of    Arizona      100% indirectly owned by   Life Insurance
  America                                      MONY Group Inc.
Sagamore Financial Corporation      Ohio       100% indirectly owned by   Insurance Holding Company
                                               MONY Group Inc.

                                               Percent Of Voting Securities
              Name               Jurisdiction             Owned               Principal Business
              ----               ------------  ----------------------------   ------------------
Matrix Capital Markets Group,      Virginia      100% owned by MONY         Business Brokerage
  Inc.                                           Group Inc.
PCP Benefit Plans, Ltd.            New York      100% owned by MONY         Insurance
                                                 Group Inc.
MONY Series Fund, Inc.             Maryland      100% owned by MONY         Mutual Funds
                                                 Group Inc.
Enterprise Accumulation Trust    Massachusetts   100% indirectly owned by   Mutual Funds
                                                 MONY Group Inc.
U.S. Financial Life Insurance        Ohio        100% indirectly owned by   Insurance
  Company                                        MONY Group Inc.
Financial Marketing Agency, Inc.     Ohio        99% indirectly owned by    Insurance Distribution
                                                 MONY Group Inc.
Matrix Private Equities, Inc.      Virginia      100% owned by MONY         Investments
                                                 Group Inc.
MONY International Holdings,       Delaware      100% indirectly owned by   Holding Company
  Inc.                                           MONY Group Inc.
MONY Asset Management, Inc.        Delaware      100% indirectly owned by   Investments
                                                 MONY Group Inc.
MONY Capital Management,           Delaware      100% indirectly owned by   Investments
  Inc.                                           MONY Group Inc.
MONY Agricultural Investment       Delaware      100% indirectly owned by   Agricultural Investment
  Advisers, Inc.                                 MONY Group Inc.
MONY Realty Capital, Inc.          Delaware      100% indirectly owned by   Real Estate
                                                 MONY Group Inc.
MONY Life Insurance Company         Cayman       100% indirectly owned by   Life Insurance
  of the Americas, Ltd              Islands      MONY Group Inc.
MONY Bank & Trust Company           Cayman       100% indirectly owned by   Banking
  of the Americas, Ltd.             Islands      MONY Group Inc.
MONY Consultoria e                  Brazil       100% indirectly owned by   Insurance
  Corretagem de Seguros Ltda.                    MONY Group Inc.
MONY International Life            Argentina     100% indirectly owned by   Insurance
  Insurance Co. Seguros de Vida                  MONY Group Inc.
  S.A.
MONY Securities Corporation        New York      100% indirectly owned by   Broker-Dealer
                                                 MONY Group Inc.
1740 Advisers, Inc.                New York      100% indirectly owned by   Investments
                                                 MONY Group Inc.
MONY Assets Corp.                  New York      100% indirectly owned by   Investments
                                                 MONY Group Inc.
Enterprise Capital Management,      Georgia      100% indirectly owned by   Mutual Fund
  Inc.                                           MONY Group Inc.
MONY Realty Partners, Inc.         Delaware      100% indirectly owned by   Real Estate
                                                 MONY Group Inc.
1740 Ventures, Inc.                New York      100% indirectly owned by   Investments
                                                 MONY Group Inc.

                                                 Percent Of Voting Securities
               Name                Jurisdiction             Owned                Principal Business
               ----                ------------  ----------------------------    ------------------
MONY Brokerage, Inc.                 Delaware      100% indirectly owned by   Insurance Distributor
                                                   MONY Group Inc.
Trusted Investment Advisors          Minnesota     100% indirectly owned by   Broker-Dealer
  Corp.                                            MONY Group Inc.
Trusted Insurance Advisors           Minnesota     100% indirectly owned by   Insurance Agency
  General Agency Corp.                             MONY Group Inc.
Trusted Securities Advisors          Minnesota     100% indirectly owned by   Broker-Dealer
  Corp.                                            MONY Group Inc.
MONY Benefits Management             Delaware      100% indirectly owned by   Benefits Manager
  Corp.                                            MONY Group Inc.
Enterprise Fund Distributors, Inc.   Delaware      100% indirectly owned by   Mutual Fund Distributors
                                                   MONY Group Inc.
Trusted Advisors Insurance         Massachusetts   100% indirectly owned by   Insurance
  Agency, Inc.                                     MONY Group Inc.
MONY Benefits Service Corp.          Delaware      100% indirectly owned by   Plan Administration
                                                   MONY Group Inc.
MBI Insurance Agency of               Alabama      100% indirectly owned by   Insurance Distribution
  Alabama, Inc.                                    MONY Group Inc.
MBI Insurance Agency of Ohio,          Ohio        100% indirectly owned by   Insurance Distribution
  Inc.                                             MONY Group Inc.
MBI Insurance Agency of            Massachusetts   100% indirectly owned by   Insurance Distribution
  Massachusetts, Inc                               MONY Group Inc.
MBI Insurance Agency of Texas,         Texas       100% indirectly owned by   Insurance Distribution
  Inc.                                             MONY Group Inc.
MBI Insurance Agency of New         New Mexico     100% indirectly owned by   Insurance Distribution
  Mexico, Inc.                                     MONY Group Inc.
MBI Insurance Agency of             Washington     100% indirectly owned by   Insurance Distribution
  Washington, Inc.                                 MONY Group Inc.

   Item 30.  Indemnification

   Article VI of MONY Life Insurance Company of America's By-Laws provides, in part:

      SECTION 1. The Corporation shall indemnify any existing or former director, officer, employee or agent of the Corporation against all expenses incurred by them and each of them which may arise or be incurred, rendered or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, all subject and pursuant to the provisions of the Articles of Incorporation of this Corporation.

      SECTION 2. The indemnification provided in this By-Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

   Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   Item 31.  Principal Underwriter

   (a) Other Activity. MONY Securities Corporation ("MSC") is the principal underwriter of the Policies as defined in the Investment Company Act of 1940, as amended. MSC also acts as principal underwriter for MONY America Variable Account A, L, and S of MONY Life Insurance Company of America and for MONY Variable Account A, L, and S of MONY Life Insurance Company.

   (b) Management. The following information is furnished with respect to the officers and directors of MSC:

 Name and Principal                                               Positions and Offices
 Business Address*         Positions and Offices with MSC            with Depositor
 -----------------         ------------------------------         ---------------------
Steven G. Orluck.... Director and Chairman of the Board          Vice President
Phillip P. D'Ambrisi Director, President and Chief Executive     n/a
                       Officer
Charles P. Leone.... Director, Senior Vice President and Chief   n/a
                       Compliance Officer

John M. Purcell..... Senior Vice President - Marketing           n/a

Tara Eirich......... Senior Vice President - Operations          n/a

John C. Norton...... Senior Vice President - Compliance          n/a

Timothy Looney...... Senior Vice President - Financial Principal n/a

Chris Adirente...... Vice President - Marketing                  n/a

Maria Dunn.......... Vice President - Operations                 n/a

James Gould......... Vice President                              n/a

Jeff Harrison....... Vice President - Financial Planning         n/a

Robert L. Sansone... Vice President                              n/a

Steve Saperstein.... Vice President - Marketing                  n/a

Tamara L. Bronson... Treasurer                                   Assistant Vice President

Arthur D. Woods..... Secretary                                   n/a

----------
* Principal business address is c/o MONY Life Insurance Company of America, 1740 Broadway, New York, New York 10019.

   (c) Compensation From the Registrant. The following commissions and other compensation were received by each principal underwriter, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

         (1)           (2)              (3)           (4)         (5)
       Name of   Net Underwriting
      Principal   Discounts and   Compensation on  Brokerage
     Underwriter   Commissions      Redemption    Commissions Compensation
     ----------- ---------------- --------------- ----------- ------------

         MSC       $14,206,789           0            N/A         N/A

   Item 32.  Location of Accounts and Records

   All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder are maintained by MONY Life Insurance Company of America, 1740 Broadway, New York, New York 10019 or at its Operations Center at 1 MONY Plaza, Syracuse, New York 13221.

   Item 33.  Management Services

   All management contracts are discussed in Part A or Part B.

   Item 34.  Fee Representation

   MONY Life Insurance Company of America hereby represents that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by MONY Life Insurance Company of America.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, MONY America Variable Account L and MONY Life Insurance Company of America certify that they meet the requirements of the Securities Act for effectiveness of this Registration Statement and have duly caused Pre-Effective Amendment No. 1 to this Registration Statement to be signed on their behalf by the undersigned thereunto duly authorized, in the City of New York and the State of New York, on this 28th day of May, 2003.


                                          MONY AMERICA VARIABLE ACCOUNT L
                                          (Registrant)

                                                             *
                                          By: __________________________________
                                                  Michael I. Roth, Director,
                                                  Chairman of the Board, and
                                                  Chief Executive Officer of
                                                  MONY Life Insurance Company
                                                  of America

                                          MONY LIFE INSURANCE COMPANY OF AMERICA
                                          (Depositor)

                                                             *
                                          By: __________________________________
                                                  Michael I. Roth, Director,
                                                  Chairman of the Board, and
                                                  Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, Pre-Effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on May 28, 2003



        Signature                                  Title
        ---------                                  -----

            *             Director, Chairman of the Board and Chief Executive
-------------------------   Officer
     Michael I. Roth

            *             Director, President, and Chief Operating Officer
-------------------------
     Samuel J. Foti

            *             Director, Executive Vice President and Chief Investment
-------------------------   Officer
    Kenneth M. Levine

            *             Director, Executive Vice President and Chief Financial
-------------------------   Officer
    Richard Daddario

            *             Vice President, Controller and Chief Accounting Officer
-------------------------
   Arnold B. Brousell

            *             Director, Vice President and Actuary
-------------------------
    Michael Slipowitz

            *             Director and Vice President
-------------------------
   Richard E. Connors

            *             Director and Vice President
-------------------------
    Margaret G. Gale

            *             Director and Vice President
-------------------------
    Steven G. Orluck

            *             Director and Vice President
-------------------------
     Evelyn L. Peos

  /s/  DAVID S. WALDMAN
*By: ____________________
    David S. Waldman,
Attorney-in-Fact Pursuant
    to Power of Attorney

                                 EXHIBIT INDEX


Exhibits
--------

   4.a)    Specimen form of policy for flexible premium variable universal life insurance policy

   5.a)    Application for New Business Life Application Form No. Lifeapp-GV

   5.b)    Application Supplement

   5.c)    Spouse Term Rider Supplement

   5.d)    Term Conversion/Purchase Option Supplement

   5.e)    Substance Usage Supplement

   5.f)    Aviation Supplement

   5.g)    Avocation Supplement

   5.h)    Children's Term Rider Supplement

   5.i)    Foreign Residence and Travel Supplement

   5.j)    Financial Supplement

   8.a)(1) Amendment to Participation Agreement with The Alger American Fund

   8.c)(1) Amendment to Participation Agreement with Janus Aspen Series Fund, Inc.

   8.e)(1) Amendment to Participation Agreement with MFS Variable Insurance Trust

   8.h)(1) Amendment to Participation Agreement with Morgan Stanley Dean Witter Universal Funds, Inc.

   8.i)    Participation Agreement with AIM Variable Insurance Funds

   8.j)    Participation Agreement with Franklin Templeton Variable Insurance Products Trust

   8.k)    Participation Agreement with Oppenheimer Variable Account Funds

  11.a)    Opinion and consent of Arthur D. Woods, Esq.

  11.b)    Opinion and consent of Robert Levy, Esq.

  12.a)    Opinion and consent of Pamela Duffy

   13.     Calculations

  14.a)    Consent of PricewaterhouseCoopers LLP